Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

among

KODIAK GAS SERVICES, INC.,

KODIAK GAS SERVICES, LLC,

KICK STOCK MERGER SUB, LLC,

KICK LP MERGER SUB, LLC,

KICK GP MERGER SUB, LLC,

CSI COMPRESSCO LP

and

CSI COMPRESSCO GP LLC

Dated as of December 19, 2023

i

ii

Exhibit A – Form of OpCo Amended and Restated Limited Liability Company Agreement
Exhibit B – Form of Kick Certificate of Designation
Exhibit C – Form of Registration Rights Agreement

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 19, 2023 (the “Execution Date”), by and among Kodiak Gas Services, Inc., a Delaware corporation (“Kick”), Kodiak Gas Services, LLC, a Delaware limited liability company and an indirect wholly owned Subsidiary of Kick (“OpCo”), Kick Stock Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of Frontier Acquisition I, Inc. (a direct wholly owned Subsidiary of Kick) (“Stock Merger Sub”), Kick LP Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of OpCo (“Unit Merger Sub”), Kick GP Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of OpCo (“GP Merger Sub” and, together with Stock Merger Sub and Unit Merger Sub, the “Merger Subs”), CSI Compressco LP, a Delaware limited partnership (the “Partnership”), and CSI Compressco GP LLC, a Delaware limited liability company and general partner of the Partnership (the “General Partner” and, together with the Partnership, the “Burro Parties” and, each individually, a “Burro Party”). Kick, OpCo and the Merger Subs are sometimes hereinafter referred to individually as a “Kick Party” and collectively, the “Kick Parties.” Kick, OpCo, Stock Merger Sub, Unit Merger Sub, GP Merger Sub, the General Partner and the Partnership are sometimes hereinafter referred to individually as a “Party” and collectively, the “Parties.”

W I T N E S S E T H:

WHEREAS, in order to induce the Kick Parties to enter into this Agreement and cause the Mergers and other transactions contemplated hereby to be consummated, (a) certain holders of Partnership Common Units, (b) the holder of the Partnership GP Interest, and (c) the holder of the GP Membership Interests, in each case are executing a voting and support agreement in favor of Kick concurrently with the execution and delivery of this Agreement (together, as may be amended, the “Support Agreements”);

WHEREAS, the board of directors of Kick (the “Kick Board”), by unanimous vote, has (a) determined that it is in the best interests of Kick and its stockholders, and declared it advisable, for Kick to enter into this Agreement and (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers and the issuance of Kick Common Stock pursuant to the Initial LP Merger and the issuance of the OpCo Stapled Units in the GP Merger and the Subsequent LP Merger;

WHEREAS, Kick, as the sole shareholder of Frontier Acquisition I, Inc., a Delaware corporation (“Frontier I”) and Frontier Acquisition II, Inc., a Delaware corporation (“Frontier II”), the members of OpCo, has (a) determined that it is in the best interests of OpCo, and declared it advisable, for OpCo to enter into this Agreement and (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers, the Contribution and the issuance of the Opco Units;

WHEREAS, OpCo, as the sole member of each of GP Merger Sub and Unit Merger Sub, has (a) determined that it is in the best interests of such Merger Subs, and declared it advisable, for such Merger Subs to enter into this Agreement and (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the GP Merger and the Subsequent LP Merger;

WHEREAS, Frontier I, as the sole member of Stock Merger Sub, has (a) determined that it is in the best interests of Stock Merger Sub, and declared it advisable, for Stock Merger Sub to enter into this Agreement and (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Initial LP Merger and the Contribution;

WHEREAS, the board of directors of the General Partner (the “General Partner Board”), by unanimous vote, has in good faith (a) determined that it is in the best interests of the Partnership (and its unitholders) and General Partner (and the holder of the GP Membership Interests) to enter into this Agreement and to proceed with and consummate the Mergers and the other transactions contemplated by the hereby, (b) determined that this Agreement and the transactions contemplated hereby are, (i) with respect to the LP Mergers, in the best interests of the Partnership and the holders of Partnership Common Units and fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership) and (ii) with respect to the GP Merger and the Subsequent LP Merger, in the best interests of the General Partner and the holder of the GP Membership Interests, (c) approved this Agreement and the transactions contemplated hereby, including the Mergers, and (d) directed that (i) this Agreement, the LP Mergers be submitted to a vote of the holders of Partnership Common Units by written consent pursuant to Section 13.11 and Section 14.3(a) of the Partnership LPA and recommended approval of this Agreement and the transactions contemplated hereby, including the LP Mergers, by the holders of Partnership Common Units and (ii) this Agreement and the GP Merger and the Subsequent LP Merger be submitted to a vote of the holder of the GP Membership Interests by written consent pursuant to Section 12.3(a) of the General Partner LLCA and recommended approval of this Agreement and the transactions contemplated hereby, including the GP Merger and the Subsequent LP Merger, by the holder of the GP Membership Interests;

WHEREAS, Spartan, as the holder of 100% of the outstanding GP Membership Interests has (a) determined that it is advisable and in the best interests of the General Partner to enter into this Agreement and (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the GP Merger; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe certain conditions to the Mergers as specified herein.

NOW, THEREFORE, in consideration of the premises set forth above, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

THE TRANSACTIONS

Section 1.1 Transactions.

(a) On the Closing Date, on the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement and in accordance with the Delaware Limited Liability Company Act, as amended (the “DLLCA”) and the Delaware Revised Uniform Limited Partnership Act, as amended (the “DRULPA”), as applicable:

(i) [Reserved];

(ii) at the Initial Effective Time, Stock Merger Sub shall be merged with and into the Partnership (the “Initial LP Merger”), whereupon the separate limited liability company existence of Stock Merger Sub shall cease and the Partnership shall continue as the surviving limited partnership in the Initial LP Merger (“Initial LP Surviving Entity”) and as a result of the Initial LP Merger, including the effects described in Section 2.1, all limited partner interests in the Initial LP Surviving Entity shall be owned by Frontier I and the Electing Unitholders.

(iii) following the Initial Effective Time, pursuant to a contribution agreement reasonably satisfactory to Kick and the Partnership, Kick shall cause Frontier I to contribute the Contributed Units to OpCo, and in exchange therefor, OpCo shall issue to Frontier I a number of OpCo Units equal to the number of shares of Kick Common Stock issued in the Initial LP Merger and the number of shares required to be issued pursuant to Section 2.2(a) (for the avoidance of doubt, after taking into account the provisions addressing the payment of cash in lieu of fractional shares pursuant to Section 2.2(a) and Section 2.4(i) (the “Contribution”).

(iv) Immediately following the Contribution, at the Subsequent Effective Time.

(A) GP Merger Sub shall be merged with and into the General Partner (the “GP Merger”), whereupon the separate limited liability company existence of GP Merger Sub shall cease and the General Partner shall continue as the surviving limited liability company in the GP Merger (the “GP Surviving Entity”) and as a direct wholly owned Subsidiary of OpCo; and

(B) Unit Merger Sub shall be merged with and into the Initial LP Surviving Entity (the “Subsequent LP Merger” and, together with the Initial LP Merger, the “LP Mergers” and the LP Mergers, together with the GP Merger, the “Mergers”), whereupon the separate limited liability company existence of Unit Merger Sub shall cease and the Initial LP Surviving Entity shall continue as the surviving limited partnership in the Subsequent LP Merger (the “Subsequent LP Surviving Entity” and, together with the GP Surviving Entity, the “Surviving Entities” and each a “Surviving Entity”) and as a result of the Subsequent LP Merger, all limited partner interests in the Subsequent LP Surviving Entity shall be owned directly by OpCo and all general partner interests in the Subsequent LP Surviving Entity shall be owned directly by the GP Surviving Entity.

(b) As soon as practicable on the Closing Date, the Partnership shall file with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a certificate of merger (the “Initial LP Certificate of Merger”), executed in accordance with, and containing such information as is required by, the relevant provisions of the DRULPA and the DLLCA in order to effect the Initial LP Merger, and make any other filings or recordings as may be required by Delaware law in connection with the Initial LP Merger. The Initial LP Certificate of Merger shall become effective at the time of filing or at such later time as is agreed to by Kick and the Partnership and set forth in the Initial LP Certificate of Merger in accordance with the relevant provisions of the DLLCA and the DRULPA (such date and time is hereinafter referred to as the “Initial Effective Time”).

(c) As soon as practicable after the Initial Effective Time and the Contribution, (i) the General Partner shall file with the Delaware Secretary of State a certificate of merger (the “GP Certificate of Merger”), executed in accordance with, and containing such information as is required by, the relevant provisions of the DLLCA in order to effect the GP Merger, and make any other filings or recordings as may be required by Delaware law in connection with the GP Merger, and (ii) the Initial LP Surviving Entity shall file with the Delaware Secretary of State a certificate of merger (the “Subsequent LP Certificate of Merger” and, together with the Initial LP Certificate of Merger and the GP Certificate of Merger, the “Certificates of Merger”), executed in accordance with, and containing such information as is required by, the relevant provisions of the DRULPA and the DLLCA in order to effect the Subsequent LP Merger, and make any other filings or recordings as may be required by Delaware law in connection with the Subsequent LP Merger. The GP Certificate of Merger and the Subsequent LP Certificate of Merger shall be filed with the Delaware Secretary of State simultaneously and the Subsequent LP Merger and the GP Merger shall become effective concurrently at the time of filing or at such later time as is agreed to by Kick and the Partnership and set forth in each of the GP Certificate of Merger and Subsequent LP Certificate of Merger in accordance with the relevant provisions of the DLLCA and the DRULPA (such date and time is hereinafter referred to as the “Subsequent Effective Time”).

(d) The effects of the Mergers shall be as provided in this Agreement and in the applicable provisions of the DLLCA and the DRULPA. Without limiting the generality of the foregoing, (i) at the Initial Effective Time, all of the property, rights, privileges, powers and franchises of the Partnership and Stock Merger Sub shall vest in the Initial LP Surviving Entity, and all debts, liabilities and duties of the Partnership and Stock Merger Sub shall become the debts, liabilities and duties of the Initial LP Surviving Entity, all as provided under the DRULPA and the DLLCA, (ii) at the Subsequent Effective Time, all of the property, rights, privileges, powers and franchises of the General Partner and GP Merger Sub shall vest in the GP Surviving Entity, and all debts, liabilities and duties of the General Partner and GP Merger Sub shall become the debts, liabilities and duties of the GP Surviving Entity, all as provided under the DLLCA, and (iii) at the Subsequent Effective Time, all of the property, rights, privileges, powers and franchises of the Initial LP Surviving Entity and Unit Merger Sub shall vest in the Subsequent LP Surviving Entity, and all debts, liabilities and duties of the Initial LP Surviving Entity and Unit Merger Sub shall become the debts, liabilities and duties of the Subsequent LP Surviving Entity, all as provided under the DRULPA and the DLLCA.

Section 1.2 Closing. The closing of the Mergers (the “Closing”) shall take place at 10:00 a.m., Eastern Time, remotely by exchange of documents and signatures (or their electronic counterparts) on the third Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), unless another date, time or place is agreed to in writing by Kick and the Partnership; provided, that in no event shall the Closing occur prior to April 2, 2024 (the period from the date hereof until April 2, 2024, the “Inside Date Period”) unless Kick delivers a written notice to the Partnership stating that the Closing shall occur subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions) on a date specified by Kick on not less than 3 Business Days’ notice (unless such notice is waived by the Partnership) during the Inside Date Period. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3 Governing Documents; Directors and Officers.

(a) Governing Documents of Surviving Entities.

(i) At the Initial Effective Time, by virtue of the Initial LP Merger, the certificate of limited partnership of the Partnership shall continue in effect and shall be the certificate of limited partnership of the Initial LP Surviving Entity from and after the Initial Effective Time until thereafter amended in accordance with the provisions thereof and applicable Law.

(ii) At the Initial Effective Time, by virtue of the Initial LP Merger, the Partnership LPA shall continue in effect and shall be the limited partnership agreement of the Initial LP Surviving Entity from and after the Initial Effective Time until thereafter amended in accordance with the provisions thereof and applicable Law.

(iii) At the Subsequent Effective Time, by virtue of the GP Merger, the certificate of formation of the General Partner shall continue in effect and shall be the certificate of formation of the GP Surviving Entity from and after the Subsequent Effective Time until thereafter amended in accordance with the provisions thereof and applicable Law.

(iv) At the Subsequent Effective Time, by virtue of the GP Merger, the limited liability company agreement of the General Partner shall continue in effect and shall be the limited liability company agreement of the GP Surviving Entity from and after the Subsequent Effective Time until thereafter amended in accordance with the provisions thereof and applicable Law.

(v) At the Subsequent Effective Time, by virtue of the Subsequent LP Merger, the certificate of limited partnership of the Initial LP Surviving Entity shall continue in effect and shall be the certificate of limited partnership of the Subsequent LP Surviving Entity from and after the Subsequent Effective Time until thereafter amended in accordance with the provisions thereof and applicable Law.

(vi) At the Subsequent Effective Time, by virtue of the Subsequent LP Merger, the limited partnership agreement of the Initial LP Surviving Entity shall continue in effect and shall be the limited partnership agreement of the Subsequent LP Surviving Entity from and after the Subsequent Effective Time until thereafter amended in accordance with the provisions thereof and applicable Law.

(b) Officers of Initial LP Surviving Entity. The persons who are the officers of Stock Merger Sub immediately prior to the Initial Effective Time shall be the officers and hold the same offices of the Initial LP Surviving Entity effective as of the Initial Effective Time, each such person to hold office in accordance with the Governing Documents of the Initial LP Surviving Entity.

(c) Board of Directors and Officers of GP Surviving Entity. The persons who are the directors and officers of GP Merger Sub immediately prior to the Subsequent Effective Time shall be the directors and officers and hold the same offices of the GP Surviving Entity effective as of the Subsequent Effective Time, each such person to hold office in accordance with the Governing Documents of the GP Surviving Entity.

(d) Officers of Subsequent LP Surviving Entity. The persons who are the officers of Initial LP Surviving Entity immediately prior to the Subsequent Effective Time shall be the officers and hold the same offices of the Subsequent LP Surviving Entity effective as of the Subsequent Effective Time, each such person to hold office in accordance with the Governing Documents of the Subsequent LP Surviving Entity.

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT ENTITIES

Section 2.1 Effects of the Mergers.

(a) Initial LP Merger.

(i) Merger Consideration. Subject in each case to Section 2.1(d) and Section 2.4(i), at the Initial Effective Time, by virtue of the Initial LP Merger and without any action on the part of the Parties or the holders of any securities of the Parties, each Partnership Common Unit issued and outstanding immediately prior to the Initial Effective Time (other than Cancelled Units and Electing Units) (the “Non-Electing Units”) shall be converted into and shall thereafter represent the right to receive 0.086 (the “Exchange Ratio”) shares of validly issued, fully paid and nonassessable common stock, par value $0.01 per share, of Kick (“Kick Common Stock” and such consideration, the “Initial LP Merger Consideration”) upon surrender of such Non-Electing Units in accordance with Section 2.4. All such Non-Electing Units that were issued and outstanding immediately prior to the Initial Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate or certificates which immediately prior to the Initial Effective Time represented such Partnership Common Units or book-entry units which immediately prior to the Initial Effective Time represented such Non-Electing Units shall thereafter cease to have any rights with respect to such Non-Electing Units, except the right to receive the Initial LP Merger Consideration, any dividends payable pursuant to Section 2.4(f), any cash in lieu of fractional shares of Kick Common Stock payable pursuant to Section 2.4(i) and as provided by Law.

(ii) Cancelled Units. At the Initial Effective Time, each Partnership Common Unit that is held directly by Kick, OpCo, Stock Merger Sub, Unit Merger Sub or GP Merger Sub immediately prior to the Initial Effective Time (such Partnership Common Units, the “Cancelled Units”) shall, by virtue of the Initial LP Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.

(iii) Electing Units. At the Initial Effective Time, each Partnership Common Unit that is held by an Electing Unitholder immediately prior to the Initial Effective Time (such Partnership Common Units, the “Electing Units”) shall remain unchanged and outstanding following the Initial LP Merger.

(iv) Partnership GP Interest. The Partnership GP Interest shall be unchanged and remain outstanding following the Initial LP Merger as a general partner interest in the Partnership and the General Partner shall continue as the general partner of the Initial LP Surviving Entity.

(v) Stock Merger Sub Interests. At the Initial Effective Time, by virtue of the Initial LP Merger and without any action on the part of the holder thereof, the limited liability company interests of Stock Merger Sub issued and outstanding immediately prior to the Initial Effective Time shall be converted into, in the aggregate, Partnership Common Units in an amount equal to the number of Non-Electing Units (the “Contributed Units”) issued and outstanding immediately prior to the Effective Time and the holder of the limited liability company interests of Stock Merger Sub shall be admitted as a limited partner of the Initial LP Surviving Entity.

(b) GP Merger.

(i) GP Membership Interests. At the Subsequent Effective Time, by virtue of the GP Merger and without any action on the part of the Parties or the holders of any securities of the Parties, all of the GP Membership Interests issued and outstanding as of immediately prior to the Effective Time shall be cancelled and retired and shall cease to exist for no consideration.

(ii) GP Merger Sub Interests. At the Subsequent Effective Time, by virtue of the GP Merger and without any action on the part of the Parties or the holders of any securities of the Parties, the limited liability company interests of GP Merger Sub issued and outstanding immediately prior to the Subsequent Effective Time shall be converted into 100% of the limited liability company interests of the GP Surviving Entity and the holder of the limited liability company interests of GP Merger Sub shall be admitted as a member of the GP Surviving Entity.

(c) Subsequent LP Merger.

(i) Merger Consideration. Subject in each case to Section 2.1(d) and Section 2.4(i), at the Subsequent Effective Time, by virtue of the Subsequent LP Merger and without any action on the part of the Parties or the holders of any securities of the Parties, each Electing Unit issued and outstanding immediately prior to the Subsequent Effective Time shall be converted into and shall thereafter represent the right to receive a number of validly issued, fully paid and nonassessable OpCo Stapled Units equal to the Exchange Ratio (such consideration, the “Subsequent LP Merger Consideration”) upon surrender of such Electing Units in accordance with Section 2.4. All such Electing Units that were issued and outstanding immediately prior to the Subsequent Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate or certificates which immediately prior to the Subsequent Effective Time represented such Electing Units shall thereafter cease to have any rights with respect to such Electing Units, except the right to receive the Subsequent LP Merger Consideration, any distributions payable pursuant to Section 2.4(f), any cash in lieu of fractional OpCo Units payable pursuant to Section 2.4(i) and as provided by Law. At the Subsequent Effective Time, each Contributed Unit shall remain unchanged and outstanding following the Subsequent LP Merger.

(ii) Partnership GP Interest. Subject in each case to Section 2.1(d) and Section 2.4(i), at the Subsequent Effective Time, by virtue of the Subsequent LP Merger and without any action on the part of the Parties or the holders of any securities of the Parties, the Partnership GP Interest represented by the 674,587 Notional General Partner Units held by the General Partner immediately prior to the Subsequent Effective Time shall represent the right for Spartan, as the former holder of the GP Membership Interests, to receive a number of validly issued, fully paid and nonassessable OpCo Stapled Units equal to such number of Notional General Partner Units outstanding multiplied by the Exchange Ratio (such consideration, the “Partnership GP Interest Merger Consideration” and together with the Subsequent LP Merger Consideration and the Initial LP Merger Consideration, the “Merger Consideration”). Notwithstanding the foregoing, the Partnership GP Interest shall be unchanged and remain outstanding following the Subsequent LP Merger as a general partner interest in the Subsequent LP Surviving Entity and the GP Surviving Entity shall continue as the general partner of the Subsequent LP Surviving Entity.

(iii) Unit Merger Sub Interests. At the Subsequent Effective Time, by virtue of the Subsequent LP Merger and without any action on the part of the holder thereof, the limited liability company interests of Unit Merger Sub issued and outstanding immediately prior to the Subsequent Effective Time shall be converted into, in the aggregate, Partnership Common Units in an amount equal to the number of Electing Units issued and outstanding immediately prior to the Subsequent Effective Time and the holder of the limited liability company interests of Unit Merger Sub shall be admitted as a limited partner of the Subsequent LP Surviving Entity.

(d) Certain Adjustments. If, at any time during the period between the Execution Date and the Initial Effective Time, any change in the outstanding Partnership Common Units or outstanding Kick Common Stock shall occur by reason of the occurrence or record date of any unit dividend, subdivision, reclassification, recapitalization, split, split-up, unit distribution, combination, exchange of units or other similar transaction, the Merger Consideration, the Exchange Ratio and any other similarly dependent items shall be equitably adjusted to provide to Kick, Stock Merger Sub, Unit Merger Sub, Spartan and the holders of Partnership Common Units the same economic effect as contemplated by this Agreement prior to such action, and thereafter, all references in this Agreement to the Merger Consideration, the Exchange Ratio and any other similarly dependent items shall be references to the Merger Consideration, the Exchange Ratio and any other similarly dependent items as so adjusted; provided, however, that nothing in this Section 2.1(d) shall be construed to permit any Party to take any action with respect to its securities that is prohibited by Section 5.1 or the other terms of this Agreement.

Section 2.2 Treatment of Partnership Equity Awards.

(a) Treatment of Time-Based Phantom Units.

(i) At the Initial Effective Time, automatically and without any action on the part of the holder thereof, each vested portion of a Time-Based Phantom Unit that is outstanding and has not yet settled (including any underlying accumulated but not yet settled Distribution Equivalent Rights as of the Initial Effective Time) shall be converted into a number of shares of Kick Common Stock (rounded to the nearest whole share) equal to the product of (A) the number of Partnership Common Units subject to such vested Time-Based Phantom Unit immediately prior to the Initial Effective Time (which, for purposes of clarity, shall include any additional Partnership Common Units that would have been paid out with respect to accumulated but not yet settled Distribution Equivalent Rights pursuant to the applicable award agreement governing such Time-Based Phantom Unit) multiplied by (B) the Exchange Ratio. In the event that the conversion of accumulated but not yet settled Distribution Equivalent Rights into a number of shares of Kick Common Stock for purposes of this Section 2.2(a) results in a partial share of Kick Common Stock, the value of such partial share of Kick Common Stock (determined by multiplying (i) the fraction of a share of Kick Common Stock that such person would otherwise be entitled to receive (taking into account all Time-Based Phantom Units held by such person at the Initial Effective Time and rounded to the nearest thousandth when expressed in decimal form) by (ii) the volume weighted average closing price of one share of Kick Common Stock on the NYSE for the five trading days ending at 4:00 p.m., Eastern Time, on the last trading day immediately prior to the date on which the Initial Effective Time shall occur, as such price is reported under the heading “U.S. Equities” by Bloomberg Financial Markets or such other source as Kick and the Partnership shall agree in writing) shall be paid out in cash (without interest) as soon as practicable following the Initial Effective Time, but in no event later than thirty days following the Initial Effective Time.

(ii) At the Initial Effective Time, automatically and without any action on the part of the holder thereof, each unvested portion of a Time-Based Phantom Unit that is outstanding (including any underlying accumulated but not yet settled Distribution Equivalent Rights as of the Initial Effective Time) shall be assumed by Kick and converted into a Time-Based Kick RSU in respect of that number of shares of Kick Common Stock (rounded to the nearest whole share) equal to the product of (A) the number of Partnership Common Units subject to such unvested Time-Based Phantom Unit immediately prior to the Initial Effective Time multiplied by (B) the Exchange Ratio.

(iii) After the Initial Effective Time, each such Time-Based Kick RSU described in Section 2.2(a)(ii) above shall be scheduled to vest, subject to the holder’s continued service with any Surviving Entity or its Subsidiaries, on the same schedule as applied to the corresponding Time-Based Phantom Unit immediately prior to the Initial Effective Time. Except as expressly provided in this Section 2.2(a), each such Time-Based Kick RSU shall be subject to the same terms and conditions (including as to settlement terms and distribution equivalent rights) as applied to the corresponding Time-Based Phantom Unit immediately prior to the Initial Effective Time, except as to terms rendered inoperative by reason of the transactions contemplated by this Agreement or such other immaterial administrative or ministerial changes as the Kick Board may determine in good faith are appropriate to effectuate the administration of the converted Time-Based Kick RSU. Any accumulated but not yet settled Distribution Equivalent Rights associated with the Time-Based Phantom Units as of the Initial Effective Time will also carry over and will be paid by and in accordance with the terms and conditions applicable to such Time-Based Phantom Unit award immediately prior to the Initial Effective Time.

(b) Prior to the Initial Effective Time, the Partnership shall take all action necessary to provide for the treatment of the Time-Based Phantom Units as set forth in this Section 2.2. The Partnership shall ensure that, as of the Initial Effective Time, no participant in any employee or director unit option, unit purchase or equity compensation plan, arrangement or agreement of the Partnership shall have any rights thereunder to acquire, or other rights in respect of, the capital stock of the Partnership or any of its Subsidiaries, or any other equity interest therein (including “phantom” equity or equity appreciation rights). As of no later than immediately prior to the Initial Effective Time, the Partnership shall take all action necessary to terminate the Partnership Equity Plans, effective as of the Initial Effective Time.

Section 2.3 Election Procedures.

(a) Not less than 30 days prior to the anticipated Initial Effective Time or on such other date as Kick and the Partnership mutually agree (the “Mailing Date”), which shall be the mailing date of the Consent Statement/Prospectus to the extent practicable, the Exchange Agent shall mail an election form and other appropriate and customary transmittal materials, in such form mutually acceptable to Kick and the Partnership (the “Election Form”), to each Eligible Unitholder, as of a record date that is mutually agreed to by Kick and the Partnership, which shall be the record date used for the Consent Statement/Prospectus to the extent practicable.

(b) Each Election Form shall include a request to deliver all documentation, in form and substance reasonably acceptable to the Partnership and Kick, necessary (i) to determine whether or not such holder (A) is an Accredited Investor and (B) has the Required Negative Tax Capital and (ii) to be admitted as a member of OpCo (the “Required Documentation”). If a holder of Partnership Common Units delivers an Election Form (including the Required Documentation) prior to the Election Deadline, and Kick and the Partnership mutually determine, in good faith, that such unitholder satisfies all of the conditions specified in this Section 2.3(b) and/or the Election Form, then such unitholders shall be entitled to make an election in accordance with Section 2.3(c) (such holders eligible to make such election, the “Eligible Unitholders”).

(c) Each Election Form shall permit each Eligible Unitholder (or the beneficial owner through customary documentation and instructions) to specify whether such holder elects to receive in respect of such holder’s Partnership Common Units either (i) the Initial LP Merger Consideration or (ii) the Subsequent LP Merger Consideration. A holder of Partnership Common Units shall deliver an Election Form to the Exchange Agent in accordance with the instructions included in the Election Form during the period (the “Election Period”) from the Mailing Date to such date and time as mutually agreed by Kick and the Partnership and included in the Election Form (the “Election Deadline”); provided, that in the absence of such agreement, the Election Deadline shall be five (5) Business Days prior to Initial Effective Time. For purposes of this Agreement, each Eligible Unitholder that properly makes an election (and does not revoke such election) to receive Subsequent LP Merger Consideration shall be an “Electing Unitholder”, and, for the avoidance of doubt, each Eligible Unitholder that does not do so, and each holder of record of Partnership Common Units that is not an Eligible Unitholder, shall not be an Electing Unitholder.

(d) Any election shall have been properly made by an Eligible Unitholder only if the Exchange Agent shall have actually received a properly completed Election Form prior to the Election Deadline. After an election has been properly made with respect to any Partnership Common Units, any subsequent transfer of such Partnership Common Units shall automatically revoke such election. Any Election Form may be revoked or changed by the person submitting it, by written notice received by the Exchange Agent prior to the Election Deadline. Subject to the terms of this Agreement and of the Election Form, the Partnership and Kick shall have discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Partnership and Kick regarding such matters shall be binding and conclusive. None of Kick, the Partnership or the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

Section 2.4 Exchange and Payment.

(a) Immediately after the Initial Effective Time, Kick shall (i) deposit (or cause to be deposited) with a bank or trust company designated as exchange agent by Kick and reasonably acceptable to the Partnership (the “Exchange Agent”), in trust for the benefit of holders of Partnership Common Units, Spartan with respect to the Partnership GP Interest and GP Membership Interests outstanding immediately prior to the Initial Effective Time (other than holders of Cancelled Units) book-entry shares representing shares of (A) Kick Common Stock issuable pursuant to Section 2.1(a)(i) and (B) Kick Series A Preferred Stock issuable pursuant to Section 2.1(b)(i) and Section 2.1(c)(i) and (ii) cause to be issued the OpCo Stapled Units issuable pursuant to Section 2.1(b)(i) and Section 2.1(c)(i) (subject to Section 2.4(i)). In addition, Kick shall make available by depositing with the Exchange Agent, as necessary from time to time after the Initial Effective Time, any dividends or distributions payable pursuant to Section 2.4(f) and any cash in lieu of fractional shares of Kick Common Stock or OpCo Units payable pursuant to Section 2.4(i), in each case without interest. All certificates representing shares of Kick Common Stock or Kick Series A Preferred Stock, dividends, distributions and other cash deposited with the Exchange Agent are hereinafter referred to as the “Exchange Fund.”

(b) As soon as reasonably practicable after the Initial Effective Time, Kick shall cause the Exchange Agent to mail to each holder of record of certificate(s) (“Certificates”) that represented outstanding Partnership Common Units and uncertificated Partnership Common Units represented by book entry (“Book-Entry Units”), each as of immediately prior to the Initial Effective Time, that were converted into the right to receive the applicable Merger Consideration pursuant to Section 2.1(a)(i) or Section 2.1(c)(i), as applicable, any dividends or distributions payable pursuant to Section 2.4(f) and any cash in lieu of fractional shares of Kick Common Stock or OpCo Units payable pursuant to Section 2.4(i), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and contain such other provisions as Kick or the Exchange Agent may reasonably specify) and (ii) instructions for use in effecting the surrender of such Certificates (or affidavits of loss in lieu thereof as provided in Section 2.4(m)) or Book-Entry Units in exchange for the applicable Merger Consideration, any dividends or distributions payable pursuant to Section 2.4(f) and any cash in lieu of fractional shares of Kick Common Stock or OpCo Units payable pursuant to Section 2.4(i).

(c) As soon as reasonably practicable after the Initial Effective Time and upon surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 2.4(m)), to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents (including with respect of Book-Entry Units) as the Exchange Agent may reasonably require, the holder of Partnership Common Units shall be entitled to receive in exchange for the Partnership Common Units formerly represented by such Certificate or Book-Entry Units (subject to any applicable withholding Tax) (i) that number of whole shares of Kick Common Stock or OpCo Stapled Units (in each case, after taking into account all Partnership Common Units then held by such holder under all Certificates and Book-Entry Units so surrendered) to which such holder of Partnership Common Units shall have become entitled pursuant to Section 2.1(a)(i) or Section 2.1(c)(i), as applicable (in each case, which shall be in uncertificated book-entry form; provided that the OpCo Units shall be held on the books of OpCo pursuant to the OpCo LLC Agreement), (ii) any dividends or distributions payable pursuant to Section 2.4(f) and (iii) any cash in lieu of fractional shares of Kick Common Stock or OpCo Units payable pursuant to Section 2.4(i), and the Certificate or Book-Entry Units so surrendered shall forthwith be cancelled, as applicable. No interest will be paid or accrued on any unpaid dividends or cash in lieu of fractional shares or units, if any, payable to holders of Certificates or Book-Entry Units. Until surrendered as contemplated by this Section 2.4, each Certificate or Book-Entry Unit shall be deemed after the Initial Effective Time to represent only the right to receive the applicable Merger Consideration payable in respect thereof, any dividends or distributions payable pursuant to Section 2.4(f) and any cash in lieu of fractional shares of Kick Common Stock or OpCo Units payable pursuant to Section 2.4(i).

(d) As soon as reasonably practicable after the Initial Effective Time and upon the Subsequent Effective Time, Spartan shall be entitled to receive (i) the Partnership GP Interest Merger Consideration (which shall be in book-entry form in the case of the Kick Series A Preferred Stock, or be held on the books of OpCo in the case of the OpCo Units), and (ii) any cash in lieu of fractional OpCo Units payable pursuant to Section 2.4(i). No interest will be paid or accrued on any unpaid dividends or cash in lieu of fractional OpCo Units, if any, payable to Spartan. Kick shall use reasonable best efforts to cause Spartan to receive OpCo Stapled Units concurrent with the receipt of Kick Common Stock by the holders of the Non-Electing Units.

(e) If delivery of Initial LP Merger Consideration or the Subsequent LP Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Unit is registered, it shall be a condition of payment that (i) such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or (ii) such Book-Entry Unit shall be properly transferred, and the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the delivery of such Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Unit or shall have established to the satisfaction of Kick that such Tax is not applicable.

(f) No dividends with respect to Kick Common Stock or distributions with respect to the OpCo Units with a record date after the Initial Effective Time shall be paid to the holder of any unsurrendered Partnership Common Units with respect to the shares of Kick Common Stock or OpCo Units that the holder thereof has the right to receive in accordance herewith, and no cash payment in lieu of fractional shares of Kick Common Stock or OpCo Units shall be paid to any such holder pursuant to Section 2.4(i), in each case until the holder thereof shall surrender such

Certificate(s) (or affidavit of loss in lieu thereof as provided in Section 2.4(m)) or Book-Entry Units or the Partnership GP Interests in accordance with this Article II. Following the surrender of any such Certificates (or affidavit of loss in lieu thereof as provided in Section 2.4(m)) or Book-Entry Units or the Partnership GP Interest in accordance with this Article II, there shall be paid to the holder of record thereof, without interest, (i) promptly after such surrender, the amount of any dividends or distributions, as applicable, with a record date after the Initial Effective Time theretofore paid with respect to such whole shares of Kick Common Stock or OpCo Stapled Units, as applicable, and the amount of any cash payable in lieu of a fractional share of Kick Common Stock or OpCo Units to which such holder is entitled pursuant to Section 2.4(i) and (ii) at the appropriate payment date, the amount of dividends or distributions, as applicable, with a record date after the Initial Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Kick Common Stock or OpCo Units, as applicable.

(g) [Reserved].

(h) The Merger Consideration, any dividends or distributions payable pursuant to Section 2.4(f) and any cash in lieu of fractional shares of Kick Common Stock or OpCo Units payable pursuant to Section 2.4(i) issued and paid upon the surrender for exchange of Certificates or Book-Entry Units or the Partnership GP Interest in accordance with the terms of this Article II shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Partnership Common Units formerly represented by such Certificates or Book-Entry Units or the Partnership GP Interest previously held by the General Partner. At the Initial Effective Time, the unit transfer books of the Partnership shall be closed and there shall be no further registration of transfers of the Partnership Common Units that were outstanding immediately prior to the Initial Effective Time. If, after the Initial Effective Time, Certificates are presented to Kick or the Exchange Agent for transfer or transfer is sought for Book-Entry Units, such Certificates or Book-Entry Units shall be cancelled and exchanged as provided in this Article II.

(i) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Kick Common Stock, OpCo Units or Kick Series A Preferred Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Units or the Partnership GP Interest, no dividends or distributions with respect to the Kick Common Stock or OpCo Units shall be payable on or with respect to any fractional share or unit, and such fractional share or unit interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Kick or a unitholder of OpCo. In lieu of the issuance of any such fractional share or unit, Kick shall pay to each former holder of record of Partnership Common Units, or Spartan with respect to the Partnership GP Interest, who otherwise would be entitled to receive a fractional share of Kick Common Stock or OpCo Units an amount in cash (without interest) determined by multiplying (i) the fraction of a share of Kick Common Stock or OpCo Units that such holder or Spartan, as applicable, would otherwise be entitled to receive (taking into account all Partnership Common Units held by such holder at the Initial Effective Time and rounded to the nearest thousandth when expressed in decimal form) pursuant to Section 2.1(a)(i), Section 2.1(b)(i) and Section 2.1(c)(i) by (ii) the volume weighted average closing price of one share of Kick Common Stock on the New York Stock Exchange (the “NYSE”) for the five trading days ending at 4:00 p.m., Eastern Time, on the last trading day immediately prior to the date on which the Initial Effective Time shall occur, as such price is reported under the heading “U.S. Equities” by

Bloomberg Financial Markets or such other source as Kick and the Partnership shall agree in writing (the “Fractional Payment”). Notwithstanding anything to the contrary herein, to the extent any former holder of Partnership Common Units or Spartan with respect to the Partnership GP Interest would be entitled to receive a fractional share of Kick Series A Preferred Stock (taking into account all Partnership Common Units held by such holder at the Initial Effective Time), the amount of shares of Kick Series A Preferred Stock such former holder of Partnership Common Units or Spartan with respect to the Partnership GP Interest would otherwise have been entitled to receive in the aggregate shall be rounded down to the nearest whole number so that such former holder will receive an equal number of shares of Kick Series A Preferred Stock and OpCo Units, and any former holder of Partnership Common Units or Spartan with respect to the Partnership GP Interest who would otherwise be entitled to receive a fractional share of Kick Series A Preferred Stock shall not be entitled to any additional consideration in respect of such fractional share of Kick Series A Preferred Stock.

(j) Any portion of the Exchange Fund that remains undistributed to the holders of Certificates or Book-Entry Units or Spartan, as applicable, 12 months after the Initial Effective Time shall be delivered to Kick, upon demand, and any remaining holders of Certificates or Book-Entry Units or Spartan, as applicable, shall thereafter look only to Kick (or OpCo), as general creditors thereof, for payment of the Merger Consideration, any unpaid dividends or distributions payable pursuant to Section 2.4(f) and any cash in lieu of fractional shares of Kick Common Stock or OpCo Units payable pursuant to Section 2.4(i) (subject to abandoned property, escheat or other similar laws), without interest.

(k) None of Kick, OpCo, the Surviving Entities, the Exchange Agent or any other Person shall be liable to any Person in respect of Merger Consideration, dividends or distributions with respect thereto or cash in lieu of fractional shares of Kick Common Stock or OpCo Units properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Book-Entry Units shall not have been exchanged prior to two years after the Initial Effective Time (or immediately prior to such earlier date on which the related Merger Consideration (and all dividends or distributions with respect to shares of Kick Common Stock or distributions with respect to OpCo Stapled Units and any cash in lieu of fractional shares of Kick Common Stock or OpCo Units pursuant to this Article II), would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration (and such dividends or distributions and cash), in respect thereof shall, to the extent permitted by applicable Law, become the property of Surviving Entities, free and clear of all claims or interest of any Person previously entitled thereto.

(l) The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Kick on a daily basis. Any interest and other income resulting from such investments shall be paid to Kick.

(m) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Kick, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Kick or the Exchange Agent, the posting by such Person of a bond in such amount as Kick or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Initial LP Surviving Entity with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof, any dividends or distributions payable pursuant to Section 2.4(f) and any cash in lieu of fractional shares of Kick Common Stock or OpCo Units payable pursuant to Section 2.4(i).

Section 2.5 Withholding Rights. Each of Kick, OpCo, Frontier I, the Merger Subs, the Surviving Entities and their Affiliates and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Partnership Common Units, Time-Based Phantom Units or otherwise pursuant to this Agreement, such amounts as Kick, OpCo, Frontier I, the Merger Subs, any Surviving Entity and its Affiliates or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Kick, OpCo, Frontier I, the Merger Subs, any Surviving Entity and its Affiliates or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Kick, any Surviving Entity or the Exchange Agent.

Section 2.6 No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Mergers or any of the other transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BURRO PARTIES

Except (a) as set forth in the corresponding section or subsection of the disclosure letter delivered by the Burro Parties to the Kick Parties immediately prior to the execution of this Agreement (the “Burro Disclosure Letter”) (provided that (i) the disclosure of any information in a particular section or subsection of the Burro Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Burro Disclosure Letter as an exception to a representation or warranty is not deemed an admission that such item represents a material exception or material fact, event or circumstance or that such has had, or would reasonably be expected to have, individually or in the aggregate, a Burro Material Adverse Effect) or (b) as disclosed in the Burro SEC Documents (excluding (A) any disclosure set forth in such Burro SEC Documents under the heading “Risk Factors” or in any section related to forward-looking statements, to the extent that such disclosure is non-specific, predictive or primarily cautionary in nature, and in each such case, other than historical facts included in such disclosure and (B) any disclosure in any Burro SEC Documents solely with respect to Section 3.2 and Section 3.28) filed on or after January 1, 2023 and at least 48 hours prior to the Execution Date (without giving effect to any disclosure set forth in any Burro SEC Document or any amendment to any Burro SEC Documents in each case filed on or after the Execution Date), each of the Burro Parties hereby represents and warrants to the Kick Parties as follows:

Section 3.1 Organization, Standing and Power.

(a) Each of the Burro Parties is a limited partnership or limited liability company duly formed, validly existing and in good standing under the Laws of the jurisdiction of its respective organization or formation and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.

(b) Each of the Burro Subsidiaries is an entity duly organized or formed, as applicable, validly existing and in good standing under the Laws of the jurisdiction of its respective organization or formation and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, except where the failure to be in good standing or to have such power and authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Burro Material Adverse Effect.

(c) Each Burro Group Entity is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing, holding or operation of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Burro Material Adverse Effect.

(d) The Partnership has made available to Kick true and complete copies of the Governing Documents of each Burro Group Entity in effect as of the Execution Date. All such Governing Documents are in full force and effect and no Burro Group Entity is in violation of any provisions thereof.

Section 3.2 Capitalization; Interests.

(a) As of the Execution Date, the outstanding capitalization of the Partnership consists of 141,995,028 Partnership Common Units and the Partnership GP Interest (which is represented by 674,587 non-voting Notional General Partner Units). All of such Partnership Common Units and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with the Third Amended and Restated Agreement of Limited Partnership of the Partnership, as amended as of the Execution Date (the “Partnership LPA”), and are fully paid (to the extent required under the Partnership LPA) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA) and not subject to preemptive rights. As of the Execution Date, 9,686,163 Partnership Common Units were reserved for issuance with respect to awards under the Partnership Equity Plans, of which (i) 0 Partnership Common Units are underlying outstanding vested Time-Based Phantom Units that have not yet settled, (ii) 1,763,587 Partnership Common Units are underlying outstanding unvested Time-Based Phantom Units, (iii) 57,982 Partnership Common Units are underlying outstanding accumulated but not yet settled Distribution Equivalent Rights, and (iv) no Partnership Common Units are underlying any other restricted units, options, phantom units, unit appreciation rights, distribution equivalent rights or equity or equity-like awards. All Partnership Common Units reserved for issuance under the Partnership Equity Plans, when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA) and not subject to any preemptive rights. Except as set forth above in this Section 3.2(a), as of the Execution Date, there are not any Partnership Units, partnership interests, phantom units, warrants, options, convertible securities, voting securities, distribution equivalent rights, incentive distribution rights, or equity interests of the Partnership issued and outstanding or any Rights issued or granted by, or binding upon, the Partnership. There are no outstanding obligations of any Burro Group Entity to repurchase, redeem or otherwise acquire any Partnership Units or other partnership interests, phantom units, voting securities or equity interests or any Rights of the Partnership. There are no outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the holders of Partnership Units on any matter.

(b) The General Partner is the sole general partner of the Partnership. The General Partner is the sole record and beneficial owner of the Partnership GP Interest, and the Partnership GP Interest has been duly authorized and validly issued in accordance with the Partnership LPA. The Partnership GP Interest is directly owned by the General Partner free and clear of any pledges, claims, liens, charges, options, rights of first refusal, encumbrances and security interests of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (collectively, “Liens”) other than Permitted Liens. In addition to the Partnership GP Interest, the General Partner is the beneficial owner of 7,463,257 Partnership Common Units. Except as otherwise described herein, the General Partner owns no Partnership Units, partnership interests, voting securities, equity interests or other capital stock of the Partnership or any other Person or any Rights issued or granted by, or binding upon, the Partnership or any other Person. Spartan is the sole record and beneficial owner of the outstanding GP Membership Interests, free and clear of all Liens. The consummation of the Mergers and the other transactions contemplated hereby will not result in or give rise to any obligation of the General Partner to pay any third party any payment, fee or consideration. Except for the GP Membership Interests, there are not any membership interests, voting securities, phantom units, warrants, options, convertible securities, distribution equivalent rights, incentive distribution rights, equity interests or other capital stock of the General Partner issued and outstanding or any Rights issued or granted by, or binding upon, the General Partner.

(c) Section 3.2(c) of the Burro Disclosure Letter sets forth as of the Execution Date a list of each outstanding Partnership Equity Award granted under the Partnership Equity Plans and: (i) the name of the holder of such Partnership Equity Award; (ii) the number of Partnership Common Units subject to such outstanding Partnership Equity Award; (iii) if applicable, the exercise price, purchase price, or similar pricing of such Partnership Equity Award; (iv) the date on which such Partnership Equity Award was granted or issued; (v) the applicable vesting, repurchase, or other lapse of restrictions schedule, and the extent to which such Partnership Equity Award is vested and exercisable as of the Execution Date; and (vi) if applicable, the date on which such Partnership Equity Award expires.

(d) Section 3.2(d) of the Burro Disclosure Letter sets forth as of the Execution Date a list of each outstanding Partnership Cash Award granted under the Partnership Equity Plans and: (i) the name of the holder of such Partnership Cash Award; (ii) the amount payable by the Partnership under such Partnership Cash Award as of the Execution Date; (iii) the date on which such Partnership Cash Award was granted or issued; (iv) if applicable, the date on which such Partnership Cash Award expires; and (v) the aggregate amount, taken as a whole, that would be payable by the Partnership pursuant to the Partnership Cash Awards under the Partnership Equity Plans.

(e) Except as set forth in Section 3.2(c) or Section 3.2(d) of the Burro Disclosure Letter, as of the Execution Date, no Burro Group Entity has issued any compensatory equity or equity-linked award that remains outstanding, nor has any such entity committed to issue any such award.

(f) Except for the Partnership LPA and the Support Agreements, there are no unitholder agreements, voting trusts or other agreements or understandings to which the Partnership has knowledge with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any partnership interests, voting securities or equity interests of any Burro Group Entity.

Section 3.3 Subsidiaries.

(a) Section 3.3(a) of the Burro Disclosure Letter sets forth a true and complete list of the Burro Subsidiaries and their respective jurisdictions of incorporation or organization, as applicable, as of the Execution Date.

(b) As of the Execution Date, all of the outstanding shares of capital stock or other equity or voting interests of each Burro Subsidiary are owned, directly or indirectly by the Partnership, beneficially and of record and free and clear of all Liens other than Permitted Liens, in the percentages set out on Section 3.3(b) of the Burro Disclosure Letter.

(c) There are no outstanding Rights issued or granted by, or binding upon, any of the Burro Subsidiaries as of the Execution Date.

(d) As of the Execution Date, all of the outstanding shares of capital stock or other equity or voting interests of each Burro Subsidiary have been duly authorized and are validly issued, fully paid (with respect to Burro Subsidiaries that are limited liability companies or limited partnerships, to the extent required under the limited liability company agreement or limited partnership agreement of the applicable Burro Subsidiary) and nonassessable (with respect to Burro Subsidiaries that are limited liability companies or limited partnerships, except as such nonassessability may be affected by Sections 18-607 and 18-804 of the DLLCA or by Sections 17-303, 17-607 and 17-804 of the DRULPA and the Governing Documents of the applicable Burro Subsidiary) and not subject to preemptive rights. Other than ownership interests in the Burro Subsidiaries set forth on Section 3.3(b) of the Burro Disclosure Letter, the Burro Parties do not own beneficially, directly or indirectly, any equity securities, capital stock or other ownership interests of any Person as of the Execution Date. No Burro Party is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

Section 3.4 Authority.

(a) Each of the Burro Parties has all requisite limited liability company or limited partnership power and authority to execute and deliver this Agreement, to perform all of the terms and conditions hereof to be performed by them and, subject to receipt of the Partnership Unitholder Approval, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of the Burro Parties and the consummation of the transactions contemplated hereby, subject to (i) receipt of the GP Membership Interest Approval, which shall be obtained promptly following the execution of this Agreement and (ii) receipt of the Partnership Unitholder Approval, have been duly authorized and approved by all requisite partnership or limited liability company action on the part of each of the Burro Parties. At a meeting duly called and held, the General Partner Board, by unanimous vote, (A) determined that it is in the best interests of the Partnership (and its unitholders) and General Partner (and the holder of the GP Membership Interests) to enter into this Agreement and to proceed with and consummate the Mergers and the other transactions contemplated by the hereby, (B) determined that this Agreement and the transactions contemplated hereby are, (I) with respect to the LP Mergers, in the best interests of the Partnership and the holders of Partnership Common Units and fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership) and (II) with respect to the GP Merger and the Subsequent LP Merger, in the best interests of the General Partner and the holder of the GP Membership Interests, (C) approved this Agreement and the transactions contemplated hereby, including the Mergers, and (D) directed that (I) this Agreement, the LP Mergers be submitted to a vote of the holders of Partnership Common Units by written consent pursuant to Section 13.11 and Section 14.3(a) of the Partnership LPA and recommended approval of this Agreement and the transactions contemplated hereby, including the LP Mergers, by the holders of Partnership Common Units (the “Partnership Recommendation”) and (II) this Agreement and the GP Merger and the Subsequent LP Merger be submitted to a vote of the holder of the GP Membership Interests by written consent pursuant to Section 12.3(a) of the General Partner LLCA and recommended approval of this Agreement and the transactions contemplated hereby, including the GP Merger and the Subsequent LP Merger, by the holder of the GP Membership Interests. This Agreement has been duly executed and delivered by each of the Burro Parties, and assuming the due authorization and execution of this Agreement by the Kick Parties, constitutes the valid and legally binding obligation of each of the Burro Parties, enforceable against each of the Burro Parties in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity) (collectively, the “Enforceability Exceptions”).

(b) The approval of this Agreement and the transactions contemplated hereby, including the Mergers, by (i) the affirmative vote or consent of the holders of a Unit Majority (the “Partnership Unitholder Approval”), and (ii) the affirmative vote or consent of Members representing a Majority Interest (the “GP Membership Interest Approval”), are the only votes or approvals of partnership interests in the Partnership and limited liability company interests of the General Partner that are necessary to approve this Agreement and approve and consummate the transactions contemplated by this Agreement, including the Mergers, and no other limited liability company or limited partnership proceedings on the part of any Burro Party are necessary to approve this Agreement or to consummate the transactions contemplated hereby, including the Mergers.

Section 3.5 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by the Burro Parties does not, and the consummation of the Mergers and the other transactions contemplated hereby and compliance by the Burro Parties with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of any Burro Group Entity under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Governing Documents of any Burro Group Entity, (ii) any Contract to which any Burro Group Entity is a party or (iii) subject to the governmental filings and other matters referred to in Section 3.5(b), any federal, state, local or foreign law (including common law), statute, ordinance, rule, code, regulation, order, judgment, injunction, decree or other legally enforceable requirement (“Law”) or any rule or regulation of Nasdaq, Inc. (the “NASDAQ”) applicable to any Burro Group Entity or by which any Burro Group Entity or any of their respective properties or assets may be bound, except, in the case of clauses (ii) and (iii), as would not reasonably be expected to have, individually or in the aggregate, a Burro Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any federal, state, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission or body (each, a “Governmental Entity”) is required by or with respect to any Burro Group Entity in connection with the execution, delivery and performance of this Agreement by the Burro Parties or the consummation by the Burro Parties of the Merger or the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other applicable state or federal securities, takeover and “blue sky” laws, (ii) the filing of the Certificates of Merger with the Delaware Secretary of State as required by the DLLCA and the DRULPA, (iii) any filings and approvals required under the rules and regulations of the NASDAQ, (iv) the receipt of the Regulatory Approvals, and (v) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices, the failure of which to be obtained or made, are not and would not reasonably be expected to have, individually or in the aggregate, a Burro Material Adverse Effect.

Section 3.6 SEC Reports; Financial Statements.

(a) The Partnership has filed with or furnished to the Securities and Exchange Commission (the “SEC”) on a timely basis true and complete copies of all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by the Partnership since December 31, 2021 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Burro SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the Execution Date, then on the date of such filing), the Burro SEC Documents complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Burro SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

The Partnership has made all certifications and statements required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”) with respect to the Burro SEC Documents and the statements contained in any such certifications were true and correct as of the date such certifications were made.

(b) The financial statements of the Partnership included in the Burro SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the Execution Date, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP and the applicable rules and regulations promulgated by the SEC (subject, in the case of the unaudited statements, to normal year-end audit adjustments that were not, or are not expected to be, material in amount) the financial position of the Partnership and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of the Partnership and its consolidated Subsidiaries for the periods presented therein. Since December 31, 2021, the Partnership has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of the Partnership and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

(c) The Partnership has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act), which are effective (as such term is used in Rule 13a-15(b) of the Exchange Act) to ensure that material information relating to the Partnership, including its Subsidiaries, required to be disclosed in the Partnership’s periodic and current reports under the Exchange Act, is made known to the principal executive officer and the principal financial officer of the Partnership by others within those entities in connection with the reports the Partnership files under the Exchange Act.

(d) The Partnership and its Subsidiaries have implemented and maintain a system of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) which is effective in providing reasonable assurance regarding the reliability of the Partnership’s financial reporting and the preparation of the Partnership’s financial statements for external purposes in accordance with GAAP. The Partnership has disclosed, based on its most recent evaluation of the Partnership’s internal control over financial reporting prior to the Execution Date, to the Partnership’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of the Partnership’s internal control over financial reporting which are reasonably likely to adversely affect the Partnership’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Partnership’s internal control over financial reporting. A true, correct and complete summary of any such disclosures made by management to the Partnership’s auditors and audit committee is set forth as Section 3.6(d) of the Burro Disclosure Letter.

(e) As of the Execution Date, there are no outstanding or unresolved comments in any comment letters received from the SEC staff with respect to the Burro SEC Documents. To the knowledge of the Partnership, none of the Burro SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.

(f) Neither the Partnership nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Partnership and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Partnership or any of its Subsidiaries in the Partnership’s published financial statements or other Burro SEC Documents.

(g) To the knowledge of the Burro Parties, no employee of the Burro Parties or any of their respective Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law of the type described in Section 806 of the Sarbanes-Oxley Act by the Burro Parties or any of their respective Subsidiaries. None of the Burro Parties or any of their respective Subsidiaries nor, to the knowledge of the Burro Parties, any director, officer, employee, contractor, subcontractor or agent of the Burro Parties or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Burro Parties or any of their respective Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

Section 3.7 No Undisclosed Liabilities. No Burro Group Entity has any liabilities required by GAAP to be set forth on a consolidated balance sheet of the Burro Group Entities, except (a) to the extent accrued or reserved against in the consolidated balance sheet of the Partnership and its Subsidiaries as of September 30, 2023 included in the Quarterly Report on Form 10-Q filed by the Partnership with the SEC on November 2, 2023 (without giving effect to any amendment thereto filed on or after the Execution Date), (b) for liabilities and obligations of the Burro Group Entities incurred in the ordinary course of business consistent with past practice since September 30, 2023, (c) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated hereby, or (d) liabilities that are not material individually or in the aggregate, to the Burro Group Entities (taken as a whole).

Section 3.8 Certain Information. None of the information supplied (or to be supplied) by or on behalf of the Partnership specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Kick with respect to the issuance of shares of Kick Common Stock in connection with the Mergers (as amended or supplemented from time to time, the “Registration Statement”) will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it (or any post-effective amendment or supplement) becomes or is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the consent statement/prospectus filed by the Partnership and Kick with the SEC in connection with the Partnership Unitholder Approval (the “Consent Statement/Prospectus”) will, on the date the Consent Statement/Prospectus is first mailed to the holders of Partnership Common Units, and at the time of any amendments or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading. The Consent Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act. Notwithstanding the foregoing, the Partnership makes no representation or warranty with respect to information supplied by or on behalf of the Kick Parties or their Representatives for inclusion or incorporation by reference in any of the foregoing documents.

Section 3.9 Absence of Certain Changes or Events.

(a) Since September 30, 2023: (i) the Burro Group Entities have conducted their businesses only in the ordinary course consistent with past practice; and (ii) none of the Burro Group Entities has taken any action that, if taken after the Execution Date, would constitute a breach of any of the covenants set forth in clauses (i), (iv), (v), (vi), (vii), (xi), (xii) and (xix) (solely with respect to clauses (i), (iv), (v), (vi), (vii), (xi), (xii), of Section 5.1(a)) of Section 5.1(a).

(b) Since September 30, 2023 through the Execution Date, there has not been a Burro Material Adverse Effect.

Section 3.10 Litigation. There is no action, suit, claim, arbitration, investigation, inquiry, grievance or other proceeding (each, an “Action”) pending or, to the knowledge of the Partnership, threatened (a) against or affecting any Burro Group Entity or (b) to the knowledge of the Partnership, any of their respective properties or assets, in each case, other than such Actions that would not be reasonably expected to result in, individually or in the aggregate, material liability to the Burro Group Entities, taken as a whole. No Burro Group Entity or, to the knowledge of the Partnership, any of their respective properties or assets, is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity, except where such judgment, order, injunction, rule or decree of any Governmental Entity would not be reasonably expected to result in, individually or in the aggregate, material liability to the Burro Group Entities, taken as a whole. There is no Action pending or, to the knowledge of the Partnership, threatened seeking to prevent, hinder, modify, delay or challenge the Mergers or any of the other transactions contemplated by this Agreement.

Section 3.11 Compliance with Laws. The businesses of the Burro Group Entities are currently being conducted, and at all times since December 31, 2021 have been conducted, in compliance with all applicable Laws, except where the failure to so comply has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Burro Group Entities, taken as a whole. No investigation or review by any Governmental Entity with respect to the Burro Group Entities is pending or threatened in writing, other than those the outcome that would not reasonably be expected to be, individually or in the aggregate, material to the Burro Group Entities, taken as a whole. The Burro Group Entities have in effect all permits, licenses, variances, exemptions, approvals, authorizations, consents, operating certificates, franchises, orders and approvals (collectively, “Permits”) of all Governmental Entities necessary under Law for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, except where the failure to so possess or have filed any of the Permits would not reasonably be expected to result in, individually or in the aggregate, material liability to the Burro Group Entities, taken as a whole. There has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit, nor would any such revocation, non-renewal, adverse modification or cancellation result from the consummation of the transactions contemplated hereby, except where such revocation, non-renewal, adverse modification or cancellation would not reasonably be expected to result in, individually or in the aggregate, material liability to the Burro Group Entities, taken as a whole.

Section 3.12 Benefit Plans.

(a) Section 3.12(a) of the Burro Disclosure Letter contains a true and complete list of each material Burro Plan. The Partnership has provided or made available to Kick a current, accurate and complete copy of each Burro Plan and any amendments thereto, or if such Burro Plan is not in written form, a written summary of all of the material terms and conditions of such Burro Plan. With respect to each Burro Plan, the Partnership has furnished or made available to Kick a current, accurate and complete copy of, to the extent applicable: (i) any related trust agreement, insurance, annuity or other funding instrument, (ii) the most recent determination or opinion letter from the Internal Revenue Service (the “IRS”), (iii) any summary plan description, summary of material modifications, and other similar material written communications (or a written description of any material oral communications) to the participants thereof concerning the extent of the benefits provided under a Burro Plan, (iv) for the two most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports, and (v) all non-routine correspondence with any Governmental Entity. No Burro Group Entity has made any commitment (x) to create, incur liability with respect to or cause to exist any other material compensation, benefit, fringe benefit or other plan, program, arrangement or agreement or to enter into any contract or agreement to provide material compensation or benefits to any individual, in each case other than required by the terms of the Burro Plans as in effect as of the Execution Date or (y) to modify, change or terminate any Burro Plan, other than a modification, change or termination required by applicable Law.

(b) No Burro Plan is, and no Burro Group Entity or any member of their “Controlled Group” (defined as any organization which is a member of a controlled, affiliated or otherwise related group of entities within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA) has sponsored, maintained, contributed to or been required to contribute to or incurred any liability (contingent or otherwise) with respect to any of the following types of plans during the six years prior to the Closing Date: (i) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA (“Pension Plan”) that is subject to Title IV of ERISA or Section 412 of the Code, (iii) a Pension Plan which is a “multiple employer plan” as defined in Section 413 of the Code, (iv) a “funded welfare plan” within the meaning of Section 419 of the Code, or (v) a “multiple employer welfare arrangement,” within the meaning of Section 3(40)(A) of ERISA.

(c) With respect to the Burro Plans, except as would not reasonably be expected to be, individually or in the aggregate, material to the Burro Group Entities, taken as a whole:

(i) each Burro Plan complies with its terms and complies in all respects in form and in operation with the applicable provisions of ERISA and the Code and all other applicable legal requirements and all required contributions, payments, distributions and reimbursements that are due with respect to any Burro Plan and related trust or fund prior to the Closing Date have been (or prior to the Closing Date, will be) paid and each Burro Group Entity has timely deposited all amounts withheld from employees in appropriate trusts or accounts;

(ii) no non-exempt prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, to the knowledge of the Partnership, has occurred with respect to any Burro Plan;

(iii) each Burro Plan intended to be qualified under Section 401(a) of the Code is so qualified, has received a currently effective favorable determination or opinion letter from the IRS that it is so qualified or has been established under a standardized master and prototype or volume submitter plan for which a current favorable IRS advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to, and may be relied upon by, the adopting employer, and, to the knowledge of the Partnership, no circumstances exist that would reasonably be expected to adversely affect the qualification of any such Burro Plan;

(iv) there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”), the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of the Partnership, threatened, relating to the Burro Plans, any fiduciaries thereof with respect to their duties to the Burro Plans or the assets of any of the trusts under any of the Burro Plans (other than routine claims for benefits) nor are there facts or circumstances that exist that would reasonably be expected to result in any such actions;

(v) no Burro Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Entity or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity;

(vi) no Burro Group Entity maintains any Burro Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all respects in compliance with the applicable requirements of Section 601, et seq. of ERISA and Sections 4980B and 4980H of the Code, and no Burro Group Entity is subject to any liability of any kind whatsoever, whether direct, indirect, contingent or otherwise, on account of any violation of the requirements of Section 601, et seq. of ERISA or Section 4980B or 4980H of the Code;

(vii) none of the Burro Plans currently provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by Section 601, et seq. of ERISA and Section 4980B(b) of the Code or other applicable similar law regarding health care coverage continuation (collectively “COBRA”), and no Burro Group Entity or any members of their Controlled Group has any liability to provide post-termination or retiree welfare benefits to any person or ever represented, promised or contracted to any employee or former employee of any Burro Group Entity (either individually or to employees of any Burro Group Entity as a group) or any other person that such employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by COBRA or similar state law;

(viii) each Burro Plan is maintained solely in the United States and subject only to the laws of the United States and no Burro Plan is maintained or sponsored by a professional employer organization; and

(ix) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not, either alone or in combination with any other event, (A) entitle any current or former employee, officer, director or consultant of any Burro Group Entity to severance pay, unemployment compensation, retention payments, change in control payments or any other similar payment, (B) result in, cause the accelerated vesting, funding or delivery of, or increase the amount of or otherwise enhance the value of, any payment or benefit due any such employee, officer, director or consultant, (C) trigger any obligation to fund any Burro Plan, or (D) limit or restrict the ability to merge, amend or terminate any Burro Plan.

(d) Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby would reasonably be expected to result, separately or in the aggregate (either alone or in combination with any other events), in the payment of any amount that would constitute “excess parachute payments” (as defined in Section 280G(b)(1) of the Code). There is no agreement, plan or other arrangement to which any Burro Group Entity is a party or by which any of them is otherwise bound to compensate any person in respect of Taxes or other liabilities incurred with respect to Section 409A or 4999 of the Code.

(e) Each Burro Plan that is subject to Section 409A of the Code has been operated and maintained, in all material respects, in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

(f) The Partnership has provided Kick with preliminary calculations reflecting a good faith estimate of the consequences of Sections 280G and 4999 on any “disqualified individuals” within the meaning of Section 280G of the Code in connection with the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event).

Section 3.13 Labor Matters.

(a) The Burro Group Entities are, and have been since December 31, 2021, in compliance in all material respects with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, workers compensation, equal employment opportunity, age and disability discrimination, work authorization, employee classification, payment and withholding of taxes, and employee termination notice requirements. Since December 31, 2021, there have been no and there are no pending or, to the knowledge of the Partnership, threatened material labor disputes, work stoppages, labor strikes or lockouts against any Burro Group Entity by employees, except as would not, individually or in the aggregate, result in any Burro Group Entity incurring a material liability.

(b) No Burro Group Entity is or has been a party to, is or has been bound by, is or has been negotiating, or has been asked to negotiate any collective bargaining agreement or other agreement or understanding with any labor union, labor organization, or similar employee representative. There are no (i) unfair labor practice charges or complaints against any Burro Group Entity pending before the National Labor Relations Board or any other labor relations tribunal or authority and, to the knowledge of the Partnership, no such charges or complaints are threatened, (ii) union representation claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority or (iii) pending grievances or arbitration proceedings against any Burro Group Entity that arose out of or under any collective bargaining agreement.

(c) To the knowledge of the Partnership, no current executive employee or officer of any Burro Group Entity has informed the Partnership that he or she intends to resign as a result of the consummation of the transactions contemplated hereby.

(d) With respect to any current or former employee, officer, consultant or other service provider of any Burro Group Entity, there are no actions against any Burro Group Entity pending, or to the Partnership’s knowledge, threatened to be brought or filed, in connection with the employment or engagement of any current or former employee, officer, consultant or other service provider of such Burro Group Entity, including any claim relating to employment discrimination, harassment, retaliation, equal pay or employment classification, except where such action would not, individually or in the aggregate, result in any Burro Group Entity incurring a material liability.

(e) The execution of this Agreement and the consummation of the transactions set forth in or contemplated by this Agreement will not result in any breach or violation of, or cause any payment to be made under, any applicable Laws with respect to labor and employment or any collective bargaining agreement to which any Burro Group Entity is a party.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Burro Material Adverse Effect, since December 31, 2021, the Burro Group Entities have not misclassified any Person as (i) an independent contractor or an employee leased from another employer, or (ii) exempt from state, federal, local or other applicable minimum wage or overtime regulations.

Section 3.14 Environmental Matters.

(a) Except for those matters that would not individually or in the aggregate result in any Burro Group Entity incurring a material liability:

(i) the Burro Group Entities and their respective properties, operations, services, equipment, and assets are, and for the past three years have been, in compliance with all Environmental Laws;

(ii) as of the Execution Date, the Burro Group Entities, including their property, operations, services, equipment, or assets, are not subject to, and have not otherwise received written notice of any pending or, to the knowledge of the Partnership, threatened Action, including, but not limited to government enforcement actions, notices of violations (“NOVs”), regulatory investigations, requests for information from regulators, citizen suits, or other third-party claims, under Environmental Laws; the Burro Group Entities have provided no notice and made no claims under any insurance policy or indemnity agreement regarding potential liabilities or other costs arising from any such Action;

(iii) no Burro Group Entity or, to the knowledge of the Partnership, any of their respective properties, operations, services, equipment, or assets, is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity arising from or relating to any Environmental Law;

(iv) there have been no Releases of Hazardous Materials at any property currently owned, operated, or otherwise used by the Burro Group Entities which Releases are reasonably likely to result in liability to any Burro Group Entity under Environmental Law. To the knowledge of the Partnership, there have been no Releases of Hazardous Materials at any property formerly owned, operated or otherwise used by the Burro Group Entities, or, to the knowledge of the Partnership, by any predecessors of the Burro Group Entities, which Releases are reasonably likely to result in liability to any Burro Group Entity under Environmental Law. As of the Execution Date, no Burro Group Entity has received any written notice asserting a liability or obligation under any Environmental Laws with respect to the investigation, remediation, removal, or monitoring of the Release of any Hazardous Materials at or from any property currently or formerly owned, operated, or otherwise used by any Burro Group Entity, or at or from any off-site location where Hazardous Materials from any Burro Group Entity’s operations have been sent for treatment, disposal storage or handling; and

(v) no Burro Group Entity has assumed any known or pending obligation or liability of a third party relating to or arising under any Environmental Law by Contract.

(b) All material environmental, health, and safety investigations, assessments (including, but not limited to, Phase I and Phase II environmental site assessments, desk top surveys, indoor or outdoor air monitoring, soil, water, or groundwater sampling, and workplace safety reviews), and audit reports prepared during the past five years by or on behalf of, or that are in the possession of the Burro Group Entities addressing environmental, health, and safety compliance matters or potential environmental liabilities or impacts with respect to any entity operations, services provided to third-parties, assets or equipment, or property owned, operated or otherwise used by any Burro Group Entity have been made available for review by Kick prior to the Execution Date.

(c) Except as expressly set forth in this Section 3.14 and except solely for the representations and warranties relating to the Permits as expressly set forth in Section 3.11, none of the Burro Group Entities make any representation or warranty regarding compliance or failure to comply with, or any actual or contingent liability under, any Environmental Law.

Section 3.15 Taxes.

(a) Each Burro Group Entity has filed all material Tax Returns required to be filed by it (taking into account valid extensions), and such returns are true, complete, and accurate in all material respects. Each Burro Group Entity has paid (or a Burro Group Entity has paid on its behalf) all Taxes shown as due on such Tax Returns, and the most recent financial statements contained in the Burro SEC Documents reflect an adequate reserve, in accordance with GAAP, for all Taxes payable by the Burro Group Entities accrued through the date of such Burro SEC Documents.

(b) No Burro Group Entity has made any material Tax election or change in Tax reporting or treatment since the date of such Burro SEC Documents.

(c) All Tax withholding and deposit requirements imposed on or with respect to the Burro Group Entities have been satisfied in all material respects.

(d) No material deficiencies or other claims for any Taxes have been proposed, asserted or assessed against any Burro Group Entity that are not adequately reserved for, and there are no material audits, examinations, investigations or other Proceedings ongoing, pending, or threatened in writing in respect of Taxes or Tax matters of any Burro Group Entity.

(e) There are no material liens with respect to Taxes upon any of the assets or properties of a Burro Group Entity other than with respect to Taxes not yet due and payable or that are being contested in good faith. No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to any Burro Group Entity. No Burro Group Entity has granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. No Burro Group Entity has agreed or is required to make any adjustments pursuant to Section 481(a) of the Code or any provision of state, local or foreign law similar to Section 481(a) of the Code by reason of a change in accounting method initiated by it or any other relevant party, nor has any application pending with any Tax authority requesting permission for any changes in accounting methods that relate to the business or assets of any Burro Group Entity. No Burro Group Entity will be required to include amounts in income, or exclude items of deduction, in a state or local taxable period beginning after the Closing Date as a result of (i) a change in method of accounting occurring prior to the Closing Date, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) a prepaid amount received, or paid, prior to the Closing Date or (iv) deferred gains arising prior to the Closing Date.

(f) The General Partner is a disregarded entity for federal income tax purposes, and each other Burro Group Entity is either a partnership or an entity disregarded as separate from its owner for federal income tax purposes.

(g) Each Burro Group Entity treated as a partnership for federal income tax purposes has an election under Section 754 of the Code in effect.

(h) The Partnership is a partnership for federal income tax purposes and at least 90% of the gross income of the Partnership for each taxable year ending after its initial public offering has been income that is “qualifying income” within the meaning of Section 7704(d) of the Code.

(i) None of the Burro Group Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the parent of which was a Burro Group Entity) or has any liability for the Taxes of any Person (other than another Burro Group Entity) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, or by Contract.

(j) No written claim or inquiry that has not been fully resolved has ever been made by a Governmental Entity in a jurisdiction where a Burro Group Entity does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction.

(k) No Burro Group Entity has participated in any listed transaction within the meaning of Treasury Regulation Section 1.6011-4.

(l) None of the Burro Group Entities is a party to a Tax allocation or sharing Contract (other than any Contract (i) exclusively between or among the Burro Group Entities or (ii) with third parties, made in the ordinary course of business, the primary subject matter of which is not Tax), and no payments are due or will become due by the Burro Group Entities pursuant to any such Contract.

(m) To the knowledge of the Partnership, the Burro Group Entities are in material compliance with all applicable Tax laws relating to transfer pricing.

(n) As of the date hereof, no Burro Group Entity is aware, after reasonable diligence, of the existence of any fact or circumstance that could reasonably be expected to prevent or impede the Mergers from being treated consistently with the Intended Tax Treatment.

Section 3.16 Contracts.

(a) Section 3.16 of the Burro Disclosure Letter lists, as of the Execution Date, each Contract of the following types (excluding any Burro Plan) to which any Burro Group Entity is a party or by which any of their respective properties or assets is bound;

(i) any Contract that would be required to be filed by the Partnership as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Partnership on a Current Report on Form 8-K;

(ii) any Contract that limits the ability of any Burro Group Entity (or, following the consummation of the Mergers and the other transactions contemplated by this Agreement, would limit the ability of Kick or any of its Subsidiaries, including any Surviving Entity) to compete in any line of business or with any Person or in any geographic area, or that restricts the right of any Burro Group Entity (or, following the consummation of the Mergers and the other transactions contemplated by this Agreement, would restrict the right of Kick or any of its Subsidiaries, including any Surviving Entity) to sell to or purchase from any Person, to solicit any business from any Person, or to hire any Person;

(iii) any Contract that contains any “most favored nation” or most favored customer provision, call or put option, preferential right or rights of first or last offer, negotiation or refusal, in each case other than those contained in any Contract in which such provision is solely for the benefit of any Burro Group Entity;

(iv) any Contract that provides for the formation, creation, operation, management or control of any material joint venture, partnership, strategic alliance, collaboration or other similar arrangement with a third party partnership, joint venture or limited liability company agreement;

(v) any Contract relating to Indebtedness and having an outstanding principal amount in excess of $150,000;

(vi) any Contract involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests for aggregate consideration (in one or a series of transactions) under such Contract of $150,000 or more;

(vii) any Contract that contains a put, call or similar right pursuant to which any Burro Group Entity could be required to sell, as applicable, any equity interests of any Person or material amount of assets;

(viii) any Contract for the lease of personal property or Burro Leased Real Property involving aggregate payments in excess of $400,000 in any calendar year that is not terminable by the applicable Burro Group Entity party thereto without penalty within 60 days;

(ix) any Contract that requires any Burro Group Entity to make annual expenditures in excess of $3,000,000 or aggregate payments in excess of $5,000,000 during the 12-month period following the Execution Date;

(x) any Contract that by its terms calls for aggregate payment or receipt by any Burro Group Entity under such Contract of more than $5,000,000 over the remaining term of such Contract;

(xi) any Contract pursuant to which any Burro Group Entity has continuing indemnification, guarantee, “earn-out” or other contingent payment obligations, in each case that could result in payments in excess of $150,000;

(xii) any Contract that provides for any standstill or similar obligations;

(xiii) any Contract that obligates any Burro Group Entity to make any capital commitment, loan or expenditure in an amount in excess of $5,000,000;

(xiv) any Contract that requires a consent to or otherwise contains a provision relating to a “change of control,” that is binding upon the any Burro Group Entity party thereto or that would reasonably be expected to prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement;

(xv) any Contract that provides any current employees, officers or directors of any Burro Group Entity with annual base compensation in excess of $175,000, other than (A) Contracts that are terminable without penalty, or (B) employment Contracts;

(xvi) any Contract to which any Burro Group Entity is a party, or is otherwise bound, relating to any material currency or other hedging arrangement; or

(xvii) any Contract entered into outside of the ordinary course of business, pursuant to which any Burro Group Entity is a party, or is otherwise bound, and the contracting counterparty of which is a Governmental Entity.

Each contract of the type described in clauses (i) through (xvii) is referred to herein as a “Burro Material Contract.”

(b) (i) Each Burro Material Contract is valid and binding on the Burro Group Entity party thereto and, to the knowledge of the Partnership, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions; (ii) such Burro Group Entity and, to the knowledge of the Partnership, each other party thereto has performed all obligations required to be performed by it under each Burro Material Contract; and (iii) there is no default under any Burro Material Contract by such Burro Group Entity or, to the knowledge of the Partnership, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a default on the part of such Burro Group Entity or, to the knowledge of the Partnership, any other party thereto under any such Burro Material Contract, nor has such Burro Group Entity received any notice of any such default, event or condition, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Burro Material Adverse Effect. The Partnership has made available to Kick true and complete copies of all Burro Material Contracts, including all amendments thereto.

Section 3.17 Insurance. The Burro Group Entities are covered by valid and currently effective insurance policies issued in favor of the Burro Group Entities that are customary and adequate for companies of similar size in the Burro Industry in the locations in which the Burro Group Entities operate. Section 3.17 of the Burro Disclosure Letter sets forth, as of the Execution Date, a true and complete list of all material insurance policies issued in favor of any Burro Group Entity, or pursuant to which any Burro Group Entity is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force. Except as would not reasonably be expected to have, individually or in the aggregate, a Burro Material Adverse Effect, with respect to each such insurance policy, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) no Burro Group Entity is in breach or default, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy and (c) to the knowledge of the Partnership, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation. No notice of cancellation or termination has been received with respect to any such policy, nor will any such cancellation or termination result from the consummation of the transactions contemplated hereby.

Section 3.18 Properties. Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Burro Material Adverse Effect: (a) the Partnership and its Subsidiaries have good, valid and defensible title to all real property owned by the Partnership or any of its Subsidiaries (collectively, the “Burro Owned Real Property”) and valid leasehold estates in all real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Partnership or any of its Subsidiaries (collectively, including the improvements thereon, the “Burro Leased Real Property”) free and clear of all Liens, except Permitted Liens, (b) each agreement under which the Partnership or any of its Subsidiaries is the landlord, sublandlord, tenant, subtenant, or occupant with respect to the Burro Leased Real Property (each, a “Burro Real Property Lease”) is in full force and effect and is valid and enforceable against the parties thereto in accordance with its terms, subject in each case to the Enforceability Exceptions, and neither the Partnership nor any of its Subsidiaries, or to the knowledge of the Partnership, any other party thereto, has received written notice of any default under any Burro Real Property Lease, and (c) there does not exist any pending or, to the knowledge of the Partnership, threatened condemnation or eminent domain Proceedings that affect any of the Burro Owned Real Property or Burro Leased Real Property.

Section 3.19 Suppliers and Customers.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Burro Group Entities, taken as a whole, since December 31, 2020 through the Execution Date, (i) there has been no termination of or a failure to renew the business relationship of the Burro Group Entities with any top ten (10) customers (each a “Burro Top Customer”) and (ii) no Burro Top Customer has notified any Burro Group Entity that it intends to terminate or not renew its business. No Burro Group Entity has received any written notice, letter, complaint or other communication from any Burro Top Customer to the effect that it has materially changed, modified, amended or reduced, or is expected to materially change, modify, amend or reduce, its business relationship with the Burro Group Entities in a manner that is materially adverse to the Burro Group Entities, taken as a whole.

Section 3.20 Intellectual Property. Each Burro Group Entity owns, or is licensed or otherwise possesses adequate rights to use (in the manner and to the extent it has used the same), all Intellectual Property used in their respective businesses as currently conducted (collectively, the “Burro Intellectual Property”) except where the failure to own or have the right to use such Burro Intellectual Property would not reasonably be expected to have, individually or in the aggregate, a Burro Material Adverse Effect. There are no pending or, to the knowledge of the Partnership, threatened claims by any Person alleging infringement, misappropriation or dilution by the Burro Group Entities of the Intellectual Property rights of any Person. In the prior six (6) years, to the knowledge of the Partnership the conduct of the businesses of the Burro Group Entities has not infringed, misappropriated or diluted, and does not infringe, misappropriate or dilute, any Intellectual Property rights of any Person except for such matters that have not and would not reasonably be expected to have, individually or in the aggregate, a Burro Material Adverse Effect. No Burro Group Entity has made any claim of infringement, misappropriation or other violation by others of its rights to or in connection with the Burro Intellectual Property. To the knowledge of the Partnership, no Person is infringing, misappropriating or diluting any Burro Intellectual Property. The Burro Group Entities have taken reasonable steps to protect the confidentiality of their trade secrets and the security of their computer systems and networks.

Section 3.21 Information Technology; Data Privacy.

(a) The Burro Group Entities own all right, title and interest in and to the Burro IT Assets, free and clear of any Liens other than Permitted Liens. except as would not reasonably be expected to be, individually or in the aggregate, material to the business of the Burro Group Entities, taken as a whole. The Burro Group Entities own or have a written valid and enforceable right to use all Burro IT Assets, except as would not reasonably be expected to be, individually or in the aggregate, material to the business of the Burro Group Entities, taken as a whole. Except as would not reasonably be expected to be, individually or in the aggregate, material to the business of the Burro Group Entities, taken as a whole, the Burro Group Entities have taken commercially reasonable steps and implemented commercially reasonable safeguards to protect the Burro IT Assets from any unauthorized access, use or other security breach and free from any disabling codes or instructions, spyware, trojan horses, worms, viruses, or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of software, data or other materials, or any viruses, Trojan horses, spyware or other malicious code (“Malicious Code”). The Burro IT Assets: (i) operate and perform as required by the Burro Group Entities for the operation of their respective businesses, (ii) since December 31, 2020, except as, individually or in the aggregate, would not reasonably be expected to result in, material liability to, or material disruption of the business operations of, the Burro Group Entities, have not malfunctioned or failed, suffered unscheduled downtime, or, to the knowledge of the Partnership, been subject to unauthorized access, use, cyber-attack or other security breach; and (iii) to the knowledge of the Partnership, no third party has gained unauthorized access to or misused the Burro IT Assets in each case in a manner that has resulted or is reasonably likely to result in (A) material liability, cost or disruption to the business of the Burro Group Entities, or (B) a duty to notify any Person, which if not notified, would reasonably be expected to result in material cost or liability to the Partnership or any Burro Subsidiary.

(b) Since December 31, 2020, the Burro Group Entities have complied with all Privacy Laws and with their respective privacy policies and other contractual commitments relating to privacy, security, collection, storage, transmission, transfer (including cross-border transfers), disclosure, use or processing of personal data (which, as used herein, includes similar terms used in Privacy Laws, such as personal information and personally identifiable information) in their possession or control (collectively, the “Data Protection Requirements”) and all anti-spam Laws. The Burro Group Entities have used commercially reasonable measures, consistent with industry practices, designed to ensure compliance with the Data Protection Requirements. Since December 31, 2020, the Burro Group Entities have not (i) experienced any material actual, alleged, or suspected data breach or other security incident involving personal information in their possession or control; or (ii) been subject to or received any notice of any material audit, investigation, complaint, or other Action by any Governmental Entity or other Person concerning any Burro Group Entities’ collection, use, processing, storage, transfer, or protection of personal data or actual, alleged, or suspected material violation of any Data Protection Requirements and to the knowledge of the Partnership, there are no material facts or circumstances that would reasonably be expected to give rise to any such Action.

(c) Since December 31, 2020, the Burro Group Entities have not had any actual disclosure or loss of, or inability to access or account for, or any incident relating to unauthorized access to or acquisition of, any personal data (a “Security Incident”) in their possession or control nor have they received written notice of any Security Incident with respect to personal or confidential data in their service provider’s control.

(d) To the knowledge of the Partnership, no Burro Group Entities has any threatened or pending Actions, or events or circumstances that are reasonably likely to give rise to material Actions as a result of any Security Incident or material vulnerability.

Section 3.22 State Takeover Statutes. No “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Laws”) or any similar anti-takeover provision in the Governing Documents of either Burro Party is, or at the Initial Effective Time will be, applicable to this Agreement, the Mergers or any of the other transactions contemplated hereby.

Section 3.23 No Rights Plan. There is no unitholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which any Burro Party is a party or is otherwise bound.

Section 3.24 Related Party Transactions. Except as otherwise disclosed in the Burro SEC Documents, no present or former director, executive officer, stockholder, partner, member, employee or Affiliate of any Burro Group Entity, nor any of such Person’s Affiliates or immediate family members (each of the foregoing, a “Burro Related Party”), is a party to any Contract with or binding upon any Burro Group Entity or any of their respective properties or assets or, to the knowledge of the Partnership, has any interest in any property, in each case, owned by any Burro Group Entity or has engaged in any transaction with any of the foregoing within the last 12 months, in each case, that is of a type that would be required to be disclosed in the Burro SEC Documents pursuant to Item 404 of Regulation S-K that has not been so disclosed. Except as otherwise disclosed in the Burro SEC Documents, no Burro Related Party owns, directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer or director or in another similar capacity of, any supplier or other independent contractor of any Burro Group Entity, or any organization which has a Contract with any Burro Group Entity.

Section 3.25 Anti-Corruption; Anti-Bribery; Anti-Money Laundering.

(a) The Burro Group Entities and, to the knowledge of the Partnership (as knowledge is defined in the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), each of their employees, directors, officers, agents and each other Person acting on behalf of any Burro Group Entity are in all respects compliant with and for the past five (5) years, have complied with (i) the FCPA and (ii) the provisions of all other applicable anti-bribery, anti-corruption and anti-money laundering Laws (“Anti-Corruption Laws”) of each jurisdiction in which the Burro Group Entities operate or have operated and in which any agent or other representative thereof is conducting or has conducted business on behalf of any Burro Group Entity. The Burro Group Entities have since December 31, 2019 (x) instituted policies and procedures that are reasonably designed to ensure compliance in all material respects with the FCPA and other applicable Anti-Corruption Laws and (y) maintained such policies and procedures in full force and effect in all material respects.

(b) None of the Burro Group Entities, to the knowledge of the Partnership (as knowledge is defined in the FCPA), any of their directors, officers and employees and each other Person acting on behalf of any Burro Group Entity has, in the past five (5) years, directly or indirectly, violated any, or been subject to actual or, to the knowledge of the Partnership, pending or threatened Action alleging violations on the part of any of the foregoing Persons of the FCPA or Anti-Corruption Laws or any terrorism financing Law.

(c) None of the Burro Group Entities or, to the knowledge of the Partnership (as knowledge is defined in the FCPA), any of their directors, officers, employees or any other Person acting on behalf of any Burro Group Entities has, in the past five (5) years: (i) directly or indirectly, paid, offered or promised to pay, or authorized or ratified the payment of any monies, gifts or anything of value to any Government Official or any political party or candidate for political office for the purpose of (A) influencing any act or decision of such official or of any Governmental Entity, (B) to obtain or retain business, or direct business to any Person or (C) to secure any other improper benefit or advantage, in each case in violation of applicable Anti-Corruption Laws; (ii) established or maintained any unlawful fund of monies or other assets of any Burro Group Entity; (iii) made any fraudulent entry on the books or records of any Burro Group Entity; (iv) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for any Burro Group Entity, to pay for favorable treatment for business secured or to pay for special concessions already obtained for any Burro Group Entity; or (v) aided, abetted, caused (directly or indirectly), participated in, or otherwise conspired with, any Person to violate the terms of any Order or applicable Law.

Section 3.26 Sanctions.

(a) The Burro Group Entities are and, in the past five (5) years have been, in all material respects in compliance with all applicable economic sanctions and export control Laws (collectively “Export and Sanctions Regulations”) in the United States and in other jurisdictions in which the Burro Group Entities do business or are otherwise subject to such jurisdiction.

(b) None of the Burro Group Entities, or, to the knowledge of the Partnership, any director, officer, agent, employee or other Person acting on behalf of any Burro Group Entity, in their capacity as such, is currently, or has been in the past five (5) years: (i) a Sanctioned Person or (ii) engaging in any dealings or transactions with, or for the benefit of, any Sanctioned Person or in any Sanctioned Country, to the extent such activities would cause any Burro Group Entity to violate applicable Export and Sanctions Regulations in the United States or in other jurisdictions in which the Burro Group Entities do business or are otherwise subject to such jurisdiction.

(c) For the past five (5) years, the Burro Group Entities have (i) instituted policies and procedures that are reasonably designed to ensure compliance, in all material respects, with the Export and Sanctions Regulations in each jurisdiction in which the Burro Group Entities operate or are otherwise subject to jurisdiction and (ii) maintained such policies and procedures in full force and effect, in all material respects.

(d) For the past five (5) years, no Burro Group Entity (i) has been found in violation of, charged with or convicted of, any Export and Sanctions Regulations, (ii) to the knowledge of the Partnership, is under investigation by any Governmental Entity for possible violations of any Export and Sanctions Regulation, (iii) has been assessed civil penalties under any Export and Sanctions Regulations or (iv) has filed any voluntary disclosures with any Governmental Entity regarding possible violations of any Export and Sanctions Regulations.

Section 3.27 Other Regulatory Matters. No Burro Group Entity is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder or (b) a “holding company,” a “subsidiary company” of a “holding company,” an Affiliate of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the U.S. Public Utility Holding Company Act of 2005.

Section 3.28 Brokers. No broker, investment banker, financial advisor or other Person, other than Jefferies, LLC, the fees and expenses of which will be paid by the Partnership, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Burro Group Entity. The Partnership has furnished to Kick a true and complete copy of any Contract between any Burro Group Entity and Jefferies, LLC pursuant to which Jefferies, LLC could be entitled to any payment from any Burro Group Entity relating to the transactions contemplated hereby.

Section 3.29 Opinion of Financial Advisor. The General Partner Board has received an opinion of Jefferies, LLC, dated the Execution Date, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of Partnership Common Units unaffiliated with the General Partner, a signed true and complete copy of such opinion has been or will be promptly provided to Kick.

Section 3.30 Limitation of Representations and Warranties.

(a) Except for the representations and warranties expressly contained in this Article III, as qualified by the Burro Disclosure Letter, neither the Burro Parties nor any other Person makes any other express or implied representation or warranty with respect to the Burro Parties or their Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement, the Mergers or the transactions contemplated hereby, and the Burro Parties hereby disclaim any such other representations or warranties.

(b) Each of the Burro Parties acknowledges and agrees that, except for the representations and warranties expressly contained in Article IV, none of the Kick Parties or any other Person acting on behalf of any Kick Party has made or makes, and such Burro Party has not relied on, any representation or warranty, whether express or implied, with respect to any Kick Party, their respective Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to such Burro Party or any of its Representatives by or on behalf of any Kick Party. Each Burro Party acknowledges and agrees that none of the Kick Parties or any other Person acting on behalf of any Kick Party has made or makes, and such Burro Party has not relied on, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to such Burro Party or any of its Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any Kick Party or any of their respective Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE KICK PARTIES

Except (a) as set forth in the corresponding section or subsection of the disclosure letter delivered by the Kick Parties to the Burro Parties immediately prior to the execution of this Agreement (the “Kick Disclosure Letter”) (provided that (i) the disclosure of any information in a particular section or subsection of the Kick Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Kick Disclosure Letter as an exception to a representation or warranty is not deemed an admission that such item represents a material exception or material fact, event or circumstance or that such has had, or would reasonably be expected to have, individually or in the aggregate, a Kick Material Adverse Effect) or (b) as disclosed in the Kick SEC Documents (excluding (A) any disclosure set forth in such Kick SEC Documents under the heading “Risk Factors” or in any section related to forward-looking statements, to the extent that such disclosure is non-specific, predictive or primarily cautionary in nature, and in each such case, other than historical facts included in such disclosure and (B) any disclosure in any Kick SEC Documents solely with respect to Section 4.2 and Section 4.28) filed on or after January 1, 2023 and at least 48 hours prior to the Execution Date (without giving effect to any disclosure set forth in any Kick SEC Document or any amendment to any Kick SEC Documents in each case filed on or after the Execution Date), each of the Kick Parties hereby represents and warrants to the Burro Parties as follows:

Section 4.1 Organization, Standing and Power.

(a) Each of the Kick Parties is a corporation or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its respective organization or formation and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.

(b) Each Kick Subsidiary is an entity duly organized or formed, as applicable, validly existing and in good standing under the Laws of the jurisdiction of its respective organization or formation and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, except where the failure to be in good standing or to have such power and authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Kick Material Adverse Effect.

(c) Each Kick Group Entity is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing, holding or operation of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Kick Material Adverse Effect.

(d) Each Kick Group Entity’s Governing Documents are in full force and effect and no Kick Group Entity is in violation of any provisions thereof.

(e) All of the issued and outstanding limited liability company interests of Stock Merger Sub are beneficially owned by Frontier I. Stock Merger Sub was formed solely for the purpose of engaging in the Initial LP Merger and the other transactions contemplated by this Agreement. Stock Merger Sub does not have, directly or indirectly, any assets, liabilities or obligations or conducted any business other than incident to its formation and pursuant to this Agreement, the Initial LP Merger and the other transactions contemplated hereby.

(f) All of the issued and outstanding limited liability company interests of Unit Merger Sub are beneficially owned by OpCo. Unit Merger Sub was formed solely for the purpose of engaging in the Subsequent LP Merger and the other transactions contemplated by this Agreement. Unit Merger Sub does not have, directly or indirectly, any assets, liabilities or obligations or conducted any business other than incident to its formation and pursuant to this Agreement, the Subsequent LP Merger and the other transactions contemplated hereby.

(g) All of the issued and outstanding limited liability company interests of GP Merger Sub is beneficially owned by OpCo. GP Merger Sub was formed solely for the purpose of engaging in the GP Merger and the other transactions contemplated by this Agreement. GP Merger Sub does not have, directly or indirectly, any assets, liabilities or obligations or conducted any business other than incident to its formation and pursuant to this Agreement, the GP Merger and the other transactions contemplated hereby.

Section 4.2 Capital Stock.

(a) As of the Execution Date, the authorized capital stock of Kick consists of 800,000,000 shares, of which 750,000,000 shares are Kick Common Stock and 50,000,000 shares are preferred stock, par value $0.01 per share (the “Kick Preferred Stock”). As of the Execution Date, (i) 77,400,000 shares of Kick Common Stock were issued and outstanding, (ii) no shares of Kick Preferred Stock were issued and outstanding and (iii) 1,081,325 shares of Kick Common Stock are underlying Time-Based Kick RSUs that had been granted pursuant to the Kick Omnibus Plan and (iv) 311,875 shares of Kick Common Stock are underlying Kick PSUs that had been granted pursuant to the Kick Omnibus Plan (assuming that all applicable performance-based vesting conditions are achieved at the target level for such Kick PSUs). Except as set forth in this Section 4.2(a), and for shares of Kick Common Stock issued pursuant to outstanding Kick equity awards since the Execution Date, as of the Execution Date, there are not any shares of capital stock, phantom units, voting securities, distribution equivalent rights or equity interests of Kick issued and outstanding or any Rights issued or granted by, or binding upon, Kick.

(b) As of the Execution Date, all outstanding shares of Kick Common Stock and Kick Preferred Stock have been duly authorized and validly issued in accordance with the Governing Documents of Kick and are fully paid and nonassessable and not subject to preemptive rights.

(c) The shares of Kick Common Stock to be issued pursuant to the Mergers including any shares of Kick Common Stock issuable pursuant to the OpCo LLC Agreement to holders of OpCo Stapled Units, will be duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights.

(d) There are no stockholder agreements, voting trusts or other agreements or understandings to which Kick has knowledge with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock, voting securities or equity interests of any Kick Group Entity.

(e) At Closing, the Opco Units to be issued to pursuant to this Agreement will be duly authorized, validly issued, fully paid and non-assessable (except to the extent nonassessability may be affected by Section 18-607 of the Delaware LLC Act) and the Opco Units, except as set forth in the OpCo LLC Agreement, will not be subject to preemptive rights. Except for interests held by Frontier I and Frontier II, at the Closing, there will be no interests issued or outstanding in OpCo other than the Opco Units issued pursuant to this Agreement at Closing. The Opco Units will be issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all requirements set forth in applicable contracts.

(f) At Closing, the shares of Kick Series A Preferred Stock to be issued to Spartan will be duly authorized, validly issued, fully paid and non-assessable and such Kick Series A Preferred Stock will not be subject to preemptive rights. Such Kick Series A Preferred Stock will be issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all requirements set forth in applicable contracts.

Section 4.3 Subsidiaries.

(a) Section 4.3(a) of the Kick Disclosure Letter sets forth a true and complete list of the Kick Subsidiaries and their respective jurisdictions of incorporation or organization, as applicable, as of the Execution Date.

(b) As of the Execution Date, all of the outstanding shares of capital stock or other equity or voting interests of each Kick Subsidiary are owned, directly or indirectly by Kick, beneficially and of record and free and clear of all Liens other than Permitted Liens, in the percentages set out on Section 4.3(b) of the Kick Disclosure Letter.

(c) There are no outstanding Rights issued or granted by, or binding upon, any of the Kick Subsidiaries as of the Execution Date.

(d) As of the Execution Date, all of the outstanding shares of capital stock or other equity or voting interests of each Kick Subsidiary have been duly authorized and are validly issued, fully paid (with respect to Kick Subsidiaries that are limited liability companies or limited partnerships, to the extent required under the limited liability company agreement or limited partnership agreement of the applicable Kick Subsidiary) and nonassessable (with respect to Kick Subsidiaries that are limited liability companies or limited partnerships, except as such nonassessability may be affected by Sections 18-607 and 18-804 of the DLLCA or by Sections 17-303, 17-607 and 17-804 of the DRULPA and the Governing Documents of the applicable Kick Subsidiary) and not subject to preemptive rights. Other than ownership interests in the Kick

Subsidiaries set forth on Section 4.3(b) of the Kick Disclosure Letter, the Kick Parties do not own beneficially, directly or indirectly, any equity securities, capital stock or other ownership interests of any Person as of the Execution Date. No Kick Party is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

Section 4.4 Authority.

(a) Each of the Kick Parties has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement, to perform all of the terms and conditions hereof to be performed by them and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of the Kick Parties and the consummation of the transactions contemplated hereby have been duly authorized and approved by all requisite corporate or limited liability company action on the part of each of the Kick Parties, subject to the approval of this Agreement and the Mergers by Frontier I as sole member of Stock Merger Sub and OpCo as (i) the sole member of Unit Merger Sub and (ii) the sole member of GP Merger Sub, each of which shall be obtained promptly following the execution of this Agreement. At a meeting duly called and held, the Kick Board, by unanimous vote, (A) determined that this Agreement and the transactions contemplated hereby are in the best interests of Kick and its stockholders, and (B) approved this Agreement and the transactions contemplated hereby. No other corporate or limited liability company proceedings on the part of any Kick Party and no other equity-holder proceedings on the part of any Kick Party or their respective equity holders are necessary to consummate the transactions contemplated hereby, including the Mergers. This Agreement has been duly executed and delivered by each of the Kick Parties and, subject to the due authorization and execution of this Agreement by the Burro Parties, constitutes the valid and legally binding obligation of each of the Kick Parties, enforceable against each of the Kick Parties in accordance with its terms, subject in each case to the Enforceability Exceptions.

Section 4.5 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by the Kick Parties does not, and the consummation of the Mergers and the other transactions contemplated hereby and compliance by the Kick Parties with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of any Kick Party under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Governing Documents of any Kick Party, (ii) any Contract to which any Kick Party is a party or (iii) subject to the governmental filings and other matters referred to in Section 4.5(b), any Law or any rule or regulation of the NYSE applicable to any Kick Party or by which any Kick Party or any of their respective properties or assets may be bound, except, in the case of clauses (ii) and (iii), as would not reasonably be expected, individually or in the aggregate, to have a Kick Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to any Kick Party in connection with the execution, delivery and performance of this Agreement by the Kick Parties or the consummation by the Kick Parties of the Mergers or the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” laws, (ii) the filing of the Certificates of Merger with the Delaware Secretary of State as required by the DLLCA and the DRULPA and the filing of the Certificate of Designation with the Delaware Secretary of State as required by the DGCL, (iii) any filings and approvals required under the rules and regulations of the NYSE, (iv) the receipt of the Regulatory Approvals, and (v) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices, the failure of which to be obtained or made, are not and would not reasonably be expected to have, individually or in the aggregate, a Kick Material Adverse Effect.

Section 4.6 SEC Reports; Financial Statements.

(a) Kick has filed with or furnished to the SEC on a timely basis true and complete copies of all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by Kick since June 30, 2023 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Kick SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the Execution Date, then on the date of such filing), the Kick SEC Documents complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Kick SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Kick has made all certifications and statements required by Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Kick SEC Documents and the statements contained in any such certifications were true and correct as of the date such certifications were made.

(b) The financial statements of Kick included in the Kick SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the Execution Date, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP and the applicable rules and regulations promulgated by the SEC (subject, in the case of the unaudited statements, to normal year-end audit adjustments that were not, or are not expected to be, material in amount) the financial position of Kick and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of Kick and its consolidated Subsidiaries for the periods presented therein. Since December 31, 2021, Kick has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of Kick and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

(c) Kick has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act), which are effective (as such term is used in Rule 13a-15(b) of the Exchange Act) to ensure that material information relating to Kick, including its Subsidiaries, required to be disclosed in Kick’s periodic and current reports under the Exchange Act, is made known to the principal executive officer and the principal financial officer of Kick by others within those entities in connection with the reports Kick files under the Exchange Act.

(d) Kick and its Subsidiaries have implemented and maintain a system of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) which is effective in providing reasonable assurance regarding the reliability of Kick’s financial reporting and the preparation of Kick’s financial statements for external purposes in accordance with GAAP. Kick has disclosed, based on its most recent evaluation of Kick’s internal control over financial reporting prior to the Execution Date, to Kick’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of Kick’s internal control over financial reporting which are reasonably likely to adversely affect Kick’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Kick’s internal control over financial reporting.

(e) As of the Execution Date, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Kick SEC Documents. To the knowledge of Kick, none of the Kick SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.

(f) Neither Kick nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Kick and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Kick or any of its Subsidiaries in Kick’s published financial statements or other Kick SEC Documents.

(g) To the knowledge of the Kick Parties, no employee of the Kick Parties or any of their respective Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law of the type described in Section 806 of the Sarbanes-Oxley Act by the Kick Parties or any of their respective Subsidiaries. None of the Kick Parties or any of their respective Subsidiaries nor, to the knowledge of the Kick Parties, any director, officer, employee, contractor, subcontractor or agent of the Kick Parties or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Kick Parties or any of their respective Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

Section 4.7 No Undisclosed Liabilities. No Kick Group Entity has any liabilities required by GAAP to be set forth on a consolidated balance sheet of the Kick Group Entities, except (a) to the extent accrued or reserved against in the consolidated balance sheet of Kick and its Subsidiaries as of September 30, 2023 included in the Quarterly Report on 10-Q filed by Kick with the SEC on November 9, 2023 (without giving effect to any amendment thereto filed on or after the Execution Date), (b) for liabilities and obligations of Kick and the Kick Subsidiaries incurred in the ordinary course of business consistent with past practice since September 30, 2023, (c) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated hereby, or (d) liabilities that are not material, individually or in the aggregate, to the Kick Group Entities (taken as a whole).

Section 4.8 Certain Information. None of the information supplied (or to be supplied) by or on behalf of Kick specifically for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it (or any post-effective amendment or supplement) becomes or is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the Consent Statement/Prospectus will, on the date it is first mailed to the holders of Partnership Common Units and at the time of any amendments or supplements thereto contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading. The Consent Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act. Notwithstanding the foregoing, Kick makes no representation or warranty with respect to information supplied by or on behalf of the Burro Parties or their Representatives for inclusion or incorporation by reference in any of the foregoing documents.

Section 4.9 Absence of Certain Changes or Events. Since September 30, 2023 through the Execution Date, there has not been a Kick Material Adverse Effect.

Section 4.10 Litigation. There is no Action pending or, to the knowledge of Kick, threatened (i) against or affecting any Kick Group Entity or (ii) to the knowledge of Kick, any of their respective properties or assets, in each case, other than such Actions that would not be reasonably expected to result in, individually or in the aggregate, material liability to the Kick Group Entities, taken as a whole. No Kick Group Entity or, to the knowledge of Kick, any of their respective properties or assets, is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity, except where such judgment, order, injunction, rule or decree of any Governmental Entity would not be reasonably expected to result in, individually or in the aggregate, material liability to the Kick Group Entities, taken as a whole. There is no Action pending or, to the knowledge of Kick, threatened seeking to prevent, hinder, modify, delay or challenge the Mergers or any of the other transactions contemplated by this Agreement.

Section 4.11 Compliance with Laws. The businesses of the Kick Group Entities are currently being conducted, and at all times since December 31, 2021 have been conducted, in compliance with all applicable Laws, except where the failure to so comply has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Kick Group Entities, taken as a whole. No investigation or review by any Governmental Entity with respect to the Kick Group Entities is pending or threatened in writing, other than those the outcome that would not reasonably be expected to be, individually or in the aggregate, material to the Kick Group Entities, taken as a whole. The Kick Group Entities have in effect all Permits of all Governmental Entities necessary under Law for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, except where the failure to so possess or have filed any of the Permits would not reasonably be expected to result in, individually or in the aggregate, material liability to the Kick Group Entities, taken as a whole. There has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit, nor would any such revocation, non-renewal, adverse modification or cancellation result from the consummation of the transactions contemplated hereby, except where such revocation, non-renewal, adverse modification or cancellation would not reasonably be expected to result in, individually or in the aggregate, material liability to the Kick Group Entities, taken as a whole.

Section 4.12 Benefit Plans.

(a) Section 4.12(a) of the Kick Disclosure Letter contains a true and complete list of each material Kick Plan. Kick has provided or made available to the Partnership a current, accurate and complete copy of each Kick Plan and any amendments thereto, or if such Kick Plan is not in written form, a written summary of all of the material terms and conditions of such Kick Plan. With respect to each Kick Plan, Kick has furnished or made available to the Partnership a current, accurate and complete copy of, to the extent applicable: (i) any related trust agreement, insurance, annuity or other funding instrument, (ii) the most recent determination or opinion letter from the IRS, (iii) any summary plan description, summary of material modifications, and other similar material written communications (or a written description of any material oral communications) to the employees of any Kick Group Entity or other participants thereof concerning the extent of the benefits provided under a Kick Plan, (iv) for the two most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports, and (v) all non-routine correspondence with any Governmental Entity.

(b) No Kick Plan is, and no Kick Group Entity or any member of their Controlled Group has ever sponsored, maintained, contributed to or been required to contribute to or incurred any liability (contingent or otherwise) with respect to any of the following types of plans during the six years prior to the Closing Date: (i) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) a Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code, (iii) a Pension Plan that is a “multiple employer plan” as defined in Section 413 of the Code, (iv) a “funded welfare plan” within the meaning of Section 419 of the Code, or (v) a “multiple employer welfare arrangement,” within the meaning of Section 3(40)(A) of ERISA.

(c) With respect to the Kick Plans, except as would not reasonably be expected to be, individually or in the aggregate, material to the Kick Group Entities, taken as a whole:

(i) each Kick Plan complies in all respects with its terms and complies in all respects in form and in operation with the applicable provisions of ERISA and the Code and all other applicable legal requirements and all required contributions, payments, distributions and reimbursements that are due with respect to any Kick Plan and related trust or fund prior to the Closing Date have been (or prior to the Closing Date, will be) paid and each Kick Group Entity has timely deposited all amounts withheld from employees in appropriate trusts or accounts;

(ii) no non-exempt prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, to the knowledge of Kick, has occurred with respect to any Kick Plan;

(iii) each Kick Plan intended to be qualified under Section 401(a) of the Code is so qualified, has received a currently effective favorable determination or opinion letter from the IRS that it is so qualified or has been established under a standardized master and prototype or volume submitter plan for which a current favorable IRS advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to, and may be relied upon by, the adopting employer, and, to the knowledge of Kick, no circumstances exist that would reasonably be expected to adversely affect the qualification of any such Kick Plan;

(iv) there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the PBGC, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of Kick, threatened, relating to the Kick Plans, any fiduciaries thereof with respect to their duties to the Kick Plans or the assets of any of the trusts under any of the Kick Plans (other than routine claims for benefits) nor are there facts or circumstances that exist that would reasonably be expected to result in any such actions;

(v) no Kick Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Entity or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity;

(vi) no Kick Group Entity maintains any Kick Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all respects in compliance with the applicable requirements of Section 601, et seq. of ERISA and Sections 4980B and 4980H of the Code, and no Kick Group Entity is subject to any liability of any kind whatsoever, whether direct, indirect, contingent or otherwise, on account of any violation of the requirements of Section 601, et seq. of ERISA or Section 4980B or 4980H of the Code;

(vii) none of the Kick Plans currently provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA, and no Kick Group Entity or any members of their Controlled Group has any liability to provide post-termination or retiree welfare benefits to any person or ever represented, promised or contracted to any employee or former employee of any Kick Group Entity (either individually or to employees of any Kick Group Entity as a group) or any other person that such employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by COBRA or similar state law;

(viii) each Kick Plan is maintained solely in the United States and subject only to the laws of the United States; and

(ix) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not, either alone or in combination with any other event, (A) entitle any current or former employee, officer, director or consultant of any Kick Group Entity to severance pay, unemployment compensation, retention payments, change in control payments or any other similar payment, (B) result in, cause the accelerated vesting, funding or delivery of, or increase the amount of or otherwise enhance the value of, any payment or benefit due any such employee, officer, director or consultant, (C) trigger any obligation to fund any Kick Plan, or (D) limit or restrict the ability to merge, amend or terminate any Kick Plan.

(d) Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby would reasonably be expected to result, separately or in the aggregate (either alone or in combination with any other events), in the payment of any amount that would constitute “excess parachute payments” (as defined in Section 280G(b)(1) of the Code). There is no agreement, plan or other arrangement to which any Kick Group Entity is a party or by which any of them is otherwise bound to compensate any person in respect of taxes or other liabilities incurred with respect to Section 409A or 4999 of the Code.

(e) Each Kick Plan that is subject to Section 409A of the Code has been operated and maintained, in all material respects, in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

Section 4.13 Labor Matters.

(a) The Kick Group Entities are, and have been for the past three years, in compliance in all material respects with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, workers compensation, equal employment opportunity, age and disability discrimination, work authorization, employee classification, payment and withholding of taxes, and employee termination notice requirements. During the past three years there have been no and there are no pending or, to the knowledge of Kick, threatened material, labor disputes, work stoppages, labor strikes or lockouts against any Kick Group Entity by employees, except as would not, individually or in the aggregate, result in any Kick Group Entity incurring a material liability.

(b) No Kick Group Entity is or has been a party to, is or has been bound by, is or has been negotiating, or has been asked to negotiate any collective bargaining agreement or other agreement or understanding with any labor union, labor organization, or similar employee representative. To the knowledge of Kick, there has not been any activity on behalf of any labor union, labor organization or similar employee representative to organize any employees of any Kick Group Entity. There are no (i) unfair labor practice charges or complaints against any Kick Group Entity pending before the National Labor Relations Board or any other labor relations tribunal or authority and, to the knowledge of Kick, no such charges or complaints are threatened, (ii) union representation claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority or (iii) pending grievances or arbitration proceedings against any Kick Group Entity that arose out of or under any collective bargaining agreement.

(c) With respect to any current or former employee, officer, consultant or other service provider of any Kick Group Entity, there are no actions against any Kick Group Entity pending, or to Kick’s knowledge, threatened to be brought or filed, in connection with the employment or engagement of any current or former employee, officer, consultant or other service provider of such Kick Group Entity, including any claim relating to employment discrimination, harassment, retaliation, equal pay or employment classification, except where such action would not, individually or in the aggregate, result in any Kick Group Entity incurring a material liability.

(d) The execution of this Agreement and the consummation of the transactions set forth in or contemplated by this Agreement will not result in any breach or violation of, or cause any payment to be made under, any applicable Laws with respect to labor and employment or any collective bargaining agreement to which any Kick Group Entity is a party.

Section 4.14 Environmental Matters.

(a) Except for those matters that would not individually or in the aggregate result in any Kick Party incurring a material liability:

(i) Kick and its Subsidiaries and their respective properties, operations, services, equipment and assets are, and for the past three years have been, in compliance with all Environmental Laws;

(ii) as of the Execution Date, Kick and its Subsidiaries, including their property, operations, services, equipment, or assets, are not subject to, and have not otherwise received written notice of or been named in, any pending or, to the knowledge of Kick, threatened Action, including but not limited to NOVs, regulatory investigations, requests for information from regulators, citizen suits, or other third party claims, under Environmental Laws; Kick and its Subsidiaries have provided no notice and made no claims under any insurance policy or indemnity agreement regarding potential liabilities or other costs arising from any such Action;

(iii) no Kick Group Entity or, to the knowledge of Kick, any of their respective properties, operations, services, equipment, or assets, is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity arising from or relating to Environmental Law;

(iv) there have been no Releases of Hazardous Materials at any property currently owned, operated, or otherwise used by Kick and its Subsidiaries which Releases are reasonably likely to result in liability to any entity of Kick or its Subsidiaries under Environmental Law. To the knowledge of Kick, there have been no Releases of Hazardous Materials at any property formerly owned, operated or otherwise used by Kick or any of its Subsidiaries, or, to the knowledge of Kick, by any predecessors of Kick or any Subsidiary of Kick, which Releases are reasonably likely to result in liability to Kick under Environmental Law. As of the Execution Date, neither Kick nor any of its Subsidiaries has received any written notice asserting a liability or obligation under any Environmental Laws with respect to the investigation, remediation, removal, or monitoring of the Release of any Hazardous Materials at or from any property currently or formerly owned, operated, or otherwise used by Kick, or at or from any off-site location where Hazardous Materials from Kick’s or its Subsidiaries’ operations have been sent for treatment, disposal storage or handling; and

(v) neither Kick nor its Subsidiaries has assumed any known or pending obligation or liability of a third party relating to or arising under any Environmental Law by Contract.

(b) Except as expressly set forth in this Section 4.14 and except solely for the representations and warranties relating to the Permits as expressly set forth in Section 4.11, neither Kick nor its Subsidiaries make any representation or warranty regarding compliance or failure to comply with, or any actual or contingent liability under, any Environmental Law.

Section 4.15 Taxes.

(a) Each Kick Group Entity has filed all material Tax Returns required to be filed by it (taking into account valid extensions), and such returns are true, complete, and accurate in all material respects. Each Kick Group Entity has paid (or a Kick Group Entity has paid on its behalf) all Taxes shown as due on such Tax Returns, and the most recent financial statements contained in the Kick SEC Documents reflect an adequate reserve, in accordance with GAAP, for all Taxes payable by the Kick Group Entities accrued through the date of such Kick SEC Documents.

(b) No Kick Group Entity has made any material Tax election or change in Tax reporting or treatment since the date of such Kick SEC Documents.

(c) No material deficiencies or other claims for any Taxes have been proposed, asserted or assessed against any Kick Group Entity that are not adequately reserved for.

(d) There are no material liens with respect to Taxes upon any of the assets or properties of a Kick Group Entity other than with respect to Taxes not yet due and payable or that are being contested in good faith. No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to any Kick Group Entity. No Kick Group Entity has granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. No Kick Group Entity has agreed or is required to make any adjustments pursuant to Section 481(a) of the Code or any provision of state, local or foreign law similar to Section 481(a) of the Code by reason of a change in accounting method initiated by it or any other relevant party, nor has any application pending with any Tax authority requesting permission for any changes in accounting methods that relate to the business or assets of any Kick Group Entity. No Kick Group Entity will be required to include amounts in income, or exclude items of deduction, in a state or local taxable period beginning after the Closing Date as a result of (i) a change in method of accounting occurring prior to the Closing Date, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) a prepaid amount received, or paid, prior to the Closing Date or (iv) deferred gains arising prior to the Closing Date.

(e) None of the Kick Group Entities has been a member of an affiliated, combined, consolidated, unitary or similar group with respect to Taxes (including any affiliated group within the meaning of Section 1504 of the Code and any similar group under state, local or non-U.S. law), or has any liability for the Taxes of any Person (other than the Kick Group Entities).

(f) None of the Kick Group Entities is a party to a Tax allocation, sharing or indemnification agreement, and no payments are due or will become due by any Kick Group Entity pursuant to any such agreement, in each case, other than (i) agreements solely between or among the Kick Group Entities or (ii) provisions contained in commercial agreements the primary purpose of which is not related to Taxes.

(g) OpCo is properly classified as a partnership for U.S. federal purposes (and applicable state and local income tax purposes).

(h) As of the date hereof, no Kick Group Entity is aware, after reasonable diligence, of the existence of any fact or circumstance that could reasonably be expected to prevent or impede the Mergers from being treated consistently with the Intended Tax Treatment.

Section 4.16 Contracts.

(a) Section 4.16 of the Kick Disclosure Letter lists, as of the Execution Date, each Contract of the following types (excluding any Kick Plan) to which any Kick Group Entity is a party or by which any of their respective properties or assets is bound:

(i) any Contract that would be required to be filed by Kick as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by Kick on a Current Report on Form 8-K;

(ii) any Contract relating to Indebtedness and having an outstanding principal amount in excess of $500,000;

(iii) any Contract involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests for aggregate consideration (in one or a series of transactions) under such Contract of $500,000 or more;

(iv) any Contract for the lease of personal property or Kick Leased Real Property involving aggregate payments in excess of $400,000 in any calendar year that is not terminable by the applicable Kick Group Entity party thereto without penalty within 60 days;

(v) any Contract that requires any Kick Group Entity to make annual expenditures in excess of $3,000,000 or aggregate payments in excess of $5,000,000 during the 12-month period following the Execution Date;

(vi) any Contract that by its terms calls for aggregate payment or receipt by any Kick Group Entity under such Contract of more than $5,000,000 over the remaining term of such Contract;

(vii) any Contract pursuant to which any Kick Group Entity has continuing indemnification, guarantee, “earn-out” or other contingent payment obligations, in each case that could result in payments in excess of $500,000;

(viii) any Contract that obligates any Kick Group Entity to make any capital commitment, loan or expenditure in an amount in excess of $5,000,000;

(ix) any Contract that provides any current employees, officers or directors of the any Kick Group Entity with annual base compensation in excess of $400,000, other than Contracts: (A) that are terminable without penalty, or (B) employment Contracts; or

(x) any Contract that would or would reasonably be expected to prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement.

Each contract of the type described in clauses (i) through (x) is referred to herein as a “Kick Material Contract.”

(b) (i) Each Kick Material Contract is valid and binding on the Kick Group Entity party thereto and, to the knowledge of Kick, each other party thereto, and is in full force and effect and enforceable in accordance with its terms except as such enforcement may be limited by the Enforceability Exceptions; (ii) such Kick Group Entity and, to the knowledge of Kick, each other party thereto has performed all obligations required to be performed by it under each Kick Material Contract; and (iii) there is no default under any Kick Material Contract by such Kick Group Entity or, to the knowledge of Kick, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a default on the part of such Kick Group Entity or, to the knowledge of Kick, any other party thereto under any such Kick Material Contract, nor has such Kick Group Entity received any notice of any such default, event or condition, in case, except as would not reasonably be expected to have, individually or in the aggregate, a Kick Material Adverse Effect.

Section 4.17 Insurance. The Kick Group Entities are covered by valid and currently effective insurance policies issued in favor of the Kick Group Entities that are customary and adequate for companies of similar size in the Kick Industry in the locations in which the Kick Group Entities operate. Except as would not reasonably be expected to have, individually or in the aggregate, a Kick Material Adverse Effect, with respect to each such insurance policy, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) no Kick Group Entity is in breach or default, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy and (c) to the knowledge of Kick, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation. No notice of cancellation or termination has been received with respect to any such policy, nor will any such cancellation or termination result from the consummation of the transactions contemplated hereby.

Section 4.18 Properties. Except as would not reasonably be expected to have, individually or in the aggregate, a Kick Material Adverse Effect: (a) Kick and its Subsidiaries have good, valid and defensible title to all real property owned by Kick or any of its Subsidiaries (collectively, the “Kick Owned Real Property”) and valid leasehold estates in all real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by Kick or any of its Subsidiaries (collectively, including the improvements thereon, the “Kick Leased Real Property”) free and clear of all Liens, except Permitted Liens, (b) each agreement under which Kick or any of its Subsidiaries is the landlord, sublandlord, tenant, subtenant, or occupant with respect to the Kick Leased Real Property (each, a “Kick Real Property Lease”) is in full force and effect and is valid and enforceable against the parties thereto in accordance with its terms, subject in each case to the Enforceability Exceptions, and neither Kick nor any of its Subsidiaries, or to the knowledge of Kick, any other party thereto, has received written notice of any default under any Kick Real Property Lease, and (c) there does not exist any pending or, to the knowledge of Kick, threatened condemnation or eminent domain Proceedings that affect any of the Kick Owned Real Property or Kick Leased Real Property.

Section 4.19 Suppliers and Customers.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Kick Group Entities, taken as a whole, since December 31, 2020 through the Execution Date, (i) there has been no termination of or a failure to renew the business relationship of the Kick Group Entities with any top ten (10) customers (each a “Kick Top Customer”) and (ii) no Kick Top Customer has notified any Kick Group Entity that it intends to terminate or not renew its business. No Kick Group Entity has received any written notice, letter, complaint or other communication from any Kick Top Customer to the effect that it has materially changed, modified, amended or reduced, or is expected to materially change, modify, amend or reduce, its business relationship with the Kick Group Entities in a manner that is materially adverse to the Kick Group Entities, taken as a whole.

Section 4.20 Intellectual Property. Each Kick Group Entity owns, or is licensed or otherwise possesses adequate rights to use (in the manner and to the extent it has used the same), all Intellectual Property of any kind used in their respective businesses as currently conducted (collectively, the “Kick Intellectual Property”), except where the failure to own or have the right to use such Kick Intellectual Property would not reasonably be expected to have, individually or in the aggregate, a Kick Material Adverse Effect. There are no pending or, to the knowledge of Kick, threatened claims by any Person alleging infringement, misappropriation or dilution by any Kick Group Entity of the Intellectual Property rights of any Person. In the past six (6) years, to the Knowledge of Kick, the conduct of the businesses of the Kick Group Entities has not infringed, misappropriated or diluted, and does not infringe, misappropriate or dilute, any Intellectual Property rights of any Person except for such matters that have not and would not reasonably be expected to have, individually or in the aggregate, a Kick Material Adverse Effect. No Kick Group Entity has made any claim of infringement, misappropriation or other violation by others of its rights to or in connection with the Kick Intellectual Property. To the knowledge of Kick, no Person is infringing, misappropriating or diluting any Kick Intellectual Property. The Kick Group Entities have taken reasonable steps to protect the confidentiality of their trade secrets and the security of their computer systems and networks.

Section 4.21 Information Technology; Data Privacy.

(a) The Kick Group Entities own all right, title and interest in and to the Kick IT Assets, free and clear of any Liens other than Permitted Liens except as would not reasonably be expected to be, individually or in the aggregate, material to the business of the Kick Group Entities, taken as a whole. The Kick Group Entities own or have a written valid and enforceable right to use all

Kick IT Assets, except as would not reasonably be expected to be, individually or in the aggregate, material to the business of the Kick Group Entities, taken as a whole. Except as would not reasonably be expected to be, individually or in the aggregate, material to the business of the Kick Group Entities, taken as a whole, the Kick Group Entities have taken commercially reasonable steps and implemented commercially reasonable safeguards to protect the Kick IT Assets from any unauthorized access, use or other security breach and free from any Malicious Code. The Kick IT Assets: (i) operate and perform as required by the Kick Group Entities for the operation of their respective businesses, (ii) since December 31, 2020, except as, individually or in the aggregate, would not reasonably be expected to result in, material liability to, or material disruption of the business operations of, the Kick Group Entities, have not malfunctioned or failed, suffered unscheduled downtime, or, to the knowledge of Kick, been subject to unauthorized access, use, cyber-attack or other security breach; and (iii) to the knowledge of Kick, no third party has gained unauthorized access to or misused the Kick IT Assets in each case in a manner that has resulted or is reasonably likely to result in (A) material liability, cost or disruption to the business of the Kick Group Entities, or (B) a duty to notify any Person, which if not notified, would reasonably be expected to result in material cost or liability to any Kick Group Entity.

(b) Since December 31, 2020, the Kick Group Entities have complied with all Privacy Laws and with their respective privacy policies and other Data Protection Requirements and all anti-spam Laws. The Kick Group Entities have used commercially reasonable measures, consistent with industry practices, designed to ensure compliance with the Data Protection Requirements. Since December 31, 2020, the Kick Group Entities have not (i) experienced any material actual, alleged, or suspected data breach or other security incident involving personal information in their possession or control; or (ii) been subject to or received any notice of any material audit, investigation, complaint, or other Action by any Governmental Entity or other Person concerning any Kick Group Entities’ collection, use, processing, storage, transfer, or protection of personal data or actual, alleged, or suspected material violation of any Data Protection Requirements and to the knowledge of Kick, there are no material facts or circumstances that would reasonably be expected to give rise to any such Action.

(c) Since December 31, 2020, the Kick Group Entities have not had any Security Incident nor have they received written notice of any Security Incident with respect to personal data in their service provider’s control.

(d) To the knowledge of Kick, no Kick Group Entity has any threatened or pending Actions, or events or circumstances that are reasonably likely to give rise to material Actions as a result of any Security Incident or material vulnerability.

Section 4.22 State Takeover Statutes. No Takeover Laws or any similar anti-takeover provision in the Governing Documents of any Kick Party is applicable to this Agreement, the Mergers or any of the other transactions contemplated hereby.

Section 4.23 No Rights Plan. There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which any Kick Party is a party or is otherwise bound.

Section 4.24 Related Party Transactions. Except as otherwise disclosed in the Kick SEC Documents, no present or former director, executive officer, stockholder, partner, member, employee or Affiliate of any Kick Group Entity, nor any of such Person’s Affiliates or immediate family members (each of the foregoing, a “Kick Related Party”), is a party to any Contract with or binding upon any Kick Group Entity or any of their respective properties or assets or, to the knowledge of Kick, has any interest in any property, in each case, owned by any Kick Group Entity or has engaged in any transaction with any of the foregoing within the last 12 months, in each case, that is of a type that would be required to be disclosed in the Kick SEC Documents pursuant to Item 404 of Regulation S-K that has not been so disclosed. Except as otherwise disclosed in the Kick SEC Documents, no Kick Related Party owns, directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer or director or in another similar capacity of, any supplier or other independent contractor of any Kick Group Entity, or any organization which has a Contract with any Kick Group Entity.

Section 4.25 Anti-Corruption; Anti-Bribery; Anti-Money Laundering.

(a) The Kick Group Entities and, to the knowledge of Kick (as knowledge is defined in the FCPA), each of their employees, directors, officers, agents and each other Person acting on behalf of any Kick Group Entity are in all respects compliant with and for the past five (5) years, have complied with (i) the FCPA, and (ii) the provisions of all other applicable Anti-Corruption Laws of each jurisdiction in which the Kick Group Entities operate or have operated and in which any agent or other representative thereof is conducting or has conducted business on behalf of any Kick Group Entity. The Kick Group Entities have since December 31, 2019 (x) instituted policies and procedures that are reasonably designed to ensure compliance in all material respects with the FCPA and other applicable Anti-Corruption Laws and (y) maintained such policies and procedures in full force and effect in all material respects.

(b) None of the Kick Group Entities, to the knowledge of the Kick (as knowledge is defined in the FCPA), any of their directors, officers and employees and each other Person acting on behalf of any Kick Group Entity has, in the past five (5) years, directly or indirectly, violated any, or been subject to actual or, to the knowledge of the Kick, pending or threatened Action alleging violations on the part of any of the foregoing Persons of the FCPA or Anti- Corruption Laws or any terrorism financing Law.

(c) None of the Kick Group Entities or, to the knowledge of Kick (as knowledge is defined in the FCPA) any of their directors, officers, employees or any other Person acting on behalf of any Kick Group Entities has, in the past five (5) years: (i) directly or indirectly, paid, offered or promised to pay, or authorized or ratified the payment of any monies, gifts or anything of value to any Government Official or any political party or candidate for political office for the purpose of (A) influencing any act or decision of such official or of any Governmental Entity, (B) to obtain or retain business, or direct business to any Person or (C) to secure any other improper benefit or advantage, in each case in violation of applicable Anti-Corruption Laws; (ii) established or maintained any unlawful fund of monies or other assets of any Kick Group Entity; (iii) made any fraudulent entry on the books or records of any Kick Group Entity; (iv) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for any Kick Group Entity, to pay for favorable treatment for business secured or to pay for special concessions already obtained for any Kick Group Entity; or (v) aided, abetted, caused (directly or indirectly), participated in, or otherwise conspired with, any Person to violate the terms of any Order or applicable Law.

Section 4.26 Sanctions.

(a) The Kick Group Entities are and, in the past five (5) years have been, in all material respects in compliance with all Export and Sanctions Regulations in the United States and in other jurisdictions in which the Kick Group Entities do business or are otherwise subject to such jurisdiction.

(b) None of the Kick Group Entities, or, to the knowledge of Kick, any director, officer, agent, employee or other Person acting on behalf of any of the Kick Group Entities, in their capacity as such, is currently, or has been in the past five (5) years: (i) a Sanctioned Person or (ii) engaging in any dealings or transactions with, or for the benefit of, any Sanctioned Person or in any Sanctioned Country, to the extent such activities would cause Kick to violate applicable Export and Sanctions Regulations in the United States or in other jurisdictions in which the Kick Group Entities do business or are otherwise subject to such jurisdiction.

(c) For the past five (5) years, the Kick Group Entities have (i) instituted policies and procedures that are reasonably designed to ensure compliance, in all material respects, with the Export and Sanctions Regulations in each jurisdiction in which the Kick Group Entities operate or are otherwise subject to jurisdiction and (ii) maintained such policies and procedures in full force and effect, in all material respects.

(d) For the past five (5) years, no Kick Group Entities (i) has been found in violation of, charged with or convicted of, any Export and Sanctions Regulations, (ii) to the knowledge of the Kick, is under investigation by any Governmental Entity for possible violations of any Export and Sanctions Regulation, (iii) has been assessed civil penalties under any Export and Sanctions Regulations or (iv) has filed any voluntary disclosures with any Governmental Entity regarding possible violations of any Export and Sanctions Regulations.

Section 4.27 Other Regulatory Matters. Neither Kick Party is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder or (b) a “holding company,” a “subsidiary company” of a “holding company,” an Affiliate of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the U.S. Public Utility Holding Company Act of 2005.

Section 4.28 Brokers. No broker, investment banker, financial advisor or other Person, other than Barclays Capital Inc., the fees and expenses of which will be paid by Kick, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Kick Group Entity.

Section 4.29 Opinion of Financial Advisor. Kick has received the opinion of Barclays Capital Inc., dated the Execution Date, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to Kick, a signed true and complete copy of which opinion has been or will promptly be provided to the Partnership.

Section 4.30 Limitation of Representations and Warranties.

(a) Except for the representations and warranties expressly contained in this Article IV, as qualified by the Kick Disclosure Letter, neither the Kick Parties nor any other Person makes any other express or implied representation or warranty with respect to the Kick Parties or their Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement, the Mergers or the transactions contemplated hereby, and the Kick Parties hereby disclaim any such other representations or warranties

(b) Each of the Kick Parties acknowledges and agrees that, except for the representations and warranties expressly contained in Article III, none of the Burro Parties or any other Person acting on behalf of any Burro Party has made or makes, and such Kick Party has not relied on, any representation or warranty, whether express or implied, with respect to any Burro Party, their respective Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to such Kick Party or any of its Representatives by or on behalf of any Burro Party. Each Kick Party acknowledges and agrees that none of the Burro Parties or any other Person acting on behalf of any Burro Party has made or makes, and such Kick Party has not relied on, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to such Kick Party or any of its Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any Burro Party or any of their respective Subsidiaries.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business.

(a) Conduct of Business by the Burro Parties. During the period from the Execution Date to the Initial Effective Time, except (i) as consented to in writing in advance by Kick pursuant to Section 8.2(b), (ii) as expressly required by this Agreement, (iii) as set forth in a corresponding subsection of Section 5.1(a) of the Burro Disclosure Letter, or (iv) as required by applicable Law (including any COVID-19 Law), the Burro Parties shall, and shall cause each of the Burro Subsidiaries to, carry on their business in the ordinary course consistent with past practice and use reasonable best efforts to preserve intact their business organization, maintain their assets, rights and properties in good repair and condition, keep available the services of their current directors, officers and employees (other than any terminations for cause or voluntary resignations) and preserve their goodwill and their relationships with customers, suppliers, contractors, licensors, licensees, distributors and others having business dealings with them. Without limiting the generality of the foregoing, during the period from the Execution Date to the Initial Effective Time, except (z) as consented to in writing in advance by Kick (which consent shall not be unreasonably conditioned, withheld or delayed) pursuant to Section 8.2(b), (aa) as expressly required by this Agreement, (bb) as set forth in a corresponding subsection of Section 5.1(a) of the Burro Disclosure Letter, or (cc) as required by applicable Law (including any COVID-19 Law), the Burro Parties shall not, and shall not permit any of the Burro Subsidiaries, to:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its outstanding partnership interests, limited liability company interests, or other equity interests, except for (subject to Section 5.19) dividends or distributions (1) by a wholly owned Subsidiary of the Partnership to its parent, (2) by the Partnership in an amount not to exceed $0.01 per Partnership Common Unit and $0.01 per Notional General Partner Unit per quarter and (3) by the General Partner in an amount not to exceed the dividends, distributions or reimbursement of expenses the General Partner receives from the Partnership, (B) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of any Burro Group Entity or any options, warrants, or rights to acquire any such shares or other equity interests or (C) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock or other equity interests or any securities convertible into, or exchangeable for or exercisable for any such capital stock or other equity interests, or any rights, warrants or options to acquire, any such capital stock or other equity interests, or any unit appreciation rights, “phantom” unit rights, performance units, rights to receive capital stock of the Partnership on a deferred basis or other rights linked to the value of Partnership Common Units, including pursuant to Contracts as in effect on the Execution Date; provided, however, that the Partnership may (A) issue Partnership Common Units upon the exercise, settlement or conversion, as applicable, of any securities outstanding as of the Execution Date convertible or exchangeable into Partnership Common Units (including upon the vesting of Time-Based Phantom Units outstanding as of the Execution Date), in each case in accordance with their existing terms, and (B) grant any equity-based compensation awards under the Partnership Equity Plans, solely to the extent those awards are expressly contemplated by Section 5.1(a)(xiv) of the Burro Disclosure Letter;

(iii) amend or otherwise change, or authorize or propose to amend or otherwise change, its Governing Documents;

(iv) directly or indirectly acquire or agree to acquire by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof;

(v) directly or indirectly sell, lease, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Lien or otherwise dispose in whole or in part of any of its material properties, assets or rights or any interest therein, other than sales of assets to third parties with a fair market value that does not exceed $2,500,000 individually or $10,000,000 in the aggregate;

(vi) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(vii) (A) incur, issue, create, assume, guarantee, endorse or otherwise become liable or responsible for any Indebtedness (other than Indebtedness incurred as a result of borrowings under the Burro Credit Facilities that is incurred solely for the purposes of maintaining working capital, including making ordinary course distributions, debt service payments (including capital lease obligations) in an amount up to $23,000,000 in the aggregate) or modify or refinance any Indebtedness, in each case whether or not evidenced by a note, bond, debenture or similar instrument, or enter into any “keep well” or other agreement to maintain the financial condition of another Person other than as in accordance with Section 5.15, (B) repay or prepay any Indebtedness, other than Indebtedness under the Burro Credit Facilities, or (C) make any loans, advances or capital contributions to, or investments in, any other Person, other than any Burro Group Entities;

(viii) incur or commit to incur any capital expenditure or authorization or commitment with respect thereto that in the aggregate exceed 110% of the amount set forth in the capital expenditure budget for the 2024 and 2025 fiscal years, as applicable and each as set forth in Section 5.1(a)(viii) of the Burro Disclosure Letter, except for expenditures made in response to an Emergency up to $1,000,000; provided that the Partnership shall provide notice to Kick of the occurrence of any such Emergency promptly (and in no event later than 48 hours thereafter); provided, further, to the extent the Partnership intends to make, or has made, such expenditures in response thereto and if the Partnership is unable, after reasonable efforts, to contact Kick for purposes of obtaining Kick’s prior written consent to take such actions, the Partnership may make reasonable expenditures in response to any such Emergency to mitigate further damage to any Burro Group Entity’s property or risk of injury to individuals;

(ix) (A) cancel any Indebtedness owed to any Burro Group Entity, or (B) waive, release, grant or transfer any right of material value;

(x) (A) modify, amend, terminate, cancel or extend (except for any extensions or renewals in the ordinary course of business) any Burro Material Contract or (B) enter into any Contract that if in effect on the Execution Date would be a Burro Material Contract, except, in each case, to the extent such modification, amendment, termination, cancellation or extension or entry into such Contract (x) is in the ordinary course of business and (y) would not be materially adverse to the business of the Partnership, taken as a whole.

(xi) commence any Action (other than an Action as a result of an Action commenced against any Burro Group Entity), or compromise, settle or agree to settle any Action (including any Action brought by a third party relating to this Agreement or the transactions contemplated hereby) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages not in excess of $500,000 individually or $1,000,000 in the aggregate, in any case without the imposition of any injunctive relief limiting a Burro Group Entity’s ability to conduct business, or the admission of wrongdoing by, any Burro Group Entity;

(xii) change its fiscal year, financial or tax accounting methods, principles or practices, in each case except insofar as may have been required by a change in GAAP or applicable Law, or revalue any of its material assets;

(xiii) except in the ordinary course of business and consistent with past practices, settle or compromise any liability for material Taxes, change any method of accounting for Tax purposes, make, revoke or modify any Tax election, file any amended material Tax Return, enter into any closing agreement with any Governmental Entity with respect to Taxes, or surrender any right to claim a material refund of Taxes;

(xiv) other than as required by an existing Burro Plan, (A) grant any current or former director, officer, employee or independent contractor any increase in compensation or other benefits, or grant any type of compensation or benefits to any current or former director, officer, employee or independent contractor not previously receiving or entitled to receive such type of compensation or benefit, (B) grant or pay to any current or former director, officer, employee or independent contractor any severance, retention, change in control, termination or similar pay, or provide for any modifications thereto or increases therein, (C) amend any equity-based award (including in respect of unit options, unit appreciation rights, performance units, restricted units, phantom units or other unit-based or unit-related awards or the removal or modification of any restrictions in any Burro Plan or awards made thereunder), (D) adopt or enter into any collective bargaining agreement or other labor union contract, (E) take any action to waive the vesting requirements or accelerate the vesting, funding or payment of any compensation or benefit under any Burro Plan or other Contract, (F) adopt any new employee benefit or compensation plan or arrangement or amend, modify or terminate any existing Burro Plan or (G) loan or advance any money or other property to any current or former director, officer, employee or independent contractor (other than routine advancement of business expenses);

(xv) (A) hire any employee or engage any independent contractor who is a natural person based in the United States, in each case with annual base salary or base wages in excess of $200,000, (B) hire any employee or engage any independent contractor who is a natural person that is not based in the United States (“Non-US Employees”); provided that, with respect to clause (B), Burro Parties and Burro Subsidiaries can hire any Non-US Employee if (I) such hiring or engagement is in response to, and meant to replace, an employee or independent contractor that has ceased to be employed or engaged by such Burro Group Entity and (II) such employee or independent contractor’s annual base salary or base wages cannot exceed 110% of the Non-US Employee that has ceased to be employed or engaged by such Burro Group Entity, or (C) terminate the employment of any employee of the Burro Group Entities at the vice president-level (or its equivalent) or above (other than any termination for cause);

(xvi) fail to keep in force insurance policies or replacement or revised provisions regarding insurance coverage with respect to the assets, operations and activities of the Burro Group Entities;

(xvii) renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of any Burro Group Entities;

(xviii) enter into any new line of business outside of its existing business; or

(xix) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

(b) Conduct of Business by the Kick Parties. During the period from the Execution Date to the Initial Effective Time, except (i) as consented to in writing in advance by the Partnership, (ii) as expressly required by this Agreement, (iii) as set forth in a corresponding subsection of Section 5.1(b) of the Kick Disclosure Letter, or (iv) as required by applicable Law (including any COVID-19 Law), the Kick Parties shall, and shall cause each of the Kick Subsidiaries to, carry on their business in the ordinary course consistent with past practice and use reasonable best efforts to maintain intact their business organization, preserve their assets, rights and properties in good repair and condition, keep available the services of their current directors, officers and employees (other than any terminations for cause or voluntary resignations) and preserve their goodwill and their relationships with customers, suppliers, contractors, licensors, licensees, distributors and others having business dealings with them. Without limiting the generality of the foregoing, during the period from the Execution Date to the Initial Effective Time, except (A) as consented to in writing in advance by the Partnership (which consent shall not be unreasonably conditioned, withheld or delayed), (B) as expressly required by this Agreement, (C) as set forth in a corresponding subsection of Section 5.1(b) of the Kick Disclosure Letter, or (D) as required by applicable Law (including any COVID-19 Law), the Kick Parties shall not without the Partnership’s prior written consent:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for (subject to Section 5.19) (1) dividends or distributions by a Subsidiary of Kick to its parent or (2) dividends paid with respect to Kick Common Stock in an amount not to exceed $0.44 per share per quarter, (B) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests or (C) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of any Kick Group Entity or any options, warrants, or rights to acquire any such shares or other equity interests;

(ii) issue, deliver or sell any shares of its capital stock or other equity interests or any securities convertible into, or exchangeable for or exercisable for any such capital stock or other equity interests, or any rights, warrants or options to acquire, any such capital stock or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive capital stock of Kick on a deferred basis or other rights linked to the value of Kick Common Stock; provided, however, that Kick may (A) issue shares of Kick Common Stock upon the exercise, settlement or conversion, as applicable, of any securities outstanding as of the Execution Date, or issued pursuant to the immediately following subsection (B) of this Section 5.1(b)(ii), convertible or exchangeable into shares of Kick Common Stock, (B) grant equity compensation awards under the Kick Omnibus Plan and (C) issue shares of Kick Common Stock or other equity interests of Kick to any Kick Subsidiary;

(iii) amend or otherwise change, or authorize or propose to amend or otherwise change, its Governing Documents;

(iv) directly or indirectly acquire or agree to acquire by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an material investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof, in each case except for acquisitions of assets from existing customers in connection with maintaining or increasing business with such customers;

(v) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(vi) change its fiscal year, financial or tax accounting methods, principles or practices, in each case except insofar as may have been required by a change in GAAP or applicable Law, or revalue any of its material assets;

(vii) enter into any new line of business outside of its existing business;

(viii) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Section 5.2 No Solicitation by the Burro Parties; Recommendation of the Mergers.

(a) Except as permitted by this Section 5.2, from the Execution Date and until the earlier of the Initial Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 7.1 (the “Termination Date”), each of the Partnership and the General Partner shall not, and each of them shall cause their respective Subsidiaries, and the respective directors, officers and employees of the Partnership, the General Partner and such Subsidiaries not to, and shall use its reasonable best efforts to cause the other Representatives of the Partnership, the General Partner and such Subsidiaries not to: (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) furnish any non-public information regarding the Partnership or any of its Subsidiaries or afford access to the business, properties, books or records of the Partnership or any of its Subsidiaries, to any person (other than Kick, OpCo, Merger Subs or their respective directors, officers, employees, Affiliates or Representatives) in connection with or in response to an Acquisition Proposal or any inquiries regarding an Acquisition Proposal, (iii) engage or participate in any discussions or negotiations with any person (other than Kick, OpCo, Merger Subs or their respective directors, officers, employees, Affiliates or Representatives) with respect to an Acquisition Proposal, (iv) enter into any letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, exchange agreement or any other agreement (whether binding or not) (other than a confidentiality agreement between the Partnership and such person with provisions that are not less restrictive to such person than the provisions of the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”)) with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal or requiring the Partnership or the General Partner to abandon, terminate or fail to consummate the Mergers, as applicable, or any other transaction contemplated by this Agreement or (v) agree to do any of the foregoing. Notwithstanding anything to the contrary contained in this Section 5.2, prior to the termination of the Initial Superior Proposal Period, the Partnership, or the General Partner Board, directly or indirectly through any officer, employee or Representative, may (A) furnish non-public information regarding the Partnership or any of its Subsidiaries to, and afford access to the business, properties, books or records of the Partnership and any of its Subsidiaries to, any person and (B) engage and participate in discussions and negotiations with any person, in each case in response to an unsolicited, written and bona fide Acquisition Proposal if (x) the General Partner Board, or any committee thereof, prior to taking any such particular action, concludes in good faith, after consultation with its financial advisors and outside legal counsel, that (i) failure to take such action contemplated in the foregoing clauses (A) and (B) would be inconsistent with the General Partner Board’s contractual obligation to act in “good faith” as such term is defined in the Partnership LPA, and (ii) such unsolicited, written and bona fide Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal and (y) (i) such Acquisition Proposal was received after the date of this Agreement but prior to the end of the Initial Superior Proposal Period and did not result from a breach of this Section 5.2(a), (ii) the Partnership provides to Kick the notice required by Section 5.2(c) with respect to such Acquisition Proposal, and (iii) the Partnership furnishes any non-public information provided to the maker of the Acquisition Proposal only pursuant to an Acceptable Confidentiality Agreement, a copy of which shall be promptly provided to Kick (it being agreed that such confidentiality agreement between the Partnership and such person shall permit such person to make any Acquisition Proposal to the General Partner Board), and to the extent such non-public information has not been made available to Kick, the Partnership provides or makes available such non-public information to Kick substantially concurrent with the time that it is provided to such other person (such actions contemplated in the foregoing clauses (A) and (B), “Proposal Discussions”); provided, that, if the Partnership receives a written Acquisition Proposal and prior to the end of the Initial Superior Proposal Period the General Partner Board, or any committee thereof, concludes in good faith, after consultation with its financial advisors and outside legal counsel, that (I) failure to engage in Proposal Discussions would be inconsistent with the General Partner Board’s contractual obligation to act in “good faith” as such term is defined in the Partnership LPA, and (II) such Acquisition Proposal constitutes a Superior Proposal, then the Partnership and the General Partner Board may continue Proposal Discussions with such Person that made such Acquisition Proposal until the end of the Superior Proposal Termination Period. Nothing in this Section 5.2 shall prohibit the Partnership, or the General Partner Board, directly or indirectly through any officer, employee or Representative, from informing any person that the Partnership is party to this Agreement and informing such person of the restrictions that are set forth in this Section 5.2.

(b) Following the execution of this Agreement, each of the Partnership and the General Partner shall, and each of them shall cause their respective Subsidiaries, and the respective directors, officers, and employees of the Partnership, the General Partner and such Subsidiaries to, and shall use its reasonable best efforts to cause the other Representatives of the Partnership, the General Partner and such Subsidiaries to, immediately cease and terminate any discussions existing as of the Execution Date between the Partnership or any of its Subsidiaries or any of their respective officers, directors, employees or Representatives and any person (other than Kick, OpCo, Merger Subs or any of their respective officers, directors, employees, Affiliates or Representatives) that relate to any Acquisition Proposal.

(c) The Partnership shall promptly (and in any event within 48 hours) notify Kick of the receipt by the Partnership or the General Partner of any Acquisition Proposal (including the material terms thereof and the identity of the Person, or group of Persons, that has provided such Acquisition Proposal) and of any material modification thereto.

(d) Except as otherwise provided in Section 5.2(e) and Section 5.2(f), the General Partner Board may not (i) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Partnership Recommendation in a manner adverse to Kick; (ii) approve, adopt, authorize, resolve or recommend, or propose to approve, adopt, authorize, resolve or recommend, or allow the Partnership or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar Contract or any tender or exchange offer providing for, with respect to, or in connection with, any Acquisition Proposal; or (iii) fail to publicly announce, within ten (10) Business Days after a tender offer or exchange offer relating to the securities of the Partnership shall have been commenced, a statement disclosing that the General Partner Board recommends rejection of such tender offer or exchange offer and affirms the Partnership Recommendation (any action described in this Section 5.2(d), a “Change of Recommendation”).

(e) Notwithstanding anything in this Agreement to the contrary, with respect to an Acquisition Proposal, the General Partner Board may at any time prior to the termination of the Superior Proposal Termination Period, make a Change of Recommendation if (and only if):(i) (A) a written Acquisition Proposal (that did not result from a breach of Section 5.2(a)) is made by a third party after the date hereof, and such Acquisition Proposal is not withdrawn and (B) the General Partner Board determines in good faith after consultation with its financial advisors and outside legal counsel that such Acquisition Proposal constitutes a Superior Proposal and (ii) (A) the Partnership provides Kick four (4) Business Days prior written notice of its intention to take such action, which notice shall include the information with respect to such Superior Proposal that is specified in Section 5.2(b), (B) after providing such notice and prior to making such Change of Recommendation or termination of this Agreement pursuant to Section 7.1(d)(ii), in either case in connection with a Superior Proposal, the Partnership shall negotiate in good faith with Kick during such four (4) Business Day period (to the extent that Kick desires to negotiate) to make such revisions to the terms of this Agreement, such that the Acquisition Proposal ceases to constitute a Superior Proposal, and (C) the General Partner Board shall have considered in good faith any changes to the terms of this Agreement proposed in writing in a manner that would form a binding contract if accepted by the Partnership and by Kick, and following such four (4) Business Day period, shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that the Acquisition Proposal would continue to constitute a Superior Proposal if such changes of this Agreement proposed in writing by Kick were to be given effect; provided that, in the event that the Acquisition Proposal is thereafter modified by the party making such Acquisition Proposal, the Partnership shall provide written notice of such modified Acquisition Proposal and shall again comply with this Section 5.2(e), except that the required four (4) Business Day period for notice, negotiation and consideration in clauses (A), (B) and (C) of this Section 5.2(e) shall be shortened to a two (2) Business Day period in each instance. If the Superior Proposal Termination Period would otherwise end during any period for notice, negotiation or consideration required by this Section 5.2(e) the Superior Proposal Termination Period shall automatically be extended and end on the second (2nd) Business Day following such required period.

(f) Other than in connection with a Superior Proposal (which shall be subject to Section 5.2(e) and shall not be subject to this Section 5.2(f)), nothing in this Agreement shall prohibit or restrict the General Partner Board from, prior to receipt of the Burro Written Consent, making a Change of Recommendation in response to an Intervening Event to the extent that (i) the General Partner Board, or any committee thereof, determines in good faith, after consultation with the Partnership’s outside legal counsel, that the failure of the General Partner Board to effect a Change of Recommendation would be inconsistent with the General Partner Board’s contractual obligation to act in “good faith” as such term is defined in the Partnership LPA, and (ii) (A) the Partnership provides Kick four (4) Business Days’ prior written notice of its intention to take such action, which notice shall specify the reasons therefor, (B) after providing such notice and prior to making such Change of Recommendation, the Partnership shall negotiate in good faith with Kick during such four (4) Business Day period (to the extent that Kick desires to negotiate) to make such revisions to the terms of this Agreement as to obviate the need for the General Partner Board to make a Change of Recommendation pursuant to this Section 5.2(f), and (C) the General Partner Board, or any committee thereof, shall have considered in good faith any changes to the terms of this Agreement offered in writing in a manner that would form a binding contract if accepted by the Partnership and by Kick, and following such four (4) Business Day period, shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to effect a Change of Recommendation in response to such Intervening Event would be inconsistent with the General Partner Board’s contractual obligation to act in “good faith” as such term is defined in the Partnership LPA.

(g) Nothing contained in this Section 5.2 or elsewhere in this Agreement shall prohibit the Partnership or the General Partner Board from taking and disclosing to its unitholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from issuing a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, or otherwise making any disclosures that the General Partner Board determines, in good faith, after consultation with its outside counsel is required under applicable Law or regulation; provided that any such disclosure that does not expressly reaffirm the Partnership Recommendation may result in a Change of Recommendation, including a Change of Recommendation that results in a breach of this Section 5.2.

(h) As used in this Agreement:

(i) “Acquisition Proposal” means any bona fide offer or proposal, whether or not in writing, received from or made public by a third party (other than an offer or proposal by Kick, OpCo, Merger Subs or their respective Affiliates) relating to any Acquisition Transaction;

(ii) “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) pursuant to which any person, other than Kick, OpCo, Merger Subs or their respective Affiliates, (A) directly or indirectly acquires (whether in a single transaction or a series of related transactions, and whether through merger, tender offer, exchange offer, business combination, consolidation or otherwise) (1) assets of the Partnership and its Subsidiaries equal to 25% or more of the Partnership’s consolidated assets (based on the fair market value thereof) or to which 25% or more of the Partnership’s revenues or earnings on a consolidated basis are attributable, or (2) all or any portion of the Partnership GP Interest, or (B) directly or indirectly acquires (whether in a single transaction or a series of related transactions, and whether through merger, tender offer, exchange offer, business combination, consolidation or otherwise) beneficial ownership (within the meaning of Section 13 under the Exchange Act) of (1) 25% or more of any class of equity securities of the Partnership entitled to vote with respect to the approval of this Agreement, or (2) all or any portion of the Partnership GP Interest;

(iii) “Intervening Event” means any material event, fact, circumstance, development or occurrence that is not known (or if known, the material consequences of which were not known or reasonably foreseeable), to or by the General Partner Board as of the date of this Agreement, which event, fact, circumstance, development, occurrence or material consequences becomes known to or by the General Partner Board prior to the termination of the Superior Proposal Termination Period; provided, however, that such event, fact, circumstance, development or occurrence shall not constitute an Intervening Event if such event, fact, circumstance, development or occurrence: (i) generally affects the economy, the financial or securities markets, or political, legislative or regulatory conditions, in each case in the United States or elsewhere in the world, unless such event, fact, circumstance, development or occurrence disproportionately affects the Partnership and its Subsidiaries, taken as a whole, or Kick and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Partnership and its Subsidiaries or Kick and its Subsidiaries operate, as applicable; (ii) results from or arises out of (A) any changes or developments in the industries in which the Partnership or any of its Subsidiaries or Kick or any of its Subsidiaries conducts its business, as applicable, (B) any changes or developments in prices for oil, natural gas or other commodities or for the Partnership’s or Kick’s raw material inputs and end products, (C) the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby (including the impact thereof on the relationships, contractual or otherwise, of the Partnership or any of its Subsidiaries or Kick or any of its Subsidiaries, as applicable, with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other proceeding with respect to the Mergers or any of the other transactions contemplated by this Agreement), (D) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, or market administrator, (E) any failure by the Partnership to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (E) shall not prevent or otherwise affect a determination that any event, fact, circumstance, development or occurrence underlying such failure has resulted in an Intervening Event), (F) any changes in the unit price or trading volume of the Partnership Units or Kick Common Stock or in the credit rating of Kick or any of its Subsidiaries (provided that the exception in this clause (F) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such change has resulted in an Intervening Event), (G) any Acquisition Proposal, (H) any Superior Proposal, or (I) any matter contemplated by Section 5.5, including any noncompliance with Section 5.5 or any consequence thereof, except, in each case with respect to clauses (A), (B) and (D), to the extent disproportionately affecting the Partnership and its Subsidiaries or Kick and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Partnership and its Subsidiaries or Kick and its Subsidiaries operate, as applicable; and

(iv) “Superior Proposal” means a written Acquisition Proposal for an Acquisition Transaction (with references in the definition thereof to “25% or more” being deemed to be replaced with references to “more than 50%”) that the General Partner Board, or any committee thereof, determines, in good faith, after consultation with its outside legal counsel and its financial advisor, is (A) if accepted, reasonably likely to be consummated in accordance with its terms and (B) more favorable, from a financial point of view, to the Partnership’s common unitholders (in their capacity as such) than the Mergers and the transactions contemplated by this Agreement (taking into account at the time of determination any proposal by Kick to amend or modify the terms of this Agreement which are committed to in writing and after taking into account such factors deemed relevant by the General Partner Board, or any committee thereof, including the form of consideration, timing, required approvals, conditions to consummation, and other factors that the General Partner Board may consider in complying with the General Partner Board’s contractual obligation to act in “good faith” as such term is defined in the Partnership LPA).

Section 5.3 Preparation of Registration Statement and Consent Statement/Prospectus.

(a) As promptly as practicable following the Execution Date, (i) the Partnership and Kick shall prepare and file with the SEC the Consent Statement/Prospectus to be sent to the holders of Partnership Common Units in connection with the Burro Written Consent and (ii) Kick shall prepare (with the Partnership’s reasonable cooperation) and file with the SEC the Registration Statement, in which the Consent Statement/Prospectus will be included as a prospectus, in connection with the registration under the Securities Act of the Kick Common Stock to be issued in the Initial LP Merger. Kick shall also take any action required to be taken under any applicable state or provincial securities laws in connection with the issuance and reservation of Kick Common Stock in the Mergers. Each of the Partnership and Kick shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Initial LP Merger and the other transactions contemplated hereby. The Partnership shall use reasonable best efforts to cause the Consent Statement/Prospectus to be mailed to the holders of Partnership Common Units as promptly as practicable after the Registration Statement is declared effective under the Securities Act. No filing of, or amendment or supplement to, the Registration Statement or the Consent Statement/Prospectus will be made by Kick or the Partnership, as applicable, without the other’s prior consent (which shall not be unreasonably withheld, conditioned or delayed) or without providing the other a reasonable opportunity to review and comment thereon. Kick or the Partnership, as applicable, will advise the other promptly after it receives oral or written notice thereof, of the time when the Registration Statement has become effective or any amendment or supplement thereto has been filed, the issuance of any stop order, the suspension of the qualification of the Kick Common Stock issuable in connection with the Initial LP Merger for offering or sale in any jurisdiction or any oral or written request by the SEC for amendment of the Consent Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the others with copies of any written communication from the SEC or any state securities commission and a reasonable opportunity to participate in the responses thereto. If at any time prior to the Initial Effective Time any information relating to the Burro Parties or the Kick Parties, or any of their respective Affiliates, officers or directors, should be discovered by the Partnership or Kick that should be set forth in an amendment or supplement to any of the Registration Statement or the Consent Statement/Prospectus, so that any of such documents would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall promptly be filed with the SEC and, to the extent required under applicable Law, disseminated to the holders of Partnership Common Units and the stockholders of Kick; provided, however, that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any party hereunder or otherwise affect the remedies available hereunder to any Party.

(b) As promptly as practicable after the Registration Statement is declared effective under the Securities Act, the Partnership shall in accordance with its Governing Documents, and applicable Law, (i) take all actions to establish a record date (which will be as soon as reasonably practicable after the date upon which the registration Statement is declared effective under the Securities Act) for the purpose of determining the holders of Partnership Common Units entitled to deliver written consents, and (ii) distribute to the holders of Partnership Common Units the Consent Statement/Prospectus, which shall include a form of consent that may be executed by holders of Partnership Common Units in connection with the Burro Written Consent. The Partnership, through the General Partner Board shall, subject to the General Partner Board’s right to make a Change of Recommendation in accordance with Section 5.2(e), (A) recommend to the holders of Partnership Common Units that they approve this Agreement and the transactions contemplated hereby, including the Mergers, (B) include such recommendation in the Consent Statement/Prospectus and (C) publicly reaffirm such recommendation within 24 hours after a request to do so by Kick. Without limiting the generality of the foregoing, each Burro Party agrees that (1) each Burro Party shall use its reasonable best efforts to obtain the Burro Written Consent pursuant to the Support Agreements and (2) its obligations pursuant to this Section 5.3(b) shall, subject to the provisions of Section 5.2, not be affected by the commencement, public proposal, public disclosure or communication to any Burro Party or any other Person of any Acquisition Proposal.

Section 5.4 Access to Information; Confidentiality. Each of the Burro Parties and the Kick Parties shall, and shall cause each of their Subsidiaries to, afford to each other and their respective Representatives reasonable access during normal business hours, during the period prior to the Initial Effective Time or the termination of this Agreement in accordance with its terms, to all their respective properties, assets, books, contracts, commitments, personnel and records and, during such period, each of the Burro Parties and the Kick Parties shall, and shall cause each of their Subsidiaries to, furnish promptly to the other Party: (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as may be reasonably requested (including Tax Returns filed and those in preparation and the work papers of its auditors); provided, however, that the foregoing shall not require either Party to disclose any information to the extent such disclosure would contravene applicable Law. All such information shall be held confidential in accordance with the terms of (i) the Confidentiality Agreement, between Kick and the Partnership, dated as of October 19, 2023 (the “Confidentiality Agreement”), (ii) the Clean Team Agreement, between the Partnership and Kick, dated as of November 8, 2023 (the “Kick Clean Team Agreement”), and (iii) the Clean Team Agreement between the Partnership and Kick, dated as of November 20, 2023 (the “Burro Clean Team Agreement” and together with the Kick Clean Team Agreement, collectively the “Clean Team Agreements” and each a “Clean Team Agreement”). The obligations of Kick and the Partnership under the Confidentiality Agreement and Clean Team Agreements shall remain in full force and effect in accordance with their terms; provided, however, that nothing in the Confidentiality Agreement or Clean Team Agreements shall be deemed to restrict the performance by the Burro or Kick of their respective obligations under this Agreement, and in the case of any conflict between the terms of this Agreement, on one hand, and the terms of the Confidentiality Agreement or Clean Team Agreements, on the other hand, the terms of this Agreement shall control.

Section 5.5 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable (and in any event no later than the Outside Date), the Mergers and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) obtain all required consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including as required under any Burro Material Contract, (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from any applicable Governmental Entities in order to consummate the Mergers, and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby and fully to carry out the purposes of this Agreement; provided, however, that no Burro Group Entity shall commit to the payment of any fee, penalty or other consideration or make any other concession, waiver or amendment under any Contract in connection with obtaining any consent without the prior written consent of Kick; provided, further, that this Section 5.5(a) shall not require Kick to obtain any financing to consummate the transaction (which financing obligations are set forth in Section 5.15(a) and are not modified in any way by this Section 5.5(a)).

(b) In furtherance and not in limitation of Section 5.5(a), each Party agrees to (i) make an appropriate and complete filing of a Notification and Report Form pursuant to the HSR Act with respect to the Mergers within ten (10) Business Days of the Execution Date (unless a later date is agreed by the Parties) (the “Regulatory Approvals”), as promptly as practicable; provided, that each Party shall in good faith consult with the other Parties prior to making any filings other than filing of a Notification and Report Form pursuant to the HSR Act and filings set forth on Section 5.5(b) of the Kick Disclosure Letter.

(c) Each of the Parties shall use its reasonable best efforts to furnish to each other Party all necessary information and reasonable assistance as such other Party may reasonably request in connection with the foregoing. Subject to applicable Law, each Party shall have the right to review in advance, and to the extent practicable each shall consult with the other in connection with, all of the information relating to the other Parties, as the case may be, and any of their respective

Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any applicable Governmental Entity in connection with the Mergers and the other transactions contemplated by this Agreement. In exercising the foregoing rights, each Party shall act reasonably and as promptly as practicable. Subject to applicable Law and the instructions of any applicable Governmental Entity, each Party shall keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other written communications received by each Party, as the case may be, or any of their respective Subsidiaries, from any applicable Governmental Entity and/or third party with respect to such transactions, and, to the extent practicable under the circumstances, shall provide the other Party and its counsel with the opportunity to participate in any meeting with any applicable Governmental Entity in respect of any filing, investigation or other inquiry in connection with the transactions contemplated hereby. With respect to any information shared by the Parties pursuant to this Section 5.5 that is protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege, the Parties shall take reasonable efforts to share such information in a manner so as to preserve the applicable privilege.

(d) Notwithstanding anything to the contrary in this Agreement, (i) Kick shall make all strategic decisions and lead all discussions, negotiations and other proceedings, and coordinate all activities with respect to any requests that may be made by, or any actions, consents, undertakings, approvals, or waivers that may be sought by or from, any applicable Governmental Entity, in connection with obtaining Regulatory Approvals for the Mergers under the Regulatory Laws, including determining the strategy for contesting, litigating or otherwise responding to objections to, or proceedings challenging, the consummation of the Mergers, in each case subject to good faith consultations with the Partnership reasonably in advance and in consideration of the Partnership’s views (ii) each of Kick and the Burro Parties shall be required to defend through litigation any claim asserted in any court or other governmental body with respect to the Mergers by the FTC, DOJ or any other applicable Governmental Entity, (iii) no Kick Group Entity and none of their respective Affiliates shall be required to offer, negotiate, commit to, effect, enter into or take any action, agreement, condition, commitment or remedy of any kind, including but not limited to any remedy that would require any Kick Group Entity or any of their respective Affiliates to sell, divest, lease, license, transfer, dispose of, or otherwise encumber, impair, limit or restrict any Kick Group Entity’s or any of their respective Affiliates’ ownership, control, management or operation of assets or businesses (including for the avoidance of doubt, any equity or other interests) of any Kick Group Entity, any Burro Group Entity or any of their respective Affiliates, and (iv) the Burro Group Entities and their respective Affiliates shall not, without the prior written consent of Kick, offer, negotiate, commit to, effect, enter into or take any action, agreement, condition, commitment or remedy as described in the foregoing clause (iii) of this Section 5.5(d).

Section 5.6 Takeover Laws. The Burro Parties, the General Partner Board, the Kick Parties and the Kick Board shall (a) take no action to cause any Takeover Law to become applicable to this Agreement, the Mergers or any of the other transactions contemplated hereby and (b) if any Takeover Law is or becomes applicable to this Agreement, the Mergers or any of the other transactions contemplated hereby, use reasonable best efforts to take all action necessary to ensure that the Mergers and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law with respect to this Agreement, the Mergers and the other transactions contemplated hereby.

Section 5.7 Notification of Certain Matters. Subject to applicable Law, the Partnership and Kick shall promptly notify each other of (a) any written notice or other written communication received by any Burro Party or Kick Party from any Governmental Entity in connection with the Mergers or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (b) any other notice or communication from any Governmental Entity in connection with the transactions contemplated hereby, (c) any Action commenced or, to such Party’s knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its Subsidiaries which relate to the transactions contemplated hereby or (d) any change, condition or event (i) that renders or would reasonably be expected to render any representation or warranty of such Party set forth in this Agreement to be untrue or inaccurate in any material respect or (ii) that results or would reasonably be expected to result in any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement (including any condition set forth in Article VI) to be complied with or satisfied hereunder; provided, however, that failure to comply with this Section 5.7 shall not in and of itself result in the failure to be satisfied of any of the conditions to the Closing in Article VI, or give rise to any right to terminate this Agreement under Article VII if the underlying fact, circumstance or event would not in and of itself give rise to such failure or right.

Section 5.8 Indemnification, Exculpation and Insurance.

(a) For purposes of this Section 5.8, (i) “GP D&O Indemnified Person” shall mean any Person who is now, or has been or becomes at any time prior to the Initial Effective Time, an officer or director of the Partnership, the General Partner or any of their respective Subsidiaries and also with respect to any such Person, in their capacity as a director, officer, manager, employee, member, trustee or fiduciary of another corporation, company, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with the Partnership) serving at the request of or on behalf of the Partnership, the General Partner or any of their respective Subsidiaries and together with such Person’s heirs, executors or administrators and (ii) “Proceeding” shall mean any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, suit, proceeding or investigation results in a formal civil or criminal litigation or regulatory action.

(b) From and after the Initial Effective Time, to the fullest extent that the Partnership, the General Partner or any applicable Subsidiary thereof would be permitted to indemnify a GP D&O Indemnified Person, the General Partner and Surviving Entities, jointly and severally, shall, and Kick shall cause the General Partner and Surviving Entities to, honor the provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the respective governing instruments of the General Partner, the Partnership and any Subsidiary of the Partnership or the General Partner as of the Execution Date and ensure that the respective Governing Documents of the General Partner and Surviving Entities, shall, for a period of six years following the Initial Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers and agents of the Partnership, the General Partner and their respective Subsidiaries than are set forth in the comparable governing instruments of the General Partner and the Partnership. Any right of indemnification of a GP D&O Indemnified Person pursuant to this Section 5.8(b) shall not be amended, repealed or otherwise modified at any time in a manner that would adversely affect the rights of such GP D&O Indemnified Person as provided herein.

(c) Kick shall cause the Surviving Entities to purchase, effective as of the Initial Effective Time, a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Initial Effective Time that were committed or alleged to have been committed by such GP D&O Indemnified Persons in their capacity as such; provided, however, that the cost of such “tail policy” shall in no event exceed the Maximum Amount. The “Maximum Amount” shall be an amount per year equal to 300% of the most recent annual premiums paid by the Partnership or the General Partner (which amount is set forth on Section 5.8(c) of the Burro Disclosure Letter) for the current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Closing Date with respect to the GP D&O Indemnified Persons.

(d) The rights of any GP D&O Indemnified Person under this Section 5.8 shall be in addition to any other rights such GP D&O Indemnified Person may have under the Governing Documents of the Partnership, the General Partner, any Surviving Entity, Kick, the DRULPA or the DLLCA. The provisions of this Section 5.8 shall survive the consummation of the transactions contemplated hereby for a period of six years and are expressly intended to benefit each of the GP D&O Indemnified Persons and their respective heirs and representatives; provided, however, that in the event that any claim or claims for indemnification or advancement set forth in this Section 5.8 are asserted or made within such six-year period, all rights to indemnification and advancement in respect of any such claim or claims shall continue until disposition of all such claims. If any Surviving Entity, the General Partner or Kick, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person, or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of the Surviving Entities, the General Partner or Kick, as the case may be, shall assume the obligations of the Surviving Entities, the General Partner and Kick set forth in this Section 5.8.

Section 5.9 Other Employee Benefits.

(a) From and after the Initial Effective Time and for a period of not less than twelve (12) months after the Closing Date, solely during any period of employment, Kick shall or shall cause the Surviving Entities to provide to each individual who is an employee of any of the Burro Group Entities as of immediately prior to the Initial Effective Time (each, a “Continuing Employee”) with (i) a base salary, annual cash bonus opportunity and annual long term incentive awards, taken as a whole, that are not less favorable than the base salary, annual cash bonus opportunity and long term incentive award opportunities, in each case, as provided to such employee by the Burro Group Entities immediately prior to the Initial Effective Time; and (ii) severance, paid-time off, qualified defined contribution retirement and health insurance benefits, taken as a whole, that are not less favorable than those provided under the Burro Plans for such employee by the Burro Group Entities immediately prior to the Initial Effective Time. To the extent that the termination of employment of some or all employees of the Burro Group Entities who are not Continuing Employees results in or contributes to the existence of a qualifying event under any WARN Act following the Closing, Kick shall be responsible for all notice and payment requirements under such WARN Act.

(b) Except to the extent required by applicable Law, Kick shall ensure that, as of the Initial Effective Time, each Continuing Employee receives full credit (solely for purposes of eligibility to participate, vesting, vacation entitlement and severance benefits) for service with the Burro Group Entities under the comparable employee benefit plans, programs and policies of Kick or the Surviving Entities, as applicable, in which such employees became participants; provided, however, that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits. As of the Initial Effective Time, Kick shall, or shall cause the Surviving Entities to, credit to Continuing Employees the amount of vacation time that such employees had accrued under any applicable Burro Plan as of the Initial Effective Time. With respect to each health or welfare benefit plan maintained by Kick or the Surviving Entities for the benefit of Continuing Employees, Kick shall (i) use reasonable best efforts to cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan, and (ii) cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar Burro Plan for the plan year that includes the Initial Effective Time for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the plans maintained by Kick or the Surviving Entities, as applicable, for the plan year in which the Initial Effective Time occurs.

(c) If requested by Kick in writing delivered to the Partnership not less than ten (10) Business Days before the Closing Date, the General Partner Board (or the appropriate committee thereof) shall adopt resolutions and take such action as is necessary or appropriate to terminate any 401(k) plan sponsored or maintained by any Burro Group Entity (the “Burro 401(k) Plan”), effective as of the day immediately prior to the Closing Date and contingent upon the occurrence of the Initial Effective Time. If Kick requests that the Burro 401(k) Plan be terminated, (i) the Partnership shall provide Kick with evidence that such plan has been terminated, contingent upon the occurrence of the Initial Effective Time (the form and substance of which shall be subject to reasonable review and comment by Kick), not later than two (2) days immediately preceding the Closing Date and (ii) the Continuing Employees shall be eligible to participate, effective as of the Initial Effective Time (or as soon as reasonably administratively practicable thereafter), in a 401(k) plan sponsored or maintained by Kick or one of its Subsidiaries (a “Kick 401(k) Plan”). The Partnership and Kick shall use reasonable best efforts to take any and all actions as may be required, including amendments to the Burro 401(k) Plan and/or the Kick 401(k) Plan, to permit the Continuing Employees who are then actively employed to make rollover contributions to the Kick 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in the form of cash or notes (in the case of loans) in an amount equal to the full account balance distributed to such employee from the Burro 401(k) Plan.

(d) Each Continuing Employee who is eligible as of immediately prior to the Initial Effective Time for a bonus under the Partnership’s annual Short-Term Incentive Plan shall receive a pro-rated bonus for the calendar year in which the Closing Date occurs (to the extent such bonus is not otherwise paid prior to the Initial Effective Time), based on the number of days of such calendar year which have lapsed prior to and including the Closing Date, as determined in accordance with the terms of the plan in good faith by the General Partner Board or the Compensation Committee of the General Partner Board based on actual performance as of the Initial Effective Time (or a date reasonably proximate thereto), and measured on a pro-rated basis as determined by General Partner Board or the Compensation Committee of the General Partner Board, with such pro-rata bonus payable at the same time bonuses are paid to similarly situated employees of Kick. Following the Closing Date, Continuing Employees shall be eligible for a pro-rata bonus for the remainder of the calendar year in which the Closing Date occurs under a similar Kick Plan, subject to the terms and conditions of such Kick Plan.

(e) Nothing this Section 5.9 or elsewhere in this Agreement is intended nor shall be construed to (i) be treated as an amendment to or modification of any particular Burro Plan, (ii) prevent Kick or any of its Affiliates from amending or terminating any of its employee benefit or compensation plans or other arrangements in accordance their terms, (iii) create a right in any employee to employment with Kick, the Surviving Entities or any of their respective Affiliates, or (iv) create any third-party beneficiary rights in any employee of the Burro Group Entities or other Person with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Kick or any Burro Group Entity or under any benefit plan which Kick or the Surviving Entities may maintain.

Section 5.10 Stock Exchange Listing. Kick shall cause the shares of Kick Common Stock to be issued in the Initial LP Merger and such other shares of Kick Common Stock (including the shares of Kick Common Stock issuable pursuant to the OpCo LLC Agreement to holders of OpCo Stapled Units) to be reserved for issuance in connection with the Mergers, to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Initial Effective Time.

Section 5.11 Stockholder Litigation. The Burro Parties shall give Kick, and the Kick Parties shall give the Partnership, a reasonable opportunity to participate in the defense and settlement of any litigation commenced by any of their respective security holders against them or their respective directors relating to the Mergers or any of the other transactions contemplated by this Agreement. No Burro Party shall enter into any settlement agreement in respect of any unitholder litigation against any Burro Party and/or their directors or officers relating to the Mergers or any of the other transactions contemplated hereby without Kick’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). No Kick Party shall enter into any settlement agreement in respect of any stockholder litigation against any Kick Party and/or their directors or officers relating to the Mergers or any of the other transactions contemplated hereby without the Partnership’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 5.12 Certain Tax Matters.

(a) For U.S. federal income tax purposes (and for purposes of any applicable state, local or foreign Tax that follows the U.S. federal income tax treatment), the Parties agree to treat (i) the Initial LP Merger as a taxable sale and purchase of Non-Electing Units to Frontier I and (ii) the GP Merger and the Subsequent LP Merger as a partnership merger transaction within the meaning of Treasury Regulations § 1.708-1(c) to which Treasury Regulations § 1.708-1(c)(3)(i)

applies, whereby (A) the Partnership is treated as the “terminating partnership” and OpCo is treated as the “resulting partnership”, (B) to the greatest extent possible, any Kick Series A Preferred Stock received pursuant to Section 2.1(b)(i) and Section 2.1(c)(i), any cash in lieu of fractional units received by Spartan or a holder of Electing Units pursuant to Section 2.4(i), or any cash paid in satisfaction of any withholding with respect to such holders pursuant to Section 2.5, shall first be treated as reimbursement for preformation capital expenditures in accordance with Treasury Regulations § 1.707-4(d) and thereafter be treated as consideration in connection with a “sale within a merger” by the relevant holder in accordance with Treasury Regulations § 1.708-1(c)(4) and (C) no taxable income or gain is recognized by Spartan or holders of Electing Units as a result of the GP Merger or Subsequent LP Merger (other than any income or gain resulting from (I) any net decrease in a holder’s allocable share of partnership liabilities pursuant to Section 752 of the Code, (II) a sale within a merger described in clause (B), (III) a disguised sale attributable to contributions of cash or other property to the Partnership after the date of this Agreement and prior to the Effective Time or (IV) the application of Section 897 or Section 1446 of the Code and the Treasury Regulations thereunder to any non-U.S. holder of Electing Units (such treatment, collectively, the “Intended Tax Treatment”)). The Parties will prepare and file all Tax Returns consistent with the Intended Tax Treatment and will not take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by applicable Law following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant Tax authority.

(b) Each of the Parties shall use its reasonable best efforts and shall reasonably cooperate with one another and their respective Tax advisors to obtain any opinions of counsel required to be filed with the Registration Statement or Consent Statement/Prospectus in connection with the transactions contemplated by this Agreement. Such cooperation shall include (i) the delivery to requisite counsels one or more duly executed certificates containing such representations as shall be reasonably necessary or appropriate to enable such counsels to render any such opinion and (ii) the provision of such other information as reasonably requested by counsels for purposes of rendering any such opinion.

(c) The Burro Group Entities shall not file any Tax Return for a taxable period that includes the Closing Date, including the final partnership Tax Return for the Partnership, without the consent of the Kick Group Entities, not to be unreasonably withheld.

(d) Kick shall not, and shall not cause or permit any of its affiliates (including the Subsequent LP Surviving Entity after the Closing) to (i) make, change or revoke any Tax election (including any entity classification election pursuant to Treasury Regulation Section 301.7701-3) with respect to Burro Group Entities that has retroactive effect to any taxable period (or portion thereof) ending on or before the Closing Date or (ii) amend or cause to be amended any Tax Return of a Burro Group Entity for a taxable period (or portion thereof) ending on or before the Closing Date, except as required by applicable Law.

(e) The Parties agree and acknowledge that the Burro Group Entities shall be entitled to take any deduction for U.S. federal and applicable state and local income tax purposes attributable to (i) any payment to any service provider of the Burro Group Entities that occurs, and is attributable to services performed, at or before the Closing, and (ii) any Burro Group Entities’ transaction expenses and benefits payouts.

(f) Any and all amounts treated as consideration (for U.S. federal income tax purposes) shall be allocated among (i) the assets of the General Partner and of the Partnership and any of its Subsidiaries that are treated as entities disregarded as separate from the Partnership for U.S. federal income tax purposes and (ii) the stock or other equity interests held by the Partnership with respect to any of its Subsidiaries not described in clause (i) above, in each case, in accordance with Section 755 and 1060 of the Code and the Treasury Regulations promulgated thereunder to the extent applicable (and any similar provision of state or local Law, as appropriate).

Section 5.13 Public Announcements. The Kick Parties, on the one hand, and the Burro Parties, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Mergers and the other transactions contemplated hereby and shall not issue any such press release or make any public announcement prior to such consultation and review, except (a) as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system, in which case such Party will, to the extent reasonably practicable, promptly inform the other Parties in writing in advance of such disclosure, and (b) each of the Kick Parties and the Burro Parties may make public statements without consultation that do not contain any information relating to the Mergers that has not been previously announced or made public in accordance with this Agreement and do not reveal material, nonpublic information regarding the Kick Parties (in the case of the Burro Parties) or the Burro Parties (in the case of the Kick Parties).

Section 5.14 Section 16 Matters. Prior to the Initial Effective Time, each Party shall take all such steps as may be necessary or appropriate to cause the transactions contemplated by this Agreement, including any dispositions of Partnership Common Units or acquisitions of Kick Common Stock, or any derivative securities with respect thereto, resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.15 Financing Cooperation.

(a) Kick shall use its reasonable best efforts to take, or cause to be taken as promptly as practicable after the date hereof, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Minimum Debt Financing. Upon the Partnership’s request, Kick shall keep the Partnership informed of any material developments concerning the availability of, status of its efforts to arrange and obtain, the Minimum Debt Financing. Notwithstanding anything to the contrary contained herein, Kick shall be deemed to have satisfied its obligations under this Section 5.15(a) if (i) the Marketing Period has ended and (ii) the Company has made at least two (2) attempts (each attempt, for the avoidance of doubt, shall include marketing efforts and a roadshow that are customary for a first time issuer of notes) to arrange, obtain and consummate the Minimum Debt Financing prior to the Outside Date (the foregoing clauses (i) and (ii), the “Financing Termination Conditions”); provided, that the second attempt must come no earlier than 30 days after the end of the first attempt without the prior written consent of the Partnership (not to be unreasonably withheld, conditioned or delayed).

(b) Each Burro Party shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its reasonable best efforts, and each of them shall cause their respective Representatives to use their reasonable best efforts, to provide customary, reasonable and timely cooperation to the Kick Parties and their respective Representatives, to the extent reasonably requested by Kick, in connection with any Debt Financing, including, to the extent so requested, using reasonable best efforts to:

(i) (A) as promptly as reasonably practical, furnish the Kick Parties and any Financing Parties (and their respective Representatives, as applicable) with the Required Information; and (B) provide reasonable assistance to Kick in connection with Kick’s preparation of pro forma financial statements and pro forma financial information (it being agreed that the Burro Parties will not be required to provide any information or assistance relating to (a) the proposed aggregate amount of Debt Financing, together with assumed interest rates, dividends (if any) and fees and expenses relating to the incurrence of such Debt Financing, (b) any post-Closing or pro forma cost savings, synergies, capitalization or ownership desired to be incorporated into any information used in connection with the Debt Financing or (c) any financial information related to Kick or any of its Subsidiaries);

(ii) provide reasonable and customary assistance to the Kick Parties and any Financing Parties (and their respective Representatives, agents and advisors, as applicable) in their preparation of (A) offering documents, offering memoranda, offering circulars, private placement memoranda, prospectuses, syndication documents and other syndication materials, including information memoranda, lender and investor presentations, bank books and other marketing documents, and similar documents to be used in connection with any portion of any Debt Financing to the extent customary in connection with any such Debt Financing and (B) materials for rating agency presentations, and otherwise reasonably cooperate with the marketing efforts of the Kick Parties and the Financing Parties (and their respective Representatives, agents and advisors, as applicable) for any portion of any Debt Financing;

(iii) make senior management and other representatives of the Burro Parties available, at mutually agreed locations and upon reasonable prior notice, to participate in meetings (including one-on-one conference or virtual calls with any Financing Parties and potential Financing Parties, including prospective investors in any Debt Financing involving the issuance of securities), drafting sessions, presentations, road shows, rating agency presentations and due diligence sessions and other customary syndication or marketing activities, provided that, at the Partnership’s option in consultation with Kick, any such meeting or communication may be conducted virtually by teleconference, videoconference or other electronic media;

(iv) cause the Burro Parties’ independent registered accounting firm to provide customary assistance, including by using reasonable best efforts to cause the Burro Parties’ independent registered accounting firm or other applicable third party advisor (A) to provide customary comfort letters (including “negative assurance” comfort) (and drafts of such comfort letters) in connection with any capital markets transaction comprising a part of any Debt Financing to the applicable Financing Parties, in each case in form and substance customary for private placements of high yield debt securities to the extent applicable, (B) to provide any necessary consents (including, with respect to the Burro Parties’ independent registered accounting firm, to the inclusion of its audit report in respect of any financial statements of the Burro Group Entities included or incorporated in any of the applicable financing materials referred to in Section 5.15(b)(ii)), and (C) to participate in a reasonable number of due diligence sessions at reasonable times and locations and upon reasonable prior notice; provided that, at the Partnership’s option, any such session may be conducted virtually by teleconference, videoconference or other electronic media, and including by using reasonable best efforts to provide customary representation letters to the extent required by such independent registered accounting firm in connection with the foregoing;

(v) provide customary authorization letters authorizing the distribution of the Burro Parties’ information to prospective lenders in connection with a syndicated bank financing or otherwise with respect to any bank information memoranda, or similar document;

(vi) assist the Kick Parties and any Financing Parties in obtaining or updating corporate, facility and issue credit ratings;

(vii) assist in the negotiation, preparation and (contingent upon the Closing) execution and delivery of any credit agreement, indenture, note, debenture or other debt security, purchase, underwriting or agency agreement, guarantees, security documents, including any schedules or disclosures thereto, cash management agreements, hedging agreements, other supporting documents and customary closing certificates (excluding any solvency certificate), and any other definitive and ancillary documentation for any Debt Financing as may be requested by Kick;

(viii) make introductions of Kick to the Burro Parties’ existing lenders and facilitate relevant coordination between Kick and such lenders;

(ix) cooperate with the due diligence of Financing Parties and their Representatives in connection with any Debt Financing, to the extent customary and reasonable including the provision of all such information reasonably requested with respect to the property and assets of the Burro Group Entities and by providing to internal and external counsel of the Kick Parties and the Financing Parties, as applicable, customary back-up certificates and factual information to support any legal opinion that such counsel may be required to deliver in connection with any Debt Financing;

(x) deliver, at least four (4) Business Days prior to Closing, to the extent reasonably requested in writing at least nine (9) Business Days prior to Closing, all documentation and other information regarding the Burro Group Entities that any Financing Party reasonably determines is required by domestic and foreign regulatory authorities under applicable “know your customer” and domestic and foreign anti-money laundering rules and regulations, including the USA Patriot Act of 2001, and a beneficial ownership certificate in respect of any of the Burro Group Entities that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation (31 C.F.R. § 1010.230);

(xi) to the extent requested by Kick, in connection with any steps Kick may determine are necessary or desirable to take in order to prepay or redeem, satisfy and discharge all amounts and obligations outstanding under the Burro Credit Facilities and the Partnership’s Notes or any other indebtedness, provide all reasonable assistance to, and evidence thereof, to Kick, including (A) preparing, submitting and/or issuing customary notices in respect of any such prepayment or redemption; provided that any such prepayment and redemption shall be contingent upon the occurrence of the Closing unless otherwise agreed in writing by the Partnership, (B) obtaining from the agent a customary payoff letter in respect of the Burro Credit Facilities, (C) cooperating in the satisfaction, discharge and release of Liens securing the Burro Credit Facilities and the Partnership’s Notes including obtaining customary lien termination and other instruments of discharge, in each case in a form reasonably acceptable to Kick (which discharges and releases, for the avoidance of doubt, shall not be required to take effect before the Closing) and (D) taking such actions as may be permitted or required by the terms of the Burro Credit Facilities or the Partnership’s Notes to prepare, submit and/or issue such notices in respect of any prepayment or redemption thereof or to satisfy, discharge and/or defease any or all obligations thereunder;

(xii) to the extent requested by Kick, provide guarantees in connection with any Debt Financing (which guarantees, for the avoidance of doubt, shall not be required to take effect before the Closing); and

(xiii) consent to the use of its and its Subsidiaries’ trademarks, trade names and logos in connection with any Debt Financing; provided that such trademarks, trade names and logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Partnership or its Subsidiaries or the Partnership’s or its Subsidiaries’ reputation or goodwill.

(c) For the avoidance of doubt, any failure of the Burro Parties to fulfill their obligations under Section 5.15(b) shall not be deemed a breach of this Agreement or excuse the performance of Kick to consummate the transactions, so long as the Burro Parties are acting in good faith to fulfill such obligations.

(d) Notwithstanding the foregoing, none of the Partnership nor any of its Affiliates shall be required to take or permit the taking of any action pursuant to this Section 5.15(d) that would: (i) require the Partnership or its Subsidiaries or any of their respective Affiliates or any persons who are officers or directors of such entities to pass resolutions or consents to approve or authorize the execution of any Debt Financing or enter into, execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement (except for the authorization letters contemplated by Section 5.15(b)(v)) in each case, that would be effective prior to Closing, (ii) cause any representation, warranty or other provision in this Agreement to be breached by the Partnership or any of its Affiliates, which breach if occurring or continuing at the Initial Effective Time would result in the failure of any of the conditions set forth in Section 6.2(a) or Section 6.2(b), (iii) require the Partnership or any of its Affiliates to (x) pay any commitment or other similar fee or (y) incur any other expense, liability or obligation which expense, liability or obligation is not reimbursed or indemnified hereunder in connection with any Debt Financing prior to the Closing, or (z) have any obligation of the Partnership or any of its Affiliates under any agreement, certificate, document or instrument be effective until the Closing, (iii) cause any director, officer, employee or stockholder of the Partnership or any of its Affiliates to incur any personal liability (except to the extent such Person is continuing in such role after Closing, and solely with respect to agreements contingent upon Closing and that would not be effective prior to Closing) or provide any representation or certificate such director, officer, employee or stockholder believes in good faith is false to the extent disclosed to the Kick Parties in writing, (iv) conflict with the Governing Documents of the Partnership or any of its Affiliates or any Laws, or material contracts, (v) provide access to or disclose information to the extent that the Partnership or any of its Affiliates determines in good faith would jeopardize any attorney-client privilege or other similar privilege or protection of the Partnership or any of its Affiliates in respect of such information; (vi) require the Burro Parties or any of their respective Subsidiaries or Representatives to prepare or provide any Excluded Information, (vii) require the Representatives of the Burro Parties to provide any legal opinion or (viii) unreasonably interfere with the ongoing operations of the Partnership or any of its Subsidiaries. Kick shall, promptly on request by the Partnership, reimburse the Partnership and its Affiliates for all reasonable, documented and invoiced out-of-pocket costs (including reasonable, documented and invoiced out-of-pocket attorneys’ fees) incurred in good faith by them or their Representatives in connection with the cooperation described in Section 5.15(b) and shall indemnify and hold harmless the Partnership and its Affiliates and their respective Representatives (collectively, the “Indemnified Parties”) from and against any and all losses suffered or incurred by them in connection with any Debt Financing, any action taken by them at the request of Kick or its Representatives pursuant to Section 5.15(b) and any information used in connection therewith except (i) to the extent suffered or incurred as a result of the bad faith, gross negligence, willful misconduct or breach of this Agreement by any Indemnified Party or (ii) as a result of any untrue statement of material fact or material omissions of any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading in any information provided by or on behalf of any Indemnified Party and included in the documents related to such Debt Financing in conformity therewith or (iii) that were agreed to by any Indemnified in a settlement without the written consent of Kick.

(e) All non-public or otherwise confidential information regarding the Partnership or any of its Affiliates obtained by Kick or its Representatives pursuant to this Section 5.15(e) shall be kept confidential in accordance with the Confidentiality Agreement; provided, that Kick shall be permitted to disclose such information to (i) any Financing Parties subject to customary confidentiality obligations and (ii) otherwise to the extent necessary and consistent with customary practices in connection with any Debt Financing subject to customary confidentiality arrangements reasonably satisfactory to the Partnership.

Section 5.16 Termination of Affiliate Arrangements. Each Burro Party and its Subsidiaries shall exercise commercially reasonable efforts to terminate with no continuing obligations or liabilities all Affiliate Agreements other than (i) the Affiliate Agreements set forth on Section 5.16 of the Burro Disclosure Letter and (ii) any Transaction Agreement.

Section 5.17 Resignation of Directors and Officers. At or prior to the Closing, the Burro Parties shall request that each of the directors and officers of the Burro Parties and their respective Subsidiaries deliver to Kick written resignation letters, effective as of the Closing Date, effectuating his or her resignation from such position as a member of the applicable board of directors (or equivalent governing body) or as an officer (it being understood that such resignation shall not constitute a voluntary termination of employment with respect to any officer or director of Burro Parties or their respective Subsidiaries). The Burro Parties shall cause such Persons that do not deliver such written resignation letters to be removed from such positions so requested pursuant to the applicable Governing Documents and applicable Law.

Section 5.18 Control of Operations. Without in any way limiting any Party’s rights or obligations under this Agreement, the Parties understand and agree that (a) nothing contained in this Agreement shall give Kick or the Partnership, directly or indirectly, the right to control or direct the other Party’s operations prior to the Initial Effective Time and (b) prior to the Initial Effective Time, each of the Partnership and Kick shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.19 Dividends. After the date of this Agreement, each of Kick and the Burro Parties shall coordinate with the other the declaration of any dividends or distributions in respect of Kick Common Stock or OpCo Units or Partnership Common Units and the record dates and payment dates relating thereto, it being the intention of the Parties that holders of Partnership Common Units shall not receive more than one dividend, or fail to receive one dividend, in any quarter with respect to their Partnership Common Units and any shares of Kick Common Stock or OpCo Units that any such holder receives in exchange therefor in the Initial LP Merger.

Section 5.20 OpCo LLC Agreement. Prior to or at the Subsequent Effective Time, Kick shall cause the limited liability company agreement of OpCo to be amended and restated to be the OpCo LLC Agreement.

Section 5.21 Registration Rights Agreement. Kick shall, and shall cause OpCo to, enter into the Registration Rights Agreement with each Electing Holder that agrees to enter into such agreement immediately following the Subsequent Effective Time.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Mergers. The obligation of each Party to effect the Mergers is subject to the satisfaction at or prior to the Initial Effective Time of the following conditions:

(a) Partnership Unitholder Approval. The Partnership Unitholder Approval shall have been obtained in accordance with the Governing Documents of the Partnership and applicable Law, including Rule 14c-2 of the Exchange Act.

(b) No Injunctions or Legal Restraints; Illegality. No temporary restraining or other Order, or preliminary or permanent injunction issued by any court of competent jurisdiction shall be in effect (collectively, “Restraints”), and no Law shall have been adopted or enacted, and no agreement with any Governmental Entity shall be in effect that, in any such case, prohibits or makes illegal the consummation of the Mergers.

(c) NYSE Listing. The shares of Kick Common Stock issuable to the holders of Partnership Common Units (including the shares of Kick Common Stock issuable pursuant to OpCo LLC Agreement to holders of OpCo Stapled Units) as provided for in Article II shall have been approved for listing on the NYSE, subject to official notice of issuance.

(d) Regulatory Approvals. The applicable waiting period (and any extension thereof) under the HSR Act relating to the Mergers shall have expired or been terminated.

(e) Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened.

Section 6.2 Conditions to the Obligations of the Kick Parties. The obligation of the Kick Parties to effect the Mergers is also subject to the satisfaction, or waiver by Kick, at or prior to the Initial Effective Time of the following conditions:

(a) Representations and Warranties of the Burro Parties. (i) the representations and warranties of the Burro Parties contained in Section 3.4 and Section 3.9(b), shall be true and correct in all respects, in each case as of the Execution Date and as of the Closing Date as though made as of the Closing Date; (ii) the representations and warranties of the Burro Parties contained in Section 3.2(a), the first six sentences of Section 3.2(b), Section 3.2(d)(v), Section 3.3(b), Section 3.3(c) and Section 3.28 shall be true and correct in all respects, except for de minimis inaccuracies, in each case as of the Execution Date and as of the Closing Date as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date); (iii) the representations and warranties of the Burro Entities contained in Section 3.15(n) shall be true and correct in all material respects as of the Execution Date; and (iv) all other representations and warranties of the Burro Parties set forth herein shall be true and correct in each case as of the Execution Date and as of the Closing Date as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Burro Material Adverse Effect” set forth in any individual such representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Burro Material Adverse Effect.

(b) Performance of Obligations of the Burro Parties. The Burro Parties shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Initial Effective Time.

(c) Officers’ Certificate. Kick shall have received a certificate signed by an executive officer of the General Partner certifying that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(e) have been satisfied.

(d) Minimum Debt Financing. Kick shall have consummated the Minimum Debt Financing.

(e) Absence of Burro Material Adverse Effect. Since the Execution Date, there shall not have occurred any Burro Material Adverse Effect.

Section 6.3 Conditions to the Obligations of the Burro Parties. The obligation of the Burro Parties to effect the Mergers is also subject to the satisfaction, or waiver by the Partnership, at or prior to the Initial Effective Time of the following conditions:

(a) Representations and Warranties of the Kick Parties. (i) The representations and warranties of the Kick Parties contained in Section 4.4 and Section 4.9 shall be true and correct in all respects, in each case as of the Execution Date and as of the Closing Date as though made as of the Closing Date; (ii) the representations and warranties of the Kick Parties contained in Section 4.2(a) and Section 4.28 shall be true and correct in all respects, except for de minimis inaccuracies, in each case as of the Execution Date and as of the Closing Date as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date); (iii) the representations and warranties of the Kick Parties in Sections 4.15(g) and (h) shall be true and correct in all material respects as of the Execution Date; and (iv) all other representations and warranties of the Kick Parties set forth herein shall be true and correct in each case as of the Execution Date and as of the Closing Date as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Kick Material Adverse Effect” set forth in any individual such representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Kick Material Adverse Effect.

(b) Performance of Obligations of the Kick Parties. The Kick Parties shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Initial Effective Time.

(c) Officers’ Certificate. The Partnership shall have received a certificate signed by an executive officer of Kick certifying that the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(d) have been satisfied.

(d) Absence of Kick Material Adverse Effect. Since the Execution Date, there shall not have occurred any Kick Material Adverse Effect.

(e) Pre-Closing OpCo Contribution. As of the Closing, all material assets and material liabilities (excluding any income Taxes) of the Kick Group Entities shall be owned, and material operations of the Kick Group Entities shall be conducted, by OpCo (or a wholly owned subsidiary of OpCo).

(f) Certificate of Designation. The Partnership shall have received evidence that the Certificate of Designation shall have been filed with, and accepted by, the Delaware Secretary of State.

(g) OpCo LLC Agreement. The Partnership shall have received evidence that the OpCo LLC Agreement has been adopted as the limited liability company agreement of OpCo.

Section 6.4 Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article VI, to be satisfied if such failure was caused by such Party’s Willful and Material Breach of any material provision of this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Initial Effective Time, whether before or after the Partnership Unitholder Approval has been obtained (with any termination by Kick also being an effective termination by each other Kick Party and with any termination by the Partnership also being an effective termination by the General Partner):

(a) by mutual written consent of Kick and the Partnership;

(b) by either Kick or the Partnership:

(i) if the Mergers shall not have been consummated on or before September 1, 2024 (the “Outside Date”); provided, that, if the Marketing Period has commenced but not yet been completed as of the close of business on the third (3rd) Business Day immediately prior to the Outside Date, then the Outside Date shall be automatically extended until two (2) Business Days after the final day of the Marketing Period; provided, further that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to a Party if the failure of such Party to fulfill in any material respect any of such Party’s obligations under this Agreement has been the primary cause of, or the primary factor that resulted in, the failure of the Mergers to be consummated by the Outside Date;

(ii) if any Restraint or Law shall be in effect permanently enjoining or otherwise permanently prohibiting the consummation of the Merger, and if a Restraint, such Restraint shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to any Party whose failure to fulfill in any material respect any of its obligations under this Agreement has been the primary cause of, or the primary factor that resulted in, such Restraint; or

(c) by Kick:

(i) if any Burro Party shall have breached or failed to perform any of its covenants or agreements set forth in this Agreement, or if any representation or warranty of any Burro Party shall have become untrue, which breach or failure to perform or to be true, either, individually or in the aggregate with any other breaches or failure to perform or to be true, if occurring or continuing at the Initial Effective Time (i) would result in the failure of any of the conditions set forth in Section 6.2(a) (Representations and Warranties of the Burro Parties) or Section 6.2(b) (Performance of Obligations of the Burro Parties) and (ii) cannot be or has not been cured by the earlier of (A) the Outside Date and (B) thirty (30) days after Kick’s delivery of written notice to the Partnership of such breach or failure; provided, however, that Kick shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if any Kick Party is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in Section 6.3(a) (Representations and Warranties of the Kick Parties) or Section 6.3(b) (Performance of Obligations of the Kick Parties) would not be satisfied;

(ii) prior to receipt of the Burro Written Consent, if a Change of Recommendation has occurred; or

(iii) if the Financing Termination Conditions have been satisfied, and Kick has not consummated the Minimum Debt Financing; provided, however, that Kick shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(iii) if, at such time, any Kick Party’s Willful and Material Breach of its representations, warranties, covenants or agreements set forth in this Agreement would result in the conditions set forth in Section 6.3(a) (Representations and Warranties of the Kick Parties) or Section 6.3(b) (Performance of Obligations of the Kick Parties) not being satisfied.

(d) by the Partnership:

(i) if any Kick Party shall have breached or failed to perform any of its covenants or agreements set forth in this Agreement, or if any representation or warranty of any Kick Party shall have become untrue, which breach or failure to perform or to be true, either, individually or in the aggregate with any other breaches or failure to perform or to be true, if occurring or continuing at the Initial Effective Time (A) would result in the failure of any of the conditions set forth in Section 6.3(a) (Representations and Warranties of the Kick Parties) or Section 6.3(b) (Performance of Obligations of the Kick Parties) and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) thirty (30) days after the Partnership’s delivery of written notice to Kick of such breach or failure; provided, however, that the Partnership shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if any Burro Party is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in Section 6.2(a) (Representations and Warranties of the Burro Parties) or Section 6.2(b) (Performance of Obligations of the Burro Parties) would not be satisfied;

(ii) before the end of the Superior Proposal Termination Period, in order to enter into a definitive agreement with respect to a Superior Proposal to the extent permitted by Section 5.2; provided that the Partnership shall pay to Kick the Burro Termination Fee pursuant to Section 7.3(b)(iii); or

(iii) if (A) all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, provided that such conditions to be satisfied at the Closing would be satisfied as of the date of the notice referenced in clause (B) of this Section 7.1(d)(iii) if the Closing were to occur on the date of such notice), (B) on or after the date the Closing should have occurred pursuant to Section 1.2, the Partnership has delivered written notice to Kick to the effect that all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived by the Partnership (other than those conditions that by their nature are to be satisfied at the Closing; provided that such conditions to be satisfied at the Closing would be satisfied as of the date of such notice if the Closing were to occur on the date of such notice) and the Burro Parties are prepared to consummate the Closing, and (C) Kick, OpCo and the Merger Subs fail to consummate the Closing on or before the third Business Day after delivery of the notice referenced in clause (B) of this Section 7.1(d)(iii), and the Burro Parties were prepared to consummate the Closing during such three Business Day period.

(e) The Party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give notice of such termination to the other Parties.

Section 7.2 Effect of Termination. In the event of a valid termination of this Agreement pursuant to Section 7.1, this Agreement shall immediately become void and have no effect, without any liability or obligation on the part of any Party, provided, however, that:

(a) the Confidentiality Agreement, the Clean Team Agreements, and the provisions of Section 5.15(d) (Financing Cooperation), this Section 7.2, Section 7.3 (Fees and Expenses), Section 8.2 (Notices), Section 8.3 (Certain Definitions) (solely to the extent definitions included in such Section are utilized in any other provisions surviving the termination of this Agreement), Section 8.4 (Interpretation), Section 8.5 (Entire Agreement), Section 8.6 (No Third Party Beneficiaries), Section 8.7 (Governing Law), Section 8.8 (Submission to Jurisdiction), Section 8.9 (Assignment; Binding Effect), Section 8.10 (Specific Performance and Liability Limitation), Section 8.11 (Currency), Section 8.12 (Severability), Section 8.13 (Waiver of Jury Trial) and Section 8.16 (No Presumption Against Drafting Party) shall survive the termination hereof;

(b) Subject to Section 8.10, no such termination shall relieve any Party of its obligation to pay the Burro Termination Fee or the Kick Termination Fee, as applicable, if, as and when required pursuant to Section 7.3 or any of its other obligations under Section 7.3 expressly contemplated to survive the termination of this Agreement pursuant to Section 7.3; and

(c) Subject to Section 8.10, no such termination shall relieve any Party from any liability or damages resulting from such Party’s Fraud or Willful and Material Breach of any covenant or obligation contained in this Agreement prior to its termination, in which case the non-breaching party shall be entitled to all rights and remedies available at law or in equity.

Section 7.3 Fees and Expenses.

(a) Except as otherwise provided in this Section 7.3, all fees and expenses incurred in connection with this Agreement, the Mergers and the other transactions contemplated hereby shall be paid by the Party incurring such fees or expenses, whether or not the Mergers are consummated, except that Kick shall be responsible for (i) the expenses incurred in connection with the filing, printing and mailing of the Registration Statement and the Consent Statement/Prospectus, and all filing and other fees paid to the SEC, in each case in connection with the Mergers (other than attorneys’ fees, accountants’ fees and related expenses), and (ii) the payment of all filing fees pursuant to the HSR Act in connection with the transactions contemplated by this Agreement.

(b) Burro Termination Fee.

(i) If (A) this Agreement is terminated pursuant to Section 7.1(c)(i) (Breach of Representation or Failure to Perform Covenant) due to a Burro Party’s breach or failure to perform any of its covenants that would result in the failure of the condition in Section 6.2(b) to be satisfied, (B) prior to such termination and after the Execution Date, any Person (other than any of the Kick Parties or any of their respective Affiliates) shall have made an Acquisition Proposal, which shall have been publicly announced or disclosed or otherwise communicated to the General Partner Board or any Affiliate of the General Partner, (C) within twelve (12) months after the date of such termination, any Burro Party enters into a definitive agreement with respect to an Acquisition

Proposal (or publicly approves or recommends to the unitholders of the Partnership or otherwise does not oppose, in the case of a tender or exchange offer, an Acquisition Proposal) or consummates an Acquisition Proposal, then the Burro Parties shall pay, or cause to be paid, to Kick, within three (3) Business Days of the first to occur of the events described in clause (C), the Burro Termination Fee, by wire transfer of same day federal funds to the account specified by Kick. Solely for purposes of this Section 7.3(b), “Acquisition Transaction” shall have the meaning ascribed thereto in Section 5.2(h)(ii), except that all references to “25% or more” shall be changed to “more than 50%.”

(ii) If this Agreement is terminated pursuant to Section 7.1(c)(ii) (Change of Recommendation), then the Burro Parties shall pay, or cause to be paid, to Kick, within three (3) Business Days of such termination, the Burro Termination Fee, by wire transfer of same day federal funds to the account specified by Kick.

(iii) If this Agreement is terminated by the Partnership pursuant to Section 7.1(d)(ii) (Superior Proposal), then the Burro Parties shall pay, or cause to be paid, to Kick, concurrently with such termination, the Burro Termination Fee, by wire transfer of same day federal funds to the account specified by Kick.

(iv) The Burro Parties acknowledge and agree that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement and constitute liquidate damages and not a penalty, and that, without these agreements, the Kick Parties would not enter into this Agreement. Accordingly, if any Burro Party fails promptly to pay the amount due pursuant to Section 7.3(b), and, in order to obtain such payment, Kick commences an Action that results in a judgment in its favor for such payment, the Burro Parties shall pay to Kick its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such Action, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at a rate per annum equal to the prime interest rate published in The Wall Street Journal on the date such interest begins accruing. The Parties agree that, except with respect to Fraud or any Willful and Material Breach by any Burro Party of any covenant or obligation contained in this Agreement prior to its termination, in the event the Burro Termination Fee is payable, the payment of the Burro Termination Fee shall be the sole and exclusive remedy available to the Kick Parties with respect to this Agreement and the transactions contemplated hereby in the event any such payment becomes due and payable, and, upon payment of the Burro Termination Fee, the Burro Parties and each of their respective directors, officers, employees, equity holders, stockholders and Representatives shall have no further liability to the Kick Parties under this Agreement. In no event shall the Burro Parties be obligated to pay the Burro Termination Fee on more than one occasion.

(c) Kick Termination Fee.

(i) If this Agreement is terminated (A) by the Partnership pursuant to Section 7.1(d)(iii) (Failure to Close When Required) or (B) by Kick pursuant to Section 7.1(b)(i) (Outside Date) and the Partnership was then entitled to terminate this Agreement pursuant to Section 7.1(d)(iii) (Failure to Close When Required), then Kick shall pay, or cause to be paid, to the Partnership, within three (3) Business Days after the date of such termination, the Kick Termination Fee, by wire transfer of same day federal funds to the account specified by the Partnership.

(ii) If this Agreement is terminated by the Partnership or Kick pursuant to Section 7.1(b)(i) (Outside Date) and at such time (A) the condition set forth in Section 6.2(d) has not been satisfied or waived, (B) the failure to satisfy such condition is not due to an action of or failure to act by the Partnership in material breach of the Partnership’s obligations under this Agreement after Kick has provided written notice of such alleged breach or failure to act and a 30-day opportunity to cure at the end of which the Partnership has failed to cure and (C) the Marketing Period has ended and all the conditions set forth in Section 6.1, Section 6.2 (other than Section 6.2(d)) and Section 6.3 have been satisfied or waived or are capable of being satisfied (other than those conditions that by their nature are to be satisfied at the Closing), then Kick shall pay, or cause to be paid, to the Partnership, within three (3) Business Days after the date of such termination, the Kick Termination Fee, by wire transfer of same day federal funds to the account specified by the Partnership.

(iii) If this Agreement is terminated by Kick pursuant to Section 7.1(c)(iii) (Failure to Obtain Debt Financing During Marketing Period), then Kick shall pay, or cause to be paid, to the Partnership, concurrently with such termination, the Kick Termination Fee, by wire transfer of same day federal funds to the account specified by the Partnership.

(iv) Kick acknowledges and agrees that the agreements contained in this Section 7.3(c) are an integral part of the transactions contemplated by this Agreement and constitute liquidate damages and not a penalty, and that, without these agreements, the Burro Parties would not enter into this Agreement. Accordingly, if Kick fails promptly to pay the amount due pursuant to Section 7.3(c), and, in order to obtain such payment, the Burro Parties commence an Action that results in a judgment in their favor for such payment, Kick shall pay to the Burro Parties their costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such Action, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at a rate per annum equal to the prime interest rate published in The Wall Street Journal on the date such interest begins accruing. The Parties agree that, except with respect to Fraud or any Willful and Material Breach by any Kick Party of any covenant or obligation contained in this Agreement prior to its termination, in the event the Kick Termination Fee is payable, the payment of the Kick Termination Fee shall be the sole and exclusive remedy available to the Burro Parties with respect to this Agreement and the transactions contemplated hereby in the event any such payment becomes due and payable, and, upon payment of the Kick Termination Fee, the Kick Parties and each of their respective directors, officers, employees, equity holders, stockholders and Representatives shall have no further liability to the Burro Parties under this Agreement. In no event shall Kick be obligated to pay the Kick Termination Fee on more than one occasion.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Initial Effective Time, other than those covenants or agreements of the parties that by their terms apply, or are to be performed in whole or in part, after the Initial Effective Time.

Section 8.2 Notices.

(a) All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally or by e-mail (provided that no notice is received by the electronic mail sender within one (1) hour thereafter indicating that such electronic mail was undeliverable or otherwise not delivered), (ii) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (iii) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to any Kick Party or Surviving Entity (for matters arising after Closing), to:

Kodiak Gas Services, Inc.

15320 Highway 105 W, Suite 210

Montgomery, Texas 77356

Attention: Robert M. McKee

E-mail: mickey.mckee@kodiakgas.com

with a copy (which shall not constitute notice) to:

King & Spalding LLP

1180 Peachtree Street, NE, Suite 1600

Atlanta, Georgia 30309

Attention: Keith M. Townsend; Robert J. Leclerc

E-mail: ktownsend@kslaw.com; rleclerc@kslaw.com

if to any Burro Party, to:

CSI Compressco LP

1735 Hughes Landing Boulevard, Suite 200

The Woodlands, Texas 77380

Attention: General Counsel

E-mail: derek.anchondo@csicompressco.com

with a copy (which shall not constitute notice) to:

Vinson & Elkins LLP

845 Texas Avenue, Suite 4700

Houston, Texas 77002

Attention: David Oelman; Lande Spottswood

E-mail: doelman@velaw.com; lspottswood@velaw.com

(b) If the Partnership or any of its Subsidiaries desires to take any action prohibited by Section 5.1, a representative of the Partnership will request consent to take such action by sending an email to the representatives of Kick set forth on Section 8.2(b) of the Burro Disclosure Letter (the “Kick Representatives”), and approval by any Kick Representative via email will be deemed “written consent of Kick” for purposes of Section 5.1.

Section 8.3 Certain Definitions. For purposes of this Agreement, the following terms have the meanings ascribed thereto below:

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 5.2(a).

“Accredited Investor” shall have the meaning set forth in Regulation D promulgated under the Securities Act;

“Acquisition Proposal” has the meaning set forth in Section 5.2(h)(i);

“Acquisition Transaction” has the meaning set forth in Section 5.2(h)(ii);

“Action” has the meaning set forth in Section 3.10;

“Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

“Affiliate Agreement” means any Contracts between any Burro Group Entity on the one hand, and (i) any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of any Burro Group Entity or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Partnership Common Units (or any of such person’s immediate family members or Affiliates) (other than Partnership Subsidiaries), or (ii) Spartan or any of its Affiliates (other than Partnership Subsidiaries), on the other hand, of the type required to be reported in any report of the Partnership pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act;

“Agreement” has the meaning set forth in the Preamble;

“Anti-Corruption Laws” has the meaning set forth in Section 3.25(a);

“Antitrust Laws” has the meaning set forth in the definition of “Regulatory Laws”.

“Book-Entry Units” has the meaning set forth in Section 2.4(b);

“Burro Clean Team Agreement” has the meaning set forth in Section 5.4;

“Burro Credit Facilities” means (i) the Loan and Security Agreement, dated as of June 29, 2018, by and among the Partnership, CSI Compressco Sub Inc., CSI Compressco Operating LLC, Bank of America, N.A. and the other lenders party thereto, as amended as of the Execution Date and (ii) the Loan, Security and Guaranty Agreement, dated as of January 29, 2021, by and among Spartan Energy Partners LP, Spartan Energy Services LLC, Spartan Terminals Operating, Inc., Spartan Operating Company LLC, Bank of America, N.A. and the lenders party thereto, as amended as of the Execution Date;

“Burro Disclosure Letter” has the meaning set forth in Article III;

“Burro Group Entities” means the Burro Parties and the Burro Subsidiaries;

“Burro Industry” means the industry of providing national gas compression services and treating services related to the exploration and production of oil and natural gas;

“Burro Intellectual Property” has the meaning set forth in Section 3.20;

“Burro IT Assets” means all technology devices, computers, computer systems, software and software platforms, databases, websites, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment used by the Burro Group Entities in connection with the operation of the business of the Burro Group Entities and all data stored therein or processed thereby and all associated documentation;

“Burro Leased Real Property” has the meaning set forth in Section 3.18.

“Burro Material Adverse Effect” means any Effect that (i) is or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Burro Group Entities, taken as a whole, or (ii) materially impairs the ability of the Burro Parties to consummate, or prevents or materially delays, the Mergers or any of the other transactions contemplated by this Agreement or would reasonably be expected to do so; provided, however, that in the case of clause (i) only, “Burro Material Adverse Effect” shall not include any Effect to the extent resulting from (A) changes generally affecting the economy or the financial, credit or securities markets, in the United States, including effects on such industry, economy or markets resulting from any regulatory and political conditions or developments in general, (B) changes or developments in prices for oil, natural gas or other commodities or for the Burro Group Entities’ raw material inputs and end products, including general market prices and regulatory changes generally affecting the industries in which the Burro Group Entities operate, (C) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires, epidemics, pandemics (COVID-19), or any weather-related or meteorological events or other force majeure event or natural disasters, (D) outbreak or escalation of hostilities or acts of war or terrorism, sabotage, civil disobedience, cyber-attack or any escalation or general worsening of the foregoing, (E) changes in GAAP or accounting standards and interpretations thereof, (F) the negotiation, execution, announcement, pendency or the existence of the Mergers or any of the other transactions contemplated by this Agreement (provided that this clause (F) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the announcement or pendency of the Mergers or any of the other transactions contemplated by this Agreement), (G) the taking of any action required by this Agreement or at the request of Kick or its Affiliates, (H) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, or market administrator, (I) any changes in the unit price or trading volume of the Partnership Common Units or in the credit rating of any of the Burro Group Entities (it being understood that the underlying circumstances giving rise to such failure may be taken into account unless otherwise excluded in this definition) or (J) the failure to meet or exceed any projection or forecast (it being understood that the underlying circumstances giving rise to such failure may be taken into account unless otherwise excluded in this definition), but, with respect to clauses (A), (B), (C), (D), (E) and (H) only if the impact of such Effect is not disproportionately adverse to the Burro Group Entities, taken as a whole, as compared to other participants in the Burro Industry;

“Burro Material Contract” has the meaning set forth in Section 3.16(a);

“Burro Owned Real Property” has the meaning set forth in Section 3.18;

“Burro Parties” has the meaning set forth in the Preamble;

“Burro Party” has the meaning set forth in the Preamble;

“Burro Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), “multiemployer plans” (within the meaning of Section 3(37) of ERISA), and all stock purchase, stock option, phantom stock or other equity-based plan, severance, employment, collective bargaining, change-in-control, fringe benefit, bonus, incentive, deferred compensation, supplemental retirement, health, life, or disability insurance, dependent care and all other employee benefit and compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written or oral, legally binding or not, under which any current or former employee, director or consultant of any Burro Group Entity (or any of their dependents) has any present or future right to compensation or benefits or any Burro Group Entity sponsors or maintains, is making contributions to or has any present or future liability or obligation (contingent or otherwise) or with respect to which it is otherwise bound;

“Burro Real Property Lease” has the meaning set forth in Section 3.18;

“Burro Related Party” has the meaning set forth in Section 3.24;

“Burro SEC Documents” has the meaning set forth in Section 3.6(a);

“Burro Subsidiaries” means the Subsidiaries of the Burro Parties (other than any of the Burro Parties);

“Burro Termination Fee” means an amount of cash equal to $15,000,000;

“Burro Written Consent” means approval of this Agreement and the transactions contemplated hereby, including the Mergers, by written consent without a meeting in accordance with (i) Section 13.11 and Section 14.3(b) of the Partnership LPA of the holders of Partnership Common Units constituting a Unit Majority and (ii) Section 13 of the General Partner LLCA of the Members representing a Majority Interest;

“Burro 401(k) Plan” has the meaning set forth in Section 5.9(c);

“Business Day” means a day other than Saturday, Sunday, or any day on which the Federal Reserve Bank of New York is closed;

“Cancelled Units” has the meaning set forth in Section 2.1(a)(i).

“capital stock” means (i) in the case of a corporation, its shares of capital stock; (ii) in the case of a partnership or limited liability company, its partnership or membership interests or units (whether general or limited); and (iii) any other interest that confers on a Person the right to receive a share of the profits and losses or distribution of assets of the issuing entity;

“Certificate of Designation” means the Certificate of Designation in the form attached hereto as Exhibit B;

“Certificates” has the meaning set forth in Section 2.4(b);

“Certificates of Merger” has the meaning set forth in Section 1.1(c);

“Change of Recommendation” has the meaning set forth in Section 5.2(d).

“Clean Team Agreement” has the meaning set forth in Section 5.4;

“Closing” has the meaning set forth in Section 1.2;

“Closing Date” has the meaning set forth in Section 1.2;

“COBRA” has the meaning set forth in Section 3.12(c)(vii);

“Compliant” means, with respect to the Required Information, that: (i) the Required Information does not contain any untrue statement of a material fact regarding the Burro Group Entities or omit to state any material fact regarding the Burro Group Entities necessary in order to make the Required Information not misleading, in light of the circumstances under which the statements contained in the Required Information are made; (ii) the financial statements described in clause (i) of the definition of “Required Information” are compliant in all material respects with all requirements of Regulation S-X promulgated by the SEC applicable to offerings of debt securities on a Registration Statement on Form S-1 that are applicable to such financial statements (other than such provisions for which compliance is not customary in Rule 144A “for life” offering of high yield debt securities); (iii) the Burro Parties’ independent auditors shall not have withdrawn, or advised the Burro Parties that they intend to withdraw, any audit opinion with respect to any audited financial statements contained in the Required Information, in which case such financial information shall not be deemed to be Compliant pursuant to this clause (iii) (unless and until a new unqualified audit opinion has been received in respect thereof from such auditors or another nationally recognized independent registered accounting firm of national standing); (iv) in connection with any Debt Financing involving the offering of debt securities, the Burro Parties shall have provided all information necessary for their independent registered public accounting firm to (A) consent to the use of its audit opinions with respect to any Required Information audited by such firm and (B) issue customary comfort letters, including customary negative assurance, upon the “pricing” of such debt securities and throughout the period ending on the last day of the Marketing Period (subject to the completion by such accountants of customary procedures relating thereto); and (v) the Burro Parties shall not have been informed by such independent registered public accounting firm of the Burro Parties that they are required to restate, and the Burro Parties have not restated (or are not actively considering any such restatement; provided, that such Required Information shall be deemed to be Compliant pursuant to this clause (v) when the Burro Parties inform Kick in writing that they have concluded that no restatement is required in accordance with GAAP) any financial statements contained in the Required Information; provided, further, that if any such restatement occurs, the Required Information shall be deemed to be Compliant pursuant to this clause (v) if and when such restatement has been completed and the relevant financial statements have been amended and delivered to Kick;

“Confidentiality Agreement” has the meaning set forth in Section 5.4;

“Consent Statement/Prospectus” has the meaning set forth in Section 3.8;

“Continuing Employee” has the meaning set forth in Section 5.9(a);

“Contract” means any bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, instrument, obligation, arrangement, understanding, undertaking, permit, concession or franchise, whether oral or written.;

“control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

“Controlled Group” has the meaning set forth in Section 3.12(b);

“Contributed Units” shall have the meaning set forth in Section 2.1(a)(v);

“Contribution” has the meaning set forth in Section 1.1(a)(iii);

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof;

“COVID-19 Law” means any law or any scheme, program, arrangement or measures introduced or enacted by any Governmental Entity in response to or in connection with COVID-19, including any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar measures, and any Tax laws introduced, or recommendations promulgated by any Governmental Entity, including the World Health Organization, as a result of the COVID-19;

“Data Protection Requirements” has the meaning set forth in Section 3.21(b);

“Debt Financing” means any debt financing (a) pursuant to which a lender shall lend cash to any Kick Group Entity or (b) to be obtained through means of a public or private offering of notes or similar debt securities, in each case, the use of proceeds of which shall be, directly or indirectly, for the purposes of effectuating the replacement, renewal or refinancing of the Notes and the Burro Credit Facilities;

“Delaware Secretary of State” has the meaning set forth in Section 1.1(b);

“Distribution Equivalent Rights” means a contingent right to receive, with respect to each Partnership Common Unit subject to an award of Time-Based Phantom Units, an amount of Partnership Common Units equal in value to the distributions made by the Partnership with respect to a Partnership Common Unit during the period such award of Time-Based Phantom Units is outstanding;

“DLLCA” has the meaning set forth in Section 1.1(a);

“DOJ” means the United States Department of Justice;

“DRULPA” has the meaning set forth in Section 1.1(a);

“Effect” means any event, change, effect, fact, circumstance, development, condition or occurrence;

“Electing Unitholders” shall have the meaning set forth in Section 2.3(c);

“Electing Units” shall have the meaning set forth in Section 2.1(a)(iii);

“Election Deadline” shall have the meaning set forth in Section 2.3(c);

“Election Form” shall have the meaning set forth in Section 2.3(a);

“Election Period” shall have the meaning set forth in Section 2.3(c);

“Eligible Unitholders” has the meaning set forth in Section 2.3(b);

“Emergency” means any sudden, unexpected or abnormal event which causes, or risks causing, imminent and substantial physical damage to or the endangerment of the safety of any property, imminent and substantial endangerment of health or safety of any person, or death or injury to any person, or imminent and substantial damage to the environment, in each case, whether caused by war (whether declared or undeclared), acts of terrorism, weather events, epidemics, outages, explosions, blockades, insurrections, riots, landslides, earthquakes, storms, hurricanes, lightning, floods, extreme cold or freezing, extreme heat, washouts, acts of Governmental Entities, including, but not limited to, confiscation or seizure, or otherwise.

“Enforceability Exceptions” has the meaning set forth in Section 3.4(a);

“Environmental Laws” means all federal, state, and local Laws concerning (a) the pollution, protection, or cleanup of the environment, including those relating to the treatment, storage, disposal, handling, transportation, discharge, emission, or Release of Hazardous Materials, (b) the protection of natural resources, endangered or threatened species, and human health or safety (to the extent related to exposure to Hazardous Materials), and (c) such Laws including the Clean Air Act, the Clean Water Act, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act, the Emergency Planning and Community Right-to-Know Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Occupational Health and Safety Act (to the extent related to exposure to Hazardous Materials), the Toxic Substances Control Act, and analogous state statutes;

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended;

“Exchange Act” has the meaning set forth in Section 3.5(b);

“Exchange Agent” has the meaning set forth in Section 2.4(a);

“Exchange Fund” has the meaning set forth in Section 2.4(a);

“Exchange Ratio” has the meaning set forth in Section 2.1(a)(i);

“Excluded Information” means (a) any description of post-Closing capital structure, including descriptions of indebtedness or equity or ownership of Kick or any of its affiliates (including the Partnership and its Subsidiaries on or after the Closing Date), (b) any description of the Debt Financing (including any such descriptions to be included in liquidity and capital resources disclosure and any “description of notes”) or any information customarily provided by a lead arranger, underwriter or initial purchaser in a customary information memorandum or offering memorandum for a secured bank financing or high yield debt securities issued pursuant to Rule 144A promulgated under the Securities Act, as applicable, including sections customarily drafted by a lead arranger or an initial purchaser or underwriter, such as those regarding confidentiality, timelines, syndication process, limitations of liability and plan of distribution, (c) any information regarding any post-Closing or pro forma cost savings, synergies or other pro forma adjustments or any pro forma or projected information or pro forma financial statements, (d) risk factors relating to all or any component of the Debt Financing, (e) financial statements or information required by Rule 3-09,3-10 or 3-16, 13.01 or 13.02 of Regulation S-X, any compensation discussion and analysis or other information required by Item 402 and Item 601 of Regulation S-K under the Securities Act, XBRL exhibits or any information regarding executive compensation or related persons related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, (f) separate subsidiary financial statements, (g) projections, (h) “segment” financial information and (i) other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield debt securities under Rule 144A promulgated under the Securities Act.

“Execution Date” has the meaning set forth in the Preamble;

“Export and Sanctions Regulations” has the meaning set forth in Section 3.26(a);

“FCPA” has the meaning set forth in Section 3.25(a);

“Financing Parties” means each Person (including each agent, arranger, lender, underwriter, investor or other entity that has committed to provide or arrange or otherwise entered into agreements in connection with all or any part of any Debt Financing or any other financing in connection with the transactions contemplated hereby) that at the applicable time has committed, or proposes, to provide or arrange any part of any Debt Financing or such other financing to Kick or any of its Subsidiaries and their respective Representatives, Affiliates and their and their respective Affiliates’ officers, directors, employees, controlling persons, agents and representatives and their respective successors and assigns; provided, that neither Kick nor any Affiliate thereof shall be a Financing Party;

“Financing Termination Conditions” has the meaning set forth in Section 5.15;

“Fractional Payment” has the meaning set forth in Section 2.4(i);

“Fraud” means knowing and intentional common law fraud under the Laws of the State of Delaware, as determined by a court of competent jurisdiction, solely in the representations and warranties contained in Article III (in the case of the Burro Parties) and Article IV (in the case of the Kick Parties) and shall require an affirmative showing of (a) actual knowledge of such misrepresentation (as opposed to the making of a representation or warranty (affirmatively or by omission) negligently, recklessly or without actual knowledge of its truthfulness), (b) the intention of the Person making such misrepresentation to deceive and induce the Party to which such misrepresentation was made to enter into this Agreement or to consummate the Mergers and (c) such Party’s actual, reasonable and justifiable reliance on such misrepresentation to its material detriment by entering into this Agreement or consummating the Mergers. For the avoidance of doubt, “Fraud” does not and shall not include equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud or any torts (including fraud) based on negligence or recklessness;

“Frontier I” has the meaning set forth in the Recitals;

“Frontier II” has the meaning set forth in the Recitals;

“FTC” means the United States Federal Trade Commission;

“GAAP” has the meaning set forth in Section 3.6(b);

“General Partner” has the meaning set forth in the Preamble;

“General Partner Board” has the meaning set forth in the Recitals;

“General Partner LLCA” means that certain Limited Liability Company Agreement of the General Partner, dated as of January 27, 2021, as amended as of the Execution Date;

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation or formation, bylaws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement, operating agreement, unanimous equityholder agreement or declaration or other similar governing documents of such Person;

“Government Official” means any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any national, provincial, municipal or other level of Governmental Entity, including any state-owned entity, or of a public international organization;

“Governmental Entity” has the meaning set forth in Section 3.5(b);

“GP Certificate of Merger” has the meaning set forth in Section 1.1(b);

“GP D&O Indemnified Person” has the meaning set forth in Section 5.8(a);

“GP Membership Interests” means the Membership Interests of the General Partner, as defined in the General Partner LLCA;

“GP Membership Interest Approval” has the meaning set forth in Section 3.4(b);

“GP Merger” has the meaning set forth in Section 1.1(a)(iv)(A);

“GP Merger Consideration” has the meaning set forth in Section 2.1(b)(i);

“GP Merger Sub” has the meaning set forth in the Preamble;

“GP Surviving Entity” has the meaning set forth in Section 1.1(a)(iv)(A);

“Hazardous Materials” means any hazardous or toxic substance, pollutant, contaminant, waste or term of similar import and regulatory effect, including any radioactive substance, petroleum, petroleum-based or petroleum-derived substance or waste, asbestos-containing material, polychlorinated biphenyls (PCBs), and per-and polyfluoroalkyl substances (PFAS), perfluorooctyl sulfonate (PFOS), perfluorooctanoic acid (PFOA), perfluorononanoic acid (PFNA), and perfluorohexanesulfonic acid (PFHxS), other perfluorinated chemicals (PFCs), and any other hexafluoropropylene oxide (HFPO) dimer acid and other “GenX” replacement chemicals, the presence of which requires investigation, protection from or cleanup under any Environmental Laws or the presence of which in a product is restricted or prohibited under any Environmental Law;

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder;

“Indebtedness” means, with respect to any Person, without duplication, (i) the principal, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) all obligations of such Person for borrowed money, or with respect to unearned advances of any kind to such Person and (B) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments or securities for the payment of which such Person is responsible or liable, (ii) all lease obligations of such Person required to be capitalized in accordance with GAAP, and (iii) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position of others or to purchase the obligations of others;

“Indemnified Parties” has the meaning set forth in Section 5.15(d);

“Initial Effective Time” has the meaning set forth in Section 1.1(b);

“Initial LP Certificate of Merger” has the meaning set forth in Section 1.1(b);

“Initial LP Merger” has the meaning set forth in Section 1.1(a)(i);

“Initial LP Merger Consideration” has the meaning set forth in Section 2.1(a)(i);

“Initial LP Surviving Entity” has the meaning set forth in Section 1.1(a)(i);

“Initial Superior Proposal Period” means the period beginning on the Execution Date and ending at the earlier of (i) 11:59 p.m. Central time on January 31, 2024 and (ii) the date on which the Burro Written Consent is obtained;

“Inside Date Period” has the meaning set forth in Section 1.2;

“Intellectual Property” means any and all proprietary, industrial and intellectual property rights, under the law of any jurisdiction or rights under international treaties, both statutory and common law rights, including: (i) utility models, supplementary protection certificates, patents and applications for same, and extensions, divisions, continuations, continuations-in-part, reexaminations, and reissues thereof; (ii) trademarks, service marks, trade names, slogans, domain names, logos, trade dress and other identifiers of source, and registrations and applications for registrations thereof (including all goodwill associated with the foregoing); (iii) copyrights, moral rights, software and database rights, other rights in works of authorship and registrations and applications for registration of the foregoing; and (iv) trade secrets, know-how, and rights in confidential information, including designs, formulations, concepts, ideas, compilations of information, methods, techniques, procedures, and processes, whether or not patentable;

“Intended Tax Treatment” has the meaning set forth in Section 5.12(a);

“Intervening Event” has the meaning set forth in Section 5.2(h)(iii);

“IRS” has the meaning set forth in Section 3.12(a);

“Kick” has the meaning set forth in the Preamble;

“Kick 401(k) Plan” has the meaning set forth in Section 5.9(c);

“Kick Board” has the meaning set forth in the Recitals;

“Kick Clean Team Agreement” has the meaning set forth in Section 5.4;

“Kick Common Stock” has the meaning set forth in Section 2.1(a);

“Kick Disclosure Letter” has the meaning set forth in Article IV;

“Kick Group Entities” means the Kick Parties and the Kick Subsidiaries;

“Kick Industry” means the industry of providing contract compression infrastructure related to the exploration and production of oil and natural gas;

“Kick Intellectual Property” has the meaning set forth in Section 4.20;

“Kick IT Assets” means all technology devices, computers, computer systems, software and software platforms, databases, websites, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment used by Kick and the Kick Subsidiaries in connection with the operation of the business of Kick and the Kick Subsidiaries and all data stored therein or processed thereby and all associated documentation;

“Kick Leased Real Property” has the meaning set forth in Section 4.18;

“Kick Material Adverse Effect” means any Effect that (i) is or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Kick Group Entities, taken as a whole, or (ii) materially impairs the ability of the Kick Parties to consummate, or prevents or materially delays, the Mergers or any of the other transactions contemplated by this Agreement or would reasonably be expected to do so; provided, however, that in the case of clause (i) only, “Kick Material Adverse Effect” shall not include any Effect to the extent resulting from (A) changes generally affecting the economy or the financial, credit or securities markets, in the United States, including effects on such industry, economy or markets resulting from any regulatory and political conditions or developments in general, (B) changes or developments in prices for oil, natural gas or other commodities or for the Kick Group Entities’ raw material inputs and end products, including general market prices and regulatory changes generally affecting the industries in which the Kick Group Entities operate, (C) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires, epidemics, pandemics (including COVID-19), or any weather-related or meteorological events or other force majeure event or natural disasters, (D) outbreak or escalation of hostilities or acts of war or terrorism, sabotage, civil disobedience, cyber-attack or any escalation or general worsening of the foregoing, (E) changes in GAAP or accounting standards and interpretations thereof, (F) the negotiation, execution, announcement, pendency or the existence of the Mergers or any of the other transactions contemplated by this Agreement (provided that this clause (F) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the announcement or pendency of the Mergers or any of the other transactions contemplated by this Agreement), (G) the taking of any action required by this Agreement or at the request of the Partnership or its Affiliates, (H) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, or market administrator, (I) any changes in the unit price or trading volume of the Partnership Common Units or in the credit rating of any of the Burro Group Entities (it being understood that the underlying circumstances giving rise to such failure may be taken into account unless otherwise excluded in this definition) or (J) the failure to meet or exceed any projection or forecast (it being understood that the underlying circumstances giving rise to such failure may be taken into account unless otherwise excluded in this definition), but, with respect to clauses (A), (B), (C), (D), (E) and (H) only if the impact of such Effect is not disproportionately adverse to the Kick Group Entities, taken as a whole, as compared to other participants in the Kick Industry;

“Kick Material Contract” has the meaning set forth in Section 4.16(a);

“Kick Omnibus Plan” means the Kodiak Gas Services, Inc. Omnibus Incentive Plan;

“Kick Owned Real Property” has the meaning set forth in Section 4.18;

“Kick Parties” has the meaning set forth in the Preamble;

“Kick Party” has the meaning set forth in the Preamble;

“Kick Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), “multiemployer plans” (within the meaning of Section 3(37) of ERISA), and all stock purchase, stock option, phantom stock or other equity-based plan, severance, employment, collective bargaining, change-in-control, fringe benefit, bonus, incentive, deferred compensation, supplemental retirement, health, life, or disability insurance, dependent care and all other employee benefit and compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written or oral, legally binding or not, under which any current or former employee, director or consultant of any Kick Group Entity (or any of their dependents) has any present or future right to compensation or benefits or any Kick Group Entity sponsors or maintains, is making contributions to or has any present or future liability or obligation (contingent or otherwise) or with respect to which it is otherwise bound;

“Kick Preferred Stock” has the meaning set forth in Section 4.2(a);

“Kick PSU” means a performance stock unit award granted under the Kick Omnibus Plan that is subject to performance-based vesting providing for the issuance of shares of Kick Common Stock;

“Kick Real Property Lease” has the meaning set forth in Section 4.18;

“Kick Related Party” has the meaning set forth in Section 4.24;

“Kick Representatives” has the meaning set forth in Section 8.2(b);

“Kick SEC Documents” has the meaning set forth in Section 4.6(a).

“Kick Series A Preferred Stock” means the preferred stock of Kick, par value $0.01 per share, having such rights and preferences as set forth in the Certificate of Designation;

“Kick Subsidiaries” means the Subsidiaries of the Kick Parties (other than any of the Kick Parties);

“Kick Termination Fee” means an amount of cash equal to $20,000,000;

“Kick 401(k) Plan” has the meaning set forth in Section 5.9(c);

“knowledge of Kick” or “to Kick’s knowledge” or similar phrases means to the actual knowledge of the persons set forth on Section 1.1 on the Kick Disclosure Letter after reasonable inquiry;

“knowledge of the Partnership” or “to the Partnership’s knowledge” or similar phrases means to the actual knowledge of the persons set forth on Section 1.1 of the Burro Disclosure Letter after reasonable inquiry;

“Law” has the meaning set forth in Section 3.5(a);

“Liens” has the meaning set forth in Section 3.2(b);

“LP Mergers” has the meaning set forth in the Section 1.1(a)(iv)(B);

“Mailing Date” has the meaning set forth in Section 2.3(a);

“Majority Interest” means the Majority Interest, as defined in the General Partner LLCA;

“Malicious Code” has the meaning set forth in Section 3.21(a);

“Marketing Period” means the first period of fifteen (15) consecutive Business Days after the Execution Date commencing on the date that is five (5) Business Days after the date on which Kick receives the Required Information in Compliant form and throughout which such Required Information is and remains Compliant; provided that, (A) the Marketing Period shall not commence prior to January 2, 2024, (B) the Marketing Period shall either be (I) completed on or prior to February 9, 2024 or (II) commence after the delivery of the audited financial statements of the Partnership for the fiscal year ending December 31, 2023, and (C) the Marketing Period shall end on any earlier date prior to the expiration of the fifteen (15) consecutive Business Day period described above if the full amount of any Debt Financing is consummated on such earlier date; provided further, that if the Partnership shall in good faith reasonably believe it has provided the Required Information and that the Marketing Period has commenced, it may deliver to Kick a written notice to that effect (stating when it believes it completed such delivery and when it believes such period has commenced), in which case, the Marketing Period will be deemed to have commenced on the first Business Day immediately following such notice unless Kick, in good faith, believes the Marketing Period has not commenced and within three (3) Business Days after the delivery of such notice by the Partnership, delivers a written notice to the Partnership to that effect (setting forth with reasonable specificity why Kick believes the Marketing Period has not commenced); provided, that such written notice from Kick to the Partnership will not prejudice the Partnership’s right to assert that the Required Information was, in fact, delivered and the Marketing Period has commenced. For the avoidance of doubt, once the “Marketing Period” has commenced and then been completed in accordance with the definition hereof, there shall not be a subsequent “Marketing Period” under this Agreement;

“Maximum Amount” has the meaning set forth in Section 5.8(c);

“Member” means a Member, as defined in the General Partner LLCA;

“Merger Consideration” has the meaning set forth in Section 2.1(c)(ii);

“Merger Subs” has the meaning set forth in the Preamble;

“Mergers” has the meaning set forth in the Section 1.1(a)(iv)(B);

“Minimum Debt Financing” an offering of notes by any Kick Group Entity that is on terms and conditions no less favorable to Kick than those set forth in Section 5.15(a) of the Kick Disclosure Letter;

“NASDAQ” has the meaning set forth in Section 3.5(a);

“Non-Electing Units” has the meaning set forth in Section 2.1(a)(i);

“Non-US Employee” has the meaning set forth in Section 5.1(a)(xv);

“Notes” means (i) 7.500% Senior Secured First Lien Notes Due 2025 issued pursuant to that certain Indenture, dated March 22, 2018 by and among the Partnership, CSI Compressco Finance Inc. and U.S. Bank National Association, as amended, supplemented or otherwise modified as of the Execution Date, and (ii) the 10.000%/10.750% Senior Secured Second Lien Notes Due 2026 issued pursuant to that certain Indenture, dated June 12, 2020 by and among the Partnership, CSI Compressco Finance Inc. and U.S. Bank National Association, as amended, supplemented or otherwise modified as of the Execution Date;

“Notional General Partner Units” means the Notional General Partner Units, as defined in the Partnership LPA;

“NOVs” has the meaning set forth in Section 3.14(a)(ii);

“NYSE” has the meaning set forth in Section 2.4(i);

“OpCo” has the meaning set forth in the Preamble.

“OpCo LLC Agreement” means that certain Sixth Amended and Restated Limited Liability Company Agreement of OpCo in the form attached hereto as Exhibit A.

“OpCo Stapled Unit” means an OpCo Unit together with a share of Kick Series A Preferred Stock.

“OpCo Units” means Common Units (as defined in the OpCo LLC Agreement) having such rights, privileges and preferences of the “Units” as set forth in the OpCo LLC Agreement.

“Order” means any order, writ, decree, judgment, award, injunction, ruling, settlement, notice or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Entity of competent jurisdiction;

“Outside Date” has the meaning set forth in Section 7.1(b)(i);

“Parties” has the meaning set forth in the Preamble;

“Partnership” has the meaning set forth in the Preamble;

“Partnership Cash Award” means each cash retention award granted by the Partnership under the Partnership Equity Plans;

“Partnership Common Units” means a Common Unit of the Partnership, as defined in the Partnership LPA;

“Partnership Equity Award” means each equity award granted by the Partnership under the Partnership Equity Plans, including, but not limited to the Time-Based Phantom Units;

“Partnership Equity Plans” means the (i) CSI Compressco LP Third Amended and Restated 2011 Long Term Incentive Plan and (ii) CSI Compressco LP Second Amended and Restated 2011 Long Term Incentive Plan;

“Partnership GP Interest” means the General Partner Interest of the Partnership, as defined in the Partnership LPA;

“Partnership LPA” has the meaning set forth in Section 3.2(a);

“Partnership Recommendation” has the meaning set forth in Section 3.4(a).

“Partnership Subsidiaries” means the Subsidiaries of the Partnership;

“Partnership Unitholder Approval” has the meaning set forth in Section 3.4(b);

“Partnership Units” means the Partnership Common Units and the Partnership GP Interest;

“Party” has the meaning set forth in the Preamble;

“PBGC” has the meaning set forth in Section 3.12(c)(iv);

“Pension Plan” has the meaning set forth in Section 3.12(b);

“Permits” has the meaning set forth in Section 3.11;

“Permitted Liens” means:

(a) contractual or statutory mechanic’s, materialmen’s, warehouseman’s, journeyman’s and carrier’s liens and other similar Liens arising in the ordinary course of business for amounts not yet delinquent and Liens for Taxes or assessments or other governmental charges that are not yet delinquent or, in all instances, if delinquent, that are being contested in good faith in the ordinary course of business and for which adequate reserves have been established in accordance with GAAP by the party responsible for payment thereof;

(b) such Liens as Kick (in the case of Liens with respect to properties or assets of any Burro Group Entity) or the Partnership (in the case of Liens with respect to properties or assets of any Kick Group Entity), as applicable, may have expressly waived in writing;

(c) any Liens discharged at or prior to the Closing (including Liens securing any Indebtedness that will be paid off in connection with the Closing); and

(d) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions;

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity;

“Privacy Laws” means all applicable Laws relating to personal data or other sensitive information, or otherwise relating to privacy, security, or security breach notification requirements;

“Proceeding” has the meaning set forth in Section 5.8(a);

“Proposal Discussions” has the meaning set forth in Section 5.2(a);

“Registration Statement” has the meaning set forth in Section 3.8;

“Registration Rights Agreement” means the Registration Rights agreement in the form attached hereto as Exhibit C;

“Regulatory Approvals” has the meaning set forth in Section 5.5(b);

“Regulatory Laws” means the HSR Act, the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914 (in each case, as amended), and any other federal, state and foreign statutes, rules, regulations, Orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition (such laws “Antitrust Laws”);

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing;

“Representative” means any director, officer, employee, investment banker, financial advisor, attorney, accountant or other advisor, agent or representative;

“Required Documentation” has the meaning set forth in Section 2.3(b);

“Required Information” means, at any date of determination, (i) all financial statements and operating, business and other financial information of the Partnership and its Subsidiaries of the type and form that are customarily included in an offering memorandum to consummate a Rule 144A-for-life offering of non-convertible, high yield debt securities under Rule 144A promulgated under the Securities Act (including information that would be required under Regulation S-X and Regulation S-K or otherwise in a registration statement on Form S-1, in each case, for purposes of a registered offering under the Securities Act to the extent such information is customarily included in such an offering memorandum), (ii) customary “flash” or “recent developments” data to the extent applicable and (iii) such other pertinent and customary information regarding the Partnership or the General Partner and their respective Subsidiaries as may be reasonably requested by Kick or any of its Subsidiaries to the extent necessary to receive from the Partnership’s independent accountants customary “comfort” (including “negative assurance” comfort);

“Required Negative Tax Capital” means negative tax basis capital account, as determined for U.S. federal income tax purposes, with respect to a holder’s interest in the Partnership with an absolute value greater than $50,000 as of the close of the most recent taxable year of the Partnership with respect to which IRS Schedules K-1 have been delivered to its unitholders prior to the Mailing Date as reasonably determined by the Partnership;

“Restraints” has the meaning set forth in Section 6.1(b);

“Rights” shall mean, with respect to any Person, subscriptions, options, restricted units, equity appreciation rights, profits interests or other equity-based interests, warrants, calls, convertible or exchangeable securities, rights, preemptive rights, preferential purchase rights, rights of first refusal or any similar rights, commitments or agreements of any character providing for the issuance of any partnership interests, voting securities, equity interests or other capital stock of such Person, including any representing the right to purchase or otherwise receive any of the foregoing or any securities convertible into or exchangeable or exercisable for such partnership interests, voting securities, equity interests or other capital stock;

“Sanctioned Country” means any country or region that is the target of a comprehensive embargo under Export and Sanctions Regulations, which may change from time to time and at the time of this agreement includes Cuba, Iran, North Korea, Syria, the Crimea Region of Ukraine, and the Covered Regions of Ukraine (as defined by Executive Order 14065);

“Sanctioned Person” means any Person that is the target of sanctions or restrictions under Export and Sanctions Regulations, including: (a) any Person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List, (b) a Person located, organized or ordinarily resident in a Sanctioned Country, (c) a Person owned or controlled by the government of a Sanctioned Country, or (d) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by, or acting for the benefit or on behalf of, a Person or Persons described in clauses (a), (b) or (c);

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.6(a);

“SEC” has the meaning set forth in Section 3.6(a);

“Securities Act” has the meaning set forth in Section 3.5(b);

“Security Incident” has the meaning set forth in Section 3.21(c);

“Spartan” means Spartan Energy Holdco LLC;

“Subsequent Effective Time” has the meaning set forth in Section 1.1(c);

“Subsequent LP Certificate of Merger” has the meaning set forth in Section 1.1(c);

“Subsequent LP Merger” has the meaning set forth in Section 1.1(a)(iv)(B);

“Subsequent LP Merger Consideration” has the meaning set forth in Section 2.1(c)(i);

“Subsequent LP Surviving Entity” has the meaning set forth in Section 1.1(a)(iv)(B);

“Subsidiaries” means, with respect to any Person, any Person, whether incorporated or unincorporated, of which (i) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (ii) a general partnership interest or (iii) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries;

“Superior Proposal” has the meaning set forth in Section 5.2(h);

“Superior Proposal Termination Period” means the period beginning on the Execution Date and ending at the earlier of (i) 11:59 p.m. Central time on February 20, 2024 and (ii) the date on which the Burro Written Consent is obtained, subject, in either case, to extension in accordance with the last sentence of Section 5.2(e);

“Support Agreements” has the meaning set forth in the Recitals;

“Surviving Entities” has the meaning set forth in Section 1.1(a)(iv)(B);

“Surviving Entity” has the meaning set forth in Section 1.1(a)(iv)(B);

“Takeover Laws” has the meaning set forth in Section 3.22;

“Tax Return” means any return, declaration, report, certificate, bill, election, claim for refund, information return, statement or other written information and any other document filed or supplied or required to be filed or supplied to any Governmental Entity with respect to Taxes, including any schedule, attachment or supplement thereto, and including any amendment thereof;

“Taxes” means (i) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, stock, ad valorem, transfer, transaction, franchise, profits, gains, registration, license, wages, lease, service, service use, employee and other withholding, social security, unemployment, welfare, disability, payroll, employment, excise, severance, stamp, environmental, occupation, workers’ compensation, premium, real property, personal property, escheat or unclaimed property, windfall profits, net worth, capital, value-added, alternative or add-on minimum, customs duties, estimated and other taxes, fees, assessments, charges or levies of any kind whatsoever (whether imposed directly or through withholding and including taxes of any third party in respect of which a Person may have a duty to collect or withhold and remit and any amounts resulting from the failure to file any Tax Return), whether disputed or not, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of Law; and (iii) any liability for the payment of amounts described in clause (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person;

“Termination Date” has the meaning set forth in Section 5.2(a);

“Time-Based Kick RSU” means a restricted stock unit award granted under the Kick Omnibus Plan that is subject to time-based vesting providing for the issuance of shares of Kick Common Stock;

“Time-Based Phantom Unit” means a notional Partnership Common Unit granted under the Partnership Equity Plans that is subject to time-based vesting;

“Transaction Agreements” means this Agreement and any other agreement executed and delivered in connection with this Agreement on the Execution Date, including the Support Agreements;

“Unit Majority” means the Unit Majority, as defined in the Partnership LPA;

“Unit Merger Sub” has the meaning set forth in the Preamble; and

“Willful and Material Breach” means a material breach that is a consequence of an act intentionally undertaken by the breaching Party or the intentional failure by the breaching Party to take an act it is required to take under this Agreement, with the actual knowledge that the taking of or failure to take such act would result in, constitute or cause a breach of this Agreement.

Section 8.4 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. References to statutes or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending or replacing the statute or regulation referred to. References to agreements and other contractual instruments shall be deemed to include all amendments, extensions and other modifications to such instruments (but only to the extent such amendments, extensions and other modifications are not prohibited by the terms of this Agreement). The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. All references in this Agreement to “transactions contemplated hereby” include the Mergers. When a reference is made in this Agreement to information or documents being provided, made available or disclosed by a Kick Party, such information or documents shall include any information or documents (a) included in the Kick SEC Documents filed with the SEC prior to the Execution Date or (b) furnished in the “data room” maintained by Kick at least 24 hours prior to the execution of this

Agreement and to which access has been granted to the Partnership. When a reference is made in this Agreement to information or documents being provided, made available or disclosed by a Burro Party, such information or documents shall include any information or documents (x) included in the Burro SEC Documents filed with the SEC prior to the Execution Date or (y) furnished in the “data room” maintained by the Partnership at least 24 hours prior to the execution of this Agreement and to which access has been granted to Kick.

Section 8.5 Entire Agreement. This Agreement (including the Exhibits hereto), the Support Agreements, the Burro Disclosure Letter, the Kick Disclosure Letter, the Confidentiality Agreement and the Clean Team Agreements constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 8.6 No Third Party Beneficiaries.

(a) Except as set forth in Section 8.18, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as provided in Section 5.8.

(b) The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to the waiver by the Parties in accordance with Section 8.17. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the Execution Date or as of any other date.

Section 8.7 Governing Law. Except as set forth in Section 8.18, this Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 8.8 Submission to Jurisdiction. Except as set forth in Section 8.18, each of the Parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any Party or its Affiliates against any other Party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided, however, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal or state court located in the State of Delaware. Each of the Parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby, including the Mergers. Each of the Parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.9 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void ab initio; provided that the Kick Parties shall be permitted, without the consent of any other Party, to collaterally assign their rights (but not their obligations) under this Agreement to any of the Financing Parties; provided, further, that the Burro Parties may assign their rights to receive the Kick Termination Fee (if any) to any of their respective wholly owned Subsidiaries, so long as the Burro Parties provide prompt notice of such assignment to Kick. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective permitted successors and permitted assigns.

Section 8.10 Specific Performance and Liability Limitation.

(a) The Parties agree that irreparable harm, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that a Party does not perform any of the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Mergers and the other transactions contemplated by this Agreement) in accordance with the Agreement’s specified terms or otherwise breaches such provisions. Accordingly, the Parties acknowledge and agree that, subject to Section 8.10(b), each Party shall be entitled to an injunction, specific performance or other equitable relief to prevent and/or remedy a breach of this Agreement by the other Parties and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which the Parties are entitled at Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance, or other equitable relief on the basis that any of the other Parties has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any of the Parties seeking an injunction or injunctions to prevent a breach or breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with the request for or grant of any such order or injunction. Each of the Parties agrees not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

(b) The Parties further agree (i) the seeking of remedies pursuant to Section 8.10(a) shall not in any respect constitute a waiver by any of the Parties seeking such remedies of its respective right to seek any other form of relief that may be available to it under this Agreement, including under Section 7.3, in the event that this Agreement has not been terminated or in the event that the remedies provided for in Section 8.10(a) are not available or otherwise granted, and (ii) nothing set forth in this Agreement shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 8.10 prior or as a condition to exercising any termination right under Article VII (and pursuing damages after such termination), nor shall the commencement of any legal proceeding by any Party seeking remedies pursuant to Section 8.10(a) or anything set forth in this Section 8.10 restrict or limit a Party’s right to terminate this Agreement in accordance with the terms of Article VII or pursue any other remedies under this Agreement that may be available then or thereafter.

(c) Notwithstanding anything in this Agreement to the contrary or otherwise, the Parties hereby agree that the right of the Burro Parties to obtain injunctive relief, or other appropriate form of equitable relief, to cause the Kick Parties to consummate the transactions contemplated by this Agreement and effect the Closing shall be available if, and only if, (i) all conditions in Section 6.1 and Section 6.2 have been satisfied (other than those that, by their nature, are to be satisfied at the Closing but subject to the satisfaction or written waiver (where permissible) of those conditions at Closing), and remain satisfied, (ii) the Kick Parties fail to complete the Closing at the time the Closing is required to have occurred pursuant to the terms hereof, and (iii) the Partnership has confirmed in writing that if specific performance is granted, then it would take such actions that are required of it by this Agreement to cause the Closing to occur (including by virtue of waiving any conditions in Section 6.1 and Section 6.3).

Section 8.11 Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 8.12 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in this Agreement. Upon such determination that a term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the obligations contemplated hereby are fulfilled to the extent possible.

Section 8.13 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING ANY ACTION, PROCEEDING, COUNTERCLAIM OR OTHER SUCH LITIGATION INVOLVING ANY FINANCING PARTIES).

Section 8.14 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

Section 8.15 Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 8.16 No Presumption Against Drafting Party. Each Party acknowledges that each Party has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.

Section 8.17 Amendment or Supplement.

(a) This Agreement may be amended, modified or supplemented by Kick and the Partnership by action taken or authorized by the Kick Board and the General Partner Board, respectively, at any time prior to the Initial Effective Time, whether before or after the Partnership Unitholder Approval has been obtained; provided, however, that after the Partnership Unitholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval by the holders of the Partnership Common Units without such further approval. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the Parties.

(b) The conditions to each of the Parties’ obligations to consummate the Mergers are for the sole benefit of such Party and, at any time and from time to time prior to the Initial Effective Time, may be waived by such Party in whole or in part to the extent permitted by applicable Laws. Any such waiver shall be valid only if set forth in writing and signed by the Party or Parties to be bound thereby. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

Section 8.18 Financing Provisions. Notwithstanding anything in this Agreement to the contrary (other than the last sentence of this Section 8.18), each of the Parties, on behalf of itself and each of its Affiliates, hereby: (a) agree that, except as otherwise provided in any agreement relating to any Debt Financing, any legal action, whether in law or in equity, whether in contract or in tort or otherwise, involving any Financing Parties, arising out of or relating to, this Agreement, any Debt Financing or any of the agreements entered into in connection with any Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, shall be subject to the exclusive jurisdiction of any federal (if, under the applicable law, exclusive jurisdiction is vested in the federal courts) or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof and each Party hereto irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such court, and agrees not to bring or support any such legal action against any Financing Party in any forum other than such courts, agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 8.2 shall be effective service of process against it for any such action brought in such court, waives and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by law, (b) agrees that any such legal action shall be governed by the Laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the Laws of another state), except as otherwise provided in any agreement relating to any Debt Financing, (c) agrees that none of any Financing Parties shall have any liability to any of the Burro Parties relating to or arising out of this Agreement or any Debt Financing or the transactions contemplated hereby or thereby and no Party hereto shall have any rights or claims against any Financing Party any Debt Financing or any transactions contemplated hereby or thereby, (d) agrees in no event will any Financing Party be liable to any of the Burro Parties for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business, or anticipated savings), or damages of a tortious nature in connection with this Agreement, any Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, and (e) agrees that any Financing Parties, if any, are express third party beneficiaries of, and may enforce, any of the provisions of Section 8.6, Section 8.7, Section 8.8, Section 8.9, Section 8.13 and this Section 8.18 and that each such Section shall expressly inure to the benefit of any Financing Parties and any Financing Parties shall be entitled to rely on and enforce the provisions of such Sections and that such Sections (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) may not be amended, supplemented, modified or waived in a manner that is materially adverse to any Financing Party without the written consent of such Financing Party (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything herein to the contrary, each of the Burro Parties hereby knowingly, intentionally, voluntarily and irrevocably waives, to the fullest extent permitted by law, all rights of trial by jury in any action, proceeding, or counterclaim (whether based upon contract, tort or otherwise) arising out of or relating to this Agreement, any Debt Financing or any of the other transactions contemplated hereby or thereby, including in any action, proceeding or counterclaim against any Financing Party.

[The Remainder of this Page is Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

KODIAK GAS SERVICES, INC.

By:	/s/ Robert M. McKee
Name:	Robert M. McKee
Title:	President and Chief Executive Officer

KODIAK GAS SERVICES, LLC

By:	/s/ Robert M. McKee
Name:	Robert M. McKee
Title:	President and Chief Executive Officer

KICK STOCK MERGER SUB, LLC

By:	/s/ Robert M. McKee
Name:	Robert M. McKee
Title:	President

KICK LP MERGER SUB, LLC

By:	/s/ Robert M. McKee
Name:	Robert M. McKee
Title:	President

KICK GP MERGER SUB, LLC

By:	/s/ Robert M. McKee
Name:	Robert M. McKee
Title:	President

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

CSI COMPRESSCO LP

By: CSI COMPRESSCO GP LLC, general partner

By:	/s/ John E. Jackson
Name:	John E. Jackson
Title:	Chief Executive Officer

CSI COMPRESSCO GP LLC

By:	/s/ John E. Jackson
Name:	John E. Jackson
Title:	Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

Exhibit A

Form of OpCo Amended and Restated Limited Liability Company Agreement

[Attached]

[Exhibit-A]

Final Form

SIXTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

KODIAK GAS SERVICES, LLC

DATED AS OF [•], 2024

THE LIMITED LIABILITY COMPANY INTERESTS IN KODIAK GAS SERVICES, LLC HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, THE SECURITIES LAWS OF ANY STATE, OR ANY OTHER APPLICABLE SECURITIES LAWS, AND HAVE BEEN OR ARE BEING ISSUED IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH INTERESTS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS SIXTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE MANAGING MEMBER AND THE APPLICABLE MEMBER. THE LIMITED LIABILITY COMPANY INTERESTS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS, THIS SIXTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, AND ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BY THE MANAGING MEMBER AND THE APPLICABLE MEMBER. THEREFORE, PURCHASERS AND OTHER TRANSFEREES OF SUCH LIMITED LIABILITY COMPANY INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

i

ii

iii

SIXTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

KODIAK GAS SERVICES, LLC

This SIXTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as amended, supplemented or restated from time to time, this “Agreement”) is entered into as of [•], 2024, by and among Kodiak Gas Services, LLC, a Delaware limited liability company (the “Company”), Kodiak Gas Services, Inc. (“PubCo”), and each other Person who is or at any time becomes a Member in accordance with the terms of this Agreement and the Act. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in Section 1.1.

RECITALS

WHEREAS, the Company was formed pursuant to a Certificate of Formation filed in the office of the Secretary of State of the State of Delaware on May 25, 2011;

WHEREAS, prior to the Initial Effective Time, the Company was governed by that certain Fifth Amended and Restated Limited Liability Company Agreement, dated as of February 8, 2019 (as amended, supplemented or modified prior to the Initial Effective Time, the “Existing LLC Agreement”);

WHEREAS, pursuant to the Burro Merger Agreement and this Agreement, at the Subsequent Effective Time PubCo will issue Preferred Stock and the Company will issue Units, in each case to the Electing Unitholders and Spartan Energy Holdco LLC (“Spartan”); and

WHEREAS, pursuant to the Burro Merger Agreement, (i) PubCo has agreed to cause the Existing LLC Agreement to be amended and restated in its entirety, as set forth herein, and (ii) PubCo, by its execution and delivery of this Agreement, is hereby admitted to the Company as the Managing Member, and shall have the rights and obligations as provided in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement and the Schedules and Exhibits attached to this Agreement, the following definitions shall apply:

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended from time to time (or any corresponding provisions of succeeding law).

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity.

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“Adjusted Basis” has the meaning given such term in Section 1011 of the Code.

“Adjusted Capital Account Deficit” means the deficit balance, if any, in such Member’s Capital Account at the end of any Fiscal Year or other taxable period, with the following adjustments:

(a)

credit to such Capital Account any amount that such Member is obligated to restore under Treasury Regulations Section 1.704-1(b)(2)(ii)(c), as well as any addition thereto pursuant to the next to last sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) after taking into account thereunder any changes during such year in Company Minimum Gain and Member Minimum Gain; and

(b)	debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person; provided that, for purposes of this Agreement, (a) no Member shall be deemed an Affiliate of the Company or any of its Subsidiaries and (b) none of the Company or any of its Subsidiaries shall be deemed an Affiliate of any Member.

“Agreement” is defined in the preamble to this Agreement.

“beneficially own” and “beneficial owner” shall be as defined in Rule 13d-3 of the rules promulgated under the Exchange Act.

“Burro Blocker” means CSI Compressco Sub Inc.

“Burro Merger Agreement” means that certain Agreement and Plan of Merger, dated December 19, 2023, by and among Pubco, the Company, Kick Stock Merger Sub, LLC, Kick Unit Merger Sub, LLC, Kick GP Merger Sub, LLC, CSI Compressco LP, and CSI Compressco GP LLC (as amended or otherwise modified as of the date hereof.

“Burro Transactions” means the transactions contemplated by the Burro Merger Agreement and the ancillary documents in connection therewith.

“Burro Transactions Closing Date” means [•], 2024.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

“Business Opportunities Exempt Party” is defined in Section 8.4.

“Call Election Notice” is defined in Section 4.6(f).

2

“Call Right” has the meaning set forth in Section 4.6(f).

“Capital Account” means, with respect to any Member, the Capital Account maintained for such Member in accordance with Section 4.4.

“Capital Contribution” means, with respect to any Member, the amount of cash and the initial Gross Asset Value of any property (other than cash) contributed to the Company by such Member. Any reference to the Capital Contribution of a Member will include any Capital Contributions made by a predecessor holder of such Member’s Units to the extent that such Capital Contribution was made in respect of Units Transferred to such Member.

“Cash Election” is defined in Section 4.6(a)(iv) and shall also include PubCo’s election to purchase Units for cash pursuant to an exercise of its Call Right set forth in Section 4.6(f).

“Cash Election Amount” means with respect to a particular Redemption for which a Cash Election has been made, (i) other than in the case of clause (ii) if the Common Stock trades on a securities exchange or automated or electronic quotation system, an amount of cash equal to the product of (A) the number of shares of Common Stock that would have been received in such Redemption if a Cash Election had not been made and (B) the average of the volume-weighted closing price for a share of Common Stock on the principal U.S. securities exchange or automated or electronic quotation system on which the Common Stock trades, as reported by Bloomberg, L.P., or its successor, for each of the five (5) consecutive full Trading Days ending on and including the last full Trading Day immediately prior to the Redemption Notice Date, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Common Stock; (ii) if the Cash Election is made in respect of a Redemption Notice issued by a Redeeming Member in connection with a public offering, an amount of cash equal to the greater of the amount in clause (i) and the product of (A) the number of shares of Common Stock that would have been received in such Redemption if a Cash Election had not been made and (B) the price per share of Common Stock sold to the public in such public offering (reduced by the amount of any Discount associated with such share of Common Stock); and (iii) if the Common Stock no longer trades on a securities exchange or automated or electronic quotation system, an amount of cash equal to the product of (A) the number of shares of Common Stock that would have been received in such Redemption if a Cash Election had not been made and (B) the fair market value of one share of Common Stock, as determined by the Managing Member in Good Faith (through its board of directors by a majority of its independent directors (within the meaning of the rules of the New York Stock Exchange)), that would be obtained in an arm’s-length transaction between an informed and willing buyer and an informed and willing seller, with neither party having any compulsion to buy or sell, and without regard to the particular circumstances of the buyer or seller.

“Certificate of Designation” means the Certificate of Designation of the Preferred Stock, as it may be amended from time to time.

“Change of Control Redemption” is defined in Section 4.6(g).

“Change of Control Redemption Date” is defined in Section 4.6(g).

3

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

“Commission” means the U.S. Securities and Exchange Commission, including any governmental body or agency succeeding to the functions thereof.

“Common Stock” means, as applicable, (a) the Common Stock, par value $0.01 per share, of PubCo or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person or cash or other property that become payable in consideration for the Common Stock or into which the Common Stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Company” is defined in the preamble to this Agreement.

“Company Minimum Gain” has the meaning of “partnership minimum gain” set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d). It is further understood that Company Minimum Gain shall be determined in a manner consistent with the rules of Treasury Regulations Section 1.704-2(b)(2), including the requirement that if the adjusted Gross Asset Value of property subject to one or more Nonrecourse Liabilities differs from its adjusted tax basis, Company Minimum Gain shall be determined with reference to such Gross Asset Value.

“Company Representative” has the meaning assigned to the term “partnership representative” in Section 6223 of the Code (and any Treasury Regulations or other administrative or judicial pronouncements promulgated thereunder) and any “designated individual,” if applicable, as defined in the Treasury Regulations promulgated thereunder (including, in each case, any similar capacity or role under relevant state or local law).

“Confidential Information” means ideas, financial product structuring, business strategies, innovations and materials, all aspects of the Company’s business plan, proposed operation and products, corporate structure, board minutes and materials, financial and organizational information, analyses, proposed partners, software code and system and product designs, employees and their identities, equity ownership, the methods and means by which the Company plans to conduct its business, all trade secrets, trademarks, tradenames and all intellectual property associated with the Company’s business, in each case obtained by a Member from the Company or any of its Affiliates or representatives.

“Contract” means any written agreement, contract, lease, sublease, license, sublicense, obligation, promise or undertaking.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Covered Person” is defined in Section 7.4.

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“Credit Agreement” means that certain Fourth Amended and Restated Credit Agreement dated as of March 22, 2023, by and among the Company, JPMorgan Chase Bank, N.A., and the other parties thereto, as amended.

“Debt Securities” means, with respect to PubCo, any and all debt instruments or debt securities that are not convertible or exchangeable into Equity Securities of PubCo.

“Delay or Retraction Notice” is defined in Section 4.6(b)(ii).

“Depreciation” means, for each Fiscal Year or other taxable period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year or other taxable period, except that (a) with respect to any such property the Gross Asset Value of which differs from its Adjusted Basis for U.S. federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulations Section 1.704-3(d), Depreciation for such Fiscal Year or other taxable period shall be the amount of book basis recovered for such Fiscal Year or other taxable period under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2), and (b) with respect to any other such property the Gross Asset Value of which differs from its Adjusted Basis for U.S. federal income tax purposes at the beginning of such Fiscal Year or other taxable period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year or other taxable period bears to such beginning Adjusted Basis; provided, however, that if the Adjusted Basis for U.S. federal income tax purposes of an asset at the beginning of such Fiscal Year or other taxable period is zero, Depreciation with respect to such asset shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member.

“DGCL” means the General Corporation Law of the State of Delaware, as amended from time to time (or any corresponding provisions of succeeding law).

“Discount” has the meaning set forth in Section 7.8.

“Electing Unitholder” has the meaning set forth in the Burro Merger Agreement.

“Electing Unitholders’ Representative” means Spartan.

“Equity Securities” means (a) with respect to a partnership, limited liability company or similar Person, any and all units, interests, rights to purchase, warrants, options or other equivalents of, or other ownership interests in, any such Person as well as debt or equity instruments convertible, exchangeable or exercisable into any such units, interests, rights or other ownership interests and (b) with respect to a corporation, any and all shares, interests, participation or other equivalents (however designated) of corporate stock, including all common stock and preferred stock, or warrants, options or other rights to acquire any of the foregoing, including any debt instrument convertible or exchangeable into any of the foregoing.

“ERISA” means the Employee Retirement Security Act of 1974, as amended.

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“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as the same may be amended from time to time (or any corresponding provisions of succeeding law).

“Existing LLC Agreement” is defined in the recitals to this Agreement.

“Fair Market Value” means the fair market value of any property as determined in Good Faith by the Managing Member after taking into account such factors as the Managing Member in its Good Faith judgment shall deem appropriate, including the amount which the Company would receive in an all-cash sale of such property in an arms-length transaction with a willing unaffiliated third party, with neither party having any compulsion to buy or sell, consummated on the day immediately preceding the date on which the event occurred which necessitated the determination of the Fair Market Value (and after giving effect to any transfer taxes payable in connection with such sale).

“Federal Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time, and all rules and regulations promulgated thereunder.

“Fiscal Year” means the fiscal year of the Company, which shall end on December 31 of each calendar year unless, for U.S. federal income tax purposes, another fiscal year is required. The Company shall have the same fiscal year for U.S. federal income tax purposes and for accounting purposes.

“Frontier I Merger” has the meaning set forth in Section 3.1(a).

“Frontier II Merger” has the meaning set forth in Section 3.1(a).

“Frontier Mergers” has the meaning set forth in Section 3.1(a).

“GAAP” means U.S. generally acceptable accounting principles at the time.

“Good Faith” means a Person having acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to a criminal proceeding, having had no reasonable cause to believe such Person’s conduct was unlawful.

“Governmental Entity” means any federal, national, supranational, state, provincial, local, foreign or other government, governmental, stock exchange, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Gross Asset Value” means, with respect to any asset, the asset’s Adjusted Basis for U.S. federal income tax purposes, except as follows:

(a)	the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset as of the date of such contribution;

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(b)

the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross Fair Market Values as of the following times: (i) the acquisition of an interest (or additional interest) in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution to the Company or in exchange for the performance of more than a de minimis amount of services to or for the benefit of the Company; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for an interest in the Company; (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g)(1), (iv) the acquisition of an interest in the Company by any new or existing Member upon the exercise of a noncompensatory option in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s); or (v) any other event to the extent determined by the Managing Member to be permitted and necessary or appropriate to properly reflect Gross Asset Values in accordance with the standards set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(q); provided, however, that adjustments pursuant to clauses (i), (ii) and (iv) above shall be made only if the Managing Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company. If any noncompensatory options are outstanding upon the occurrence of an event described in this paragraph (b)(i) through (b)(v), the Company shall adjust the Gross Asset Values of its properties in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2);

(c)	the Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross Fair Market Value of such asset on the date of such distribution;

(d)

the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the Adjusted Basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and subsection (f) in the definition of “Profits” or “Losses” below or Section 5.2(h); provided, however, that the Gross Asset Value of a Company asset shall not be adjusted pursuant to this subsection to the extent the Managing Member determines that an adjustment pursuant to subsection (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d); and

(e)

if the Gross Asset Value of a Company asset has been determined or adjusted pursuant to subsections (a), (b) or (d) of this definition of Gross Asset Value, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits, Losses and other items allocated pursuant to ARTICLE V.

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“Indebtedness” means (a) all indebtedness for borrowed money (including capitalized lease obligations, sale-leaseback transactions or other similar transactions, however evidenced), (b) any other indebtedness that is evidenced by a note, bond, debenture, draft or similar instrument, (c) notes payable and (d) lines of credit and any other agreements relating to the borrowing of money or extension of credit.

“Initial Effective Time” has the meaning set forth in the Burro Merger Agreement.

“Investment Company Act” is defined in Section 8.1(b).

“Interest” means the entire interest of a Member in the Company, including the Units and all of such Member’s rights, powers and privileges under this Agreement and the Act.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

“Liquidating Event” is defined in Section 11.1.

“Managing Member” is defined in the recitals to this Agreement.

“Member” means any Person that executes this Agreement as a Member, and any other Person admitted to the Company as an additional or substituted Member, that has not made a disposition of such Person’s entire Interest.

“Member Minimum Gain” has the meaning ascribed to “partner nonrecourse debt minimum gain” set forth in Treasury Regulations Section 1.704-2(i). It is further understood that the determination of Member Minimum Gain and the net increase or decrease in Member Minimum Gain shall be made in the same manner as required for such determination of Company Minimum Gain under Treasury Regulations Sections 1.704-2(d) and 1.704-2(g)(3).

“Member Nonrecourse Debt” has the meaning of “partner nonrecourse debt” set forth in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” has the meaning of “partner nonrecourse deductions” set forth in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Minority Member Redemption” is defined in Section 4.6(h).

“Minority Member Redemption Date” is defined in Section 4.6(h).

“Minority Member Redemption Notice” is defined in Section 4.6(h).

“National Securities Exchange” means an exchange registered with the Commission under the Exchange Act.

“Nonrecourse Deductions” has the meaning assigned that term in Treasury Regulations Section 1.704-2(b).

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“Nonrecourse Liability” is defined in Treasury Regulations Section 1.704-2(b)(3).

“Officer” means each Person appointed as an officer of the Company pursuant to and in accordance with the provisions of Section 7.2.

“Permitted Transferee” means, with respect to any Member, (a) with respect to each Member that became a Member on the Burro Transactions Closing Date, (i) any Affiliate of such Member; and (ii) any partner, shareholder or member of such Member; (b) any successor entity of such Member; (c) any trust, family partnership or family limited liability company, the sole beneficiaries, partners or members of which are such Member or Relatives of such Member; and (d) upon an individual Member’s death, an executor, administrator or beneficiary of the estate of the deceased Member.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Plan Asset Regulations” means the regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations, or any successor regulations as the same may be amended from time to time.

“Preferred Stock” means, as applicable, (a) the Series A Preferred Stock, par value $0.01 per share, of PubCo or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person or cash or other property that become payable in consideration for the Series A Preferred Stock or into which the Series A Preferred Stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Prime Rate” means, on any date of determination, a rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.

“Proceeding” is defined in Section 7.4.

“Profits” or “Losses” means, for each Fiscal Year or other taxable period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a)	any income or gain of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

(b)

any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;

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(c)

in the event the Gross Asset Value of any Company asset is adjusted pursuant to subsection (b) or (c) of the definition of Gross Asset Value above, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the Company asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the Company asset) from the disposition of such asset and shall, except to the extent allocated pursuant to Section 5.2, be taken into account for purposes of computing Profits or Losses;

(d)

gain or loss resulting from any disposition of Company assets with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed with reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

(e)	in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation;

(f)

to the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(g)

any items of income, gain, loss or deduction which are specifically allocated pursuant to the provisions of Section 5.2 shall not be taken into account in computing Profits or Losses for any taxable year, but such items available to be specially allocated pursuant to Section 5.2 will be determined by applying rules analogous to those set forth in subparagraphs (a) through (f) above.

“Property” means all real and personal property owned by the Company from time to time, including both tangible and intangible property.

“PubCo” is defined in the preamble to this Agreement.

“PubCo Change of Control” means the occurrence of any of the following events or series of events after the Subsequent Effective Time:

(a)

any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act (excluding any Qualifying Owner) is or becomes the beneficial owner, directly or indirectly, of securities of PubCo representing more than 50% of the combined voting power of PubCo’s then outstanding voting securities; or

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(b)

there is consummated a merger or consolidation of PubCo with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, the voting securities of PubCo immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then-outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(c)

the stockholders of PubCo approve a plan of complete liquidation or dissolution of PubCo or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by PubCo of all or substantially all of PubCo’s and the PubCo Subsidiaries’ assets on a consolidated basis, other than such sale or other disposition by PubCo of all or substantially all of PubCo’s and the PubCo Subsidiaries’ assets on a consolidated basis to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of PubCo in substantially the same proportions as their ownership of PubCo immediately prior to such sale.

Notwithstanding the foregoing, a “PubCo Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of PubCo immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns, either directly or through a Subsidiary, all or substantially all of the assets of PubCo immediately following such transaction or series of transactions.

“PubCo Subsidiary” means a Subsidiary of PubCo other than the Company and any Subsidiary of the Company.

“Qualifying Owners” means Frontier TopCo Partnership, L.P. and its Affiliates (other than PubCo or any of its Subsidiaries, including the Company) and their respective successors and permitted assigns.

“Reclassification Event” means any of the following: (a) any reclassification or recapitalization of Common Stock or Preferred Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination or any transaction subject to Section 4.1(g)), (b) any merger, consolidation or other combination involving PubCo, or (c) any sale, conveyance, lease, or other disposal of all or substantially all the properties and assets of PubCo to any other Person, in each of clauses (a), (b) or (c), as a result of which holders of Common Stock or Preferred Stock shall be entitled to receive cash, securities or other property for their shares of Common Stock or Preferred Stock.

“Redeeming Member” is defined in Section 4.6(a)(i).

“Redemption” has the meaning set forth in Section 4.6(a)(i).

“Redemption Date” means (a) the later of (i) the date that is three (3) Business Days after the Redemption Notice Date and (ii) if the Company or PubCo has made a valid Cash Election with respect to the relevant Redemption, the first Business Day on which the Company or PubCo has available funds to pay the Cash Election Amount, which in no event shall be more than ten Business Days after the Redemption Notice Date, or (b) such later date (i) specified in the Redemption Notice or (ii) on which a contingency described in Section 4.6(a)(ii)(B) that is specified in the Redemption Notice is satisfied.

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“Redemption Limits” is defined in Section 4.6(l).

“Redemption Notice” is defined in Section 4.6(a)(iii).

“Redemption Notice Date” is defined in Section 4.6(a)(iii).

“Registration Rights Agreement” means the Registration Rights Agreement, by and among PubCo, the Company and the Members, to be entered into concurrently with the closing of the Burro Transactions.

“Regulatory Allocations” is defined in Section 5.2(i).

“Relative” means, with respect to any natural person: (a) such natural person’s spouse; (b) any lineal descendant, parent, grandparent, great grandparent or sibling or any lineal descendant of such sibling (in each case whether by blood or legal adoption); and (c) the spouse of a natural person described in clause (b) of this definition.

“Retraction Notice” is defined in Section 4.6(b)(i).

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder, as the same may be amended from time to time (or any corresponding provisions of succeeding law).

“Spartan” is defined in the recitals to this Agreement.

“Subsequent Effective Time” has the meaning set forth in the Burro Merger Agreement.

“Subsidiary” means, with respect to any specified Person, any other Person with respect to which such specified Person (a) has, directly or indirectly, the power, through the ownership of securities or otherwise, to elect a majority of directors or similar managing body or (b) beneficially owns, directly or indirectly, a majority of such Person’s Equity Securities.

“Tax Distributions” means distributions required to be made pursuant to Section 6.2.

“Trading Day” means a day on which the New York Stock Exchange or such other principal United States securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transfer” means any transfer, sale, assignment, pledge or hypothecation or other disposition (whether directly or indirectly, whether with or without consideration and whether voluntarily or involuntarily or by operation of Law) (i) of any interest (legal or beneficial) in any Equity Securities of the Company, or (ii) of any equity or other interest (legal or beneficial) in any Member if the assets of such Member primarily consist of Units. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

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“Transfer Agent” is defined in Section 4.6(a)(iii)(D).

“Treasury Regulations” means pronouncements, as amended from time to time, or their successor pronouncements, which clarify, interpret and apply the provisions of the Code, and which are designated as “Treasury Regulations” by the United States Department of the Treasury.

“Uniform Commercial Code” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of Delaware.

“Units” means the Units issued hereunder and shall also include any equity security of the Company issued in respect of or in exchange for Units, whether by way of dividend or other distribution, split, recapitalization, merger, rollup transaction, consolidation, conversion or reorganization.

“Winding-Up Member” is defined in Section 11.3(a).

“5-Year Minority Member Redemption” has the meaning set forth in Section 4.6(i).

“5-Year Minority Member Redemption Date” has the meaning set forth in Section 4.6(i).

“5-Year Minority Member Redemption Notice” has the meaning set forth in Section 4.6(i).

Section 1.2 Interpretive Provisions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)	the terms defined in Section 1.1 are applicable to the singular as well as the plural forms of such terms;

(b)	all accounting terms not otherwise defined herein have the meanings assigned under GAAP;

(c)	all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars;

(d)

when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(e)	whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”;

(f)	“or” is not exclusive;

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(g)	pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms; and

(h)	the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

ARTICLE II.

ORGANIZATION OF THE LIMITED LIABILITY COMPANY

Section 2.1 Formation. The Company has been formed as a limited liability company subject to the provisions of the Act upon the terms, provisions and conditions set forth in this Agreement.

Section 2.2 Filing. The Company’s Certificate of Formation has been filed with the Secretary of State of the State of Delaware in accordance with the Act. The Members shall execute such further documents (including amendments to such Certificate of Formation) and take such further action as is appropriate to comply with the requirements of Law for the formation or operation of a limited liability company in Delaware and in all states and counties where the Company may conduct its business.

Section 2.3 Name. The name of the Company is “KODIAK GAS SERVICES, LLC” and all business of the Company shall be conducted in such name or, in the discretion of the Managing Member, under any other name.

Section 2.4 Registered Office; Registered Agent. The registered office of the Company in the State of Delaware is the initial registered office designated in the Certificate of Formation or such other office (which need not be a place of business of the Company) as the Managing Member may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware is the initial registered agent designated in the Certificate of Formation, or such other Person or Persons as the Managing Member may designate from time to time in the manner provided by law.

Section 2.5 Principal Place of Business. The principal place of business of the Company shall be located in such place as is determined by the Managing Member from time to time.

Section 2.6 Purpose; Powers. The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act. The Company shall have the power and authority to take any and all actions and engage in any and all activities necessary, appropriate, desirable, advisable, ancillary or incidental to the accomplishment of the foregoing purpose.

Section 2.7 Term. The term of the Company commenced on the date of filing of the Certificate of Formation of the Company with the office of the Secretary of State of the State of Delaware in accordance with the Act and shall continue indefinitely. The Company may be dissolved and its affairs wound up only in accordance with ARTICLE XI.

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Section 2.8 Intent. It is the intent of the Members that the Company be operated in a manner consistent with its treatment as a “partnership” for U.S. federal and state income tax purposes. It is also the intent of the Members that the Company not be operated or treated as a “partnership” for purposes of Section 303 of the Federal Bankruptcy Code. Neither the Company nor any Member shall take any action inconsistent with the express intent of the parties hereto as set forth in this Section 2.8.

ARTICLE III.

CLOSING TRANSACTIONS

Section 3.1 Restructuring Transactions.

(a)

Immediately following the Subsequent Effective Time, (i) Frontier Acquisition I, Inc., a Delaware corporation and wholly owned Subsidiary of PubCo, shall be merged with and into PubCo in accordance with Section 253 of the DGCL (the “Frontier I Merger”), with PubCo continuing as the surviving corporation of the Frontier I Merger, and (ii) Frontier Acquisition II, Inc., a Delaware corporation and wholly owned Subsidiary of PubCo, shall be merged with and into PubCo in accordance with Section 253 of the DGCL, (the “Frontier II Merger’’ and together with the Frontier I Merger, the “Frontier Mergers”), with PubCo continuing as the surviving corporation of the Frontier II Merger.

(b)

Effective as of the Subsequent Effective Time and after giving effect to the Frontier Mergers, (i) the Existing LLC Agreement shall be amended and restated and this Agreement shall be adopted and (ii) all of the membership interests in the Company prior to the adoption of this Agreement shall be recapitalized to consist solely of a single class of Units with the rights and privileges as set forth in this Agreement. After giving effect to the Burro Transactions and the Frontier Mergers, PubCo shall own a number of Units equal to the number of outstanding shares of Common Stock.

ARTICLE IV.

OWNERSHIP AND CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

Section 4.1 Authorized Units; General Provisions With Respect to Units.

(a)

Subject to the provisions of this Agreement, the Company shall be authorized to issue from time to time such number of Units and such other Equity Securities as the Managing Member shall determine in accordance with Section 4.3; solely to the extent they are in the aggregate substantially equivalent to a class of common stock of PubCo or class or series of preferred stock of PubCo, respectively; provided that, notwithstanding anything to the contrary in this Agreement, as long as there are any Members of the Company (other than PubCo or any PubCo Subsidiary), then no such new class or series of Units or Equity Securities may deprive such Members of, or dilute or reduce, the pro rata share of all Interests they would have received

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or to which they would have been entitled if such new class or series of Units or Equity Securities had not been created except to the extent (and solely to the extent) the Company actually receives cash in an aggregate amount, or other property with a Fair Market Value in an aggregate amount, equal to the pro rata share allocated to such new class or series of Units or Equity Securities and the number thereof issued by the Company. Each authorized Unit may be issued pursuant to such agreements as the Managing Member shall approve, including pursuant to options and warrants. The Company may reissue any Units that have been repurchased or acquired by the Company.

(b)	Each outstanding Unit shall be identical (except as provided in Section 4.3).

(c)

Initially, none of the Units will be represented by certificates. If the Managing Member determines that it is in the interest of the Company to issue certificates representing the Units, certificates will be issued and the Units will be represented by those certificates, and this Agreement shall be amended as necessary or desirable to reflect the issuance of certificated Units for purposes of the Uniform Commercial Code. Nothing contained in this Section 4.1(c) shall be deemed to authorize or permit any Member to Transfer its Units except as otherwise permitted under this Agreement.

(d)

Immediately after giving effect to the transactions contemplated by the Burro Merger Agreement and the Frontier Mergers, the total number of Units issued and outstanding and held by the Members is set forth on Exhibit A, which Exhibit A may be amended from time to time in accordance with the terms of this Agreement.

(e)

If, at any time after the Subsequent Effective Time, PubCo issues or disposes from treasury a share of its Common Stock (including pursuant to Section 4.6(b)(iii)) or any other Equity Security of PubCo (other than shares of Preferred Stock), (i) the Company shall concurrently issue to PubCo (or a PubCo Subsidiary) one Unit (if PubCo issues or disposes from treasury a share of Common Stock), or such other Equity Security of the Company (if PubCo issues or disposes from treasury Equity Securities other than Common Stock) corresponding to the Equity Securities issued or disposed from treasury by PubCo, and with substantially the same rights to dividends and distributions (including distributions upon liquidation, but taking into account differences resulting from any tax or other liabilities borne by PubCo) and other economic rights as those of such Equity Securities of PubCo to be issued or disposed from treasury and (ii) PubCo shall concurrently contribute (directly or indirectly through a PubCo Subsidiary) to the Company (including pursuant to Section 4.6(b)(iii)) the net proceeds or other property received by PubCo (if any) for such share of Common Stock or other Equity Security; provided, however, that if PubCo issues or disposes from treasury any shares of Common Stock in order to acquire or fund the acquisition by PubCo from a Member (other than PubCo) of a number of Units (and corresponding shares of Preferred Stock) equal to the number of shares of Common Stock so issued or disposed of from treasury, then the Company shall not issue any new Units in connection therewith and, where such shares of Common Stock have been issued or disposed of from treasury for cash to

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fund such an acquisition, PubCo shall not be required to transfer such net proceeds to the Company, and such net proceeds shall instead be transferred to such Member as consideration for such acquisition. Notwithstanding the foregoing, this Section 4.1(e) shall not apply to the issuance and distribution to holders of shares of Common Stock and Preferred Stock of rights to purchase Equity Securities of PubCo under a “poison pill” or similar shareholders rights plan (and upon any redemption or transfer of Units for Common Stock, such Common Stock will be issued together with a corresponding right under such plan), or to the issuance under PubCo’s employee benefit plans of any warrants, options, other rights to acquire Equity Securities of PubCo or rights or property that may be converted into or settled in Equity Securities of PubCo, but shall in each of the foregoing cases apply to the issuance of Equity Securities of PubCo in connection with the exercise or settlement of such rights, warrants, options or other rights or property. In addition, for the avoidance of doubt, if PubCo issues any Common Stock or other Equity Security for cash proceeds to fund or effect the direct or indirect acquisition by PubCo or a PubCo Subsidiary of any Person or the assets of any Person, then PubCo shall not be required to transfer such cash proceeds to the Company but instead PubCo shall contribute (or cause to be contributed) such Person or the material assets and liabilities of such Person to the Company or any of its Subsidiaries. Except pursuant to Section 4.6, (x) the Company may not issue any additional Units to PubCo or any PubCo Subsidiary unless substantially simultaneously therewith PubCo or a PubCo Subsidiary issues or disposes from its treasury an equal number of shares of Common Stock to another Person, and (y) the Company may not issue any other Equity Securities of the Company to PubCo or any PubCo Subsidiary unless substantially simultaneously PubCo or a PubCo Subsidiary issues or disposes from its treasury, an equal number of shares of a class or series of Equity Securities of PubCo to another Person, which Equity Securities have substantially the same rights to dividends and distributions (including distributions upon liquidation, but taking into account differences resulting from any tax or other liabilities borne by PubCo) and other economic rights as those of such Equity Securities of the Company. If at any time PubCo or any PubCo Subsidiaries issues Debt Securities, PubCo or a PubCo Subsidiary shall transfer to the Company (in a manner to be determined by the Managing Member in its reasonable discretion) the proceeds received by PubCo or a PubCo Subsidiary in exchange for such Debt Securities in a manner that directly or indirectly burdens the Company with the repayment of the Debt Securities. In the event any Equity Security outstanding at PubCo is exercised or otherwise converted and, as a result, any shares of Common Stock or other Equity Securities of PubCo are issued, (1) the corresponding Equity Security outstanding at the Company, if any, shall be similarly exercised or otherwise converted, as applicable, and an equivalent number of Units or other Equity Securities of the Company shall be issued to PubCo as contemplated by the first sentence of this Section 4.1(e), and (2) PubCo shall concurrently contribute to the Company the net proceeds received by PubCo from any such exercise.

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(f)

Neither PubCo nor any PubCo Subsidiaries may redeem, repurchase or otherwise acquire (i) any shares of Common Stock (including upon forfeiture of any unvested shares of Common Stock) unless substantially simultaneously the Company redeems, repurchases or otherwise acquires from PubCo or a PubCo Subsidiary an equal number of Units for the same price per security or (ii) any other Equity Securities of PubCo (other than the acquisition of Preferred Stock in connection with the redemption, repurchase or other acquisition of Units), unless substantially simultaneously the Company redeems, repurchases or otherwise acquires from PubCo or a PubCo Subsidiary an equal number of Equity Securities of the Company of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation, but taking into account differences resulting from any tax or other liabilities borne by PubCo) and other economic rights as those of such Equity Securities of PubCo for the same price per security. The Company may not redeem, repurchase or otherwise acquire (x) except pursuant to Section 4.6, any Units from PubCo or any PubCo Subsidiary unless substantially simultaneously PubCo or a PubCo Subsidiary redeems, repurchases or otherwise acquires an equal number of shares of Common Stock for the same price per security from holders thereof, or (y) any other Equity Securities of the Company from PubCo or any PubCo Subsidiary unless substantially simultaneously PubCo or a PubCo Subsidiary redeems, repurchases or otherwise acquires for the same price per security an equal number of Equity Securities of PubCo of a corresponding class or series with substantially the same rights to dividends and distributions (including distribution upon liquidation, but taking into account differences resulting from any tax or other liabilities borne by PubCo) and other economic rights as those of such Equity Securities of PubCo. Notwithstanding the foregoing, to the extent that any consideration payable by PubCo in connection with the redemption or repurchase of any shares of Common Stock or other Equity Securities of PubCo consists (in whole or in part) of shares of Common Stock or such other Equity Securities (including, for the avoidance of doubt, in connection with the cashless exercise of an option or warrant), then the redemption or repurchase of the corresponding Units or other Equity Securities of the Company shall be effectuated in an equivalent manner. Notwithstanding the foregoing, the Company may redeem Units from PubCo or a PubCo Subsidiary (x) for cash to fund any direct or indirect acquisition by PubCo or a PubCo Subsidiary of another Person or (y) for all or a portion of the stock or other equity interests of a Subsidiary of the Company; provided that, promptly after such redemption (and acquisition, if applicable), PubCo or such PubCo Subsidiary contributes or causes to be contributed, directly or indirectly, such acquired Person or former Subsidiary of the Company, or the material assets and liabilities of such acquired Person or former Subsidiary of the Company, to the Company or any of its Subsidiaries in exchange for a number of Units equal to the number of Units so redeemed.

(g)

The Company shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding Units unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Common Stock and Preferred Stock, with corresponding changes made with respect to any other exchangeable or convertible securities. PubCo shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or

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combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding Common Stock or Preferred Stock unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Units, with corresponding changes made with respect to any other exchangeable or convertible securities.

(h)

Notwithstanding any other provision of this Agreement (including Section 4.1(e) and (g)), but subject to Section 4.1(a), if PubCo acquires or holds a material amount of cash in excess of the amount that will enable PubCo to meet its U.S. federal, state and local and non-U.S. tax or other reasonably anticipated monetary obligations, PubCo may, in its sole discretion, (i) contribute such excess cash amount to the Company in exchange for a number of Units (but only to the extent the Company actually receives cash therefor in an aggregate amount, or other property therefor with a Fair Market Value in an aggregate amount, or a combination thereof, equal to at least the Fair Market Value of such Units), and distribute to the holders of Common Stock shares of Common Stock that correspond economically to such Units, or (ii) take such other actions with respect to the capitalization of PubCo and the Company and to the one-to-one exchange ratio between Units and shares of Common Stock, as PubCo (in its capacity as Managing Member) in Good Faith determines to be fair and reasonable to the PubCo shareholders and to the Members and to preserve the intended economic effect of this Section 4.1, Section 4.6 and the other provisions hereof.

Section 4.2 Voting Rights. Except as expressly provided herein, to the fullest extent permitted by Law, no Member (other than the Managing Member) shall have any right to vote on any matter involving the Company, including with respect to any merger, consolidation, combination or conversion of the Company, or any other matter that a Member might otherwise have the ability to vote on or consent with respect to under the Act, at law, in equity or otherwise. Except as otherwise required by the Act, each Unit will entitle the holder thereof to one vote on all matters to be voted on by the Members. Except as otherwise expressly provided in this Agreement, the holders of Units having voting rights will vote together as a single class on all matters to be approved by the Members.

Section 4.3 Capital Contributions; Unit Ownership.

(a)	Capital Contributions. Except as otherwise set forth in Section 4.1(e) with respect to the obligations of PubCo, no Member shall be required to make additional Capital Contributions.

(b)

Issuance of Additional Units or Interests. Except as otherwise expressly provided in this Agreement, the Managing Member shall have the right to authorize and cause the Company to issue on such terms (including price) as may be determined by the Managing Member (i) subject to the limitations of Section 4.1, additional Units or other Equity Securities in the Company (including creating preferred interests or other classes or series of interests having such rights, preferences and privileges as determined by the Managing Member, which rights, preferences and privileges may be senior to the Units), and (ii) obligations, evidences of

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Indebtedness or other securities or interests convertible or exchangeable for Units or other Equity Securities in the Company; provided that, at any time following the date hereof, in each case the Company shall not issue Equity Securities in the Company to any Person unless such Person shall have executed a counterpart to this Agreement and all other documents, agreements or instruments deemed necessary or desirable in the discretion of the Managing Member. Upon such issuance and execution, such Person shall be admitted as a Member of the Company. In that event, the Managing Member shall amend Exhibit A to reflect such additional issuances. Subject to Section 12.1, the Managing Member is hereby authorized to amend this Agreement to set forth the designations, preferences, rights, powers and duties of such additional Units or other Equity Securities in the Company, or such other amendments that the Managing Member determines to be otherwise necessary or appropriate in connection with the creation, authorization or issuance of, any class or series of Units or other Equity Securities in the Company pursuant to this Section 4.3(b). The Company shall provide prompt notice to PubCo of such issuance. In consideration of the benefits to PubCo of having an equal number of shares of Preferred Stock and Units (held by Members other than PubCo or a PubCo Subsidiary) outstanding, and the indirect benefits obtained by PubCo of the consideration provided to the Company for any additional issuance of Units, upon notice from the Company that it has issued additional Units to a Person other than PubCo or a PubCo Subsidiary in accordance with this Section 4.3(b), PubCo shall issue a number of shares of Preferred Stock to the applicable recipient of such Units equal to the aggregate number of Units issued by the Company to such recipient in such issuance, for no additional consideration. Except as set forth in the immediately preceding sentence, and except for the issuance of shares of Preferred Stock in connection with a subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) in accordance with Section 4.1(g), PubCo shall not at any time after the Subsequent Effective Time issue or dispose from treasury any additional shares of Preferred Stock.

Section 4.4 Capital Accounts. A Capital Account shall be maintained for each Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and, to the extent consistent with such regulations, the other provisions of this Agreement. Each Member’s Capital Account shall be (a) increased by (i) allocations to such Member of Profits pursuant to Section 5.1 and any other items of income or gain allocated to such Member pursuant to Section 5.2, (ii) the amount of any cash or the initial Gross Asset Value of any asset (net of any Liabilities assumed by the Company and any Liabilities to which the asset is subject) contributed to the Company by such Member, and (iii) any other increases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv), and (b) decreased by (i) allocations to such Member of Losses pursuant to Section 5.1 and any other items of deduction or loss allocated to such Member pursuant to the provisions of Section 5.2, (ii) the amount of any cash or the Gross Asset Value of any asset (net of any Liabilities assumed by the Member and any Liabilities to which the asset is subject) distributed to such Member, and (iii) any other decreases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv). In the event of a Transfer of Units made in accordance with this Agreement (including a deemed Transfer for U.S. federal income tax purposes as described in Section 4.6(a)(v)), the Capital Account of the Transferor that is attributable to the Transferred Units shall carry over to the Transferee Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv)(l).

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Section 4.5 Other Matters.

(a)

No Member shall demand or receive a return on or of its Capital Contributions or withdraw from the Company without the consent of the Managing Member. Under circumstances requiring a return of any Capital Contributions, no Member has the right to receive property other than cash.

(b)

No Member shall receive any interest, salary, compensation, draw or reimbursement with respect to its Capital Contributions or its Capital Account, or for services rendered or expenses incurred on behalf of the Company or otherwise in its capacity as a Member, except as otherwise provided in Section 7.8 or as otherwise contemplated by this Agreement.

(c)

The Liability of each Member shall be limited as set forth in the Act and other applicable Law and, except as expressly set forth in this Agreement or required by Law, no Member (or any of its Affiliates) shall be personally liable, whether to the Company, any of the other Members, the creditors of the Company, or any other third party, for any debt or Liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Member of the Company.

(d)

Except as otherwise required by the Act, a Member shall not be required to restore a deficit balance in such Member’s Capital Account, to lend any funds to the Company or, except as otherwise set forth herein, to make any additional contributions or payments to the Company.

(e)	The Company shall not be obligated to repay any Capital Contributions of any Member.

Section 4.6 Redemption of Units.

(a)

(i)

Upon the terms and subject to the conditions set forth in this Section 4.6, each of the Members (other than PubCo and any PubCo Subsidiary) (the “Redeeming Member”) shall be entitled, from time to time after the date that is 180 days after the Burro Transactions Closing Date, to cause the Company to redeem all or a portion of such Member’s Units (and, in connection with such redemption, pursuant to the Certificate of Designation, an equal number of shares of Preferred Stock registered in the name of such holder shall automatically and without further action on the part of the Company, PubCo or such holder be transferred to PubCo and shall no longer be outstanding, and all rights with respect to such shares shall automatically cease) for an equivalent number of shares of Common Stock (a “Redemption”) or, at the Company’s election made in accordance with Section 4.6(a)(iv), cash equal to the Cash Election Amount calculated with respect to such Redemption.

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(ii)	Absent the prior written consent of the Managing Member,

(A)

Except as set forth in Section 4.6(a)(ii)(B), with respect to each Redemption, a Redeeming Member shall be (1) required to redeem at least a number of Units equal to the lesser of 50,000 Units and all of the Units then held by such Redeeming Member and (2) permitted to effect a Redemption of Units no more frequently than once per calendar quarter.

(B)

Notwithstanding the foregoing, and subject to Section 4.6(l), a Redeeming Member, either alone or concurrently with its Affiliates, may exercise its Redemption right no more frequently than once during any 45 day period with respect to at least 300,000 Units at any time, but no more frequently than five times total during any calendar year.

(C)

The Managing Member may, in its discretion, adopt a policy to limit Redemptions pursuant to Section 4.6(a)(ii)(A) to a particular date or period during each quarter by providing notice of such limitation to all Members prior to the beginning of the relevant quarter, provided that such policy incorporates the language in Section 4.6(a)(ii)(B). Upon the Redemption of all of a Member’s Units, such Member shall, for the avoidance of doubt, cease to be a Member of the Company.

(iii)

In order to exercise the redemption right under Section 4.6(a)(i), the Redeeming Member shall provide written notice (the “Redemption Notice”) to the Company, with a copy to PubCo (the date of delivery of such Redemption Notice, the “Redemption Notice Date”), stating:

(A)	the number of Units the Redeeming Member elects to have the Company redeem;

(B)

if the shares of Common Stock to be received are to be issued other than in the name of the Redeeming Member, the name(s) of the Person(s) in whose name or on whose order the shares of Common Stock are to be issued;

(C)

whether the exercise of the redemption right is to be contingent (including as to timing) upon the closing of an underwritten offering of the shares of Common Stock for which the Units will be redeemed in accordance with the Registration Rights Agreement or the closing of an announced merger, consolidation or other transaction or event to which PubCo is a party in which the shares of Common Stock would be exchanged or converted or become exchangeable for or convertible into cash or other securities or property; and

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(D)

if the Redeeming Member requires the Redemption to take place on a specific date, such date, provided that, any such specified date shall not be earlier than the date that would otherwise apply pursuant to clause (a) of the definition of Redemption Date.

If the Units to be redeemed (or the shares of Preferred Stock to be automatically transferred to PubCo in connection with such Redemption) by the Redeeming Member are represented by a certificate or certificates, prior to the Redemption Date and as a condition to the Redemption, the Redeeming Member shall also present and surrender such certificate or certificates representing such Units (or shares of Preferred Stock) during normal business hours at the principal executive offices of the Company, or if any agent for the registration or transfer of Common Stock and Preferred Stock is then duly appointed and acting (the “Transfer Agent”), at the office of the Transfer Agent. If required by the Managing Member, any certificate for Units surrendered to the Company hereunder and any certificate for shares of Preferred Stock to be automatically transferred to PubCo in connection with such Redemption (in each case, if certificated) shall be accompanied by instruments of transfer, in forms reasonably satisfactory to the Managing Member and the Transfer Agent, duly executed by the Redeeming Member or the Redeeming Member’s duly authorized representative.

(iv)

Upon receipt of a Redemption Notice, the Company shall be entitled to elect (a “Cash Election”) to settle the Redemption by delivering to the Redeeming Member, in lieu of the applicable number of shares of Common Stock that would be received in such Redemption, an amount of cash equal to the Cash Election Amount for such Redemption. In order to make a Cash Election with respect to a Redemption, the Company must provide written notice of such election to the Redeeming Member (with a copy to PubCo) prior to 5:00 p.m., Houston time, on or prior to the second Business Day after the Redemption Notice Date. If the Company fails to provide such written notice prior to such time, it shall not be entitled to make a Cash Election with respect to such Redemption and such Units (together with the same number of shares of Preferred Stock) subject to such Redemption shall be settled for an equivalent number of shares of Common Stock.

(v)

Unless otherwise required by applicable Law, for U.S. federal income (and applicable state and local) tax purposes, each of the Redeeming Member, the Company and PubCo, as the case may be, agree to treat each Redemption and, in the event PubCo exercises its Call Right, each transaction between the Redeeming Member and PubCo, as a sale of the

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Redeeming Member’s Units to PubCo in exchange for shares of Common Stock or cash, as applicable. PubCo, the Company and their Affiliates shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable upon a Redemption such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of applicable Law, and to the extent deduction and withholding is required, such deduction and withholding may be taken in Class A Shares. The Company shall use commercially reasonable efforts to give written notice to the Redeeming Member prior to any such deduction or withholding and shall reasonably cooperate with such Redeeming Member to reduce or avoid any such withholding.

(b)

(i)

Subject to the satisfaction of any contingency described in Section 4.6(a)(iii)(C) that is specified in the relevant Redemption Notice, including that the Redemption Notice may be conditioned on the closing of an underwritten distribution of shares of Common Stock that may be issued in connection with such proposed Redemption pursuant to the Registration Rights Agreement, the Redemption shall be completed on the Redemption Date; provided, that if a valid Cash Election has not been made and the Redemption Notice was made in connection with a public offering, the Redeeming Member may, at any time prior to the Redemption Date, revoke its Redemption Notice by giving written notice (the “Retraction Notice”) to the Company (with a copy to PubCo). The timely delivery of a Retraction Notice shall terminate all of the Redeeming Member’s, the Company’s and PubCo’s rights and obligations arising from the retracted Redemption Notice.

(ii)

Notwithstanding anything to the contrary in this Agreement, in the event the Company does not elect the Cash Election in connection with a Redemption, a Redeeming Member shall be entitled to delay the Redemption Date or revoke its Redemption Notice by giving a written notice (the “Delay or Retraction Notice”) to the Company (with a copy to PubCo) if any of the following conditions exists: (A) any registration statement pursuant to which the resale of the Common Stock to be registered for such Redeeming Member at or immediately following the consummation of the Redemption shall have ceased to be effective pursuant to any action or inaction by the Commission or no such resale registration statement has yet become effective; (B) the Company shall have failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such Redemption; (C) the Company shall have exercised its right to defer, delay or suspend the filing or effectiveness of a registration statement under the Registration Rights Agreement and such deferral, delay or suspension shall affect the ability of such Redeeming Member to have its Common Stock registered at or immediately following the consummation of the Redemption; (D) the Company shall have

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disclosed to such Redeeming Member any material non-public information concerning the Company, the receipt of which results in such Redeeming Member being prohibited or restricted from selling Common Stock at or immediately following the Redemption without disclosure of such information (and the Company does not permit disclosure); (E) any stop order relating to the registration statement pursuant to which the Common Stock was to be registered by such Redeeming Member at or immediately following the Redemption shall have been issued by the Commission; (F) there shall have occurred a material disruption in the securities markets generally or in the market or markets in which the Common Stock is then traded; or (G) there shall be in effect an injunction, a restraining order or a decree of any nature of any Governmental Entity that restrains or prohibits the Redemption. If a Redeeming Member delays the consummation of a Redemption pursuant to this Section 4.6(b)(ii), the Redemption Date shall occur on the fifth Business Day following the date on which the conditions giving rise to such delay cease to exist (or such earlier day as the Company and such Redeeming Member may agree in writing).

(iii)

Unless the Redeeming Member has timely issued a Retraction Notice under Section 4.6(b)(i) or issued a Delay or Retraction Notice under Section 4.6(b)(ii), or, subject to the foregoing and Section 4.6(e), PubCo has validly elected its Call Right pursuant to Section 4.6(f), on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date) (A) the Redeeming Member shall transfer and surrender the Units to be redeemed to the Company (and in connection with such redemption, pursuant to the Certificate of Designation, an equal number of shares of Preferred Stock registered in the name of such holder shall automatically and without further action on the part of the Company, PubCo or such holder be transferred to PubCo and shall no longer be outstanding, and all rights with respect to such shares shall automatically cease), free and clear of all liens and encumbrances, (B) PubCo shall contribute to the Company the consideration the Redeeming Member is entitled to receive under Section 4.6(a)(i) and, as described in Section 4.1(e), the Company shall issue to PubCo a number of Units as consideration for such contribution, and (C) the Company shall (x) cancel the redeemed Units, (y) transfer to the Redeeming Member the consideration the Redeeming Member is entitled to receive under Section 4.6(a)(i), and (z) if the Units are certificated, issue to the Redeeming Member a certificate for a number of Units equal to the difference (if any) between the number of Units evidenced by the certificate surrendered by the Redeeming Member pursuant to clause (iii)(A) of this Section 4.6(b) and the number of redeemed Units. Notwithstanding any other provisions of this Agreement to the contrary, in the event that the Company makes a valid Cash Election, PubCo shall only be obligated to contribute to the Company an amount in cash equal to the net proceeds from the sale by PubCo of a number of shares of Common Stock equal to the number of Units to be redeemed with such cash or from the sale of other PubCo Equity Securities used to fund the Cash

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Election Amount; provided that PubCo’s Capital Account shall be adjusted in accordance with Section 7.8; provided further, that the contribution of such net proceeds shall in no event affect the Redeeming Member’s right to receive the Cash Election Amount; provided further, for the avoidance of doubt, if the Cash Election Amount to which the Redeeming Member is entitled exceeds the full amount that is contributed to the Company by PubCo, then the Company shall still be required to pay the Redeeming Member the full Cash Election Amount.

(c)

If (i) there is any reclassification, reorganization, recapitalization or other similar transaction pursuant to which the shares of Common Stock are converted or changed into another security, securities or other property (other than as a result of a subdivision or combination or any transaction subject to Section 4.1(g)), or (ii) PubCo, by dividend or otherwise, distributes to all holders of the shares of Common Stock evidences of its Indebtedness or assets, including securities (including shares of Common Stock and any rights, options or warrants to all holders of the shares of Common Stock to subscribe for or to purchase or to otherwise acquire shares of Common Stock, or other securities or rights convertible into, exchangeable for or exercisable for shares of Common Stock) but excluding (A) any dividend subject to Section 4.1(h) and (B) (x) any dividend or distribution of cash, or (y) any such dividend or distribution of Indebtedness or assets in either case of clauses (B)(x) or (B)(y) received by PubCo from the Company in respect of the Units or other Equity Securities of the Company, then upon any subsequent Redemption, in addition to the shares of Common Stock or the Cash Election Amount, as applicable, each Member shall be entitled to receive the amount of such security, securities or other property, evidences of Indebtedness or assets that such Member would have received if such Redemption had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization, other similar transaction, dividend or other distribution, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property, evidences of Indebtedness or assets that occurs after the effective time of such reclassification, reorganization, recapitalization, other similar transaction, dividend or distribution. For the avoidance of doubt, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the shares of Common Stock are converted or changed into another security, securities or other property, or any dividend or distribution (other than an excluded dividend or distribution, as described above), this Section 4.6 shall continue to be applicable, mutatis mutandis, with respect to such security or other property. This Agreement shall apply to the Units held by the Members and their Permitted Transferees as of the date hereof, as well as any Units hereafter acquired by a Member and his or her or its Permitted Transferees.

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(d)

PubCo shall at all times keep available, solely for the purpose of issuance upon a Redemption, out of its authorized but unissued shares of Common Stock, such number of shares of Common Stock that shall be issuable upon the Redemption of all outstanding Units (other than those Units held by PubCo or any Subsidiary of PubCo); provided, that nothing contained herein shall be construed to preclude PubCo from satisfying its obligations with respect to a Redemption by delivery of cash pursuant to a Cash Election or shares of Common Stock that are held in the treasury of PubCo. PubCo covenants that all shares of Common Stock that shall be issued upon a Redemption, Change of Control Redemption, Minority Member Redemption, 5-Year Minority Member Redemption, or exercise of a Call Right by PubCo shall, upon issuance thereof, be validly issued, fully paid and non-assessable. In addition, for so long as the shares of Common Stock are listed on a National Securities Exchange, PubCo shall use its reasonable best efforts to cause all shares of Common Stock issued upon a Redemption, Change of Control Redemption, Minority Member Redemption, 5-Year Minority Member Redemption, or exercise of a Call Right by PubCo, in each case, to be listed on such National Securities Exchange at the time of such issuance.

(e)

The issuance of shares of Common Stock upon a Redemption, Change of Control Redemption, Minority Member Redemption, 5-Year Minority Member Redemption, or exercise of the Call Right, shall be made without charge to the applicable Member for any stamp or other similar tax in respect of such issuance; provided, however, that if any such shares of Common Stock are to be issued in a name other than that of the applicable Member, then the Person or Persons in whose name the shares are to be issued shall pay to PubCo the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the reasonable satisfaction of PubCo that such tax has been paid or is not payable.

(f)

Notwithstanding anything to the contrary in this Section 4.6, but subject to Section 4.6(g) and without limitation to the rights of the Members under this Section 4.6, including the right to revoke a Redemption Notice which shall apply mutatis mutandis to any Call Right elected by PubCo, , PubCo may, in its sole discretion, by means of delivery of a Call Election Notice in accordance with, and subject to the terms of, this Section 4.6(f), elect to purchase directly and acquire such Units (and in connection with such purchase, pursuant to the Certificate of Designation, an equal number of shares of Preferred Stock registered in the name of a Redeeming Member shall automatically and without further action on the part of the Company, PubCo or such holder be transferred to PubCo and shall no longer be outstanding, and all rights with respect to such shares shall automatically cease) on the Redemption Date by paying to the Redeeming Member (or, on the Redeeming Member’s written order, its designee) that number of shares of Common Stock the Redeeming Member (or its designee) would otherwise receive pursuant to Section 4.6(a)(i) or, at PubCo’s election, an amount of cash equal to the Cash Election Amount of such shares of Common Stock (the “Call Right”), whereupon PubCo shall acquire (and any such Redeeming Member shall transfer to PubCo) such Units from such Redeeming Member (together with the automatic transfer to PubCo of the same number of shares of Preferred Stock pursuant to the Certificate of Designation). PubCo shall be treated for all purposes of this Agreement as the owner of such Units. PubCo may, at any time prior to the Redemption Date, in its sole discretion deliver written notice (a “Call Election Notice”) to the Company

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and the Redeeming Member setting forth its election to exercise its Call Right; provided that any such election does not prejudice the ability of the parties to consummate a Redemption or a Call Right on the Redemption Date. A Call Election Notice may be revoked by PubCo at any time; provided that any such revocation does not prejudice the ability of the parties to consummate a Redemption on the Redemption Date. The right to consummate a Call Right in all events shall be exercisable for all the Units set forth in the applicable Redemption Notice that would have otherwise been subject to the Redemption. Except as otherwise provided by this Section 4.6(f), an exercise of the Call Right shall be consummated pursuant to the same timeframe and in the same manner as the relevant Redemption would have been consummated if PubCo had not delivered a Call Election Notice.

(g)

In connection with a PubCo Change of Control that is approved by the board of directors of PubCo, PubCo shall have the right, in its sole discretion, to require each Member (other than PubCo and any PubCo Subsidiary) to effect a Redemption of some or all of such Member’s Units (together with the automatic transfer of the same number of shares of Preferred Stock pursuant to the Certificate of Designation) (a “Change of Control Redemption”); provided that a Cash Election shall not be permitted pursuant to such a Change of Control Redemption under this Section 4.6(g). Any Change of Control Redemption pursuant to this Section 4.6(g) shall be effective contingent upon and immediately prior to the consummation of the PubCo Change of Control (and, for the avoidance of doubt, shall not be effective if such PubCo Change of Control is not consummated) (the “Change of Control Redemption Date”). From and after the Change of Control Redemption Date, (i) the Units and shares of Preferred Stock subject to such Change of Control Redemption shall be deemed to be transferred to PubCo on the Change of Control Redemption Date and (ii) such Member shall cease to have any rights with respect to the Units and shares of Preferred Stock subject to such Change of Control Redemption (other than the right to receive shares of Common Stock pursuant to such Change of Control Redemption). PubCo shall provide written notice of an expected PubCo Change of Control to all Members within the earlier of (x) ten (10) Business Days following the execution of the definitive agreement with respect to such PubCo Change of Control and (y) ten (10) Business Days before the proposed date upon which the contemplated PubCo Change of Control is to be effected, indicating in such notice such information as may reasonably describe the PubCo Change of Control transaction, subject to applicable law, including the date of execution of such agreement or such proposed effective date, as applicable, the amount and types of consideration to be paid for shares of Common Stock in the PubCo Change of Control, any election with respect to types of consideration that a holder of shares of Common Stock, as applicable, shall be entitled to make in connection with such PubCo Change of Control, and the number of Units (and corresponding shares of Preferred Stock) held by such Member that PubCo intends to require to be subject to such Change of Control Redemption. Following delivery of such notice and on or prior to the Change of Control Redemption Date, the Members shall take all actions reasonably requested by PubCo to effect such Change of Control Redemption, including taking any reasonable action and delivering any document reasonably required pursuant to the remainder of this Section 4.6 to effect a Change of Control Redemption.

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(h)

In the event that (i) the Members (other than PubCo and its wholly owned Subsidiaries) beneficially own, in the aggregate, less than 1.5% of the then outstanding Units and (ii) the Common Stock is listed or admitted to trading on a National Securities Exchange, PubCo shall have the right, in its sole discretion, to require any Member (other than PubCo and its wholly owned Subsidiaries) that beneficially owns less than 50,000 of the then outstanding Units, to effect a Redemption of some or all of such Member’s Units (together with the automatic transfer to PubCo of the same number of shares of Preferred Stock pursuant to the Certificate of Designation) (a “Minority Member Redemption”). PubCo shall deliver written notice to the Company and any such Member of its intention to exercise its right pursuant to this Section 4.6(h) (a “Minority Member Redemption Notice”) at least five (5) Business Days prior to the proposed date upon which such transfer is to be effected (such proposed date, the “Minority Member Redemption Date”), indicating in such notice the number of Units (and corresponding shares of Preferred Stock) held by such Member that PubCo intends to require to be subject to such transfer. Any transfer pursuant to this Section 4.6(h) shall be effective on the Minority Member Redemption Date. From and after the Minority Member Redemption Date, (i) the Units and shares of Preferred Stock subject to such Minority Member Redemption Notice shall be deemed to be transferred to PubCo on the Minority Member Redemption Date and (ii) such Member shall cease to have any rights with respect to the Units and shares of Preferred Stock subject to such Minority Member Redemption Notice (other than the right to receive shares of Common Stock pursuant to such Minority Member Redemption). Following delivery of a Minority Member Redemption Notice and on or prior to the Minority Member Redemption Date, the Members shall take all actions reasonably requested by PubCo to effect such Minority Member Redemption, including taking any action and delivering any document required pursuant to the remainder of this Section 4.6 to effect a Redemption.

(i)

On or after the date that is the fifth (5th) anniversary of the Burro Transactions Closing Date, PubCo shall have the right, in its sole discretion, to require any or all of the Members (other than PubCo and any PubCo Subsidiary) to effect a Redemption of some or all of such Member’s Units (together with the automatic transfer of the same number of shares of Preferred Stock) (a “5-Year Minority Member Redemption”). PubCo shall deliver written notice to the Company and any such Member of its intention to exercise its 5-Year Minority Member Redemption right pursuant to this Section 4.6(i) (a “5-Year Minority Member Redemption Notice”) at least five (5) Business Days prior to the proposed date upon which such 5-Year Minority Member Redemption is to be effected (such proposed date, the “5-Year Minority Member Redemption Date”), indicating in such notice the number of Units (and corresponding shares of Preferred Stock) held by such Member that PubCo intends to require to be subject to such 5-Year Minority Member Redemption. Any 5-Year Minority Member Redemption pursuant to this Section 4.6(i) shall be effective on the 5-Year Minority Member

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Redemption Date. From and after the 5-Year Minority Member Redemption Date, (i) the Units and shares of Preferred Stock subject to such 5-Year Minority Member Redemption shall be deemed to be transferred to PubCo on the 5-Year Minority Member Redemption Date and (ii) such Member shall cease to have any rights with respect to the Units and shares of Preferred Stock subject to such 5-Year Minority Member Redemption (other than the right to receive shares of Common Stock pursuant to such 5-Year Minority Member Redemption). Following delivery of a 5-Year Minority Member Redemption Notice and on or prior to the 5-Year Minority Member Redemption Date, the Members shall take all actions reasonably requested by PubCo to effect such 5-Year Minority Member Redemption, including taking any action and delivering any document required pursuant to the remainder of this Section 4.6 to effect a Redemption.

(j)

No Redemption, Change of Control Redemption, Minority Member Redemption, or 5-Year Minority Member Redemption shall impair the right of the applicable Member to receive any distributions payable on the Units redeemed pursuant to such Redemption, Change of Control Redemption, Minority Member Redemption or 5-Year Minority Member Redemption in respect of a record date that occurs prior to the Redemption Date, Change of Control Redemption Date, Minority Member Redemption Date or 5-Year Minority Member Redemption Date for such Redemption, Change of Control Redemption, Minority Member Redemption or 5-Year Minority Member Redemption. For the avoidance of doubt, neither the applicable Member, nor a Person designated by the applicable Member to receive shares of Common Stock, shall be entitled to receive, with respect to such record date, distributions or dividends both on Units redeemed by the Company or transferred to PubCo from such applicable Member and on shares of Common Stock received by such Person, in such Redemption, Change of Control Redemption, Minority Member Redemption, or 5-Year Minority Member Redemption.

(k)

Any Units acquired by the Company under this Section 4.6 shall remain outstanding and shall not be cancelled as a result of their acquisition by the Company. Notwithstanding any other provision of this Agreement, PubCo shall be automatically admitted as a Member of the Company with respect to any Units or other Equity Securities in the Company it receives under this Agreement (including under this Section 4.6 in connection with any Redemption, Change of Control Redemption, Minority Member Redemption, or 5-Year Minority Member Redemption).

(l)

The Managing Member may impose additional limitations and restrictions on Redemptions (including limiting Redemptions or creating priority procedures for Redemptions; provided, that, such limitations or procedures are applied in a non-discriminatory manner amongst all similarly situated Members), to the extent it determines, in its sole discretion, such limitations and restrictions to be necessary or appropriate to avoid undue risk that the Company may be classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code (the “Redemption Limits”). Furthermore, the Managing Member may require any

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Member or group of Members to redeem all of their Units to the extent it determines, in its sole discretion, that such Redemption is necessary or appropriate to avoid undue risk that the Company may be classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code. Upon delivery of any notice by the Managing Member to such Member or group of Members requiring such Redemption, such Member or group of Members shall exchange, subject to exercise by PubCo of its Call Right pursuant to Section 4.6(f), all of their Units effective as of the date specified in such notice (and such date shall be deemed to be a Redemption Date for purposes of this Agreement) in accordance with this Section 4.6 and otherwise in accordance with the requirements set forth in such notice.

ARTICLE V.

ALLOCATIONS OF PROFITS AND LOSSES

Section 5.1 Profits and Losses. After giving effect to the allocations under Section 5.2 and subject to Section 5.4, Profits and Losses (and, to the extent determined by the Managing Member to be necessary and appropriate to achieve the resulting Capital Account balances described below, any allocable items of income, gain, loss, deduction or credit includable in the computation of Profits and Losses) for each Fiscal Year or other taxable period shall be allocated among the Members during such Fiscal Year or other taxable period in a manner such that, after giving effect to the special allocations set forth in Section 5.2 and all distributions through the end of such Fiscal Year or other taxable period, the Capital Account balance of each Member shall be equal on a pro rata basis in accordance with the number of Units held by each Member (prior to taking into account the Members’ share of any Company Minimum Gain and Member Minimum Gain and the amount any Member is treated as obligated to contribute to the Company).

Section 5.2 Special Allocations.

(a)

Nonrecourse Deductions for any Fiscal Year or other taxable period shall be specially allocated to the Members on a pro rata basis, in accordance with the number of Units owned by each Member as of the last day of such Fiscal Year or other taxable period. The amount of Nonrecourse Deductions for a Fiscal Year or other taxable period shall equal the excess, if any, of the net increase, if any, in the amount of Company Minimum Gain during that Fiscal Year or other taxable period over the aggregate amount of any distributions during that Fiscal Year or other taxable period of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined in accordance with the provisions of Treasury Regulations Section 1.704-2(d).

(b)

Any Member Nonrecourse Deductions for any Fiscal Year or other taxable period shall be specially allocated to the Member who bears economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i). If more than one Member bears the economic risk of loss for such Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the economic risk of loss. This Section 5.2(b) is intended to comply with the provisions of Treasury Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.

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(c)

Notwithstanding any other provision of this Agreement to the contrary, if there is a net decrease in Company Minimum Gain during any Fiscal Year or other taxable period (or if there was a net decrease in Company Minimum Gain for a prior Fiscal Year or other taxable period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.2(c)), each Member shall be specially allocated items of Company income and gain for such Fiscal Year or other taxable period in an amount equal to such Member’s share of the net decrease in Company Minimum Gain during such year (as determined pursuant to Treasury Regulations Section 1.704-2(g)(2)). This section is intended to constitute a minimum gain chargeback under Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(d)

Notwithstanding any other provision of this Agreement except Section 5.2(c), if there is a net decrease in Member Minimum Gain during any Fiscal Year or other taxable period (or if there was a net decrease in Member Minimum Gain for a prior Fiscal Year or other taxable period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.2(d)), each Member shall be specially allocated items of Company income and gain for such year in an amount equal to such Member’s share of the net decrease in Member Minimum Gain (as determined pursuant to Treasury Regulations Section 1.704-2(i)(4)). This section is intended to constitute a partner nonrecourse debt minimum gain chargeback under Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(e)

Notwithstanding any provision hereof to the contrary except Section 5.2(a) and Section 5.2(b), no Losses or other items of loss or expense shall be allocated to any Member to the extent that such allocation would cause such Member to have an Adjusted Capital Account Deficit (or increase any existing Adjusted Capital Account Deficit) at the end of such Fiscal Year or other taxable period. All Losses and other items of loss and expense in excess of the limitation set forth in this Section 5.2(e) shall be allocated to the Members who do not have an Adjusted Capital Account Deficit in proportion to their relative positive Capital Accounts but only to the extent that such Losses and other items of loss and expense do not cause any such Member to have an Adjusted Capital Account Deficit.

(f)

Notwithstanding any provision hereof to the contrary except Section 5.2(c) and Section 5.2(d), in the event any Member unexpectedly receives any adjustment, allocation or distribution described in paragraph (4), (5) or (6) of Treasury Regulations Section 1.704-1(b)(2)(ii)(d), items of income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain for the Fiscal Year or other taxable period) shall be specially allocated to such Member in an amount and manner sufficient to eliminate any Adjusted Capital Account Deficit

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of that Member as quickly as possible; provided that an allocation pursuant to this Section 5.2(f) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this ARTICLE V have been tentatively made as if this Section 5.2(f) were not in this Agreement. This Section 5.2(f) is intended to constitute a qualified income offset under Treasury Regulations Section 1.704-1(b)(2)(ii) (d) and shall be interpreted consistently therewith.

(g)

If any Member has a deficit balance in its Capital Account at the end of any Fiscal Year or other taxable period that is in excess of the sum of (i) the amount that such Member is obligated to restore and (ii) the amount that the Member is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulations Sections 1.704-2(g)(1) and (i)(5), that Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 5.2(g) shall be made only if and to the extent that such Member would have a deficit balance in its Capital Account in excess of such sum after all other allocations provided for in this ARTICLE V have been made as if Section 5.2(f) and this Section 5.2(g) were not in this Agreement.

(h)

To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution to any Member in complete liquidation of such Member’s Interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such item of gain or loss shall be allocated to the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) if such section applies or to the Member to whom such distribution was made if Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(i)

The allocations set forth in Section 5.2(a) through Section 5.2(h) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding any other provision of this ARTICLE V (other than the Regulatory Allocations), the Regulatory Allocations (and anticipated future Regulatory Allocations) shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocation of other items and the Regulatory Allocations to each Member should be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred. This Section 5.2(i) is intended to minimize to the extent possible and to the extent necessary any economic distortions which may result from application of the Regulatory Allocations and shall be interpreted in a manner consistent therewith.

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Section 5.3 Allocations for Tax Purposes in General.

(a)

Except as otherwise provided in this Section 5.3, each item of income, gain, loss and deduction of the Company for U.S. federal income tax purposes shall be allocated among the Members in the same manner as such item is allocated under Section 5.1 and Section 5.2.

(b)

In accordance with Code Section 704(c) and the Treasury Regulations thereunder (including the Treasury Regulations applying the principles of Code Section 704(c) to changes in Gross Asset Values), items of income, gain, loss and deduction with respect to any Company property having a Gross Asset Value that differs from such property’s adjusted U.S. federal income tax basis shall, solely for U.S. federal income tax purposes, be allocated among the Members to account for any such difference using (i) in the case of any such difference arising in connection with the Burro Transactions, the “remedial method” under Treasury Regulations Section 1.704-3(d) and (ii) in the case of any other such difference, such method or methods determined by the Managing Member to be appropriate and in accordance with the applicable Treasury Regulations.

(c)

Any (i) recapture of depreciation or any other item of deduction shall be allocated, in accordance with Treasury Regulations Sections 1.1245-1(e) and 1.1254-5, to the Members who received the benefit of such deductions, and (ii) recapture of credits shall be allocated to the Members in accordance with applicable law.

(d)

Allocations pursuant to this Section 5.3 are solely for purposes of U.S. federal, state and local taxes and shall not affect or in any way be taken into account in computing any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

(e)

If, as a result of an exercise of a noncompensatory option to acquire an interest in the Company, a Capital Account reallocation is required under Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulations Section 1.704-1(b)(4)(x).

Section 5.4 Other Allocation Rules.

(a)

The Members are aware of the income tax consequences of the allocations made by this ARTICLE V and the economic impact of the allocations on the amounts receivable by them under this Agreement. The Members hereby agree to be bound by the provisions of this ARTICLE V in reporting their share of Company income and loss for income tax purposes.

(b)

The provisions regarding the establishment and maintenance for each Member of a Capital Account as provided by Section 4.4 and the allocations set forth in Section 5.1, Section 5.2 and Section 5.3 are intended to comply with the Treasury Regulations and to reflect the intended economic entitlement of the Members. If the Managing Member determines, in its sole discretion, that the application of the provisions in Section 4.4, Section 5.1, Section 5.2 or Section 5.3 would result in non-compliance with the Treasury Regulations or would be inconsistent with the intended economic entitlement of the Members, the Managing Member is authorized to make any appropriate adjustments to such provisions.

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(c)

All items of income, gain, loss, deduction and credit allocable to an interest in the Company that may have been Transferred shall be allocated between the Transferor and the Transferee based on the portion of the Fiscal Year or other taxable period during which each was recognized as the owner of such interest, without regard to the results of Company operations during any particular portion of that year and without regard to whether cash distributions were made to the Transferor or the Transferee during that year; provided, however, that this allocation must be made in accordance with a method permissible under Code Section 706 and the Treasury Regulations thereunder.

(d)

The Members’ proportionate shares of the “excess nonrecourse liabilities” of the Company, within the meaning of Treasury Regulations Section 1.752-3(a)(3), shall be allocated to the Members on a pro rata basis, in accordance with the number of Units owned by each Member.

ARTICLE VI.

DISTRIBUTIONS

Section 6.1 Distributions.

(a)

Distributions. To the extent permitted by applicable Law and hereunder, and except as otherwise provided in Section 11.3, distributions to Members may be declared by the Managing Member out of funds legally available therefor in such amounts and on such terms (including the payment dates of such distributions) as the Managing Member shall determine using such record date as the Managing Member may designate; any such distribution shall be made to the Members as of the close of business on such record date on a pro rata basis (except that, for the avoidance of doubt, repurchases or redemptions made in accordance with Section 4.1(f) or payments made in accordance with Section 7.4 or Section 7.8 need not be on a pro rata basis), in accordance with the number of Units owned by each Member as of the close of business on such record date; provided, however, that the Managing Member shall have the obligation to make distributions as set forth in Section 6.2 and Section 11.3(b)(iii); and provided, further, that, notwithstanding any other provision herein to the contrary, no distributions shall be made to any Member to the extent such distribution would render the Company insolvent or violate the Act. For purposes of the foregoing sentence, insolvency means the inability of the Company to meet its payment obligations when due. Promptly following the designation of a record date and the declaration of a distribution pursuant to this Section 6.1, the Managing Member shall give notice to each Member of the record date, the amount and the terms of the distribution and the payment date thereof.

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(b)

Successors. For purposes of determining the amount of distributions, each Member shall be treated as having made the Capital Contributions and as having received the distributions made to or received by its predecessors in respect of any of such Member’s Units.

(c)

Distributions In-Kind. Except as otherwise provided in this Agreement, any distributions may be made in cash or in kind, or partly in cash and partly in kind, as determined by the Managing Member. To the extent that the Company distributes property in-kind to the Members, the Company shall be treated as making a distribution equal to the Fair Market Value of such property for purposes of Section 6.1(a) and such property shall be treated as if it were sold for an amount equal to its Fair Market Value. Any resulting gain or loss shall be allocated to the Member’s Capital Accounts in accordance with Section 5.1 and Section 5.2.

Section 6.2 Tax-Related Distributions. The Company shall, subject to any restrictions contained in any agreement to which the Company is bound, advance distributions out of legally available funds at such times and in such amounts as the Managing Member reasonably determines is necessary to enable PubCo and any PubCo Subsidiary to timely satisfy all of their U.S. federal, state and local and non-U.S. tax liabilities. If PubCo or any PubCo Subsidiary receives an advance described in this Section 6.2, the Company shall, no later than ninety (90) days after the date of such advance, make corresponding distributions to all other Members on a pro rata basis, in accordance with the number of Units owned by each Member.

Section 6.3 Distribution Upon Withdrawal. No withdrawing Member shall be entitled to receive any distribution or the value of such Member’s Interest in the Company as a result of withdrawal from the Company prior to the liquidation of the Company, except as specifically provided in this Agreement.

ARTICLE VII.

MANAGEMENT

Section 7.1 The Managing Member; Fiduciary Duties.

(a)

PubCo shall be the sole Managing Member of the Company, which may from time to time delegate authority to Officers or to others to act on behalf of the Company. Without limiting the generality of the foregoing, and except as otherwise required by Law or as set forth in this Agreement (i) the Managing Member shall have full and complete charge of all affairs of the Company, (ii) the management and control of the Company’s business activities and operations shall rest exclusively with the Managing Member, and the Managing Member shall make all decisions regarding the business, activities and operations of the Company (including the incurrence of costs and expenses) in its sole discretion without the consent of any other Member and (iii) the Members other than the Managing Member (in their capacity as such) shall not participate in the control, management, direction or operation of the activities or affairs of the Company and shall have no power to act for or bind the Company.

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(b)

In connection with the performance of its duties as the Managing Member of the Company, except as otherwise set forth herein, the Managing Member acknowledges that it will owe to the Members the same fiduciary duties as it would owe to the stockholders of a Delaware corporation if it were a member of the board of directors of such a corporation and the Members were stockholders of such corporation. The Members acknowledge that the Managing Member will take action through its board of directors, and that the members of the Managing Member’s board of directors will owe comparable fiduciary duties to the stockholders of the Managing Member.

Section 7.2 Officers. Subject to the direction and oversight of the Managing Member, the day-to-day administration of the business of the Company may be carried out by persons who may be designated as officers by the Managing Member, with titles including “assistant secretary,” “assistant treasurer,” “chairman,” “chief executive officer,” “chief financial officer,” “chief operating officer,” “director,” “general counsel,” “general manager,” “managing director,” “president,” “principal accounting officer,” “secretary,” “senior chairman,” “senior managing director,” “treasurer,” “vice chairman,” “executive vice president” or “vice president,” and as and to the extent authorized by the Managing Member in its sole discretion. The officers of the Company shall have such titles and powers and perform such duties as shall be determined from time to time by the Managing Member and otherwise as shall customarily pertain to such offices. Any number of offices may be held by the same person. In its sole discretion, the Managing Member may choose not to fill any office for any period as it may deem advisable. All officers and other persons providing services to or for the benefit of the Company shall be subject to the supervision and direction of the Managing Member and may be removed, with or without cause, from such office by the Managing Member and the authority, duties or responsibilities of any employee, agent or officer of the Company may be suspended by the Managing Member from time to time, in each case in the sole discretion of the Managing Member. The Managing Member shall not cease to be a Managing Member of the Company as a result of the delegation of any duties hereunder. No officer of the Company, in its capacity as such, shall be considered a Managing Member of the Company by agreement, as a result of the performance of its duties hereunder or otherwise.

Section 7.3 Warranted Reliance by Officers on Others. In exercising their authority and performing their duties under this Agreement, the Officers shall be entitled to rely on information, opinions, reports, or statements of the following Persons or groups unless they have actual knowledge concerning the matter in question that would cause such reliance to be unwarranted:

(a)	one or more employees or other agents of the Company or subordinates whom the Officer reasonably believes to be reliable and competent in the matters presented; and

(b)	any attorney, public accountant, or other Person as to matters which the Officer reasonably believes to be within such Person’s professional or expert competence.

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Section 7.4 Indemnification. The Company shall indemnify and hold harmless, to the fullest extent permitted by applicable Law (including the Act) as it presently exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Company is providing immediately prior to such amendment) any person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit, investigation or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he, or a person for whom he is the legal representative, is or was a Manager entitled to indemnification under the Existing LLC Agreement, a Member, an Officer, or acting as the Managing Member, Company Representative of the Company or, while a Manager entitled to indemnification under the Existing LLC Agreement, a Member, an Officer, or acting as the, Managing Member, Company Representative of the Company, is or was serving at the request of the Company as a member, director, officer, trustee, employee or agent of another limited liability company or of a corporation, partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (a “Covered Person”), whether the basis of such Proceeding is alleged action in an official capacity as a member, director, officer, trustee, employee or agent, or in any other capacity while serving as a member, director, officer, trustee, employee or agent, against all expenses, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such Covered Person in connection with such Proceeding. The Company shall, to the fullest extent not prohibited by applicable Law as it presently exists or may hereafter be amended, pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition; provided, however, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined by final judicial decision from which there is no further right to appeal that the Covered Person is not entitled to be indemnified under this Section 7.4 or otherwise. The rights to indemnification and advancement of expenses under this Section 7.4 shall be contract rights and such rights shall continue as to a Covered Person who has ceased to be a member, director, officer, trustee, employee or agent and shall inure to the benefit of his heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 7.4, except for Proceedings to enforce rights to indemnification and advancement of expenses, the Company shall indemnify and advance expenses to a Covered Person in connection with a Proceeding (or part thereof) initiated by such Covered Person only if such Proceeding (or part thereof) was authorized by the Managing Member.

Section 7.5 Maintenance of Insurance or Other Financial Arrangements. In compliance with applicable Law, the Company (with the approval of the Managing Member) may purchase and maintain insurance or make other financial arrangements on behalf of any Person who is or was a Member, employee or agent of the Company, or at the request of the Company is or was serving as a manager, director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, for any Liability asserted against such Person and Liability and expenses incurred by such Person in such Person’s capacity as such, or arising out of such Person’s status as such, whether or not the Company has the authority to indemnify such Person against such Liability and expenses.

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Section 7.6 Resignation or Termination of Managing Member. PubCo shall not, by any means, resign as, cease to be or be replaced as Managing Member except in compliance with this Section 7.6. No termination or replacement of PubCo as Managing Member shall be effective unless proper provision is made, in compliance with this Agreement, so that the obligations of PubCo, its successor (if applicable) and any new Managing Member and the rights of all Members under this Agreement and applicable Law remain in full force and effect. No appointment of a Person other than PubCo (or its successor, as applicable) as Managing Member shall be effective unless PubCo (or its successor, as applicable) and the new Managing Member (as applicable) provide all other Members with contractual rights, directly enforceable by such other Members against PubCo (or its successor, as applicable) and the new Managing Member (as applicable), to cause (a) PubCo to comply with all PubCo’s obligations under this Agreement (including its obligations under Section 4.6) other than those that must necessarily be taken in its capacity as Managing Member and (b) the new Managing Member to comply with all the Managing Member’s obligations under this Agreement.

Section 7.7 Reclassification Events of PubCo. If a Reclassification Event occurs, the Managing Member or its successor, as the case may be, shall, as and to the extent necessary, amend this Agreement in compliance with Section 12.1, and enter into any necessary supplementary or additional agreements, to ensure that, following the effective date of the Reclassification Event: (i) the redemption rights of holders of Units set forth in Section 4.6 provide that each Unit (together with the automatic transfer to PubCo of one share of Preferred Stock) is redeemable for the same amount and same type of property, securities or cash (or combination thereof) that one share of Common Stock becomes exchangeable for or converted into as a result of the Reclassification Event and (ii) PubCo or the successor to PubCo, as applicable, is obligated to deliver such property, securities or cash upon such redemption. PubCo shall not consummate or agree to consummate any Reclassification Event unless the successor Person, if any, becomes obligated to comply with the obligations of PubCo (in whatever capacity) under this Agreement.

Section 7.8 Certain Costs and Expenses. The Managing Member shall not be compensated for its services as the Managing Member of the Company except as expressly provided in this Agreement. The Company shall (i) pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Company (including the costs, fees and expenses of attorneys, accountants or other professionals and the compensation of all personnel providing services to the Company) incurred in pursuing and conducting, or otherwise related to, the activities of the Company and (ii) in the sole discretion of the Managing Member, reimburse the Managing Member for any reasonable out-of-pocket costs, fees or expenses incurred by it in connection with serving as the Managing Member. To the extent that the Managing Member determines in its sole discretion that such expenses are related to the business and affairs of the Managing Member that are conducted through the Company and/or its Subsidiaries (including expenses that relate to the business and affairs of the Company and/or its Subsidiaries and that also relate to other activities of the Managing Member), the Managing Member may cause the Company to pay or bear all expenses of the Managing Member, including, without limitation, costs of securities offerings not borne directly by Members, board of directors compensation and meeting costs, costs of periodic reports to its stockholders, litigation costs and damages arising from litigation, accounting and legal costs; provided that the Company shall not pay or bear any income tax obligations of the Managing Member. In the event that (i) shares of Common Stock or other Equity Securities of PubCo were sold to underwriters in any public offering after the Subsequent Effective Time, in each case, at a price per share that is lower than the price per share for which such shares of Common Stock or other Equity Securities of PubCo are sold to the public in such public offering after taking into account underwriters’ discounts or commissions and

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brokers’ fees or commissions (including, for the avoidance of doubt, any deferred discounts or commissions and brokers’ fees or commissions payable in connection with or as a result of such public offering) (such difference, the “Discount”) and (ii) the proceeds from such public offering are used to fund the Cash Election Amount for any redeemed Units or otherwise contributed to the Company, the Company shall reimburse the Managing Member for such Discount by treating such Discount as an additional Capital Contribution made by the Managing Member to the Company, issuing Units in respect of such deemed Capital Contribution in accordance with Section 4.6(b)(ii), and increasing the Managing Member’s Capital Account by the amount of such Discount. For the avoidance of doubt, any payments made to or on behalf of the Managing Member pursuant to this Section 7.8 shall not be treated as a distribution pursuant to Section 6.1(a) but shall instead be treated as an expense of the Company.

ARTICLE VIII.

ROLE OF MEMBERS

Section 8.1 Rights or Powers.

(a)

Other than the Managing Member, to the fullest extent permitted by Law, the Members, acting in their capacity as Members, shall not have any right or power to take part in the management or control of the Company or its business and affairs or to act for or bind the Company in any way. Notwithstanding the foregoing, the Members have all the rights and powers specifically set forth in this Agreement and, to the extent not inconsistent with this Agreement, in the Act. A Member, any Affiliate thereof or an employee, stockholder, agent, director or officer of a Member or any Affiliate thereof, may also be an employee or be retained as an agent of the Company. The existence of these relationships and acting in such capacities will not result in the Member (other than the Managing Member) being deemed to be participating in the control of the business of the Company or otherwise affect the limited liability of the Member. Except as specifically provided herein, a Member (other than the Managing Member) shall not, in its capacity as a Member, take part in the operation, management or control of the Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company.

(b)

The Company shall promptly (but in any event within three business days) notify the Members in writing if, to the Company’s knowledge, for any reason, it would be an “investment company” within the meaning of the Investment Company Act of 1940 (the “Investment Company Act”), as amended. The Managing Member shall use its reasonable best efforts to ensure that the Company shall not be subject to registration as an investment company pursuant to the Investment Company Act.

Section 8.2 Action by Written Consent or Ratification. Any action required or permitted to be taken by the Members pursuant to this Agreement shall be taken if Members holding a majority of the Units whose consent or ratification is required consent thereto or provide a consent or ratification in writing. Any action required, required to be approved or permitted to be taken by the Managing Member pursuant to this Agreement may be taken or approved, as applicable, by the Managing Member acting pursuant to a writing which evidences its approval of or consent to such action.

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Section 8.3 Various Capacities. The Members acknowledge and agree that the Members or their Affiliates will from time to time act in various capacities, including as a Member and as the Company Representative.

Section 8.4 Investment Opportunities. To the fullest extent permitted by applicable law, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Member (other than Members who are officers or employees of the Company, PubCo or any of their respective subsidiaries), any of their respective affiliates (other than the Company, the Managing Member or any of their respective subsidiaries), or any of their respective officers, directors, agents, shareholders, members, and partners (each, a “Business Opportunities Exempt Party”). The Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any Business Opportunities Exempt Party. No Business Opportunities Exempt Party who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company or any of its subsidiaries shall have any duty to communicate or offer such opportunity to the Company. No amendment or repeal of this Section 8.4 shall apply to or have any effect on the liability or alleged liability of any Business Opportunities Exempt Party for or with respect to any opportunities of which any such Business Opportunities Exempt Party becomes aware prior to such amendment or repeal. Any Person purchasing or otherwise acquiring any interest in any Units shall be deemed to have notice of and consented to the provisions of this Section 8.4. Neither the alteration, amendment or repeal of this Section 8.4, nor the adoption of any provision of this Agreement inconsistent with this Section 8.4, shall eliminate or reduce the effect of this Section 8.4 in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Section 8.4, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

ARTICLE IX.

TRANSFERS OF INTERESTS

Section 9.1 Restrictions on Transfer.

(a)

Except as provided in Section 4.6 or any Transfer by a Member to a Permitted Transferee, no Member shall Transfer all or any portion of its Interest without the Managing Member’s prior written consent, which consent shall be granted or withheld in the Managing Member’s sole discretion. Any such determination in the Managing Member’s sole discretion shall be final and binding. If, notwithstanding the provisions of this Section 9.1(a), all or any portion of a Member’s Interests are Transferred in violation of this Section 9.1(a), involuntarily, by operation of law or otherwise, then without limiting any other rights and remedies available to the other parties under this Agreement or otherwise, the Transferee of such Interest (or portion thereof) shall not be admitted to the Company as a Member or be entitled to any rights as a Member hereunder, and the Transferor will continue to be bound by all obligations hereunder, unless and until the Managing Member consents in

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writing to such admission, which consent shall be granted or withheld in the Managing Member’s sole discretion. Any attempted or purported Transfer of all or a portion of a Member’s Interests in violation of this Section 9.1(a) shall be null and void ab initio and of no force or effect whatsoever. The restrictions on Transfer contained in this ARTICLE IX shall not apply to the Transfer of any capital stock of the Managing Member; provided that no shares of Preferred Stock may be Transferred unless a corresponding number of Units are Transferred therewith in accordance with this Agreement.

(b)

In addition to any other restrictions on Transfer herein contained, including the provisions of this ARTICLE IX, in no event may any Transfer or assignment of Interests by any Member be made (i) to any Person who lacks the legal right, power or capacity to own Interests; (ii) if such Transfer (A) would be considered to be effected on or through an “established securities market” or a “secondary market or the substantial equivalent thereof,” as such terms are used in Treasury Regulations Section 1.7704-1, (B) would result in the Company having more than one hundred (100) partners, within the meaning of Treasury Regulations Section 1.7704-1(h)(1) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)), or (C) would cause the Company to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code or a successor provision or to be taxed as a corporation pursuant to the Code or successor of the Code; (iii) if such Transfer would cause the Company to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975(e)(2) of the Code); (iv) if such Transfer would, in the opinion of counsel to the Company, cause any portion of the assets of the Company to constitute assets of any employee benefit plan pursuant to the Plan Asset Regulations or otherwise cause the Company to be subject to regulation under ERISA; (v) if such Transfer requires the registration of such Interests, pursuant to any applicable U.S. federal or state securities Laws; or (vi) if such Transfer subjects the Company to regulation under the Investment Company Act or the Investment Advisors Act of 1940, each as amended (or any succeeding law). Any attempted or purported Transfer of all or a portion of a Member’s Interests in violation of this Section 9.1(b) shall be null and void ab initio and of no force or effect whatsoever.

Section 9.2 Notice of Transfer. Other than in connection with Transfers made pursuant to Section 4.6, each Member shall, after complying with the provisions of this Agreement, but in any event no later than three Business Days following any Transfer of Interests, give written notice to the Company of such Transfer. Each such notice shall describe the manner and circumstances of the Transfer.

Section 9.3 Transferee Members. A Transferee of Interests pursuant to this ARTICLE IX shall have the right to become a Member only if (i) the requirements of this ARTICLE IX are met, (ii) such Transferee executes an instrument reasonably satisfactory to the Managing Member agreeing to be bound by the terms and provisions of this Agreement and assuming all of the Transferor’s then existing and future Liabilities arising under or relating to this Agreement, (iii) such Transferee represents that the Transfer was made in accordance with all applicable

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securities Laws, (iv) the Transferor or Transferee shall have reimbursed the Company for all reasonable expenses (including attorneys’ fees and expenses) of any Transfer or proposed Transfer of a Member’s Interest, whether or not consummated and (v) if such Transferee or his or her spouse is a resident of a community property jurisdiction, then such Transferee’s spouse shall also execute an instrument reasonably satisfactory to the Managing Member agreeing to be bound by the terms and provisions of this Agreement to the extent of his or her community property or quasi-community property interest, if any, in such Member’s Interest. Unless agreed to in writing by the Managing Member, the admission of a Member shall not result in the release of the Transferor from any Liability that the Transferor may have to each remaining Member or to the Company under this Agreement or any other Contract between the Managing Member, the Company or any of its Subsidiaries, on the one hand, and such Transferor or any of its Affiliates, on the other hand. Written notice of the admission of a Member shall be sent promptly by the Company to each remaining Member. Notwithstanding anything to the contrary in this Section 9.3, and except as otherwise provided in this Agreement, following a Transfer by one or more Members (or a transferee of the type described in this sentence) to a Permitted Transferee of all or substantially all of their Interests, such transferee shall succeed to all of the rights of such Member(s) under this Agreement; provided, that the restrictions contained in this Agreement will continue to apply to the Interests after any Permitted Transfer. Notwithstanding the foregoing, no party hereto shall avoid the provisions of this Agreement by making one or more Permitted Transfers to one or more Transferees and then disposing of all or any portion of any such party’s interest in such Transferee if such disposition would result in such Transferee ceasing to be a Permitted Transferee.

Section 9.4 Legend. Each certificate representing a Unit, if any, will be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT.

THE TRANSFER AND VOTING OF THESE SECURITIES IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE SIXTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF KODIAK GAS SERVICES, LLC DATED AS OF [•], 2024 AMONG THE MEMBERS LISTED THEREIN, AS IT MAY BE AMENDED, SUPPLEMENTED AND/OR RESTATED FROM TIME TO TIME, AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE ISSUER OF SUCH SECURITIES.”

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ARTICLE X.

ACCOUNTING; CERTAIN TAX MATTERS

Section 10.1 Books of Account. The Company shall, and shall cause each Subsidiary to, maintain true books and records of account in which full and correct entries shall be made of all its business transactions pursuant to a system of accounting established and administered in accordance with GAAP, and shall set aside on its books all such proper accruals and reserves as shall be required under GAAP.

Section 10.2 Tax Elections.

(a)

The Company and any eligible Subsidiary shall make an election (or continue a previously made election) pursuant to Section 754 of the Code for the taxable year of the Company that includes the date hereof, shall not thereafter revoke such election. In addition, the Company shall make the following elections on the appropriate forms or tax returns:

(i)	to adopt the calendar year as the Company’s Fiscal Year, if permitted under the Code;

(ii)	to adopt the accrual method of accounting for U.S. federal income tax purposes;

(iii)	to elect to amortize the organizational expenses of the Company as permitted by Section 709(b) of the Code; and

(iv)	any other election the Managing Member may deem appropriate and in the best interests of the Company.

(b)

The Company shall not make any election to be an association taxable as a corporation for U.S. federal income tax purposes (including by filing any U.S. Internal Revenue Service Form 8832 that would cause the Company to be taxed as a corporation for U.S. federal income tax purposes).

Section 10.3 Tax Returns; Information. The Managing Member shall arrange for the preparation and timely filing of all income and other tax and informational returns of the Company. The Managing Member shall furnish to each Member a copy of each approved return and statement, together with any schedules or other information which each Member may require in connection with such Member’s own tax affairs as soon as practicable (but in no event more than 75 days after the end of each Fiscal Year). The Members agree (a) to take all actions reasonably requested by the Company or the Company Representative to comply with Sections 6225 or 6226 of the Code and the obligations of the Company Representative and providing confirmation thereof to the Company Representative and (b) furnish to the Company any reasonably requested certificates or statements required in connection with the tax matters of the Company.

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Section 10.4 Company Representative. The Managing Member is specially authorized and appointed to act as the Company Representative, and in any similar capacity under state or local Law, and to designate a “designated individual” in accordance with Treasury Regulations Section 301.6223-1(b)(3). The Company Representative may retain, at the Company’s expense, such outside counsel, accountants and other professional consultants as it may reasonably deem necessary in the course of fulfilling its obligations as Company Representative. Each Member agrees to cooperate with the Company Representative and to do or refrain from doing any or all things reasonably requested by the Company Representative with respect to the conduct of such proceedings. The Members shall cooperate in Good Faith in order to minimize the financial burden on the Company of any imputed underpayment under Section 6225 of the Code (or any successor provision), including an election and the furnishing of statements pursuant to Section 6226 of the Code or through the adoption of the procedure established by Section 6225(c) of the Code (or any successor provision). In acting as Company Representative, the Managing Member shall act, to the maximum extent possible, to cause income, gain, loss, deduction and credit of the Company, and adjustments thereto, to be allocated or borne by the Members in the same manner as such items or adjustments would have been borne if the Company could have effectively made an election under Section 6221(b) of the Code or similar state or local provision with respect to the taxable period at issue. The Company Representative shall keep the Electing Unitholders’ Representative reasonably informed of any material audit or administrative or judicial proceedings with respect to the tax matters of the Company and its Subsidiaries and shall not settle or compromise any tax proceeding with respect to the Company or any of its Subsidiaries that would reasonably be expected to have a materially and disproportionately adverse impact on any Electing Unitholder without the prior written consent of the Electing Unitholders’ Representative (not to be unreasonably withheld, conditioned, or delayed).

Section 10.5 Withholding Tax Payments and Obligations.

(a)

The Company and its Subsidiaries may withhold from distributions, allocations or portions thereof if it is required to do so by any applicable rule, regulation or law, and each Member hereby authorizes the Company and its Subsidiaries to withhold or pay on behalf of or with respect to such Member any amount of taxes that the Managing Member determines, in Good Faith, that the Company or any of its Subsidiaries is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement.

(b)

To the extent that any tax is paid by (or withheld from amounts payable to) the Company or any of its Subsidiaries and the Managing Member determines, in Good Faith, that such tax relates to one or more specific Members (including any tax payable by the Company or any of its Subsidiaries pursuant to Section 6225 of the Code with respect to items of income, gain, loss deduction or credit allocable or attributable to such Member), such tax shall be treated as an amount of taxes withheld or paid with respect to such Member pursuant to this Section 10.5.

(c)

For all purposes under this Agreement, any amounts withheld or paid with respect to a Member pursuant to this Section 10.5 shall be treated as if distributed to such Member at the time such withholding or payment is made. Further, to the extent that the cumulative amount of such withholding or payment for any period exceeds the distributions to which such Member is entitled for such period, the amount of such excess shall be considered a loan from the Company to such Member, with

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interest accruing at the Prime Rate in effect from time to time, compounded annually. The Managing Member may, in its discretion, either demand payment of the principal and accrued interest on such demand loan at any time (which payment shall not be deemed a Capital Contribution for purposes of this Agreement), and enforce payment thereof by legal process, or may withhold from one or more distributions to a Member amounts sufficient to satisfy such Member’s obligations under any such demand loan.

(d)

Neither the Company nor the Managing Member shall be liable for any excess taxes withheld in respect of any Member, and, in the event of overwithholding, a Member’s sole recourse shall be to apply for a refund from the appropriate Governmental Entity. Each Member hereby agrees to indemnify and hold harmless the Company, the other Members, the Company Representative and the Managing Member from and against any liability for taxes with respect to income attributable to or distributions or other payments to such Member.

(e)

Notwithstanding any other provision of this Agreement, (i) any Person who ceases to be a Member shall be treated as a Member for purposes of this Section 10.5 and (ii) the obligations of a Member pursuant to this Section 10.5 shall survive indefinitely with respect to any taxes withheld or paid by the Company that relate to the period during which such Person was actually a Member, regardless of whether such taxes are assessed, withheld or otherwise paid during such period.

Section 10.6 Tax Protections and Limitations. Until the earlier of (x) the fifth (5th) anniversary of the Burro Transactions Closing Date, (y) such time that neither the Electing Unitholders’ Representative nor any of its Permitted Transferees holds an Interest in the Company or (z) a PubCo Change of Control, neither PubCo nor the Company shall (nor shall they cause or permit any of their respective Subsidiaries to), without the prior written consent of the Electing Unitholders’ Representative (in its sole discretion): (a) (i) liquidate Burro Blocker or otherwise terminate the corporate existence of Burro Blocker for U.S. federal income tax purposes, (ii) distribute the equity interest of Burro Blocker, (iii) merge Burro Blocker with or into another corporation or entity or sell, transfer, or otherwise dispose of the equity interests of Burro Blocker, except to the extent such action would not result in the recognition of gain for U.S. federal income tax purposes, and, following such transaction, this Section 10.6 applies to the Section 704(c) property received as a result of taking such action, or (iv) take any other action that would cause the Electing Unitholders’ Representative to recognize gain pursuant to Section 704(c) of the Code with respect to the equity of Burro Blocker or any Section 704(c) property received with respect to such equity in Burro Blocker; or (b) (i) undertake any form of direct or indirect incorporation for U.S. federal income tax purposes involving all or any portion of any assets or liabilities of the Company and its Subsidiaries that are not already held in corporate form for U.S. federal income tax purposes, other than by operation of a change in law, or (ii) engage in any transaction or series of transactions that has the effect of reducing the liabilities of the Company allocable to the Electing Unitholders pursuant to Section 752 of the Code that would cause any Electing Unitholder to recognize more than 25%, in any single calendar year, of the gain under Section 731 of the Code related to such Electing Unitholder’s negative tax basis capital account with respect to such Electing Unitholder’s interest in Company as of the Burro Transactions Closing Date.

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ARTICLE XI.

DISSOLUTION AND TERMINATION

Section 11.1 Liquidating Events. The Company shall dissolve and commence winding up and liquidating upon the first to occur of the following (each, a “Liquidating Event”):

(a)	The sale of all or substantially all of the assets of the Company; and

(b)	The determination of the Managing Member to dissolve, wind up, and liquidate the Company.

The Members hereby agree that the Company shall not dissolve prior to the occurrence of a Liquidating Event and that no Member shall seek a dissolution of the Company, under Section 18-802 of the Act or otherwise, other than based on the matters set forth in subsections (a) and (b) above. If it is determined by a court of competent jurisdiction that the Company has dissolved prior to the occurrence of a Liquidating Event, the Members hereby agree to continue the business of the Company without a winding up or liquidation. In the event of a dissolution pursuant to Section 11.1(b), the relative economic rights of each class of Units immediately prior to such dissolution shall be preserved to the greatest extent practicable with respect to distributions made to Members pursuant to Section 11.3 in connection with such dissolution, taking into consideration tax and other legal constraints that may adversely affect one or more parties to such dissolution and subject to compliance with applicable laws and regulations, unless, with respect to any class of Units, holders of a majority of the Units of such class consent in writing to a treatment other than as described above.

Section 11.2 Bankruptcy. For purposes of this Agreement, the “bankruptcy” of a Member shall mean the occurrence of any of the following: (a) any Governmental Entity shall take possession of any substantial part of the property of that Member or shall assume control over the affairs or operations thereof, or a receiver or trustee shall be appointed, or a writ, order, attachment or garnishment shall be issued with respect to any substantial part thereof, and such possession, assumption of control, appointment, writ or order shall continue for a period of 90 consecutive days; or (b) a Member shall admit in writing of its inability to pay its debts when due, or make an assignment for the benefit of creditors; or apply for or consent to the appointment of any receiver, trustee or similar officer or for all or any substantial part of its property; or shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debts, dissolution, liquidation, or similar proceeding under the Laws of any jurisdiction; or (c) a receiver, trustee or similar officer shall be appointed for such Member or with respect to all or any substantial part of its property without the application or consent of that Member, and such appointment shall continue undischarged or unstayed for a period of 90 consecutive days or any bankruptcy, insolvency, reorganization, arrangements, readjustment of debt, dissolution, liquidation or similar proceedings shall be instituted (by petition, application or otherwise) against that Member and shall remain undismissed for a period of 90 consecutive days.

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Section 11.3 Procedure.

(a)

In the event of the dissolution of the Company for any reason, the Members shall commence to wind up the affairs of the Company and to liquidate the Company’s investments; provided that if a Member is in bankruptcy or dissolved, another Member, who shall be the Managing Member (“Winding-Up Member”) shall commence to wind up the affairs of the Company and, subject to Section 11.4(a), such Winding-Up Member shall have full right and unlimited discretion to determine in Good Faith the time, manner and terms of any sale or sales of the Property or other assets pursuant to such liquidation, having due regard to the activity and condition of the relevant market and general financial and economic conditions. The Members shall continue to share profits, losses and distributions during the period of liquidation in the same manner and proportion as though the Company had not dissolved. The Company shall engage in no further business except as may be necessary, in the reasonable discretion of the Managing Member or the Winding-Up Member, as applicable, to preserve the value of the Company’s assets during the period of dissolution and liquidation.

(b)

Following the payment of all expenses of liquidation and the allocation of all Profits and Losses as provided in ARTICLE V, the proceeds of the liquidation and any other funds of the Company shall be distributed in the following order of priority:

(i)

First, to the payment and discharge of all of the Company’s debts and Liabilities to creditors (whether third parties or Members), in the order of priority as provided by Law, except any obligations to the Members in respect of their Capital Accounts;

(ii)

Second, to set up such cash reserves which the Managing Member reasonably deems necessary for contingent or unforeseen Liabilities or future payments described in Section 11.3(b)(i) (which reserves when they become unnecessary shall be distributed in accordance with the provisions of subsection (iii), below); and

(iii)	Third, the balance to the Members, pro rata in accordance with the number of Units owned by each Member.

(c)	Except as provided in Section 11.4(a), no Member shall have any right to demand or receive property other than cash upon dissolution and termination of the Company.

(d)

Upon the completion of the liquidation of the Company and the distribution of all Company funds, the Company shall terminate and the Managing Member or the Winding-Up Member, as the case may be, shall have the authority to execute and record a certificate of cancellation of the Company, as well as any and all other documents required to effectuate the dissolution and termination of the Company.

Section 11.4 Rights of Members.

(a)	Each Member irrevocably waives any right that it may have to maintain an action for partition with respect to the property of the Company.

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(b)

Except as otherwise provided in this Agreement, (i) each Member shall look solely to the assets of the Company for the return of its Capital Contributions, and (ii) no Member shall have priority over any other Member as to the return of its Capital Contributions, distributions or allocations.

Section 11.5 Notices of Dissolution. In the event a Liquidating Event occurs or an event occurs that would, but for the provisions of Section 11.1, result in a dissolution of the Company, the Company shall, within 30 days thereafter, (a) provide written notice thereof to each of the Members and to all other parties with whom the Company regularly conducts business (as determined in the discretion of the Managing Member), and (b) comply, in a timely manner, with all filing and notice requirements under the Act or any other applicable Law.

Section 11.6 Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets in order to minimize any losses that might otherwise result from such winding up.

Section 11.7 No Deficit Restoration. No Member shall be personally liable for a deficit Capital Account balance of that Member, it being expressly understood that the distribution of liquidation proceeds shall be made solely from existing Company assets.

ARTICLE XII.

GENERAL

Section 12.1 Amendments; Waivers.

(a)

The terms and provisions of this Agreement may be modified or amended (including by means of merger, consolidation or other business combination to which the Company is a party) with the approval of the Managing Member; provided, however, that no such amendment or modification to this Agreement may:

(i)	be made to this Section 12.1 without the prior written consent of the Managing Member and the holders of a majority of the outstanding Units (excluding Units held by PubCo and any PubCo Subsidiary);

(ii)	modify the limited liability of any Member, or increase the liabilities or obligations of any Member, in each case, without the consent of each such affected Member; or

(i)

materially alter or change any rights, preferences or privileges of any Interests in a manner that is different, adverse or prejudicial relative to any other Interests, without the approval of a majority in interest of the Members holding the Interests affected in such a different, adverse or prejudicial manner (excluding Interests held by PubCo and any PubCo Subsidiary).

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(b)

Notwithstanding anything to the contrary herein, the Managing Member may, without the written consent of any Member or any other Person, amend, supplement, waive or modify any provision of this Agreement, including Exhibit A, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect: (1) the admission, substitution, or withdrawal of Members in accordance with this Agreement; (2) a change in the name of the Company, the location of the principal place of business of the Company, the registered agent of the Company or the registered office of the Company; (3) any amendment, supplement, waiver or modification that the Managing Member determines in its reasonable discretion to be necessary or appropriate to address changes in U.S. federal income tax regulations, legislation or interpretation; and/or (4) a change in the Fiscal Year or taxable year of the Company and any other changes that the Managing Member determines to be necessary or appropriate as a result of a change in the Fiscal Year or taxable year of the Company including a change in the dates on which distributions are to be made by the Company. If an amendment has been approved in accordance with this agreement, such amendment shall be adopted and effective with respect to all Members. Upon obtaining such approvals as may be required by this Agreement, and without further action or execution on the part of any Member or other Person, any amendment to this Agreement may be implemented and reflected in a writing executed solely by the Managing Member and the Members shall be deemed a party to and bound by such amendment.

(c)

No waiver of any provision or default under, nor consent to any exception to, the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

Section 12.2 Further Assurances. Each party agrees that it will from time to time, upon the reasonable request of another party, execute such documents and instruments and take such further action as may be required to accomplish the purposes of this Agreement.

Section 12.3 Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon the parties and their respective executors, administrators, successors and permitted assigns pursuant to the terms hereof. No party may assign its rights hereunder except as herein expressly permitted.

Section 12.4 Entire Agreement. This Agreement, together with all Exhibits and Schedules hereto and all other agreements referenced therein and herein, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein and therein.

Section 12.5 Rights of Members Independent. The rights available to the Members under this Agreement and at Law shall be deemed to be several and not dependent on each other and each such right accordingly shall be construed as complete in itself and not by reference to any other such right. Any one or more and/or any combination of such rights may be exercised by a Member and/or the Company from time to time and no such exercise shall exhaust the rights or preclude another Member from exercising any one or more of such rights or combination thereof from time to time thereafter or simultaneously.

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Section 12.6 Governing Law. This Agreement, the legal relations between the parties and any Action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and performed in such State and without regard to conflicts of law doctrines, except to the extent that certain matters are preempted by federal Law or are governed as a matter of controlling Law by the Law of the jurisdiction of organization of the respective parties.

Section 12.7 Jurisdiction and Venue.

(a)

Any and all disputes which cannot be settled amicably with respect to this Agreement, including any action (at law or in equity), claim, litigation, suit, arbitration, hearing, audit, review, inquiry, proceeding or investigation or ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement or any matter arising out of or in connection with this Agreement and the rights and obligations arising hereunder or thereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder or thereunder brought by a party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Chancery Court, if such court shall not have jurisdiction, any federal court located in the State of Delaware, or, if neither of such courts shall have jurisdiction, any other Delaware state court. Each of the parties hereby irrevocably submits with regard to any such dispute for itself and in respect of its property, generally and unconditionally, to the sole and exclusive personal jurisdiction of the aforesaid courts and agrees that it will not bring any dispute relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each party irrevocably consents to service of process in any dispute in any of the aforesaid courts by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized overnight delivery service, to such party at such party’s address referred to in Section 12.10. Each party hereby irrevocably and unconditionally waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action brought by any party with respect to this Agreement (i) any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 12.7; (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); or (iii) any objection which such party may now or hereafter have (A) to the laying of venue of any of the aforesaid actions arising out of or in connection with this Agreement brought in the courts referred to above; (B) that such action brought in any such court has been brought in an inconvenient forum and (C) that this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts.

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(b)

EACH PARTY ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY AGREEING TO THE CHOICE OF DELAWARE LAW TO GOVERN THIS AGREEMENT AND TO THE JURISDICTION OF DELAWARE COURTS IN CONNECTION WITH PROCEEDINGS BROUGHT HEREUNDER. THE PARTIES INTEND THIS TO BE AN EFFECTIVE CHOICE OF DELAWARE LAW AND AN EFFECTIVE CONSENT TO JURISDICTION AND SERVICE OF PROCESS UNDER 6 DEL. C. § 2708.

Section 12.8 Headings. The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

Section 12.9 Counterparts. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed and delivered (including by electronic means) in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party.

Section 12.10 Notices. Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by facsimile, by telecommunications mechanism or electronically or (c) mailed by certified or registered mail, postage prepaid, receipt requested as follows:

If to the Company or the Managing Member, addressed to it at:

Kodiak Gas Services, LLC

[Address]

Email: [•]

Attention: [•]

With copies (which shall not constitute notice) to:

King & Spalding LLP

1180 Peachtree Street, NE, Suite 1600

Atlanta, Georgia 30309

Email: ktownsend@kslaw.com; rleclerc@kslaw.com

Attention: Keith M. Townsend; Robert J. Leclerc

or to such other address or to such other Person as either party shall have last designated by such notice to the other parties. Each such notice or other communication shall be effective (i) if given by telecommunication or electronically, when transmitted to the applicable number or electronic mail address so specified in (or pursuant to) this Section 12.10 and an appropriate answerback is received or, if transmitted after 4:00 p.m. local time on a Business Day in the jurisdiction to which

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such notice is sent or at any time on a day that is not a Business Day in the jurisdiction to which such notice is sent, then on the immediately following Business Day, (ii) if given by mail, on the first Business Day in the jurisdiction to which such notice is sent following the date three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, on the Business Day when actually received at such address or, if not received on a Business Day, on the Business Day immediately following such actual receipt.

Section 12.11 Representation By Counsel; Interpretation. The parties acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

Section 12.12 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement, to the extent permitted by Law shall remain in full force and effect, provided that the essential terms and conditions of this Agreement for all parties remain valid, binding and enforceable.

Section 12.13 Power of Attorney. Each Member, by its execution hereof, hereby makes, constitutes and appoints the Managing Member as its true and lawful agent and attorney in fact, with full power of substitution and full power and authority in its name, place and stead, to make, execute, sign, acknowledge, swear to, record and file (a) this Agreement and any amendment to this Agreement that has been consented to and adopted as herein provided; (b) all amendments to the Company’s Certificate of Formation required or permitted by Law or the provisions of this Agreement; (c) all certificates and other instruments (including consents and ratifications which the Members have agreed to provide upon a matter receiving the agreed support of Members) deemed advisable by the Managing Member to carry out the provisions of this Agreement and Law or to permit the Company to become or to continue as a limited liability company or entity wherein the Members have limited liability in each jurisdiction where the Company may be doing business; (d) all instruments that the Managing Member deems appropriate to reflect a change or modification of this Agreement or the Company in accordance with this Agreement, including the admission of additional Members or substituted Members pursuant to the provisions of this Agreement; (e) all conveyances and other instruments or papers deemed advisable by the Managing Member to effect the liquidation and termination of the Company; and (f) all fictitious or assumed name certificates required or permitted (in light of the Company’s activities) to be filed on behalf of the Company.

Section 12.14 Expenses. Except as otherwise provided in this Agreement, each party shall bear its own expenses in connection with the transactions contemplated by this Agreement.

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Section 12.15 Confidentiality.

(a)

The Managing Member and each of the Members agree to hold the Company’s Confidential Information in confidence and may not use such information except in furtherance of the business of the Company or as otherwise authorized separately in writing by the Managing Member. With respect to the Managing Member and each Member, Confidential Information does not include information or material that: (i) is rightfully in the possession of the Managing Member or each Member at the time of disclosure by the Company; (ii) before or after it has been disclosed to the Managing Member or each Member by the Company, becomes part of public knowledge, not as a result of any action or inaction of the Managing Member or such Member, respectively, in violation of this Agreement; (iii) is approved for release by written authorization of an Officer of the Company or PubCo; (iv) is disclosed to the Managing Member or such Member or their representatives by a third party not, to the knowledge of the Managing Member or such Member, respectively, in violation of any obligation of confidentiality owed to the Company with respect to such information; or (v) is or becomes independently developed by the Managing Member or such Member or their respective representatives without use or reference to the Confidential Information.

(b)

Each of the Members may disclose Confidential Information to its Affiliates, partners, directors, officers, employees, counsel, advisers, consultants, outside contractors and other agents solely to the extent such disclosure is reasonably necessary or appropriate to fulfill such Member’s obligations or to exercise such Member’s rights under this Agreement on the condition that such Persons keep the Confidential Information confidential to the same extent as such disclosing Member is required to keep the Confidential Information confidential; provided that the disclosing Member shall remain liable with respect to any breach of this Section 12.15 by any such, Affiliates, partners, directors, officers, employees, counsel, advisers, consultants, outside contractors and other agents.

(c)

Notwithstanding Section 12.15(a) or Section 12.15(b), each of the Members may disclose Confidential Information (i) to the extent that such party is legally compelled (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, (ii) to any bona fide prospective purchaser of the equity or assets of a Member, or the Units held by such Member, or a prospective merger partner of such Member (provided, that (x) such Persons will be informed by such Member of the confidential nature of such information and shall agree in a writing to keep such information confidential in accordance with the contents of this Agreement and (y) such Member will be liable for any breaches of this Section 12.15 by any such Persons), (iii) to the extent that, based on the advice of counsel, disclosure is required by applicable Law or (iv) to the extent necessary to provide required tax statements and related information to its stockholders and other direct and indirect equity holders (provided that such Member shall inform the Company of any Confidential Information to be so disclosed at least three business days prior to disclosure).

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Section 12.16 Waiver of Jury Trial. EACH OF THE COMPANY, THE MEMBERS, THE MANAGING MEMBER AND ANY INDEMNITEES SEEKING REMEDIES HEREUNDER, HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.

Section 12.17 No Third Party Beneficiaries. Except as expressly provided in Section 7.4, nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under this Agreement or otherwise create any third party beneficiary hereto; provided, however, that each employee, officer, director, agent or indemnitee of any Person who is bound by this Agreement or its Affiliates is an intended third party beneficiary of Section 12.7 and shall be entitled to enforce its rights thereunder.

[Signatures on Next Page]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Sixth Amended and Restated Limited Liability Company Agreement to be executed as of the day and year first above written.

COMPANY:

KODIAK GAS SERVICES, LLC

By:
Name:
Title:

SIGNATURE PAGE TO

SIXTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF

KODIAK GAS SERVICES, LLC

MEMBERS:

[•]

By:
Name:
Title:

SIGNATURE PAGE TO

SIXTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF

KODIAK GAS SERVICES, LLC

MANAGING MEMBER:

KODIAK GAS SERVICES, INC.

By:
Name:
Title:

SIGNATURE PAGE TO

SIXTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF

KODIAK GAS SERVICES, LLC

Exhibit B

Form of Kick Certificate of Designation

[Attached]

[Exhibit B]

CERTIFICATE OF DESIGNATION OF SERIES A PREFERRED STOCK

OF

KODIAK GAS SERVICES, INC.

Pursuant to Section 151 of the Delaware General Corporation Law, Kodiak Gas Services, Inc. (the “Corporation”), a Delaware corporation, hereby certifies that the following resolution was duly adopted by the board of directors of the Corporation (the “Board of Directors”) on [•]:

RESOLVED, that pursuant to the authority conferred by the Amended and Restated Certificate of Incorporation (as it may be amended from time to time, and including any certificate of designation relating to any series of preferred stock, par value $0.01 per share (the “Preferred Stock”), the “Charter”) (which authorizes 50,000,000 shares of Preferred Stock) of the Corporation and thereby vested in the Board of Directors, the Board of Directors hereby designates, creates and authorizes a series of Preferred Stock with the voting and other powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof as follows:

Section 1.        Number and Designation. The shares of this series shall be designated as the “Series A Preferred Stock”. The authorized number of shares of Series A Preferred Stock shall initially be [•], and such shares shall have a par value of $0.01 per share. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding.

Section 2.        Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, each holder of Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders of the Corporation, before any distribution of assets is made on the common stock, par value $0.01 per share, of the Corporation (the “Common Stock”) or on any other class or series of stock of the Corporation that is not Parity Stock or Senior Stock (each as defined below), but after distributions of assets on each class or series of stock of the Corporation (including any series of Preferred Stock established after the date this Certificate of Designation becomes effective) the terms of which expressly provide that such class or series ranks senior to the Series A Preferred Stock as to distribution of assets upon the liquidation, winding-up or dissolution of the Corporation (“Senior Stock”), an amount equal to $0.01 per share of Series A Preferred Stock. If, upon any voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, the Corporation’s assets, or proceeds thereof, distributable among the holders of the Series A Preferred Stock are insufficient to pay in full the preferential amount aforesaid and the liquidation preference on any class or series of stock of the Corporation (including any series of Preferred Stock established after the date this Certificate of Designation becomes effective) the terms of which expressly provide that such class or series ranks pari passu with the Series A Preferred Stock as to distribution of assets upon the liquidation, winding-up or dissolution of the Corporation (“Parity Stock”), then such assets, or the proceeds thereof, shall be distributed among the holders of the Series A Preferred Stock and any other Parity Stock equally and ratably in proportion to the respective amounts that would be payable on such shares of Series A Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full. Neither the voluntary sale, conveyance, exchange or transfer, for cash, shares of stock, securities or other consideration, of all or substantially all of the Corporation’s property or assets, nor the merger or consolidation of the Corporation with or into any corporation or other entity or the merger or consolidation of any corporation or other entity with or into the Corporation shall be deemed to be a voluntary or involuntary liquidation, dissolution of winding-up of the Corporation. After the payment to the holders of Series A Preferred Stock of the full preferential amounts provided for above, such holders as such shall have no right or claim to any of the remaining assets of the Corporation. If any assets of the Corporation distributed to holders of the Series A Preferred Stock in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by written resolution of the Board of Directors.

Section 3.        Dividends. Except with respect to dividends in connection with the adoption of a “poison pill” or similar shareholders rights plan, the holders of Series A Preferred Stock shall not be entitled to receive any dividends (including cash, stock or property) in respect of their Series A Preferred Stock; provided, that in the event of a dividend to holders of Common Stock in the form of shares of Common Stock or rights to acquire Common Stock, the holders of Series A Preferred Stock shall simultaneously receive a dividend of Series A Preferred Stock or rights to acquire Series A Preferred Stock, in each case in the same proportion and manner.

Section 4.        Voting Rights. Each holder of Series A Preferred Stock, as such, shall be entitled to one vote for each share of Series A Preferred Stock on all matters submitted to a vote of the holders of Common Stock of the Corporation, as adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock occurring after the date of this Certificate of Designation). Except as otherwise provided in the Charter or required by applicable law, the holders of the Series A Preferred Stock shall vote together as a single class with the holders of Common Stock (or, if the holders of one or more other classes or series of capital stock or Preferred Stock are entitled to vote together with the holders of Common Stock and Series A Preferred Stock, as a single class with the holders of the Common Stock and such other classes or series of capital stock or Preferred Stock) on all matters submitted to a vote of the stockholders generally. Any action required under the Delaware General Corporation Law (as it may be amended from time to time) or permitted to be taken by the holders of Series A Preferred Stock, voting separately as a series or together with one or more other classes or series of capital stock or Preferred Stock, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Series A Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Series A Preferred Stock were present and voted.

Section 5.        Merger or Consolidation. In the event of a merger or consolidation of the Corporation with or into another entity (whether or not the Corporation is the surviving entity) or any other transaction in which shares of Common Stock are exchanged for or converted into other stock or securities, or the right to receive cash and/or any other property, the holders of Series A Preferred Stock shall not be entitled to receive any economic consideration in respect of the Series A Preferred Stock.

Section 6.        Transfer Restrictions.

(a)        To the extent that any Units (as defined in the limited liability company agreement of Kodiak Gas Services LLC, a Delaware limited liability company (“OpCo”), as it may be amended from time to time (as so amended from time to time, the “OpCo LLCA”)) are transferred to the Corporation or OpCo pursuant to any transaction contemplated by Article IV of the OpCo LLCA (or any replacement provision thereof) (excluding, for the avoidance of doubt, any issuance of Units by OpCo to the Corporation), then simultaneous with such transfer, an equal number of shares of Series A Preferred Stock registered in the name of the transferor shall automatically and without further action on the part of the Corporation or such transferor be transferred to the Corporation and shall no longer be outstanding, and all rights with respect to such share shall automatically cease. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon redemption of the Units for Common Stock pursuant to the OpCo LLCA, such number of shares of Common Stock that shall be issuable upon any redemption pursuant to the OpCo LLCA; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such redemption of Units pursuant to the OpCo LLCA by delivering to the holder of Units upon such redemption cash in lieu of shares of Common Stock in the amount permitted by and as provided in the OpCo LLCA. All shares of Common Stock that shall be issued upon any redemption will, upon issuance in accordance with the OpCo LLCA, be validly issued, fully paid and nonassessable. To the extent the OpCo LLCA is not publicly available, a copy thereof shall be kept on file with the Secretary of the Corporation and be provided free of charge to any stockholder who makes a request therefor.

(b)        Except as set forth in subsection (a) of this Section 6 and except pursuant to the issuance of Units by OpCo to the Corporation, the transfer of any Units pursuant to the terms of the OpCo LLCA shall result in the automatic transfer of an equal number of shares of Series A Preferred Stock from the same transferor to the same transferee. Except as set forth in subsection (a) of this Section 6, no holder of Series A Preferred Stock shall transfer a share of Series A Preferred Stock other than with an equal number of Units pursuant to the terms of the OpCo LLCA. The transfer restrictions described in this Section 6(b) are referred to as the “Restrictions”.

(c)        Any purported transfer of Series A Preferred Stock in violation of the Restrictions shall, to the fullest extent permitted by applicable law, be null and void ab initio, and to the fullest extent permitted by law, the purported transferee of such shares shall not obtain any rights in and to such shares and the purported transfer of such shares shall not be recognized by the Corporation.

(d)        If, notwithstanding the Restrictions, (i) any outstanding share of Series A Preferred Stock shall cease to be held by a registered holder of Units, such share of Series A Preferred Stock shall automatically and without further action on the part of the Corporation or the holder of such Series A Preferred Stock be transferred to the Corporation and shall no longer be outstanding, and all rights with respect to such share shall automatically cease or (ii) any holder of Series A Preferred Stock holds a greater number of shares of Series A Preferred Stock than Units, the shares of Series A Preferred Stock registered in the name of such holder that exceed the number of Units held by such holder shall automatically and without further action on the part of the Corporation or the holder of such Series A Preferred Stock be transferred to the Corporation and shall no longer be outstanding, and all rights with respect to such shares shall automatically cease.

(e)        The Board of Directors may, to the fullest extent permitted by applicable law, from time to time establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures that are consistent with the provisions of this Section 6 and the OpCo LLCA, for determining whether any transfer or acquisition of Series A Preferred Stock would violate the Restrictions and for the orderly application, administration and implementation of the provisions of this Section 6. Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and a copy thereof shall be provided free of charge to any stockholder who makes a request therefor.

Section 7.        Certain Adjustments. In the event of a subdivision, combination or reclassification (whether by stock split, reverse stock split, stock dividend or otherwise) or dividend declared in connection with the adoption of a “poison pill” or similar shareholders rights plan (each, a “Stock Adjustment”), a corresponding Stock Adjustment shall be declared or made on the Series A Preferred Stock in the same proportion and manner, such that the same proportionate economic and voting ownership between the holders of outstanding Common Stock and Series A Preferred Stock on the record date for such Stock Adjustment is preserved, unless different treatment of the shares of Common Stock and Series A Preferred Stock is approved by the holders of a majority of the outstanding Common Stock and the holders of a majority of the outstanding Series A Preferred Stock, each voting as separate classes.

Section 8.        Severability. To the extent that any provision of this Certificate of Designation is found to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Certificate of Designation, and following any determination by a court of competent jurisdiction that any provision of this Certificate of Designation is invalid or unenforceable, this Certificate of Designation shall contain only such provisions (a) as were in effect immediately prior to such determination and (b) were not so determined to be invalid or unenforceable.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Designation to be signed by its duly authorized officer on the date set forth below.

KODIAK GAS SERVICES, INC.

By:
Name:
Title:

Date:

Signature Page — Certificate of Designation

Exhibit C

Form of Registration Rights Agreement

[Attached]

[Exhibit C]

Final Form

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (as may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is dated as of [•], 2024, by and among Kodiak Gas Services, Inc., a Delaware corporation (the “Company”), Kodiak Gas Services, LLC a Delaware limited liability company, the undersigned holders of Registrable Securities (as defined below), and such other holders of Registrable Securities that join this Agreement pursuant to the provisions herein. Such holders of Registrable Securities party hereto are collectively referred to herein as the “Holders.”

ARTICLE I

DEFINITIONS

In this Agreement:

“Affiliate” has the meaning ascribed thereto in Rule 12b-2 promulgated under the Exchange Act, as in effect on the date hereof.

“Agreement” has the meaning set forth in the Preamble.

“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required by applicable law to be closed in New York, New York.

“Common Stock” means the shares of common stock, par value $0.01 per share, of the Company, and any other capital stock of the Company into which such common stock is reclassified or reconstituted.

“Company” has the meaning set forth in the Preamble.

“Control” (including its correlative meanings, “Controlled by” and “under common Control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Holders” has the meaning set forth in the Preamble.

“Kodiak Gas Services, LLC Agreement” means the Sixth Amended and Restated Limited Liability Company Agreement of Kodiak Gas Services, LLC, dated as of [•], 2024.

“Lock-Up Period” means the 180-day period following the closing date of the transactions contemplated under the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of December 19, 2023 by and among Kodiak Gas Services, Inc. a Delaware Corporation, Kodiak Gas Services, LLC, a Delaware limited liability company and an indirect wholly-owned Subsidiary of Kodiak Gas Services, Inc., Kick Stock Merger Sub LLC, Delaware limited liability company and an indirect wholly-owned Subsidiary of Kodiak Gas Services, Inc., Kick LP Merger Sub LLC, Delaware limited liability company and an indirect wholly-owned Subsidiary of Kodiak Gas Services, Inc., Kick GP Merger Sub LLC, a Delaware limited liability company and an indirect wholly-owned Subsidiary of Kodiak Gas Services, Inc., CSI Compressco LP, a Delaware limited partnership, and CSI Compressco GP LLC, a Delaware limited liability company and general partner of CSI Compressco LP.

“Permitted Transferee” has the meaning set forth in the Kodiak Gas Services, LLC Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, a cooperative, an unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable law, or any governmental authority or any department, agency or political subdivision thereof.

“Piggyback Holder” means a Holder that beneficially owns greater than 3% of the outstanding shares of Common Stock of the Company, including shares of Common Stock issuable upon redemption of Units.

“Preferred Stock” has the meaning set forth in the Kodiak Gas Services, LLC Agreement.

“Prior RRA” means the Registration Rights Agreement, dated as of July 3, 2023, by and among Kodiak Gas Services, Inc., Frontier TopCo Partnership, L.P., and each of the other signatories from time to time a party thereto.

“Recognized Exchange” means The New York Stock Exchange or the Nasdaq Stock Market.

“Registrable Securities” means the Shares; provided, however, that Registrable Securities shall cease to be Registrable Securities when: (i) a registration statement covering the resale of such Shares has been declared effective under the Securities Act by the SEC and such Shares have been disposed of pursuant to such effective registration statement; (ii) such Shares have been sold pursuant to Rule 144 or Rule 145 (or any successor rules or regulations then in force) under the Securities Act and the transferee thereof reasonably notifies the Company that it did not receive “restricted securities” as defined in Rule 144; (iii) such Shares may be sold without registration pursuant to Rule 144 or Rule 145 (or any successor rules or regulations then in force) without volume or other restrictions or limitations; or (iv) such Registrable Securities cease to be outstanding (or issuable upon exchange).

“Registration Expenses” means any and all expenses incurred in connection with the performance of or compliance with this Agreement, including:

(a) all SEC, stock exchange, or FINRA registration and filing fees;

(b) all fees and expenses of complying with securities or blue sky laws (including fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities);

(c) all printing, messenger and delivery expenses;

(d) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange or FINRA and all rating agency fees;

(e) the reasonable fees and disbursements of counsel for the Company and of its independent public accountants, including the expenses of any comfort letters required by or incident to such performance and compliance;

(f) any fees and disbursements of underwriters customarily paid by the issuers or sellers of Securities, but, for the avoidance of doubt, excluding underwriting fees, discounts, selling commissions and transfer taxes;

(g) the reasonable fees and out-of-pocket expenses of not more than one law firm (as selected by Holders of a majority of the Registrable Securities included in such registration) incurred by all the Holders in connection with the registration;

(h) the costs and expenses of the Company relating to analyst and investor presentations or any “road show” undertaken in connection with the registration and/or marketing of the Registrable Securities (including the reasonable out-of-pocket expenses of the Holders); and

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(i) any other fees and disbursements customarily paid by the issuers of Securities.

“SEC” means the U.S. Securities and Exchange Commission or any successor agency.

“Securities” means capital stock, limited partnership interests, limited liability company interests, beneficial interests, units, warrants, options, notes, bonds, debentures, and other securities, equity interests, ownership interests and similar obligations of every kind and nature of any Person.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Shares” means (i) the shares of Common Stock of the Company that may delivered upon redemption of Units together with the surrender and delivery by such Holder of one share of Preferred Stock pursuant to the Kodiak Gas Services, LLC Agreement, and (ii) any other equity interests of the Company or equity interests in any successor of the Company issued in respect of such shares by reason of or in connection with any stock dividend, stock split, combination, reorganization, recapitalization, conversion to another type of entity or similar event involving a change in the capital structure of the Company. For purposes of this Agreement, a Person shall be deemed to be a holder of Shares and such Shares shall be deemed to be in existence whenever such Person has the right to acquire such Shares (upon conversion, exchange, redemption or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such rights other than vesting), whether or not such acquisition has actually been effected, and such Person shall be entitled to exercise the rights of a holder of Shares.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, representatives or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (ii) if a limited liability company, partnership, association or other business entity, a majority of the total voting power of stock (or equivalent ownership interest) of the limited liability company, partnership, association or other business entity is at the time owned or Controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or Control the managing director or general partner of such limited liability company, partnership, association or other business entity.

“Units” has the meaning given to such term in the Kodiak Gas Services, LLC Agreement.

“WKSI” means a well-known seasoned issuer, as defined in Rule 405 under the Securities Act.

ARTICLE II

DEMAND AND PIGGYBACK RIGHTS

2.1 Shelf Registration. The Company shall use its commercially reasonable efforts to file a registration statement on Form S-3 on or before the sixtieth (60th) day prior to the completion of the Lock-Up Period to register the Registrable Securities for resale on a delayed or continuous basis in accordance with Rule 415 of the Securities Act, unless the Company is then eligible for WKSI status, in which case it may file the registration statement at any time prior to the end of the Lock-Up Period. Any shelf registration filed pursuant to this Section 2.1 by the Company will cover all Registrable Securities held by each of the Holders (and with respect to any particular Holder, subject to such Holder’s compliance with Section 4.5). If at the time of such shelf registration the Company is eligible for WKSI status, such shelf registration shall be an automatic shelf registration statement on Form S-3. The Company shall use its commercially reasonable efforts to cause such shelf registration statement to become effective prior to the completion of the Lock-Up Period. The Company shall cause such registration statement filed pursuant to this Section 2.1 to remain effective thereafter until such time as there are no longer any Registrable Securities.

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2.2 Right to Piggyback on a Registered Offering for Piggyback Holders. In connection with any registered offering by the Company of shares of Common Stock having an aggregate value of at least $50 million for the account of the Company, for the account of the parties to the Prior RRA, or for the account of other third parties pursuant to a registration statement, the Piggyback Holders may exercise piggyback rights to have included in such offering, Registrable Securities held by them, subject in each case to any cutbacks imposed in accordance with Section 3.4 hereof. The Company will facilitate in the manner described in this Agreement any such registered offering.

2.3 Limitations on Registration Rights.

(a) No Holder will have any demand rights to cause the Company to facilitate an underwritten offering pursuant to this Agreement. The rights of Holders to participate in underwritten offerings will be limited to the rights of Piggyback Holders to participate in such offerings pursuant to Section 2.2 hereof.

(b) Notwithstanding anything in this Agreement to the contrary, the Holders will not have piggyback or other registration rights with respect to the following registered primary offerings by the Company: (i) a registration relating solely to employee benefit plans; (ii) a registration on Form S-4 or S-8 (or other similar successor forms then in effect under the Securities Act); (iii) a registration pursuant to which the Company is offering to exchange its own Securities for other Securities; (iv) a registration statement relating solely to dividend reinvestment or similar plans; (v) a shelf registration statement pursuant to which only the initial purchasers and subsequent transferees of debt securities of the Company or any Subsidiary that are convertible for common equity and that are initially issued pursuant to Rule 144A and/or Regulation S of the Securities Act may resell such notes and sell the common equity into which such notes may be converted; (vi) a registration where the Registrable Securities are not being sold for cash; (vii) an exchange registration; or (viii) a registration of Securities where the offering is a bona fide offering of debt securities, even if such Securities are convertible into or exchangeable or exercisable for shares of Common Stock.

(c) The Company may postpone the filing of any registration statement or suspend the effectiveness of any shelf registration statement for a reasonable “blackout period” not in excess of 90 days if the board of directors of the Company (the “Board”) determines in good faith that such registration or offering could (i) materially interfere with a bona fide business, reorganization, acquisition or divestiture or financing transaction of the Company or its Subsidiaries; (ii) require disclosure of material non-public information that the Company has a bona fide business purpose for preserving as confidential; or (iii) be reasonably likely to require premature disclosure of information, the premature disclosure of which could materially and adversely affect the Company. The blackout period will end upon the earlier to occur of, (i) in the case of a bona fide business, acquisition or divestiture or financing transaction, a date not later than 90 days from the date such deferral commenced, and (ii) in the case of disclosure of non-public information, the earlier to occur of (x) the filing by the Company of its next succeeding Annual Report on Form 10-K or Quarterly Report on Form 10-Q, or (y) the date upon which such information otherwise is disclosed.

ARTICLE III

NOTICES, CUTBACKS AND OTHER MATTERS

3.1 Notifications Regarding Non-Shelf Offerings.

(a) In the event that the Company proposes to file a registration statement for a non-shelf registered offering (for its own account, for the account of parties to the Prior RRA, or for the account of other third parties), the Company will promptly give to each of the Piggyback Holders a written notice thereof no later than 5:00 p.m., New York City time, on the fifth Business Day prior to the proposed filing date of such registration statement. Any Piggyback Holder wishing to exercise its piggyback rights with respect to any such non-shelf registration statement must notify the Company of the number of Registrable Securities it seeks to have included in such registration statement in a written notice. Such notice must be given as soon as practicable, but in no event later than 5:00 p.m., New York City time, on the third Business Day after the date of the Company’s notice.

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(b) Pending any required public disclosure and subject to applicable legal requirements, the parties will maintain confidentiality of their discussions regarding a prospective non-shelf registration.

3.2 Notifications Regarding Shelf Takedowns.

(a) The Company will notify the Piggyback Holders of an anticipated underwritten takedown (whether pursuant to the Company’s own initiative or a demand by the parties to the Prior RRA or other third parties) no later than 5:00 p.m., New York City time, on (i) if applicable, the second Business Day prior to the date on which the preliminary prospectus or prospectus supplement intended to be used in connection with pre-pricing marketing efforts for such takedown is finalized, and (ii) in all other cases, the second Business Day prior to the date on which the pricing of the relevant takedown occurs.

(b) Any Piggyback Holder wishing to exercise its piggyback rights with respect to an underwritten shelf takedown must notify the Company of the number of Registrable Securities it seeks to have included in such takedown. Such notice must be given as soon as practicable, but in no event later than 5:00 p.m., New York City time, on (i) if applicable, the Business Day prior to the date on which the preliminary prospectus or prospectus supplement intended to be used in connection with marketing efforts for the relevant offering is expected to be finalized, and (ii) in all other cases, the Business Day prior to the date on which the pricing of the relevant takedown occurs.

(c) Pending any required public disclosure and subject to applicable legal requirements, the parties will maintain confidentiality of their discussions regarding a prospective underwritten takedown.

3.3 Plan of Distribution, Underwriters and Advisors. The Company will be entitled to determine the plan of distribution and select the managing underwriters and any provider of advisory services for any underwritten offering through a non-shelf registration statement or through a shelf takedown.

3.4 Cutbacks. If the managing underwriters advise the Company and the selling Piggyback Holders that, in their opinion, the number of Registrable Securities requested to be included in an underwritten offering exceeds the amount that can be sold in such offering without adversely affecting the distribution of the Registrable Securities being offered, the price that will be paid in such offering or the marketability thereof, such offering will include only the number of Registrable Securities that the underwriters advise can be sold in such offering in the following order of priority:

(a) If such underwritten offering is initiated by the holders of Securities under the Prior RRA:

(1) first, the Securities beneficially owned by such holders requested to be included in such underwritten offering pursuant to the Prior RRA, in accordance with the Prior RRA;

(2) second, any Securities to be sold by the Company for its own account;

(3) third, the Registrable Securities beneficially owned by Piggyback Holders requested to be included in such underwritten offering, allocated pro rata among the respective Piggyback Holders beneficially owning such Registrable Securities on the basis of the number of Registrable Securities beneficially owned by each such Piggyback Holder; and

(4) fourth, other Securities held by third parties requested to be included in such demand registration pursuant to registration rights granted to such third party holder.

(b) If such underwritten offering is initiated by the Company, then, with respect to each class proposed to be registered:

(1) first, any Securities to be sold by the Company for its own account;

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(2) second, the Securities beneficially owned by holders requested to be included pursuant to the Prior RRA, in accordance with the Prior RRA;

(3) third, the Registrable Securities beneficially owned by Piggyback Holders requested to be included, allocated pro rata among the respective Piggyback Holders beneficially owning such Registrable Securities on the basis of the number of Registrable Securities beneficially owned by each such Piggyback Holder; and

(4) fourth, other Securities held by third parties requested to be included pursuant to registration rights granted to such third party holder.

(c) If such underwritten offering is initiated by any third party holder, then, with respect to each class proposed to be registered:

(1) first, Securities held by third parties requested to be included pursuant to registration rights granted to such third party holder;

(2) second, the Securities beneficially owned by the holders requested to be included pursuant to the Prior RRA, in accordance with the Prior RRA;

(3) third, any Securities to be sold by the Company for its own account; and

(4) fourth, the Registrable Securities beneficially owned by Piggyback Holders requested to be included, allocated pro rata among the respective Piggyback Holders beneficially owning such Registrable Securities on the basis of the number of Registrable Securities beneficially owned by each such Piggyback Holder.

3.1 Withdrawal. Even if Registrable Securities held by a Holder have been part of a registered underwritten offering, such Holder may, no later than the time at which the public offering price and underwriters’ discount are determined with the managing underwriter, decline to sell all or any portion of the Registrable Securities being offered for its account.

3.2 Lockups. In connection with any underwritten offering in which Registrable Securities are included, the Company, each of the Company’s directors and officers, and each Piggyback Holder participating in such offering will agree (in the case of Piggyback Holders, with respect to all Registrable Securities respectively beneficially owned by them) to be bound by the lockup restrictions required by the underwriting agreement (which must apply in similar manner to all of them) that are agreed to by the Company, the parties to the Prior RRA, or other third parties; provided that the lockup period for the Piggyback Holders shall not be longer than the shortest lockup period applicable to any other party subject to lockup restrictions.

ARTICLE IV

FACILITATING REGISTRATIONS AND OFFERINGS

4.1 General. If the Company conducts an underwritten offering which includes Registrable Securities on behalf of Piggyback Holders, the Company will do so with the same degree of care and dispatch as would reasonably be expected in the case of a registration and offering by the Company of Securities for its own account. Without limiting this general obligation, the Company will fulfill its specific obligations as described in this Article IV.

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4.2 Shelf Registration Statement. In connection with the shelf registration statement to be filed by the Company in accordance with Section 2.1 of this Agreement, the Company will use commercially reasonable efforts to:

(a) (i) prepare and file with the SEC the shelf registration statement on an appropriate form (which shall be on Form S-3 if the Company is then eligible to use Form S-3) covering the applicable Registrable Securities, (ii) file amendments thereto as warranted, (iii) seek the effectiveness thereof as soon as practicable, and (iv) file with the SEC prospectuses and prospectus supplements as may be required and as reasonably necessary in order to permit the offer and sale of such Registrable Securities in accordance with the applicable plan of distribution;

(b) (i) within a reasonable time prior to the filing of the shelf registration statement, any prospectus, any amendment to a registration statement, amendment or supplement to a prospectus or any free writing prospectus (in each case including all exhibits filed therewith), provide copies of such documents to the selling Holders and their counsel; and fairly consider such reasonable changes in any such documents prior to the filing thereof as the counsel to the Holders may request;

(c) use all reasonable efforts to cause the shelf registration statement and the related prospectus and any amendment or supplement thereto, as of the effective date of such registration statement, amendment or supplement and during the distribution of the registered Registrable Securities (x) to comply in all material respects with the requirements of the Securities Act (including the rules and regulations promulgated thereunder) and (y) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

(d) notify each Holder as soon as reasonably practicable, and, if requested by such Holder, confirm such advice in writing, (i) when the shelf registration statement has become effective and when any post-effective amendments and supplements thereto become effective if such shelf registration statement or post-effective amendment is not automatically effective upon filing pursuant to Rule 462 under the Securities Act, (ii) of the issuance by the SEC or any state securities authority of any stop order, injunction or other order or requirement suspending the effectiveness of the shelf registration statement or the initiation of any proceedings for that purpose, (iii) if, between the effective date of the shelf registration statement and the closing of any sale of securities covered thereby pursuant to any agreement to which the Company is a party, the representations and warranties of the Company contained in such agreement cease to be true and correct in all material respects or if the Company receives any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation of any proceeding for such purpose, and (iv) of the happening of any event during the period the shelf registration statement is effective as a result of which such shelf registration statement or the related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

(e) furnish Holders with copies of any correspondence with the SEC or any state securities authority relating to the shelf registration statement or prospectus;

(f) comply with all applicable rules and regulations of the SEC, including making available to its security holders an earnings statement covering at least 12 months which shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any similar provision then in force); and

(g) obtain the withdrawal of any order suspending the effectiveness of the shelf registration statement at the earliest possible time.

4.3 Non-Shelf Registered Offerings and Shelf Takedowns. In connection with any non-shelf registered offering or shelf takedown as to which the piggyback rights pursuant to Section 2.2 apply, the Company will:

(a) cooperate with the selling Piggyback Holders and the managing underwriter of an underwritten offering of Shares, if any, to facilitate the timely preparation and delivery of certificates representing the Shares to be sold and not bearing any restrictive legends; and enable such Shares to be in such denominations (consistent with the provisions of the governing documents thereof) and registered in such names as the selling Piggyback Holders or the managing underwriter of an underwritten offering of Shares, if any, may reasonably request prior to any sale of such Shares;

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(b) furnish to each Piggyback Holder and to each underwriter, if any, participating in the relevant offering, without charge, as many copies of the applicable prospectus, including each preliminary prospectus, and any amendment or supplement thereto and such other documents as such Piggyback Holder or underwriter may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities;

(c) (i) use all reasonable efforts to register or qualify the Registrable Securities being offered and sold, no later than the time the applicable registration statement becomes effective, under all applicable state securities or blue sky laws of such jurisdictions as each underwriter, if any, or any Piggyback Holder holding Registrable Securities covered by a registration statement, shall reasonably request; (ii) use all reasonable efforts to keep each such registration or qualification effective during the period such registration statement is required to be kept effective; and (iii) do any and all other acts and things which may be reasonably necessary or advisable to enable each such underwriter, if any, and Piggyback Holder to consummate the disposition in each such jurisdiction of such Registrable Securities owned by such Piggyback Holder; provided, however, that the Company shall not be obligated to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to consent to be subject to general service of process (other than service of process in connection with such registration or qualification or any sale of Registrable Securities in connection therewith) in any such jurisdiction;

(d) cause all Registrable Securities being sold to be qualified for inclusion in or listed on any Recognized Exchange on which Registrable Securities issued by the Company are then so qualified or listed if so requested by the Piggyback Holders, or if so requested by the underwriter or underwriters of an underwritten offering of Registrable Securities, if any;

(e) cooperate and assist in any filings required to be made with FINRA and in the performance of any due diligence investigation by any underwriter in an underwritten offering; and

(f) enter into customary agreements (including, in the case of an underwritten offering, underwriting agreements in customary form, and including provisions with respect to indemnification and contribution in customary form and consistent with the provisions relating to indemnification and contribution contained herein) and take all other customary and appropriate actions in order to expedite or facilitate the disposition of Registrable Securities, including obtaining customary opinions of counsel to the Company and customary “cold comfort” letters from the Company’s independent registered public accounting firm.

4.4 Information from Holders. Each Holder of Registrable Securities will promptly furnish to the Company such information regarding itself as is required to be included in a registration statement filed pursuant to this Agreement or is otherwise required by FINRA or the SEC in connection with such registration statement, the ownership of Registrable Securities by such Holder and the proposed distribution by such Holder of such Registrable Securities as the Company may from time to time reasonably request in writing.

4.5 Expenses. All Registration Expenses incurred in connection with any registration statement or registered offering covering Registrable Securities will be borne by the Company. However, underwriters’, brokers’ and dealers’ fees, discounts and commissions applicable to Registrable Securities sold for the account of a Piggyback Holder will be borne by such Piggyback Holder.

ARTICLE V

INDEMNIFICATION

5.1 Indemnification by the Company. In the event of any registration under the Securities Act by the Company pursuant to rights granted in this Agreement of Registrable Securities held by Holders, the Company will indemnify and hold harmless Holders, their officers, directors and Affiliates, and each underwriter of such securities and each other Person, if any, who Controls any Holder or such underwriter within the meaning of the Securities Act, against any losses, claims, damages, or liabilities (including reasonable documented legal fees and costs of court), joint or several, to which Holders or such underwriter or controlling Person may become subject under the Securities Act or otherwise, including any amount paid in settlement of any litigation commenced or threatened, and shall

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promptly reimburse such Persons, as and when incurred, for any legal or other expenses reasonably incurred by them in connection with investigating any claims and defending any actions, insofar as such losses, claims, damages, or liabilities (or any actions in respect thereof) arise out of or are based upon any violation or alleged violation by the Company of the Securities Act, any blue sky laws, securities laws or other applicable laws of any state or country in which such Shares are offered and relating to action taken or action or inaction required of the Company in connection with such offering, or arise out of or are based upon any untrue statement or alleged untrue statement of any material fact (i) contained, on its effective date, in any registration statement under which such securities were registered under the Securities Act or any amendment or supplement to any of the foregoing, or which arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) contained in any preliminary prospectus, if used prior to the effective date of such registration statement, or in the final prospectus (as amended or supplemented if the Company shall have filed with the SEC any amendment or supplement to the final prospectus), or which arise out of or are based upon the omission or alleged omission to state a material fact required to be stated in such prospectus or necessary to make the statements in such prospectus not misleading; and will reimburse Holders and each such underwriter and each such controlling Person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, or liability; provided, however, that the Company shall not be liable to any Holder or its underwriters or controlling Persons in any such case to the extent that any such loss, claim, damage, or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement or such amendment or supplement, in reliance upon and in conformity with information furnished by such Holder in writing to the Company or such underwriter specifically for use in the preparation thereof.

5.2 Indemnification by Holders. Each Holder as a condition to including Registrable Securities in such registration statement will indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 5.1 hereof) the Company, each director of the Company, each officer of the Company who shall sign the registration statement, and any Person who Controls the Company within the meaning of the Securities Act, (i) with respect to any statement or omission from such registration statement, or any amendment or supplement to it, if such statement or omission was made in reliance upon and in conformity with information furnished to the Company by such Holder in writing specifically for use in the preparation of such registration statement or amendment or supplement, and (ii) with respect to compliance by such Holder with applicable laws in effecting the sale or other disposition of the securities covered by such registration statement.

5.3 Indemnification Procedures. Promptly after receipt by an indemnified party of notice of the commencement of any action involving a claim referred to in Section 5.1 and Section 5.2 hereof, the indemnified party will, if a claim in respect thereof is to be made or may be made against an indemnifying party, give written notice to such indemnifying party of the commencement of the action. The failure of any indemnified party to give notice shall not relieve the indemnifying party of its obligations in this Article V, except to the extent that the indemnifying party is actually prejudiced by the failure to give notice. If any such action is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assume the defense of the action with counsel reasonably satisfactory to the indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume defense of the action, the indemnifying party will not be liable to such indemnified party for any legal or other expenses incurred by the latter in connection with the action’s defense other than reasonable costs of investigation. An indemnified party shall have the right to employ separate counsel in any action or proceeding and participate in the defense thereof, but the fees and expenses of such counsel shall be at such indemnified party’s expense unless (i) the employment of such counsel has been specifically authorized in writing by the indemnifying party, which authorization shall not be unreasonably withheld, (ii) the indemnifying party has not assumed the defense and employed counsel reasonably satisfactory to the indemnified party within thirty (30) days after notice of any such action or proceeding, or (iii) the named parties to any such action or proceeding (including any impleaded parties) include the indemnified party and the indemnifying party and the indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to the indemnified party that are different from or additional to those available to the indemnifying party (in which case the indemnifying party shall not have the right to assume the defense of such action or proceeding on behalf of the indemnified party), it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to all local counsel which is necessary, in the good faith opinion of both counsel for the indemnifying party and counsel

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for the indemnified party in order to adequately represent the indemnified parties) for the indemnified party and that all such fees and expenses shall be reimbursed as they are incurred upon written request and presentation of invoices. Whether or not a defense is assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its consent (not to be unreasonably withheld). No indemnifying party will consent to entry of any judgment or enter into any settlement which (i) does not include as an unconditional term the giving by the claimant or plaintiff, to the indemnified party, of a release from all liability in respect of such claim or litigation or (ii) involves the imposition of equitable remedies or the imposition of any non-financial obligations on the indemnified party.

5.4 Contribution. If the indemnification required by this Article V from the indemnifying party is unavailable to or insufficient to hold harmless an indemnified party in respect of any indemnifiable losses, claims, damages, liabilities, or expenses, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities, or expenses in such proportion as is appropriate to reflect (i) the relative benefit of the indemnifying and indemnified parties and (ii) if the allocation in clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect the relative benefit referred to in clause (i) and also the relative fault of the indemnified and indemnifying parties, in connection with the actions which resulted in such losses, claims, damages, liabilities, or expenses, as well as any other relevant equitable considerations. The relative benefits received by a party shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by it bear to the total amounts (including, in the case of any underwriter, any underwriting commissions and discounts) received by each other party. The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact, has been made by, or relates to information supplied by, such indemnifying party or parties, and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damage, liabilities, and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding. The Company and Holders agree that it would not be just and equitable if contribution pursuant to this Section 5.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the prior provisions of this Section 5.4.

Notwithstanding the provisions of this Section 5.4, no indemnifying party shall be required to contribute any amount in excess of the amount by which the total price at which the securities were offered to the public by such indemnifying party exceeds the amount of any damages which such indemnifying party has otherwise been required to pay by reason of an untrue statement or omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such a fraudulent misrepresentation.

ARTICLE VI OTHER

AGREEMENTS

6.1 Assignment. No Holder shall assign all or any part of this Agreement without the prior written consent of the Company, unless such assignment is to a Permitted Transferee (i) that becomes a Holder of Registrable Securities by executing and delivering a joinder agreement to Kodiak Gas Services, LLC pursuant to the Kodiak Gas Services, LLC Agreement and (ii) that becomes a party hereto by executing and delivering an assignment and joinder agreement to the Company, substantially in the form of Exhibit A to this Agreement. Except as otherwise provided herein, this Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns.

6.2 Merger or Consolidation. In the event the Company engages in a merger or consolidation in which the Registrable Securities are converted into securities of another company, the Company shall use commercially reasonable efforts to ensure that the registration rights provided under this Agreement continue to be provided to Holders by the issuer of such securities.

6.3 Rule 144. If the Company is subject to the requirements of Section 13, 14 or 15(d) of the Exchange Act, the Company covenants that it will file any reports required to be filed by it under the Securities Act and the Exchange Act (or, if the Company is subject to the requirements of Section 13, 14 or 15(d) of the Exchange Act but

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is not required to file such reports, it will, upon the request of any Holder, make publicly available such information) and it will take such further action as any Holder may reasonably request, so as to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (b) any successor rule or regulation hereafter adopted by the SEC, including, for the avoidance of doubt, using commercially reasonable efforts to cause counsel to the Company to deliver customary legal opinions in connection with the removal of any restrictive legends in connection with a sale of such Registrable Securities.

ARTICLE VII

MISCELLANEOUS

7.1 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be made in writing by hand-delivery, registered first-class mail, telex, fax or air courier guaranteeing delivery to the Persons at the respective addresses set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a) If to the Company, to:

Kodiak Gas Services, Inc.

15320 Highway 105 W, Suite

210 Montgomery, Texas 77356

Attention: Kelly M. Battle, Executive Vice President, Chief Legal Officer,

Chief Compliance Officer and Corporate Secretary

Email: kelly.battle@kodiakgas.com

with a copy to (which shall not constitute notice):

King & Spalding LLP

1180 Peachtree Street NE, Suite 1600

Atlanta, GA 30309

Attention: Keith M. Townsend; Robert J. LeClerc

Email: KTownsend@kslaw.com; RLeClerc@kslaw.com

(b) If to the Holders, to the notice addresses set forth in Exhibit B.

with a copy to (which shall not constitute notice):

Vinson & Elkins LLP

845 Texas Ave, Suite 4700

Houston, Texas 77002

Attention: David Oelman; Lande Spottswood; Raleigh Wolfe

Email: doelman@velaw.com; lspottswood@velaw.com; rwolfe@velaw.com

Any such notice, request, demand or other communication shall be deemed to have been duly given (i) on the date of delivery if delivered personally or by facsimile or electronic transmission, (ii) on the first Business Day after being sent if delivered by nationally recognized overnight delivery service and (iii) upon the earlier of actual receipt thereof or five Business Days after the date of deposit in the United States mail if delivered by mail.

7.2 Section Headings. The article and section headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. References in this Agreement to a designated “Article” or “Section” refer to an Article or Section of this Agreement unless otherwise specifically indicated.

7.3 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

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7.4 Consent to Jurisdiction and Service of Process; Waiver of Jury Trial.

(a) The parties to this Agreement hereby agree to submit to the jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof in any action or proceeding arising out of or relating to this Agreement.

(b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

7.5 Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument, signed by (x) the Company and (y) the Holders of a majority of Registrable Securities; provided, that, no provision of this Agreement shall be modified or amended in a manner that is, in each case, in the good faith determination of the Board, disproportionately and materially adverse to any Holder or that would treat any Holder less favorably than any other Holder with respect to its Registrable Securities, in each case, without the prior written consent of such Holder. For the avoidance of doubt, the Holders of a majority of Registrable Securities may waive all rights of any Piggyback Holder to participate in a piggyback registration pursuant to Article II of this Agreement so long as no Holder participates in the related public offering.

7.6 Term. This Agreement will terminate at such time as there are no Registrable Securities held by any Holders. Notwithstanding the foregoing, Article V, Section 7.1 and Section 7.3 shall survive any termination.

7.7 Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. The registration rights granted under this Agreement supersede any registration, qualification or similar rights with respect to any of the Registrable Securities granted under any other agreement, and any of such preexisting registration rights are hereby terminated.

7.8 Severability. The invalidity or unenforceability of any specific provision of this Agreement shall not invalidate or render unenforceable any of its other provisions. Any provision of this Agreement held invalid or unenforceable shall be deemed reformed, if practicable, to the extent necessary to render it valid and enforceable and to the extent permitted by law and consistent with the intent of the parties to this Agreement.

7.9 Counterparts. This Agreement may be executed in multiple counterparts (including by means of facsimile or electronic mail, in .pdf or any other form of electronic delivery (including any electronic signature complying with U.S. federal ESIGN Act of 2000)), each of which shall be deemed an original, but all of which together shall constitute the same instrument.

7.10 Third Parties. Except pursuant to Article V, this Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns and other Persons expressly named herein.

7.11 Equitable Remedies. The parties hereto agree that irreparable harm would occur in the event that any of the agreements and provisions of this Agreement were not performed fully by the parties hereto in accordance with their specific terms or conditions or were otherwise breached, and that money damages are an inadequate remedy for breach of this Agreement because of the difficulty of ascertaining and quantifying the amount of damage that will be suffered by the parties hereto in the event that this Agreement is not performed in accordance with its terms or conditions or is otherwise breached. It is accordingly hereby agreed that the parties hereto shall be entitled to an injunction or injunctions to restrain, enjoin and prevent breaches of this Agreement by the other parties and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, such remedy being in addition to and not in lieu of, any other rights and remedies to which the other parties are entitled to at law or in equity.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

COMPANY:
KODIAK GAS SERVICES, INC.

By:
Name:
Title:

Signature Page to Kodiak Gas Services, Inc. Registration Rights Agreement

KODIAK GAS SERVICES , LLC

By:
Name:
Title:

HOLDERS:
[•]

Signature Page to Kodiak Gas Services, Inc. Registration Rights Agreement

Exhibit A

FORM OF ASSIGNMENT AND JOINDER

[    ], 20[    ]

Reference is made to the Registration Rights Agreement, dated as of [    ], 20[    ], by and among [KICK], Inc., a Delaware corporation (the “Company”), [KICK] LLC and certain holders which hold Registrable Securities (as defined below) that become party thereto (the “Registration Rights Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Registration Rights Agreement.

Pursuant to Section 6.1 of the Registration Rights Agreement, [        ] (the “Assignor”) hereby assigns [in part][or: in full] its rights and obligations under the Registration Rights Agreement to each of [        ], [        ] and [        ] (each, an “Assignee” and collectively, the “Assignees”). [For the avoidance of doubt, the Assignor will remain a party to the Registration Rights Agreement following the assignment in part of its rights and obligations thereunder to the undersigned Assignees.]

Each undersigned Assignee hereby agrees to and does become party to the Registration Rights Agreement. This assignment and joinder shall serve as a counterpart signature page to the Registration Rights Agreement and by executing below each undersigned Assignee is deemed to have executed the Registration Rights Agreement with the same force and effect as if originally named a party thereto and each Assignee’s Shares shall be included as Registrable Securities under the Registration Rights Agreement.

[Remainder of page intentionally left blank]

A-1

IN WITNESS WHEREOF, the undersigned have duly executed this assignment and joinder as of date first set forth above.

ASSIGNOR:
[____________

By:
Name:
Title:

ASSIGNEE(S):
[____________]

By:
Name:
Title:

Signature Page to Form of Assignment and Joinder

Exhibit B

NOTICE INFORMATION OF THE HOLDERS

STOCKHOLDER	ADDRESS
[•]	[•]

B-1